UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Ultratech, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: $25,560.57
	(2)	Form, Schedule or Registration Statement No.: Form S-4 (No. 333-216661)
	(3)	Filing Party: Veeco Instruments Inc.
	(4)	Date Filed: March 13, 2017

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—
SUBJECT TO COMPLETION, DATED March 13, 2017

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Ultratech Stockholders:

        On February 2, 2017, Veeco Instruments Inc. ("Veeco") and Ultratech, Inc. and ("Ultratech") entered into an Agreement and Plan of Merger, dated as of February 2, 2017 (the "merger agreement") that provides for the acquisition of Ultratech by Veeco. Under the terms of the merger agreement, a subsidiary of Veeco will merge with and into Ultratech, with Ultratech surviving the merger as a wholly owned subsidiary of Veeco (the "merger").

        If the merger is completed, you will be entitled to receive, in exchange for each share of Ultratech common stock held by you at the effective time (as defined below) of the merger, (1) $21.75 in cash without interest, (2) 0.2675 of a share of Veeco common stock, subject to the conditions and restrictions set forth in the merger agreement and (3) cash in lieu of fractional shares of Veeco common stock as contemplated by the merger agreement, subject to the terms and conditions of the merger agreement. The implied value of the stock portion of the merger consideration will fluctuate as the market price of Veeco common stock fluctuates. You should obtain current stock price quotations for Ultratech common stock and Veeco common stock before deciding how to vote with respect to the adoption of the merger agreement.

        Based on the number of shares of Ultratech common stock outstanding as of            , 2017, and the number of shares of Veeco common stock outstanding as of            , 2017, it is expected that, immediately after completion of the merger, former Ultratech stockholders will receive shares of Veeco common stock in the merger representing approximately            % of the outstanding shares of Veeco common stock. The shares of Veeco common stock are traded, and following the merger will continue to be traded, on The NASDAQ Stock Market under the symbol "VECO."

        Ultratech will hold a special meeting of its stockholders to vote on matters related to the proposed merger. The special meeting will be held on            , 2017, at             , local time, at            . At the special meeting, Ultratech stockholders will be asked to adopt the merger agreement. In addition, Ultratech stockholders will be asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be made to Ultratech's named executive officers in connection with the merger and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

        The Ultratech board unanimously recommends that Ultratech stockholders vote:

  1.
  "FOR" the adoption of the merger agreement;

  2.
  "FOR" the approval, on a non-binding, advisory basis, of the compensation payments that will or may be made to Ultratech's named executive officers in connection with the merger; and

  3,
  "FOR" the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

        Your vote is important. We cannot complete the merger without the adoption of the merger agreement by Ultratech stockholders. It is important that your shares be represented and voted regardless of the size of your holdings. A failure to vote will have the same effect as a vote "AGAINST" the adoption of the merger agreement. Whether or not you plan to attend the special meeting, we urge you to submit a proxy to have your shares voted in advance of the special meeting by using one of the methods described in the accompanying proxy statement/prospectus.

        The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the merger agreement, the merger and the matters to be presented at the special meeting. We urge you to read the accompanying proxy statement/prospectus carefully and in its entirety, including the section entitled "Risk Factors" beginning on page 38 of the accompanying proxy statement/prospectus.

        We look forward to seeing you at the special meeting and thank you for your continued support of, and interest in, Ultratech.

Sincerely,

Arthur W. Zafiropoulo
 Chairman of the Board and Chief Executive Officer

            , 2017

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated            , 2017 and is first being mailed to Ultratech stockholders on or about            , 2017.

ULTRATECH, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:	, 2017
Time:	, local time
Place:
Items of Business:	1.
Merger Proposal: To vote on a proposal (the "Merger Proposal") to adopt the Agreement and Plan of Merger, dated as of February 2, 2017 (the "merger agreement"), by and among Ultratech, Inc., a Delaware corporation ("Ultratech"), Veeco Instruments Inc., a Delaware corporation ("Veeco"), and Ulysses Acquisition Subsidiary Corp., a Delaware corporation and wholly owned subsidiary of Veeco ("Merger Subsidiary"), which provides for the merger of Merger Subsidiary with and into Ultratech, with Ultratech surviving the merger as a wholly owned subsidiary of Veeco (the "merger").
2.
Non-Binding, Advisory Approval of Compensation Payments. To vote on a proposal (the "Compensation Proposal") to approve, on a non-binding, advisory basis, the compensation payments that will or may be made to Ultratech's named executive officers in connection with the merger.
3.
Adjournment of the Special Meeting. To vote on a proposal (the "Adjournment Proposal") to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal.
Ultratech will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.
Record Date:	Only Ultratech stockholders of record at the close of business on , 2017 (the "record date") may vote at the special meeting or at any postponement or adjournment of the meeting.
Recommendations of the Ultratech Board of Directors:	The Ultratech Board of Directors unanimously recommends that Ultratech stockholders vote "FOR" the Merger Proposal; "FOR" the Compensation Proposal; and "FOR" the Adjournment Proposal.

        Please carefully read the accompanying proxy statement/prospectus, which describes the matters to be voted upon at the special meeting and how to vote your shares. Your vote is very important. To ensure your representation at the special meeting, please promptly complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

Arthur W. Zafiropoulo
 Chairman of the Board and Chief Executive Officer

This Notice of Special Meeting of Stockholders is being distributed and made available on or about                         , 2017.

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about Veeco and Ultratech from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Veeco Instruments Inc. Terminal Drive Plainview, New York 11803 Telephone: (516) 677-0200 Attn: Investor Relations	Ultratech, Inc. 3050 Zanker Road San Jose, California 95134 Telephone: (408) 321-8835 Attn: Investor Relations
or
D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Stockholders call toll-free: (800) 967-5085 Banks and Brokers call collect: (212) 269-5550 Email: ultratech@dfking.com

        Investors may also consult Veeco's and Ultratech's websites for more information concerning the merger described in this proxy statement/prospectus. Veeco's website is www.Veeco.com and Ultratech's website is www.Ultratech.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

        In addition, if you have questions about the merger, the special meeting, or the proposals to be considered at the special meeting, need additional copies of this document and the annexes to this document, or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Ultratech's proxy solicitor, D.F. King & Co., Inc., at the address and telephone number set forth above.

        If you would like to request any documents, please do so by                        , 2017 in order to receive them before the special meeting.

        For more information, please see the section entitled "Where You Can Find More Information" beginning on page 142 of this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the United States Securities and Exchange Commission (the "SEC") by Veeco, constitutes a prospectus of Veeco under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Veeco common stock to be issued pursuant to the Merger. This proxy statement/prospectus also constitutes a proxy statement for Ultratech under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It also constitutes a notice of meeting with respect to the special meeting.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. Veeco and Ultratech take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you and, if given, such information must not be relied on as having been authorized. This proxy statement/prospectus is dated                    , 2017. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to Ultratech stockholders nor the issuance by Veeco of shares of Veeco common stock in connection with the merger will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Veeco has been provided by Veeco and information contained in this proxy statement/prospectus regarding Ultratech has been provided by Ultratech.

        All references in this proxy statement/prospectus to "Veeco" refer to Veeco Instruments Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise; all references in this proxy statement/prospectus to "Ultratech" refer to Ultratech, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise; all references to "Merger Subsidiary" refer to Ulysses Acquisition Subsidiary Corp., a Delaware corporation and wholly owned subsidiary of Veeco formed for the sole purpose of effecting the merger; unless otherwise indicated or as the context requires, all references in this proxy statement/prospectus to "we," "our" and "us" refer to Veeco and Ultratech, collectively; unless otherwise indicated or as the context requires, all references to the "merger agreement" refer to the Agreement and Plan of Merger dated as of February 2, 2017, by and among Veeco, Merger Subsidiary and Ultratech, a copy of which is included as Annex A to this proxy statement/prospectus. All summaries of, and references to, the merger agreement are qualified by the full copy of and complete text of such agreement in the form attached hereto as Annex A. Also, in this proxy statement/prospectus, "$" refers to U.S. dollars.

        Ultratech stockholders should not construe the contents of this proxy statement/prospectus as legal, tax or financial advice. Ultratech stockholders should consult with their own legal, tax, financial or other professional advisors.

i

QUESTIONS AND ANSWERS

        The following are some questions that you, as a stockholder of Ultratech, Inc. ("Ultratech") may have regarding the merger and the other matters being considered at the special meeting and the answers to those questions. Veeco Instruments Inc. ("Veeco") and Ultratech urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

 General Questions and Answers about the Merger

Q:
What is the proposed transaction on which I am being asked to vote?

A:
You are being asked to vote to adopt the Agreement and Plan of Merger, dated as of February 2, 2017 (the "merger agreement"), entered into by and among Veeco, Ulysses Acquisition Subsidiary Corp., a wholly owned subsidiary of Veeco ("Merger Subsidiary"), and Ultratech. A copy of the merger agreement is included as Annex A to this proxy statement/prospectus. Pursuant to the merger agreement, Merger Subsidiary will merge with and into Ultratech, with Ultratech surviving the merger as a wholly owned subsidiary of Veeco (the "merger").

  The merger cannot be completed unless, among other things, holders of a majority of the shares of the outstanding Ultratech common stock as of the record date (as defined below) for the special meeting of Ultratech stockholders (the "special meeting") vote to adopt the merger agreement. See the section entitled "The Merger Agreement—Conditions to Closing" beginning on page 118 of this proxy statement/prospectus for more information.

  Ultratech stockholders will also be asked to approve the Adjournment Proposal and the Compensation Proposal, both as defined below in the section entitled "—What are the proposals on which the Ultratech stockholders are being asked to vote?"

Q:
Why am I receiving this proxy statement/prospectus?

A:
This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meeting, and you should read it carefully. It is a proxy statement because the Ultratech Board of Directors (the "Ultratech board") is soliciting proxies from its stockholders. It is a prospectus because Veeco will issue shares of Veeco common stock to Ultratech's stockholders in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the special meeting in person. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:
What will Ultratech stockholders receive for their shares of Ultratech common stock in the merger?

A:
If the merger is completed, Ultratech stockholders will be entitled to receive, in exchange for each share of Ultratech common stock they hold at the effective time (as defined below) of the merger, (1) $21.75 in cash without interest (the "cash consideration"), (2) 0.2675 shares of Veeco common stock, subject to the conditions and restrictions set forth in the merger agreement (the "stock consideration" and, together with the cash consideration, the "merger consideration"), and (3) cash in lieu of fractional shares of Veeco common stock as contemplated by the merger agreement, subject to adjustment in certain cases as described in the merger agreement. See the section entitled "The Merger Agreement—The Merger" beginning on page 99 of this proxy statement/prospectus.

v

Q:
What is the value of the merger consideration?

A:
The value of the cash consideration is fixed at $21.75. However, the value of the stock consideration will fluctuate as the market price of Veeco common stock fluctuates before the completion of the merger. This price at closing will not be known at the time of the special meeting and may be more or less than the current price of Veeco common stock or the price of Veeco common stock at the time of the special meeting. Based on the closing stock price of Veeco common stock on Nasdaq on February 1, 2017, the last trading day before the public announcement of the execution of the merger agreement, of $25.75, the value of the stock consideration was $6.89. Based on the closing stock price of Veeco common stock on Nasdaq on                    , 2017, the latest practicable date before the mailing of this proxy statement/prospectus, of $            , the value of the stock consideration was $            . We urge you to obtain current market quotations for shares of Veeco common stock and Ultratech common stock. See the sections entitled "The Merger Agreement—The Merger" beginning on page 99 of this proxy statement/prospectus.

Q:
When will I receive the merger consideration to which I am entitled?

A:
After the merger is completed, when you properly complete and return the letter of transmittal and any other documents reasonably required by the exchange agent, you will receive the merger consideration and any fractional share cash amount into which the shares have been converted. More information may be found under the section entitled "The Merger Agreement—Exchange Agent; Letter of Transmittal" beginning on page 102 of this proxy statement/prospectus.]

Q:
Does my vote matter?

A:
Yes. The merger cannot be completed unless the merger agreement is approved by the Ultratech stockholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote "against" the approval of the merger agreement. The Ultratech board unanimously recommends that stockholders vote "FOR" the proposal to adopt the merger agreement.

Q:
After the Merger, how much of Veeco will Ultratech stockholders own?

A:
Based on the number of shares of Ultratech common stock outstanding as of                    , 2017, and the number of shares of Veeco common stock outstanding as of                     , 2017, it is expected that, immediately after completion of the merger, former Ultratech stockholders will receive shares of Veeco common stock in the merger representing approximately                     % of the outstanding shares of Veeco common stock.

Q:
Will Ultratech stockholders be able to trade the shares of Veeco common stock that they receive in the transaction?

A:
Yes. Shares of Veeco common stock are listed on Nasdaq under the symbol "VECO". Shares of Veeco common stock received in exchange for shares of Ultratech common stock in the merger will be freely transferable under U.S. federal securities laws.

Q:
What will I receive in the merger in exchange for my equity awards?

A:
Stock Options.    At or immediately prior to the effective time of the merger, each outstanding option to purchase shares of Ultratech common stock (each, an "Ultratech Option") will vest and be canceled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Ultratech common stock subject to such Ultratech Option immediately prior to the effective time and (ii) the excess, if any, of (A) the Equity Award Merger Consideration (as defined below) over (B) the exercise price per share subject to such canceled Ultratech Option. Ultratech Options that have an exercise price per share that is greater than the Equity Award Merger Consideration will be canceled in exchange for no consideration. Veeco will cause the surviving corporation to pay the cash payment described above to the holder of the applicable Ultratech Option at or reasonably promptly after the effective time of the merger (but in no event later than three business days after the effective time).

  Vested Restricted Stock Units.    At or immediately prior to the effective time of the merger, each award of restricted stock units with respect to shares of Ultratech common stock that is outstanding and vested immediately prior to the effective time, including those restricted stock units that become vested by their terms immediately prior to or as of the effective time (each, an "Ultratech Vested RSU") will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Ultratech common stock subject to such Ultratech Vested RSU immediately prior to the effective time and (ii) the Equity Award Merger Consideration. Veeco will cause the surviving corporation to pay the cash payment described above to the holder of the applicable Ultratech Vested RSU at or reasonably promptly after the effective time of the merger (but in no event later than three business days after the effective time).

  Unvested Restricted Stock Units.    At the effective time of the merger, each award of restricted stock units with respect to shares of Ultratech common stock that is outstanding and unvested immediately prior to the effective time (each, an "Ultratech Unvested RSU") will be assumed by Veeco and converted into a number of restricted stock units of Veeco common stock ("Converted RSUs"), rounded down to the nearest whole number, equal to the product of (i) the number of shares subject to the Ultratech Unvested RSU and (ii) the Equity Conversion Ratio (as defined below). Any Converted RSUs so issued will be subject to the same terms and conditions as were applicable under the Ultratech Unvested RSUs; provided, that all references to "Company" in Ultratech's equity incentive plan and award agreements will be references to Veeco.

  See the section entitled "The Merger Agreement—Treatment of Ultratech Options and Other Equity-Based Awards" beginning on page 100 of this proxy statement/prospectus.

Q:
Do any of Ultratech's directors or executive officers have interests in the merger that may differ from those of Ultratech stockholders?

A:
Ultratech's non-employee directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of Ultratech stockholders generally. The Ultratech board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that Ultratech stockholders adopt the merger agreement. For a description of these interests, refer to the section entitled "The Merger—Interests of Ultratech's Directors and Executive Officers in the Merger" beginning on page 87 of this proxy statement/prospectus.

Q:
What is required to complete the merger?

A:
Each of Veeco's and Ultratech's obligation to consummate the merger is subject, as relevant, to a number of conditions specified in the Merger Agreement, including the following: (1) adoption by Ultratech stockholders of the merger agreement; (2) the absence of any temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction pending or in effect that would enjoin or otherwise prohibit the consummation of the merger; (3) all approvals and the expiration or termination of any applicable waiting period necessary under the HSR Act having been obtained or having expired or been terminated, as applicable; (4) the Form S-4 of which this proxy statement/prospectus forms a part having been declared effective by the SEC under the 1933 Act, no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC and no proceedings for that purpose having been initiated by the SEC; (5) authorization by Nasdaq for listing of the shares of Veeco common stock to be issued in the merger; (6) accuracy of representations and warranties of the parties to the applicable standard provided by the merger agreement (including a representation that Ultratech and its subsidiaries have, on a consolidated basis, at least $180,000,000 of available cash held in the United States at closing); (7) no "Company Material Adverse Effect" or "Parent Material Adverse Effect" having occurred since the date of the merger agreement and (8) performance by the parties with all of their obligations required to be performed by the merger agreement in all material respects. The consummation of the merger is not subject to a financing condition. See the section entitled "The Merger Agreement—Conditions to Closing" beginning on page 118 of this proxy statement/prospectus.

Q:
When do you expect the merger to be completed?

A:
Veeco and Ultratech expect the closing of the merger (the "closing") to occur in the second quarter of calendar year 2017. However, the merger is subject to various regulatory approvals and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Veeco and Ultratech could result in the merger being completed at an earlier time, a later time or not at all. The merger will become effective at such time as a certificate of merger is duly filed with the Secretary of State of the State of Delaware on the date on which the closing occurs (the "closing date"), or at such subsequent date or time as may be specified in the certificate of merger (the "effective time").

Q:
Will I be subject to U.S. federal income tax upon the exchange of shares of Ultratech common stock for the merger consideration?

A:
If you are a U.S. Holder (as defined below), the exchange of your shares of Ultratech common stock for cash and shares of Veeco common stock in the merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the sum of the amount of cash and the fair market value of the shares of Veeco common stock you receive in the merger and your tax basis in the shares of Ultratech common stock exchanged in the merger.

  If you are a Non-U.S. Holder (as defined below), you generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Ultratech common stock for cash and shares of Veeco common stock in the merger, unless you have certain connections to the United States.

  Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences to you relating to the merger in light of your own particular circumstances and the consequences to you arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. A more complete description of material U.S. federal income tax consequences of the merger is provided in the section entitled "Material U.S. Federal Income Tax Consequences" beginning on page 125 of this proxy statement/prospectus.

Q:
Are there any risks that I should consider in deciding whether to vote for the adoption of the merger agreement?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled "Risk Factors Relating to the Merger" beginning on page 38 of this proxy statement/prospectus. You should also read and carefully consider the risk factors of Veeco and Ultratech contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
What happens if the merger is not completed?

A:
If the merger agreement is not adopted by Ultratech's stockholders or if the merger is not completed for any other reason, Ultratech's stockholders will not receive the merger consideration in exchange for their shares of Ultratech common stock. Instead, Ultratech will remain an independent public company and Ultratech common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, Ultratech may be required to pay Veeco a termination fee of $26.5 million, as described in the section entitled "The Merger Agreement—Termination Fee Payable by Ultratech" beginning on page 122 of this proxy statement/prospectus.

Questions and Answers about the Special Meeting

Q:
When and where will the special meeting be held?

A:
The special meeting of Ultratech stockholders will be held on                    , 2017 at            a.m., Pacific time, at .

Q:
Who is soliciting my proxy to vote at the special meeting?

A:
The Ultratech board is soliciting your proxy to vote at the special meeting. This proxy statement/prospectus summarizes the information you need to know to vote on the proposals to be presented at the special meeting.

Q:
Who is entitled to vote?

A:
Only holders of record of Ultratech common stock at the close of business on                    , 2017, the record date for the meeting (the "record date"), are entitled to notice of, and to vote at, the special meeting and any postponements or adjournments of the meeting. On the record date,            shares of Ultratech common stock were issued and outstanding and no shares of Ultratech's preferred stock were outstanding.

Q:
What are the proposals on which I am being asked to vote?

A:
There are three proposals that will be voted on at the special meeting:

•
Merger Proposal:  The proposal to adopt the merger agreement, which provides for the merger of Merger Subsidiary with and into Ultratech, with Ultratech surviving the merger as a wholly owned subsidiary of Veeco (the "Merger Proposal").

•
Compensation Proposal:  The proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be made to Ultratech's named executive officers in connection with the merger (the "Compensation Proposal").

•
Adjournment Proposal:  The proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal (the "Adjournment Proposal").

  Approval by stockholders of Ultratech of the Merger Proposal (the "Ultratech stockholder approval") is required for completion of the merger. Approval by Ultratech's stockholders of the Compensation Proposal and the Adjournment Proposal is not required for completion of the merger. No other matters are intended to be brought before the special meeting by Ultratech.

Q:
What vote is required for approval of the proposals in this proxy statement/prospectus, and what happens if I abstain?

A:
The following are the vote requirements:

•
Merger Proposal:  The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Ultratech common stock entitled to vote as of the record date is required to approve the Merger Proposal. If you abstain from voting, fail to vote at the special meeting, or fail to instruct your broker, bank or other nominee how to vote on the Merger Proposal, it will have the same effect as a vote cast against the Merger Proposal.

•
Compensation Proposal:  The affirmative vote, in person or by proxy, of holders of a majority of the shares of Ultratech common stock present in person or represented by proxy at the special meeting and entitled to vote thereon is required to approve the Compensation Proposal. If you abstain from voting or attend the special meeting and fail to vote, it will have the same effect as a vote cast against the Compensation Proposal. If you do not attend the special meeting or fail to instruct your broker, bank or other nominee how to vote on the Compensation Proposal, it will have no effect on the outcome of the vote on the Compensation Proposal, assuming a quorum is present.

•
Adjournment Proposal:  The affirmative vote, in person or by proxy, of holders of a majority of the shares of Ultratech common stock present in person or represented by proxy at the special meeting and entitled to vote thereon is required to approve the Adjournment Proposal. If you abstain from voting or attend the special meeting and fail to vote, it will have the same effect as a vote cast against the Adjournment Proposal. If you do not attend the special meeting or fail to instruct your broker, bank or other nominee how to vote on the Adjournment Proposal, it will have no effect on the outcome of the vote on the Adjournment Proposal, assuming a quorum is present.

Q:
How does the Ultratech board recommend that I vote my shares of Ultratech common stock on the proposals?

A:
The Ultratech board unanimously recommends that stockholders vote their shares of Ultratech common stock:

•
"FOR" the Merger Proposal;

•
"FOR" the Compensation Proposal; and

•
"FOR" the Adjournment Proposal.

Q:
Why did the Ultratech board approve the merger agreement and the transactions contemplated thereby, including the merger?

A:
To review the Ultratech board's reasons for approving and recommending adoption of the merger agreement and the transactions contemplated thereby, including the merger, see the section entitled "The Merger—Recommendation of the Ultratech Board; Ultratech's Reasons for the Merger" beginning on page 70 of this proxy statement/prospectus.

Q:
How do I vote?

A:
If you are a stockholder of record of Ultratech as of the record date:

•
You may vote in person at the special meeting; or

x

  •
  You may vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided, or by submitting a proxy by telephone or over the Internet by following the instructions on the enclosed proxy card.

  If your shares of Ultratech common stock are held in the name of your broker, bank or other nominee, you should submit voting instructions to your broker, bank or other nominee. Please refer to the voting instruction card included in these proxy materials by your broker, bank or other nominee or contact your broker, bank or other nominees to obtain instructions on how to instruct them with respect to the voting of your shares.

Q:
If my shares are held in a stock brokerage account, or in "street name" by my broker, bank or nominee, will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in the name of a broker, bank or other nominee, you are considered the "beneficial holder" of the shares held for you in what is known as "street name". You are not the "record holder" of such shares. If this is the case, this proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. You can contact your broker, bank or other nominees to obtain instructions on how to instruct them with respect to the voting of your shares. If you do not provide voting instructions, your shares will not be counted in determining whether a quorum is present at the special meeting or be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a "broker non-vote". In order to avoid broker non-votes with respect to your shares of Ultratech common stock, you should provide your broker, bank or other nominee with instructions as to how to vote your shares of Ultratech common stock.

  Please note that you may not vote shares held in street name by returning a proxy card directly to Ultratech or by voting in person at the special meeting unless you first obtain a proxy from your broker, bank or other nominee. Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf.

Q:
How do proxies work?

A:
The Ultratech board is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the annual meeting in the manner you direct.

  You may vote for all, some, or none of the proposals above. However, a failure to vote on the Merger Proposal or an abstention on the Merger Proposal will have the same effect as a vote against. You may also vote for or against the other items or abstain from voting on them.

  If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares "FOR" the Merger Proposal, "FOR" the Compensation Proposal and "FOR" the Adjournment Proposal.

Q:
How many votes do I have?

A:
Ultratech stockholders are entitled to cast one vote for each share of Ultratech common stock held as of the record date on all matters properly submitted for voting. On the record date,            shares of Ultratech common stock were issued and outstanding and no shares of Ultratech's preferred stock were outstanding.

Q:
What if I sell my shares of Ultratech common stock before the special meeting?

A:
If you transfer your shares of Ultratech common stock after the record date but before the special meeting, you will, unless you provide the transferee of your shares with a proxy, retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares through the effective time.

Q:
What does it mean if I get more than one proxy card to vote my shares of Ultratech common stock?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple paper proxy cards or voting instruction cards. For example, if you hold your shares of Ultratech common stock in more than one brokerage account, you may receive a set of proxy materials for each brokerage account in which you hold shares. If you are an Ultratech stockholder of record and your shares of Ultratech common stock are registered in more than one name, you will receive more than one set of proxy materials. Please sign, date and return each proxy card and voting instruction card that you receive and follow the voting instructions set forth in this proxy statement/prospectus to ensure that all your shares of Ultratech common stock are voted.

Q:
Can I change my vote?

A:
Yes, if you are a stockholder of record as of the record date, you may change your vote: (1) by delivering to Ultratech (Attention: Corporate Secretary, Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134), prior to your shares being voted at the special meeting, a later dated written notice of revocation or a later dated duly executed proxy card; or (2) by attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy). A stockholder of record who has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid Internet or telephone vote.

  If you are a beneficial owner of shares held in "street name" by a broker, bank or other nominee, you may revoke your proxy and vote your shares in person at the special meeting only in accordance with applicable rules and procedures as employed by such broker, bank or other nominee. If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:
How many shares must be present to hold the special meeting?

A:
Holders of a majority in voting power of the issued and outstanding shares of Ultratech common stock entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting in order to have the required quorum for transacting business. Stockholders are counted as present at the meeting if they (1) are present in person at the special meeting; or (2) have properly submitted a proxy card or submitted a proxy by telephone or over the Internet. Abstaining votes are considered present and entitled to vote and, therefore, are included for purposes of determining whether a quorum is present at the special meeting. Broker non-votes are not entitled to vote and, therefore, are not included for purposes of determining whether a quorum is present at the special meeting.

Q:
Are Ultratech stockholders entitled to appraisal rights?

A:
Record holders of Ultratech common stock who do not vote in favor of the Merger Proposal and otherwise comply with the requirements and procedures of Section 262 of the Delaware General Corporation Law (the "DGCL"), are entitled to exercise appraisal rights, which generally entitle stockholders to receive in lieu of the merger consideration a cash payment of an amount determined by the Court of Chancery of the State of Delaware (the "Court of Chancery") to be the fair value of their Ultratech common stock. However, notwithstanding a stockholder's compliance with the DGCL in perfecting appraisal rights, Section 262(g) of the DGCL provides that, because immediately prior to the effective time of the merger Ultratech common stock will be listed on a national securities exchange, the Court of Chancery will dismiss the proceedings as to all holders of Ultratech common stock who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million. The fair value of Ultratech common stock could be less than, more than or the same as the merger consideration. A detailed description of the procedures required to be followed in order to perfect appraisal rights by Ultratech stockholders if desired is included in the section entitled "The Merger—Appraisal Rights" beginning on page 94 of this proxy statement/prospectus. The full text of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus. Due to the complexity of the procedures described above, Ultratech stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.

Q:
Why am I being asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be made to Ultratech's named executive officers in connection with the merger?

A:
The SEC has adopted rules that require Ultratech to seek a non-binding, advisory vote on the compensation payments that will or may be made to Ultratech's named executive officers in connection with the merger. Ultratech urges its stockholders to read the section entitled "The Merger—Interests of Ultratech's Directors and Executive Officers in the Merger" beginning on page 87 of this proxy statement/prospectus, which describes in more detail how Ultratech's compensation policies and procedures relating to its named executive officers operate and how they are designed to achieve Ultratech's compensation objectives.

Q:
What happens if the proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be made to Ultratech's named executive officers in connection with the merger is not approved?

A:
Approval, on a non-binding, advisory basis, of the compensation payments that will or may be made by Ultratech to Ultratech's named executive officers in connection with the merger is not a condition to completion of the merger. The vote is a non-binding, advisory vote and is therefore not binding on Ultratech, the Ultratech board, the compensation committee of the Ultratech board, Veeco, Veeco's Board of Directors (the "Veeco board") or the compensation committee of the Veeco board. Since compensation and benefits to be paid or provided in connection with the merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments and these payments may still be made even if the Ultratech stockholders do not approve, on a non-binding, advisory basis, the Compensation Proposal.

Q:
Who pays for the solicitation of proxies to vote at the special meeting?

A:
Ultratech will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the notice of special meeting, proxy card, this proxy statement/prospectus and any additional materials furnished to Ultratech's stockholders. Copies of these materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to those beneficial owners. In addition, Ultratech may reimburse the costs of forwarding these materials to those beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, email, facsimile or personal solicitation by Ultratech's directors, officers or employees. No additional compensation will be paid for such services. Ultratech has engaged D.F. King & Co., Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners for approximately $                    , plus reimbursement of related expenses.

Q:
Should I send in my share certificate(s) now?

A:
No. Please do not send any share certificates with your proxy card. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of Ultratech common stock for the cash payment and shares of Veeco common stock you are entitled to receive in connection with the merger.

Q:
Where can I find the voting results of the special meeting?

A:
The preliminary voting results will be announced at the special meeting. In addition, within four business days following the vote at the special meeting, Ultratech intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:
Whom should I call if I have questions?

A:
If you have questions or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Ultratech's proxy solicitor at:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders call toll-free: (800) 967-5085
Banks and Brokers call collect: (212) 269-5550
Email: ultratech@dfking.com

You may also contact the Ultratech Investor Relations department at:

Investor Relations, Ultratech, Inc.

3050 Zanker Road

San Jose, California 95134

Telephone number: (408) 321-8835

SUMMARY

        This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the special meeting. You are urged to read the remainder of this proxy statement/prospectus carefully, including the attached Annexes, and the other documents referred to or incorporated by reference herein. See also the section entitled "Where You Can Find More Information" beginning on page 142 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

 The Companies

Veeco Instruments Inc. (see page 17)

        Veeco creates process equipment that enables technologies for a cleaner and more productive world. Veeco designs, develops, manufactures, markets, and supports thin film equipment to meet the demands of key global trends such as improving energy efficiency, enhancing mobility, and increasing connectivity. Veeco's equipment is used to make electronic devices which enable these trends, including light emitting diodes ("LEDs"), micro-electromechanical systems ("MEMS"), wireless devices, power electronics, hard disk drives ("HDDs"), and semiconductor devices. Veeco's products are sold to semiconductor and advanced packaging device manufacturers, and Veeco may also license its technology to its customers or partners.

        Veeco develops highly differentiated, "best-in-class" equipment for critical performance steps in thin film processing. Veeco's products provide leading technology at low cost-of-ownership. Core competencies in advanced thin film technologies and decades of specialized process know-how help Veeco stay at the forefront of these rapidly advancing industries.

        Veeco's portfolio of technology solutions sell into four key market areas: Lighting, Display & Power Electronics; Advanced Packaging, MEMS & Radio Frequency; Scientific & Industrial; and Data Storage.

        Veeco was organized as a Delaware corporation in 1989. Veeco's headquarters are located at 1 Terminal Drive, Plainview, New York 11803, and its telephone number is (516) 677-0200. Veeco has sales and service operations across the Asia-Pacific region, Europe, and North America to address its customers' needs. Veeco's website is www.veeco.com. The information on Veeco's website is not incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 142 of this proxy statement/prospectus.

Ultratech, Inc. (see page 17)

        Ultratech designs, builds and markets manufacturing systems for the global technology industry. Founded in 1979, Ultratech serves three core markets: frontend semiconductor, backend semiconductor, and nanotechnology. Ultratech is the leading supplier of lithography products for bump packaging of integrated circuits and high-brightness LEDs. Ultratech is also the market leader and pioneer of LSA technology for the production of advanced semiconductor devices. In addition, Ultratech offers solutions leveraging its proprietary CGS technology to the semiconductor wafer inspection market and provides ALD tools to leading research organizations, including academic and industrial institutions.

        The principal executive offices of Ultratech are located at 3050 Zanker Road, San Jose, California 95134, and its telephone number is (408) 321-8835. Additional information about Ultratech and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 142 of this proxy statement/prospectus.

Ulysses Acquisition Subsidiary Corp. (see page 17)

        Merger Subsidiary is a wholly owned subsidiary of Veeco and is a Delaware corporation. Merger Subsidiary was formed on February 1, 2017, for the sole purpose of effecting the merger. In the merger, Merger Subsidiary will be merged with and into Ultratech, with Ultratech surviving as a wholly owned subsidiary of Veeco. The principal executive offices of Merger Subsidiary are located at 1 Terminal Drive, Plainview, New York 11803, and its telephone number is (516) 677-0200.

Comparative Market Price and Dividend Information (Unaudited)
(see page 36)

        Shares of Veeco's common stock are listed for trading on Nasdaq under the symbol "VECO" and shares of Ultratech common stock are listed for trading on Nasdaq under the symbol "UTEK". The following table sets forth the closing sales prices of a share of Veeco common stock (as reported on Nasdaq) and of Ultratech common stock (as reported on Nasdaq), each on February 1, 2017, the last trading day before the day on which Veeco and Ultratech announced the execution of the merger agreement, and on                    , 2017, the last practicable trading day before the date of this proxy statement/prospectus.

	Veeco Common Stock Price per Share		Ultratech Common Stock Price per Share
February 1, 2017		$25.75		$25.94
, 2017	$		$

        The market prices of Veeco common stock and Ultratech common stock will fluctuate before the special meeting and before the merger is consummated. You should obtain current stock price quotations from a newspaper, the Internet or your broker or banker.

        Veeco's Dividend Policy.    Veeco has never declared or paid any cash dividends on its common stock. The Veeco board will determine future dividend policy based on Veeco's consolidated results of operations, financial condition, capital requirements, and other circumstances. The merger agreement prohibits Veeco from authorizing or paying dividends or making distributions on its capital stock, so Veeco does not expect to pay dividends for as long as the merger agreement is in effect.

        Ultratech's Dividend Policy.    Ultratech has never declared or paid any cash dividends on its common stock. The merger agreement prohibits Ultratech from authorizing or paying dividends or making distributions on its capital stock, so Ultratech does not expect to pay dividends for as long as the merger agreement is in effect.

Risk Factors
(see page 38)

        Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, as well as the specific factors included under the section entitled "Risk Factors" beginning on page 38 of this proxy statement/prospectus before deciding whether to vote for approval of the Merger Proposal.

The Ultratech Special Meeting
(see page 47)

Time, Place and Purpose of the Special Meeting (see page 47)

        The special meeting of Ultratech stockholders will be held on                    , 2017 at            a.m., Pacific time, at            .

        At the special meeting, holders of Ultratech common stock as of the record date will be asked to consider and approve the following proposals:

  1.
  The Merger Proposal

  2.
  The Compensation Proposal

  3.
  The Adjournment Proposal

Record Date and Quorum (see page 47)

        Only Ultratech stockholders of record as of the record date are entitled to notice of and to vote at the special meeting. As of the close of business on the record date,            shares of Ultratech common stock were issued and outstanding and there were            holders of record of the common stock. Each Ultratech stockholder is entitled to one vote for each share of Ultratech common stock held by such stockholder as of the record date.

        Holders of a majority of the outstanding shares of Ultratech common stock entitled to vote as of the record date must be present in person or represented by proxy at the special meeting in order to have the required quorum for transacting business. Abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Required Vote (see page 48)

        The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Ultratech common stock entitled to vote as of the record date is required to approve the Merger Proposal. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Ultratech common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter is required to approve each of the Compensation Proposal and the Adjournment Proposal.

        If you abstain from voting, fail to vote at the special meeting, or fail to instruct your broker, bank or other nominee how to vote on the Merger Proposal, it will have the same effect as a vote cast against the Merger Proposal.

        If you abstain from voting or attend the special meeting and fail to vote, it will have the same effect as a vote cast against the Compensation Proposal and the Adjournment Proposal. If you do not attend the special meeting or fail to instruct your broker, bank or other nominee how to vote on the Compensation Proposal and the Adjournment Proposal, it will have no effect on the outcome of the vote on the Compensation Proposal and the Adjournment Proposal, assuming a quorum is present.

Voting of Shares (see page 49)

        In addition to voting in person at the special meeting, if your shares of Ultratech common stock are held in your name by Ultratech's transfer agent as a stockholder of record, you, as an Ultratech stockholder, may submit a proxy as follows:

  •
  By Internet.  The web address and instructions for Internet proxy submission can be found on the enclosed proxy card. If you choose to submit your proxy by Internet, then you do not need to

    return the proxy card. To be valid, your Internet proxy must be received by            (U.S. Eastern Time) on the day preceding the special meeting.

  •
  By Telephone.  The toll-free number for telephone proxy submission can be found on the enclosed proxy card. If you choose to submit your proxy by telephone, then you do not need to return the proxy card. To be valid, your telephone proxy must be received by             (U.S. Eastern Time) on the day preceding the special meeting.

  •
  By Mail.  Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your proxy by mail must be received by            (U.S. Eastern Time) on the day preceding the special meeting.

        Beneficial Owner.    If your shares of Ultratech common stock are held in "street name" by a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares of Ultratech common stock. Your broker, bank or other nominee, as applicable, may establish an earlier deadline by which you must provide instructions to it for how to vote your shares of Ultratech common stock. You should read carefully the materials provided to you by your broker, bank or other nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares of Ultratech common stock at the special meeting unless you obtain a "legal proxy" from the broker, bank or other nominee that holds your shares of Ultratech common stock giving you the right to vote such shares of Ultratech common stock at the special meeting.

        If you satisfy the admission requirements to the special meeting, as described above under the heading "General Questions and Answers about the Special Meeting", you may vote your shares in person at the meeting. Even if you plan to attend the special meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the special meeting. Shares held through a benefit or compensation plan cannot be voted in person at the special meeting.

Revocation of Proxies (see page 50)

        If you are a stockholder of record as of the record date, you may change your vote:

  •
  by delivering to Ultratech (Attention: Corporate Secretary, 3050 Zanker Road, San Jose, California 95134), prior to your shares being voted at the special meeting, a later dated written notice of revocation or a later dated duly executed proxy card, or

  •
  by attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

        A stockholder of record who has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid Internet or telephone vote.

        If you are a beneficial owner of shares held in "street name" by a broker, bank or other nominee, you may revoke your proxy and vote your shares in person at the special meeting only in accordance with applicable rules and procedures as employed by such broker, bank or other nominee. If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

The Merger

Effects of the Merger (see page 56)

        Subject to the terms and conditions of the merger agreement, Merger Subsidiary will be merged with and into Ultratech, and Ultratech will continue as the surviving corporation in the merger and a wholly owned subsidiary of Veeco. From and after the effective time, the certificate of incorporation and bylaws of Ultratech as the surviving corporation in the merger, unless otherwise directed by Veeco prior to the effective time, will be the certificate of incorporation and bylaws of Merger Subsidiary as in effect immediately prior to the effective time.

Recommendation of the Ultratech Board; Ultratech's Reasons for the Merger (see page 70)

        The Ultratech board unanimously recommends that Ultratech stockholders vote "FOR" the Merger Proposal, "FOR" the Compensation Proposal, and "FOR" the Adjournment Proposal. For more information regarding the factors considered by the Ultratech board in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, see the section entitled "The Merger—Recommendation of the Ultratech Board; Ultratech's Reasons for the Merger" beginning on page 70 of this proxy statement/prospectus.

Opinion of Ultratech's Financial Advisor (see page 75)

        In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("BofA Merrill Lynch"), Ultratech's financial advisor, delivered to Ultratech's board of directors a written opinion, dated February 1, 2017, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the merger by holders of Ultratech common stock (other than Veeco, Merger Subsidiary and holders of dissenting shares). The full text of the written opinion, dated February 1, 2017, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to Ultratech's board of directors (in its capacity as such) for the benefit and use of Ultratech's board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch's opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Ultratech or in which Ultratech might engage or as to the underlying business decision of Ultratech to proceed with or effect the merger. BofA Merrill Lynch's opinion does not address any other aspect of the merger and does not constitute an opinion or recommendation to any stockholder as to how to vote or act in connection with the merger or any related matter.

Interests of Ultratech's Directors and Executive Officers in the Merger (see page 87)

        In considering the recommendation of the Ultratech board that the stockholders vote to approve the Merger Proposal, you should be aware that some of Ultratech's directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of the stockholders generally. Interests of the directors and executive officers may be different from or in addition to the interests of our other stockholders for the following reasons, among others:

  •
  At or immediately prior to the effective time of the merger, each outstanding Ultratech Option will vest and be canceled and converted into the right to receive a cash payment equal to the product of (i) the number of shares of Ultratech common stock underlying the Ultratech Option and (ii) the excess, if any, of (A) the Equity Award Merger Consideration over (B) the exercise price per share subject to such canceled Ultratech Option. We estimate that the aggregate amount that would be payable to Ultratech's executive officers as a group for their Ultratech Options, assuming that the merger was completed on June 1, 2017 with a price per share of Ultratech common stock of $29.07, is approximately $4,921,856. Ultratech's non-employee directors hold no outstanding Ultratech Options. The assumed value of a share of Ultratech common stock of $29.07 is the sum of the fixed cash consideration of $21.75 plus an assumed value of $7.32 for the stock consideration (using 0.2675 of the closing stock price of Veeco common stock on Nasdaq on February 28, 2017 of $27.35 per share).

  •
  As of immediately prior to the effective time of the merger, each outstanding Ultratech Vested RSU will be canceled in exchange for the right to receive a cash payment equal to the product of (i) the number of shares of Ultratech common stock subject to such Ultratech Vested RSU and (ii) the Equity Award Merger Consideration. We estimate that the aggregate amount that would be payable to Ultratech's executive officers as a group and Ultratech's non-employee directors as a group for their Ultratech Vested RSUs, assuming that the merger was completed on June 1, 2017 with a price per share of Ultratech common stock of $29.07, is approximately $2,834,906 and $654,075, respectively.

  •
  At the effective time of the merger, each outstanding Ultratech Unvested RSU will be assumed by Veeco and converted into a number of Converted RSUs, rounded down to the nearest whole number, equal to the product of (i) the number of shares subject to the Ultratech Unvested RSU and (ii) the Equity Conversion Ratio. We estimate that the aggregate number of Converted RSUs deliverable to Ultratech's executive officers as a group for their Ultratech Unvested RSUs, assuming that the merger was completed on June 1, 2017 with a price per share of Ultratech common stock of $29.07 and a price per share of Veeco common stock of $27.35, is approximately 205,350. This represents approximately        % of Veeco's current outstanding shares of common stock. Ultratech's non-employee directors hold no outstanding Ultratech Unvested RSUs.

  •
  Each of Ultratech's executive officers is party to either an employment agreement or change in control severance agreement that provides for severance benefits in the event of certain qualifying terminations of employment. We estimate that the aggregate amount that would be payable to Ultratech's executive officers as a group under their respective employment agreements and change in control severance agreements, assuming that the merger was completed on June 1, 2017 and their employment was terminated on that date in circumstances entitling them to severance benefits under their arrangements, is approximately $14,405,043 (not including the value of equity awards that accelerate at or immediately prior to the merger, which is disclosed above). These amounts are determined using the assumptions set forth in footnotes (1) and (3) of the table under the section entitled "—Quantification of Change in Control and Termination Payments and Benefits to Ultratech's Named Executive Officers" beginning on page 91 of this proxy statement/prospectus.

  •
  Ultratech's directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage under the merger agreement.

        These interests are discussed in more detail in the section entitled "The Merger—Interests of Ultratech's Directors and Executive Officers in the Merger" beginning on page 87 of this proxy statement/prospectus. The members of the Ultratech Board were aware of the different or additional interests described in such section and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders that the Merger Proposal be approved.

Share Ownership and Voting by Ultratech Directors and Executive Officers (see page 49)

        As of the record date, the directors and executive officers of Ultratech held and are entitled to vote, in the aggregate, approximately         % of the aggregate voting power of the outstanding shares of Ultratech's common stock. All shares held by Ultratech's directors and executive officers are subject to the Support Agreement (as defined in the section entitled "The Support Agreement" beginning on page 124 of this proxy statement/prospectus). For more information on the Support Agreement, see the section entitled "The Support Agreement" beginning on page 124 of this proxy statement/prospectus.

Listing of Shares of Veeco Common Stock; Delisting and Deregistration of Ultratech Common Stock (see page 94)

        Veeco is obligated to cause the shares of Veeco common stock to be issued to Ultratech stockholders pursuant to the merger to be authorized for listing on Nasdaq at the effective time, subject to official notice of issuance. Upon completion of the merger, shares of Ultratech common stock will cease to be listed on Nasdaq and will subsequently be deregistered under the Exchange Act.

        See the sections entitled "The Merger—Listing of Shares of Veeco Common Stock" beginning on page 94 of this proxy statement/prospectus and "The Merger—Delisting and Deregistration of Ultratech Common Stock" beginning on page 94 of this proxy statement/prospectus for a further discussion of the listing of shares of Veeco common stock and de-listing of Ultratech common stock in connection with the merger.

The Merger Agreement
(see page 99)

        The merger agreement is attached as Annex A to this proxy statement/prospectus. Veeco and Ultratech encourage you to read the entire merger agreement carefully because it is the principal document governing the merger and the issuance of shares of Veeco common stock. Pursuant to the merger agreement, Merger Subsidiary will merge with and into Ultratech, with Ultratech surviving the merger as a wholly owned subsidiary of Veeco.

Merger Consideration (see page 99)

        Subject to the terms and conditions of the merger agreement, at the effective time, each share of Ultratech common stock that is issued and outstanding immediately prior to the effective time (other than (i) shares of Ultratech common stock owned by Veeco or Merger Subsidiary and shares of treasury stock held by Ultratech, which will be canceled without consideration, (ii) shares of Ultratech stock held by any subsidiary of either Ultratech or Veeco, which will be converted into such number of shares of common stock of the surviving corporation such that each subsidiary owns the same percentage of the surviving corporation immediately following the effective time as such subsidiary owned of Ultratech immediately prior to the effective time (such shares, together with the shares described in clause (i) are referred to as "excluded shares") and (iii) shares held by holders of Ultratech common stock, if any, who properly exercise their appraisal rights under the DGCL (which we refer to as "dissenting shares")) will be automatically cancelled and converted into the right to receive an amount equal to (1) $21.75 in cash without interest (which we refer to as the "cash consideration"), (2) 0.2675 of a share of Veeco, par value $0.01 per share (which we refer to as the "stock consideration", and together with the cash consideration, the "merger consideration") and (3) cash in lieu of fractional shares of Veeco common stock as contemplated by the merger agreement. See the section entitled "The Merger Agreement—Merger Consideration" beginning on page 99 of this proxy/statement prospectus for more information.

        Based on the number of shares of Ultratech common stock outstanding as of                        , 2017, and the number of shares of Veeco common stock outstanding as of                        , 2017, it is expected that, immediately after completion of the merger, former Ultratech stockholders will receive shares of Veeco common stock in the merger representing approximately      % of the outstanding shares of Veeco common stock.

Treatment of Ultratech Options and Other Equity-Based Awards (see page 100)

        Stock Options.    At or immediately prior to the effective time of the merger, each outstanding Ultratech Option will vest and be canceled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Ultratech common stock subject to such Ultratech

Option immediately prior to the effective time and (ii) the excess, if any, of (A) the Equity Award Merger Consideration over (B) the exercise price per share subject to such canceled Ultratech Option. Ultratech Options that have an exercise price per share that is greater than the Equity Award Merger Consideration will be canceled in exchange for no consideration. Veeco will cause the surviving corporation to pay the cash payment described above to the holder of the applicable Ultratech Option at or reasonably promptly after the effective time of the merger (but in no event later than three business days after the effective time). As used herein, "Equity Award Merger Consideration" means the sum of (i) the cash consideration and (ii) the amount obtained by multiplying the stock consideration by the volume weighted average trading price of Veeco's common stock for the five consecutive trading days ending on the trading day immediately preceding the closing date (the "Parent Measurement Price").

        Vested Restricted Stock Units.    At or immediately prior to the effective time of the merger, each outstanding Ultratech Vested RSU will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Ultratech common stock subject to such Ultratech Vested RSU immediately prior to the effective time and (ii) the Equity Award Merger Consideration. Veeco will cause the surviving corporation to pay the cash payment described above to the holder of the applicable Ultratech Vested RSU at or reasonably promptly after the effective time of the merger (but in no event later than three business days after the effective time).

        Unvested Restricted Stock Units.    At the effective time of the merger, each outstanding Ultratech Unvested RSU will be assumed by Veeco and converted into a number of Converted RSUs, rounded down to the nearest whole number, equal to the product of (i) the number of shares subject to the Ultratech Unvested RSU and (ii) the Equity Conversion Ratio. Any Converted RSUs so issued will be subject to the same terms and conditions as were applicable under the Ultratech Unvested RSUs; provided, that all references to "Company" in Ultratech's equity incentive plan and award agreements will be references to Veeco. As used herein, "Equity Conversion Ratio" means the quotient obtained by dividing (i) the Equity Award Merger Consideration (as defined above) by (ii) the Parent Measurement Price.

        See the section entitled "The Merger Agreement—Treatment of Ultratech Options and Other Equity-Based Awards" beginning on page 100 of this proxy statement.

Effect of the Merger; Effective Time (see page 101)

        Veeco and Ultratech expect the closing to occur during the second quarter of calendar year 2017. However, the merger is subject to various regulatory approvals and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Veeco and Ultratech could result in the merger being completed at an earlier time, a later time or not at all. In the merger agreement, Veeco and Ultratech have agreed that the date on which the closing occurs shall be no later than the first business day following the satisfaction or waiver of the last of the conditions to closing (other than those conditions that by their nature are to be satisfied at closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions), or at such other date and time as Veeco and Ultratech may mutually agree consistent with Delaware law.

Organizational Documents of the Surviving Corporation (see page 101)

        Unless otherwise determined by Veeco prior to the effective time, at the effective time, (1) the certificate of incorporation of Merger Subsidiary immediately prior to the effective time will be the certificate of incorporation of the surviving corporation from and after the effective time and (2) the bylaws of Merger Subsidiary immediately prior to the effective time will be the bylaws of the surviving corporation from and after the effective time.

Appraisal Rights (see page 102)

        Record holders of Ultratech common stock who do not vote in favor of the Merger Proposal and who otherwise comply with the requirements and procedures of Section 262 of the DGCL are entitled to exercise appraisal rights, which generally entitle stockholders to receive in lieu of the merger consideration a cash payment of an amount determined by the Court of Chancery equal to the fair value of their Ultratech common stock. However, notwithstanding a stockholder's compliance with the DGCL in perfecting appraisal rights, Section 262(g) of the DGCL provides that, because immediately prior to the effective time of the merger Ultratech common stock will be listed on a national securities exchange, the Court of Chancery will dismiss the proceedings as to all holders of Ultratech common stock who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million. A summary description of the appraisal rights available to holders of Ultratech common stock under the DGCL and the procedures required to exercise statutory appraisal rights are included under the section entitled "The Merger—Appraisal Rights" beginning on page 102 of this proxy statement/prospectus. The full text of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus. Due to the complexity of the procedures described above, Ultratech stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.

Conduct of Businesses of Ultratech and Veeco Prior to Completion of the Merger (see page 107)

        Ultratech has agreed, subject to certain exceptions set forth in the merger agreement, on behalf of itself and its subsidiaries that it will conduct its business in the ordinary course of business prior to the effective time or earlier termination of the merger agreement, and has agreed to certain restrictions on its ability to take certain actions prior to the effective time or earlier termination of the merger agreement. Veeco has also agreed, subject to certain exceptions set forth in the merger agreement, on behalf of itself and its subsidiaries that it will conduct its business in the ordinary course of business prior to the effective time or earlier termination of the merger agreement, and has agreed to certain restrictions on its ability to take certain actions prior to the effective time or earlier termination of the merger agreement. See the section entitled "The Merger Agreement—Conduct of Businesses of Ultratech and Veeco Prior to Completion of the Merger" beginning on page 107 of this proxy statement/prospectus for more information.

Ultratech's Agreement Not to Solicit Other Offers (see page 110)

        Subject to certain exceptions, the merger agreement provides that Ultratech will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, and investment bankers, attorneys, accountants or other advisors retained by Ultratech or its subsidiaries (collectively referred to as "Ultratech representatives") not to, directly or indirectly:

  •
  solicit, initiate or knowingly facilitate or encourage the submission of any acquisition proposal;

  •
  enter into or participate in any discussions or negotiations with, or furnish any non-public information or access relating to Ultratech or any of its subsidiaries to, any person with respect to an acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal; or

  •
  enter into any agreement in principle, letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal.

        Subject to certain exceptions, the merger agreement provides that the Ultratech board may not fail to make, and may not withdraw, withhold, qualify or modify or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Veeco, the recommendation of the Ultratech board with respect to the merger agreement or approve, endorse, or recommend or publicly propose to approve, endorse or recommend, an acquisition proposal.

        Ultratech has agreed to (1) immediately cease any discussions or negotiations with any person with respect to any acquisition proposal, (2) promptly terminate access of any third party to any electronic data room maintained by Ultratech and (3) request that any such third party promptly return or destroy all confidential information concerning Ultratech to the extent permitted pursuant to any confidentiality agreement entered into with such third party.

        Prior to adoption of the merger agreement by Ultratech's stockholders (and subject to certain notice requirements to Veeco), however, Ultratech may or any of the Ultratech representatives may, upon the terms and subject to the conditions set forth in the merger agreement, provide non-public information and access relating to Ultratech and its subsidiaries pursuant to an acceptable confidentiality agreement to, and engage in discussions or negotiations with, a third party if such third party has made an unsolicited written bona fide acquisition proposal that did not result from any breach of the restrictions on Ultratech set forth above, and the Ultratech board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal would reasonably be expected to result in a superior proposal.

        See the section entitled "The Merger Agreement—Ultratech's Agreement Not to Solicit Other Offers" beginning on page 110 of this proxy statement/prospectus for more information.

Ultratech's Agreement Not to Change the Ultratech Board Recommendation (see page 112)

        Prior to adoption of the merger agreement by Ultratech's stockholders, if the Ultratech board determines in good faith, after consultation with its outside legal counsel and in response to an unsolicited, written bona fide acquisition proposal that did not result from a breach of the restrictions on Ultratech set forth above, that such acquisition proposal is a superior proposal and the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, the Ultratech board may make an adverse recommendation change or cause Ultratech to terminate the merger agreement in order to accept the superior proposal substantially concurrently with such termination, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Veeco the opportunity to make adjustments to the terms of the merger agreement in response to the superior proposal so that such proposal no longer constitutes a superior proposal. If the Ultratech board changes its recommendation with respect to the merger agreement, Veeco may terminate the merger agreement and collect a termination fee of $26.5 million.

        Prior to adoption of the merger agreement by Ultratech's stockholders, if Ultratech and the Ultratech representatives are in material compliance with the obligations described above and if the Ultratech board determines in good faith, after consultation with its outside legal counsel and taking into account any discussions with Veeco required pursuant to the merger agreement, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, the Ultratech board may make an adverse recommendation change in response to any fact, event, change, development or set of circumstances that materially affects the business, financial condition or results of operations of Ultratech or its subsidiaries, taken as a whole, that does not involve or relate to an acquisition proposal, Veeco or any of its affiliates or their respective representatives and was not known and was not reasonably discoverable or foreseeable by the Ultratech board or the consequences of which were not reasonably discoverable or foreseeable to the Ultratech board, in each case, as of the date of the merger agreement, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Veeco the opportunity to make adjustments to the terms of the merger agreement. Additionally, any determination by the Ultratech board following the date of the merger agreement that the merger consideration payable in the merger is not sufficient will not in and of itself constitute grounds to make a change of recommendation pursuant to this paragraph. In addition, a change in the trading price of Veeco common stock or Ultratech common stock will not in and of itself constitute grounds to make a change of recommendation pursuant to this paragraph (though the underlying facts giving rise or contributing to the change in the trading price of Ultratech common stock may be taken into account).

        See the section entitled "The Merger Agreement—Ultratech's Agreement Not to Change the Ultratech Board Recommendation" beginning on page 112 of this proxy statement/prospectus for more information.

Regulatory Filings (see page 114)

        Veeco and Ultratech have each agreed to take certain actions in order to obtain regulatory clearances required to consummate the merger (provided, that neither Veeco, Ultratech nor any of their respective subsidiaries will be required to take any action that constitutes a "Detriment" (as defined in the Merger Agreement)). The merger is subject to the HSR Act. Under this statute, Veeco and Ultratech are required to make pre-merger notification filings and await the expiration or early termination of the statutory waiting period prior to completing the merger. Veeco and Ultratech completed the initial HSR Act filings on February 9, 2017. On February 17, 2017, Veeco and Ultratech received notice from the U.S. Federal Trade Commission that it had granted early termination, effective immediately, of the applicable waiting period under the HSR Act with respect to the merger. See the section entitled "The Merger Agreement—Reasonable Best Efforts to Consummate the Merger; Regulatory Filings" beginning on page 114 of this proxy statement/prospectus for more information.

Financing (see page 118)

        In the merger agreement, Veeco and Merger Subsidiary have represented and warranted to Ultratech that (assuming the accuracy of Ultratech's representations related to available cash of Ultratech in the United States at closing) they have available, and will have available at or promptly after the effective time, cash or other sources of immediately available funds in an amount, together with the available cash of Ultratech in the United States at closing, sufficient to enable Veeco to satisfy all of Veeco's and Merger Subsidiary's obligations under the merger agreement. Also in the merger agreement, Ultratech has represented and warranted to Veeco and Merger Subsidiary that it and its subsidiaries will have, on a consolidated basis, at least $180,000,000 of available cash held in the United States at closing. The closing is not subject to a financing condition. See the section entitled "The Merger Agreement—Financing" beginning on page 118 of this proxy statement/prospectus for more information.

Conditions to Closing (see page 118)

        The obligations of Ultratech, Veeco and Merger Subsidiary to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law and other than the first condition below with respect to stockholder approval and adoption of the merger agreement which may not be waived by any party) at or prior to the effective time of each of the following conditions:

  •
  adoption of the merger agreement the affirmative vote of the holders of at least a majority of the outstanding shares of Ultratech common stock entitled to vote at the special meeting;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other judgment that has been issued by any court of competent jurisdiction is pending or in effect that enjoins or otherwise prohibits the consummation of the merger;

  •
  the receipt of all required approvals and the expiration or termination of any applicable waiting period (or extensions thereof) applicable to the merger under the HSR Act;

  •
  the Form S-4 having become effective under the Securities Act and the Form S-4 not being the subject of any stop order suspending the effectiveness of the Form S-4 issued by the SEC or proceedings initiated by the SEC in connection with any stop order; and

  •
  the shares of Veeco common stock issuable in connection with the merger having been authorized for listing on Nasdaq, subject to official notice of issuance.

        The obligations of Veeco and Merger Subsidiary to effect the merger are subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the effective time of the following further conditions:

  •
  the performance by Ultratech in all material respects of its obligations under the merger agreement required to be performed at or prior to the effective time;

  •
  the representations and warranties of Ultratech (other than certain representations with respect to corporate existence and power, corporate authorization, capitalization, finders' fees, available cash, and antitakeover statutes) contained in the merger agreement are true and correct in all respects (without giving effect to any limitation indicated by the words or phrases "Company Material Adverse Effect," "in all material respects," "material," or "materially" in such representations or warranties) as of the date of the merger agreement and as of the date on which the closing takes place as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a "Company Material Adverse Effect", (ii) certain representations and warranties of Ultratech contained in the merger agreement with respect to capitalization are true and correct (other than de minimis inaccuracies) as of the date of the merger agreement and as of the date on which the closing takes place as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date), (iii) the representations and warranties of Ultratech contained in the merger agreement with respect to corporate existence and power, corporate authorization, finders' fees and antitakeover statutes are true and correct in all material respects as of the date of the merger agreement and as of the date on which the closing takes place as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date) and (iv) the representations and warranties of Ultratech contained in the merger agreement with respect to available cash are true and correct in all respects as of the date of the merger agreement and as of the date on which the closing takes place as if made at and as of such time;

  •
  since February 2, 2017, a "Company Material Adverse Effect" (as defined in the merger agreement and described under "—Material Adverse Effect") shall not have occurred; and

  •
  the delivery by Ultratech to Veeco of a certificate, dated as of the date on which the closing takes place and signed by the chief executive officer or another senior officer of Ultratech, certifying that the conditions set forth in the above bullets have been satisfied.

        The obligation of Ultratech to effect the merger is further subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the effective time of the following further conditions:

  •
  the performance by each of Veeco and Merger Subsidiary in all material respects of its obligations under the merger agreement required to be performed at or prior to the effective time;

  •
  the representations and warranties of Veeco and Merger Subsidiary (other than certain representations with respect to corporate existence and power, corporate authorization, capitalization, financing, certain arrangements and finders' fees) contained in the merger agreement are true and correct in all respects (without giving effect to any limitation indicated by the words or phrases "Parent Material Adverse Effect," "in all material respects," "material,"

    or "materially" in such representations or warranties) as of the date of the merger agreement and as of the date on which the closing takes place as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a "Parent Material Adverse Effect", (ii) certain representations and warranties of Veeco and Merger Subsidiary contained in the merger agreement with respect to capitalization are true and correct (other than de minimis inaccuracies) as of the date of the merger agreement and as of the date on which the closing takes place as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date) and (iii) the representations and warranties of Veeco and Merger Subsidiary contained in the merger agreement with respect to corporate existence and power, corporate authorization, financing, certain arrangements and finders' fees are true and correct in all material respects as of the date of the merger agreement and as of the date on which the closing takes place as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date);

  •
  since February 2, 2017, a "Parent Material Adverse Effect" (as defined in the Merger Agreement and described under "—Material Adverse Effect") shall not have occurred; and

  •
  the delivery by Veeco to Ultratech of a certificate, dated as of the date on which the closing takes place and signed by the chief executive officer or another senior officer of Veeco, certifying that the conditions set forth in the above bullets have been satisfied.

        See the section entitled "The Merger Agreement—Conditions to Closing" beginning on page 118 of this proxy statements/prospectus for more information.

Termination of the Merger Agreement (see page 120)

        The merger agreement may be terminated:

  1.
  At any time prior to the effective time by the mutual written agreement of the Ultratech and Veeco;

  2.
  At any time prior to the effective time, by either Veeco or Ultratech (upon written notice to the other party) if:

  •
  the merger has not been consummated on or before the date that is 270 days after the date of the merger agreement (such date, as it may be extended pursuant to the merger agreement, the "end date"); provided that this termination right will not be available to any party whose breach of any provision of the merger agreement has been the primary cause of, or primarily resulted in, the failure of the merger to be consummated on by the end date;

  •
  any restraint issued by any court of competent jurisdiction shall be in effect that permanently enjoins or otherwise permanently prohibits the consummation of the merger, and such restraint has become final and non-appealable; provided that the right to terminate the merger agreement pursuant to this termination right will not be available to any party unless such party is in material compliance with its obligations described in the section entitled "The Merger Agreement—Reasonable Best Efforts to Consummate the Merger" beginning on page 114 of this proxy statement/prospectus; or

  •
  if the special meeting (including any adjournment or postponement thereof) has concluded and the approval of the merger agreement by Ultratech's stockholders has not been obtained; provided that this termination right will not be available to Ultratech if the failure to obtain the approval of Ultratech's stockholders was due to Ultratech's failure to perform any of its obligations under the merger agreement or a breach of the Support Agreement described in the section entitled "The Support Agreement" beginning on page 124 of this proxy statement/prospectus by any party thereto other than Veeco.

  3.
  By Veeco (upon written notice to Ultratech) if:

  •
  prior to obtaining the Ultratech stockholder approval, the Ultratech board has failed to make its recommendation in favor of the merger in the preliminary version of this proxy statement/prospectus, failed to include its recommendation of the merger in this proxy statement/prospectus at all times after the filing of the preliminary proxy statement/prospectus, failed to publicly reaffirm its recommendation in favor of the merger in accordance with the merger agreement or effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement; or

  •
  Ultratech has breached or failed to perform any of its representations, warranties, covenants or other agreements under the merger agreement, which breach or failure would result in a failure of certain of the conditions to the consummation of the merger and such breach cannot be cured, or if capable of cure, has not been cured, by the date that is two business days before the end date; provided that this termination right will not be available to Veeco if Veeco's breach of any provision of the merger agreement would cause certain of the conditions to the merger set forth in the merger agreement not to be satisfied.

  4.
  By Ultratech (upon written notice to Veeco) if:

  •
  prior to receipt of the Ultratech stockholder approval if, concurrently with such termination, Ultratech (i) enters into an alternative acquisition agreement that constitutes a superior proposal in accordance with the terms of the merger agreement and (ii) pays to Veeco a termination fee of $26.5 million; or

  •
  Veeco has breached or failed to perform any of its representations, warranties, covenants or other agreements under the merger agreement, which breach or failure would result in a failure of certain of the conditions to the consummation of the merger and such breach cannot be cured, or if capable of cure, has not been cured, by the date that is two business days before the end date; provided that this termination right will not be available to Ultratech if Ultratech's breach of any provision of the merger agreement would cause certain of the conditions to the merger set forth in the merger agreement not to be satisfied.

        See the section entitled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 120 of this proxy statement/prospectus for more information.

Termination Fee Payable by Ultratech (see page 122)

        Ultratech will be required to pay Veeco a termination fee of $26.5 million in cash in the following circumstances:

  •
  in the event the merger agreement is terminated by Veeco prior to obtaining the Ultratech stockholder approval because the Ultratech board has failed to make its recommendation in favor of the merger in the preliminary version of this proxy statement/prospectus, failed to include its recommendation of the merger in this proxy statement/prospectus at all times after the filing of the preliminary proxy statement/prospectus, failed to publicly reaffirm its recommendation in favor of the merger in accordance with the merger agreement or effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement;

  •
  in the event the merger agreement is terminated by Ultratech prior to receipt of the Ultratech stockholder approval in order for Ultratech to enter into an alternative acquisition agreement that constitutes a superior proposal; or

  •
  if after the date of the merger agreement, any "qualifying transaction" (which is an acquisition proposal, measured at a 50% threshold rather than a 20% threshold) is publicly made or announced and not withdrawn on or prior to the date that is five business days before the date of the special meeting, thereafter (a) Ultratech or Veeco terminates the merger agreement because the Ultratech stockholder approval has not been obtained, (b) Veeco terminates the merger agreement because the merger has not been consummated on or before the end date or (c) Veeco terminates the merger agreement because Ultratech has breached or failed to perform any of its representations, warranties, covenants or other agreements under the merger agreement, Ultratech consummates a transaction regarding, or executes a definitive agreement with respect to, an qualifying transaction (whether or not it is the same qualifying transaction originally made or publicly announced prior to the special meeting).

        In no event will Ultratech be obligated to pay such $26.5 million termination fee on more than one occasion.

        See the section entitled "The Merger Agreement—Termination Fee Payable by Ultratech" beginning on page 122 of this proxy statement/prospectus for more information.

The Support Agreement
(see page 124)

        Pursuant to a Support Agreement, dated as of February 2, 2017 (the "Support Agreement") among Veeco and the members of the Ultratech board and Ultratech's executive officers (the "supporting stockholders"), during the period commencing on the date of the Support Agreement and continuing until the first to occur of (i) the effective time, (ii) the date and time of termination of the merger agreement, and (iii) the date and time, if any, at which the Ultratech board makes a change in recommendation, each supporting stockholder has agreed, among other things, to (A) appear at the special meeting (or any other meeting of Ultratech's stockholders called in connection with the merger agreement) or cause such supporting stockholder's shares of Ultratech common stock, including any shares acquired by such supporting stockholder after the date of the Support Agreement (collectively, the "subject shares"), to be counted as present at such meeting for purposes of establishing a quorum and (B) to vote (or cause to be voted) the subject shares (1) in favor of granting the Ultratech stockholder approval, approving the merger, adopting the merger agreement, and approving any other transaction document, any other transaction pursuant to or contemplated by the merger agreement, and any other matter that could reasonably be expected to facilitate the consummation of the merger and (2) against any acquisition proposal (other than the merger agreement and the merger) and any other matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the consummation of the merger or any of the transactions contemplated by the merger agreement

        As of the close of business on              , 2017, the supporting stockholders owned in the aggregate shares of Ultratech common stock (not including any shares of Ultratech common stock subject to Ultratech stock options or Ultratech RSUs), all of which are subject to the Support Agreement, representing approximately      % of the shares of Ultratech common stock outstanding as of such date.

        The Support Agreement will terminate on the earlier of (i) the effective time and (ii) the termination of the merger agreement. Each supporting stockholder has entered into the Support

Agreement solely in such supporting stockholder's capacity as stockholder of Ultratech and not in any other capacity.

        See the section entitled "The Support Agreement" beginning on page 124 of this proxy statement/prospectus for more information.

Material U.S. Federal Income Tax Consequences
(see page 125)

        The merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section entitled "Material U.S. Federal Income Tax Consequences" beginning on page 125 of this proxy statement/prospectus) of shares of Ultratech common stock generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (1) the sum of the amount of cash and the fair market value of the shares of Veeco common stock received and (2) the holder's tax basis in the shares of Ultratech common stock exchanged in the merger.

        Any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder's holding period in the Ultratech common stock immediately prior to the merger is more than one year. For U.S. Holders that are individuals, estates or trusts, long-term capital gain generally is taxed at preferential U.S. federal rates. The deductibility of capital losses is subject to limitations.

        A U.S. Holder will have a tax basis in the shares of Veeco common stock received in the merger equal to the fair market value of such shares. The holding period for shares of Veeco common stock received in exchange for shares of Ultratech common stock in the merger will begin on the date immediately following the closing date.

        A Non-U.S. Holder (as defined in the section entitled "Material U.S. Federal Income Tax Consequences" beginning on page 125 of this proxy statement/prospectus) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Ultratech common stock for cash and shares of Veeco common stock in the merger unless such Non-U.S. Holder has certain connections to the United States.

        The U.S. federal income tax consequences described above may not apply to all holders of Ultratech common stock, including certain holders specifically referred to on page 127. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

Accounting Treatment
(see page 128)

        Veeco prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (referred to in this proxy statement/prospectus as GAAP). The merger will be accounted for using the acquisition method of accounting. Veeco will be treated as the acquiror for accounting purposes.

Comparison of Stockholders' Rights
(see page 134)

        Ultratech stockholders, whose rights are currently governed by the Amended and Restated Certificate of Incorporation of Ultratech (the "Ultratech Charter") and the Amended and Restated Bylaws of Ultratech (as amended, the "Ultratech Bylaws") will, upon receipt of Veeco common stock in the merger, upon completion of the merger, become stockholders of Veeco and their rights will be governed by the Amended and Restated Certificate of Incorporation of Veeco (the "Veeco Charter") and the Fifth Amended and Restated Bylaws of Veeco (the "Veeco Bylaws"). The differences between the Ultratech governing documents and the Veeco governing documents are described in detail under the section entitled "Comparison of Stockholders' Rights" beginning on page 134 of this proxy statement/prospectus.

 THE COMPANIES

Veeco Instruments Inc.

        Veeco creates process equipment that enables technologies for a cleaner and more productive world. Veeco designs, develops, manufactures, markets, and supports thin film equipment to meet the demands of key global trends such as improving energy efficiency, enhancing mobility, and increasing connectivity. Veeco's equipment is used to make electronic devices which enable these trends, including light emitting diodes ("LEDs"), micro-electromechanical systems ("MEMS"), wireless devices, power electronics, hard disk drives ("HDDs"), and semiconductor devices. Veeco's products are sold to semiconductor and advanced packaging device manufacturers, and Veeco may also license its technology to its customers or partners.

        Veeco develops highly differentiated, "best-in-class" equipment for critical performance steps in thin film processing. Veeco's products provide leading technology at low cost-of-ownership. Core competencies in advanced thin film technologies and decades of specialized process know-how help Veeco stay at the forefront of these rapidly advancing industries.

        Veeco's portfolio of technology solutions sell into four key market areas: Lighting, Display & Power Electronics; Advanced Packaging, MEMS & Radio Frequency; Scientific & Industrial; and Data Storage.

        Veeco was organized as a Delaware corporation in 1989. Veeco's headquarters are located at 1 Terminal Drive, Plainview, New York 11803, and its telephone number is (516) 677-0200. Veeco has sales and service operations across the Asia-Pacific region, Europe, and North America to address its customers' needs. Veeco's website is www.veeco.com. The information on Veeco's website is not incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 142 of this proxy statement/prospectus.

Ultratech, Inc.

        Ultratech designs, builds and markets manufacturing systems for the global technology industry. Founded in 1979, Ultratech serves three core markets: frontend semiconductor, backend semiconductor, and nanotechnology. Ultratech is the leading supplier of lithography products for bump packaging of integrated circuits and high-brightness LEDs. Ultratech is also the market leader and pioneer of LSA technology for the production of advanced semiconductor devices. In addition, Ultratech offers solutions leveraging its proprietary CGS technology to the semiconductor wafer inspection market and provides ALD tools to leading research organizations, including academic and industrial institutions.

        The principal executive offices of Ultratech are located at 3050 Zanker Road, San Jose, California 95134, and its telephone number is (408) 321-8835. Additional information about Ultratech and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 142 of this proxy statement/prospectus.

Ulysses Acquisition Subsidiary Corp.

        Merger Subsidiary is a wholly owned subsidiary of Veeco and is a Delaware corporation. Merger Subsidiary was formed on February 1, 2017, for the sole purpose of effecting the merger. In the merger, Merger Subsidiary will be merged with and into Ultratech, with Ultratech surviving as a wholly owned subsidiary of Veeco. The principal executive offices of Merger Subsidiary are located at 1 Terminal Drive, Plainview, New York 11803, and its telephone number is (516) 677-0200.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VEECO

        The following tables present selected historical consolidated financial data of Veeco as of and for the years ended December 31, 2016, 2015, 2014, 2013, and 2012. The consolidated financial statements of Veeco have been presented in accordance with U.S. GAAP.

        The selected consolidated financial data as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 are derived from Veeco's audited consolidated financial statements incorporated by reference into this proxy statement/prospectus. The selected consolidated financial data as of December 31, 2014, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 are derived from Veeco's audited consolidated financial statements not included or incorporated by reference herein.

        The financial information set forth below is only a summary that should be read in conjunction with the section entitled "Risk Factors" beginning on page 38 of this proxy statement/prospectus and Veeco's consolidated financial statements, including the related notes, as well as the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Veeco's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 that Veeco previously filed with the SEC and that is incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. See also the section entitled "Where You Can Find More Information" beginning on page 142 of this proxy statement/prospectus for the location of information incorporated by reference in this proxy statement/prospectus.

	Year ended December 31,
	2016	2015	2014	2013	2012
	(in thousands, except per share data)
Statement of Operations Data(1):
Net sales	$332,451	$477,038	$392,873	$331,749	$516,020
Operating income (loss)	(120,402)	(23,232)	(79,209)	(71,812)	37,212
Income (loss) from continuing operations, net of tax	(122,210)	(31,978)	(66,940)	(42,263)	26,529
Basic income (loss) per common share from continuing operations	(3.11)	(0.80)	(1.70)	(1.09)	0.69
Diluted income (loss) per common share from continuing operations	(3.11)	(0.80)	(1.70)	(1.09)	0.68

(1)
Information presented excludes the results of our discontinued operations.

	December 31,
	2016	2015	2014	2013	2012
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$277,444	$269,232	$270,811	$210,799	$384,557
Short-term investments	66,787	116,050	120,572	281,538	192,234
Working capital	357,999	379,904	387,254	485,452	632,197
Total assets	758,532	890,789	929,455	947,969	937,304
Long-term debt (less current installments)	826	1,193	1,533	1,847	2,138
Total equity	594,595	714,615	738,932	780,230	811,212

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ULTRATECH

        The following tables present selected historical consolidated financial data of Ultratech as of and for the years ended December 31, 2016, 2015, 2014, 2013, and 2012. The consolidated financial statements of Ultratech have been presented in accordance with U.S. GAAP.

        The selected consolidated financial data as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 are derived from Ultratech's audited consolidated financial statements incorporated by reference into this proxy statement/prospectus. The selected consolidated financial data as of December 31, 2014, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 are derived from Ultratech's audited consolidated financial statements not included or incorporated by reference herein.

        The financial information set forth below is only a summary that should be read in conjunction with the section entitled "Risk Factors" beginning on page 38 of this proxy statement/prospectus and Ultratech's consolidated financial statements, including the related notes, as well as the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Ultratech's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 that Ultratech previously filed with the SEC and that is incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. See also the section entitled "Where You Can Find More Information" beginning on page 142 of this proxy statement/prospectus for the location of information incorporated by reference in this proxy statement/prospectus.

In thousands, except per share data and percentage information	2016(e)	2015(d)	2014(c)	2013(b)	2012(a)
Statement of Operations Data:
Net sales	$194,051	$149,176	$150,540	$157,272	$234,825
Gross profit	$88,735	$65,432	$63,273	$67,382	$131,810
Gross profit as a percentage of net sales	46%	44%	42%	43%	56%
Operating income (loss)	$8,122	$(15,040)	$(19,063)	$(15,058)	$56,398
Income (loss) before income taxes and cumulative effect of a change in accounting principle	$8,692	$(14,678)	$(18,867)	$(14,916)	$56,969
Pre-tax income (loss) as a percentage of net sales	4.5%	(9.8)%	(12.5)%	(9.5)%	24.3%
Provision (benefit) for income taxes	$(2,545)	$450	$244	$(1,147)	$9,782
Net income (loss)	$11,237	$(15,128)	$(19,111)	$(13,769)	$47,187
Net income (loss) per share—basic	$0.42	$(0.55)	$(0.67)	$(0.49)	$1.76
Number of shares used in per share computation—basic	27,012	27,429	28,437	28,106	26,881
Net income (loss) per share—diluted	$0.41	$(0.55)	$(0.67)	$(0.49)	$1.70
Number of shares used in per share computation—diluted	27,333	27,429	28,437	28,106	27,705
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$267,593	$251,901	$269,730	$297,035	$302,508
Working capital	$342,357	$315,424	$334,434	$349,055	$349,506
Total assets	$415,572	$389,196	$417,518	$434,164	$436,986
Long-term obligations	$12,456	$13,474	$15,252	$11,923	$11,235
Stockholders' equity	$365,198	$341,877	$365,120	$386,538	$375,186

(a)
Operating income in 2012 includes $12.5 million of stock-based compensation expenses.

(b)
Operating loss in 2013 includes $15.4 million of stock-based compensation expenses.

(c)
Operating loss in 2014 includes $16.9 million of stock-based compensation expenses.

(d)
Operating loss in 2015 includes $15.3 million of stock-based compensation expenses and $0.8 million of restructuring expenses.

(e)
Operating income in 2016 includes $12.2 million of stock-based compensation expenses.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

        The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the pending merger of Merger Subsidiary with and into Ultratech with Ultratech continuing as the surviving corporation and as a wholly owned subsidiary of Veeco and the related financing transactions, which were announced on February 2, 2017.

        The merger has not yet closed. Under the terms of the merger agreement, Veeco is offering to acquire each outstanding share of Ultratech common stock (other than (i) shares of Ultratech common stock owned by Veeco or Merger Subsidiary and shares of treasury stock held by Ultratech, which will be canceled without consideration, (ii) shares of Ultratech stock held by any subsidiary of either Ultratech or Veeco, which will be converted into such number of shares of common stock of the surviving corporation such that each subsidiary owns the same percentage of the surviving corporation immediately following the effective time as such subsidiary owned of Ultratech immediately prior to the effective time (such shares, together with the shares described in clause (i) are referred to as "excluded shares") and (iii) shares held by holders of Ultratech common stock, if any, who properly exercise their appraisal rights under the DGCL (which we refer to as "dissenting shares")) in exchange for $21.75 in cash and 0.2675 of a share of Veeco common stock, which is referred to in this proxy statement/prospectus as the merger consideration.

Pro Forma Information

        The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 combine the historical consolidated statements of operations of Veeco and Ultratech both for the fiscal year ended December 31, 2016. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 combines the historical consolidated balance sheet of Veeco as of December 31, 2016 with Ultratech as of December 31, 2016, giving effect to the merger as if it had occurred on December 31, 2016. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information has been prepared by Veeco using the acquisition method of accounting in accordance with GAAP.

        The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes, which are incorporated by reference in this proxy statement/prospectus:

  •
  separate historical financial statements of Veeco as of and for the year ended December 31, 2016, and the related notes included in Veeco's Annual Report for the year ended December 31, 2016 on Form 10-K and

  •
  separate historical financial statements of Ultratech as of and for the year ended December 31, 2016, and the related notes included in Ultratech's Annual Report for the year ended December 31, 2016 on Form 10-K.

        The unaudited pro forma condensed combined financial information reflects the estimated aggregate consideration of approximately $820.4 million for the acquisition, as calculated below (in thousands, except number of shares and price per share):

Number of shares of Ultratech common stock issued and outstanding as of February 28, 2017	27,193,744
Multiplied by exchange ratio per the merger agreement	0.2675

Number of shares of Veeco common stock to be issued*	7,274,327
Multiplied by price of Veeco common stock*	$27.35

Fair value of shares of common stock to be issued to Ultratech stockholders	$198,953
Cash consideration to be paid to Ultratech shareholders and equity award holders	$621,239
Estimated replacement equity awards attributable to pre-acquisition service	$197

Estimated merger consideration	$820,389

*
The estimated merger consideration has been determined based on the closing price of Veeco common stock on February 28, 2017. Pursuant to business combination accounting rules, the final consideration will be based on the number of shares of Ultratech common stock outstanding and the price of Veeco common stock as of the closing date. The exchange ratio and cash consideration to be paid to Ultratech shareholders and equity award holders assumes no adjustment to the exchange ratio. See "The Merger Agreement—Merger Consideration" beginning as page 99 of this proxy statement/prospectus.

        In accordance with the acquisition method of accounting, the actual consolidated financial statements of Veeco will reflect the Ultratech acquisition only from and after the date of the completion of the acquisition. Veeco has performed a preliminary valuation analysis of the fair value of Ultratech's assets to be acquired and liabilities to be assumed. The assets and liabilities of Ultratech have been measured based on various preliminary estimates using assumptions that Veeco believes are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company's future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

        Veeco intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon consummation of the merger and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with Accounting Standards Codification ("ASC") Topic 805, but in no event later than one year following consummation of the merger.

        The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Veeco and Ultratech would have achieved had the companies been combined during this period and is not intended to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma condensed combined financial information does not reflect the realization of any cost savings following consummation of the merger and also does not reflect any related restructuring and integration charges to achieve those cost savings or any charges that may be incurred as a result of double trigger change in control provisions that may be met subsequent to the acquisition.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2016
(in thousands)

	Historical
	As of 12/31/16	As of 12/31/16								As of 12/31/16
			Reclassification Adjustments	Financing and Other Adjustments			Pro Forma Adjustments			Pro Forma Consolidated
	Veeco	Ultratech
			(Note 1)	(Note 3)			(Note 3)
Current Assets
Cash and cash equivalents	$277,444	$86,744	$—	$325,850	(a	)	$(535,595)	(a	)	$154,443
Short-term investments	66,787	180,849	—	—			(100,000)	(b	)	147,636
Accounts receivable, net	58,020	54,549	—	—			—			112,569
Inventories	77,063	50,475	—	—			6,623	(c	)	134,161
Deferred cost of sales	6,160	—	200	—			(200)	(d	)	6,160
Prepaid and other current assets	16,034	7,658	—	—			—			23,692

Total current assets	501,508	380,275	200	325,850			(629,172)			578,661
Property, plant and equipment, net	60,646	13,869	4,540	—			3,174	(e	)	82,229
Intangible assets, net	58,378	10,630	—	—			279,520	(f	)	348,528
Goodwill	114,908	—	—	—			208,280	(g	)	323,188
Deferred income taxes	2,045	—	—	—			—			2,045
Other assets	21,047	10,798	(4,540)	—			—			27,305

TOTAL ASSETS	$758,532	$415,572	$200	$325,850			$(138,198)			$1,361,956

Current liabilities
Accounts payable	$22,607	$14,038	$—	$—			$—			$36,645
Accrued expenses and other current liabilities	33,201	18,028	(583)	—			5,392	(h	)	56,038
Customer deposits and deferred revenue	85,022	4,352	783	—			(1,945)	(i	)	88,212
Income taxes payable	2,311	—	—	—			—			2,311
Notes payable and current portion of long-term debt	368	1,500	—	—			—			1,868

Total current liabilities	143,509	37,918	200	—			3,447			185,074
Deferred income taxes	13,199	—	—	—			24,698	(j	)	37,897
Long-term debt	826	—	—	265,184	(k	)	—			266,010
Other liabilities	6,403	12,456	—	—			(295)	(l	)	18,564

Total liabilities	163,937	50,374	200	265,184			27,850			507,545
Stockholders' equity:
Preferred stock	—	—	—	—			—			—
Common stock	407	31	—	—			46	(m	)	484
Additional paid-in capital	763,303	378,110	—	70,568	(n	)	(179,037)	(n	)	1,032,944
Retained earnings (accumulated deficit)	(168,583)	54,839	—	(9,902)	(o	)	(54,839)	(o	)	(178,485)
Accumulated other comprehensive income (loss)	1,777	(619)	—	—			619	(p	)	1,777
Treasury stock	(2,309)	(67,163)	—	—			67,163	(q	)	(2,309)

Total stockholders' equity	594,595	365,198	—	60,666			(166,048)			854,411

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$758,532	$415,572	$200	$325,850			$(138,198)			$1,361,956

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2016
(in thousands, except per share amounts)

	Historical
								Year Ended 12/31/16
	Year Ended 12/31/16	Year Ended 12/31/16
			Reclassification Adjustments	Financing Adjustments		Pro Forma Adjustments		Pro Forma Consolidated
	Veeco	Ultratech
			(Note 1)	(Note 3)		(Note 3)
Net sales	$332,451	$194,051	$—	$—		$—		$526,502
Cost of sales	199,593	105,316	(1,623)	—		24	(r)	303,310

Gross profit	132,858	88,735	1,623	—		(24)		223,192
Operating expenses, net:
Research and development	81,016	35,201	—	—		35	(s)	116,252
Selling, general, and administrative	77,642	45,412	(170)	—		(322)	(t)	122,562
Amortization of intangible assets	19,219	—	1,659	—		31,699	(u)	52,577
Restructuring	5,640	—	—	—		—		5,640
Asset impairment	69,520	—	—	—		—		69,520
Other, net	223	—	134	—		—		357

Total operating expenses	253,260	80,613	1,623	—		31,412		366,908

Operating income (loss)	(120,402)	8,122	—	—		(31,436)		(143,716)
Interest income (expense), net	958	570	—	(20,208)	(v)	(1,180)	(v)	(19,860)

Income (loss) before income taxes	(119,444)	8,692	—	(20,208)		(32,616)		(163,576)
Income tax expense (benefit)	2,766	(2,545)	—	—		(619)	(w)	(398)

Net income (loss)	$(122,210)	$11,237	$—	$(20,208)		$(31,997)		$(163,178)

Income (loss) per common share Basic / diluted	$(3.11)							$(3.50)
Weighted average shares outstanding Basic / diluted	39,340							46,614	(x)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Pro Forma Presentation

        The unaudited pro forma condensed combined financial information is based on Veeco's and Ultratech's historical consolidated financial statements as adjusted to give effect to the acquisition of Ultratech and the debt issuance Veeco closed in January 2017, the proceeds from which Veeco will use toward satisfaction of the cash portion of the merger consideration. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 give effect to the Ultratech acquisition as if it had occurred on January 1, 2016. The unaudited condensed combined pro forma balance sheet as of December 31, 2016 gives effect to the Ultratech acquisition as if it had occurred on December 31, 2016.

        The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted to give effect to transactions that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results of the combined company. The historical information of Veeco and Ultratech is presented in accordance with GAAP. Veeco is not currently aware of any significant accounting policy differences between Veeco and Ultratech. Certain reclassification adjustments have been made to conform Ultratech's presentation of financial information to Veeco's presentation (see below). Following the acquisition and during the ASC Topic 805 measurement period, management will conduct a final review of Ultratech's accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Ultratech's results of operations or reclassification of assets or liabilities to conform to Veeco's accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

        The acquisition method of accounting is based on ASC Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

        ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Veeco issued after completion of the Ultratech acquisition will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in this unaudited pro forma condensed combined financial information. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the Ultratech acquisition at the then-current fair value, which will likely result in acquisition consideration that is different from the amount assumed in this unaudited pro forma condensed combined financial information.

        ASC Topic 820 defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to Veeco in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Veeco may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Veeco's intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

        Under ASC Topic 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of acquisition consideration and are excluded from the unaudited pro forma condensed combined statements of operations. Such costs will be expensed in the historical statements of operations in the periods incurred. Veeco expects to incur total acquisition-related transaction costs of approximately $9.9 million and Ultratech expects to incur total acquisition-related transaction costs of approximately $14.7 million, of which approximately $0.4 million was incurred in 2016.

        The unaudited pro forma condensed combined financial information are presented solely for informational purposes and are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is the unaudited pro forma condensed combined financial information necessarily indicative of the future results of the combined company.

        The unaudited pro forma condensed combined financial information does not reflect any cost savings from future operating synergies or integration activities, or any revenue, tax, or other synergies that could result from the acquisition. In addition they do not reflect any related restructuring, severance and integration charges to achieve those cost savings or any charges that may be incurred as a result of double trigger change in control provisions that may be met subsequent to the acquisition.

        Certain reclassification adjustments presented below have been made to Ultratech's historical balance sheet as of December 31, 2016 and consolidated results of operations for the year ended December 31, 2016 to conform to Veeco's presentation (in thousands):

  Balance Sheet as of December 31, 2016

	Before Reclassification	Reclassification		After Reclassification
	(dollars in thousands)
Deferred cost of sales	—	200	(i)	200
Property, plant and equipment, net	13,869	4,540	(ii)	18,409
Other assets	10,798	(4,540)	(ii)	6,258
Accrued expenses and other current liabilities	18,028	(583)	(iii)	17,445
Customer deposits and deferred revenue	4,352	200	(i)	5,135
		583	(iii)

(i)
Represents the reclassification of deferred cost of goods sold from the "Customer deposits and deferred revenue" line item to the "Deferred cost of goods sold" line item.

(ii)
Represents the reclassification of demonstration and laboratory equipment from the "Other assets" line item to the "Property, plant and equipment" line item.

(iii)
Represents the reclassification of advanced billings from the "Accrued expenses and other current liabilities" line item to the "Customer deposits and deferred revenue" line item.

  Statement of Operations for the year ended December 31, 2016

	Before Reclassification	Reclassification		After Reclassification
	(dollars in thousands)
Cost of sales	105,316	(1,600)	(iv)	103,693
		(23)	(v)
Selling, general, and administrative	45,412	(59)	(iv)	45,242
		(111)	(v)
Amortization of intangible assets	—	1,659	(iv)	1,659
Other, net	—	134	(v)	134

(iv)
Represents the reclassification of amortization of intangible assets from the "Cost of sales" and "Selling, general, and administrative" line items to the "Amortization of intangible assets" line item.

(v)
Represents the reclassification of loss from disposal of assets from the "Cost of sales" and "Selling, general, and administrative" line items to the "Other, net" line item.

Note 2. Estimated Ultratech Purchase Consideration and Preliminary Purchase Price Allocation

        The following summarizes the preliminary allocation of the purchase price for Ultratech based on the terms of the merger agreement and Veeco's preliminary estimates of fair value of assets and liabilities as if the acquisition had occurred on December 31, 2016. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual merger date (in thousands):

Purchase price allocation
Cash and cash equivalents	$72,388
Short-term investments	180,849
Accounts receivable, net	54,549
Inventories	57,098
Prepaid and other current assets	7,658
Property, plant and equipment, net	21,583
Intangible assets, net	290,150
Other assets	6,258

Total Assets	690,533
Accounts payable	14,038
Accrued expenses and other current liabilities	22,837
Customer deposits and deferred revenue	3,190
Notes payable and current portion of long-term debt	1,500
Deferred income taxes—non-current	24,698
Other liabilities	12,161

Total Liabilities	78,424
Net assets acquired (a)	612,109

Estimated purchase consideration (b)	820,389

Estimated goodwill (b) - (a)	$208,280

        This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations. The final purchase price allocation will be determined when Veeco has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as technology and customer relationships as well as goodwill, (3) changes in deferred income taxes, and (4) other changes to assets and liabilities.

        Estimated goodwill represents the excess of the preliminary estimated purchase price over the estimated fair value of the underlying net assets acquired. Estimated goodwill is not amortized but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill recognized in the merger is not expected to be deductible for tax purposes.

        Estimated Purchase Consideration Sensitivity.    The table below illustrates the potential impact to the total estimated purchase price for Ultratech resulting from a 10% increase or decrease in the price of Veeco common stock of $27.35 on February 28, 2017. For the purpose of this calculation, the total number of shares and equity awards (vested and unvested) has been assumed to be the same as in the table above (in thousands):

	Stock Price	Purchase Price	Goodwill
10% increase in Veeco's share price
Stock Consideration	$30.09	218,848
Cash Consideration		622,823
Replacement Award Consideration		202

		$841,873	$229,764

10% decrease in Veeco's share price
Stock Consideration	$24.62	179,058
Cash Consideration		619,756
Replacement Award Consideration		192

		$799,006	$186,897

(a)
For pro forma purposes, Veeco has assumed the cash portion of the transaction will be funded with a combination of available cash as well as a borrowing of approximately $345.0 million under the public offering of Convertible Notes that Veeco completed in January 2017. For a more complete description of Veeco's Convertible Notes financing for the merger, see Veeco's Current Report on Form 8-K filed on January 18, 2017.

Note 3. Pro Forma Adjustments

        Balance Sheet Adjustments.    The unaudited pro forma adjustments related to Ultratech included in the unaudited pro forma condensed combined balance sheet are as follows (in thousands):

(a)
Cash and cash equivalents

December 31, 2016
Cash consideration paid for shares and vested equity awards	$(621,239)
Cash provided from borrowing	345,000
Cash provided from sale of short-term investments	100,000
Cash paid for debt financing costs	(9,248)
Estimated Ultratech transaction costs anticipated to be paid concurrent with the closing of the merger	(14,356)
Estimated Veeco transaction costs anticipated to be paid concurrent with the closing of the merger	(9,902)

Total adjustments to cash and cash equivalents	$(209,745)

(b)
Short-term Investments

        This adjustment represents the estimated proceeds from the sale of short-term investments that will be used to finance the acquisition in order to maintain sufficient cash reserve balances.

(c)
Inventory

        This adjustment represents the estimated adjustment to step up Ultratech inventory to a fair value of approximately $57.1 million, an increase of approximately $6.6 million from the carrying value. The fair value estimate is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the acquisition, the step-up in inventory fair value of approximately $6.6 million will increase cost of sales over approximately six months as the inventory is sold. This increase is not reflected in the pro forma condensed combined statement of operations because it does not have a continuing impact.

(d)
Deferred cost of sales

        This adjustment represents the estimated adjustment to Ultratech deferred cost of sales of approximately $0.2 million.

(e)
Property, plant and equipment, net

        This adjustment represents the estimated adjustment to step up Ultratech's property and equipment to a fair value of approximately $21.6 million, an increase of approximately $3.2 million from the carrying value. The fair value estimate is preliminary and subject to change.

(f)
Intangibles

	December 31, 2016	Estimated Useful Life
To eliminate the historical net book value of Ultratech's intangible assets	$(10,630)
Technology	113,580	9 years
In-process research and development	31,930	n/a
Customer relationships	113,940	12 years
Trademark and trade name	22,700	7 years
Order backlog	8,000	0.5 years

Total adjustments to intangibles	$279,520

        Identifiable intangible assets and liabilities acquired include developed technology, customer relationships, trademark and trade name, backlog and in-process research and development. In-process research and development will be accounted for as an indefinite-lived intangible asset until the underlying projects are completed or abandoned. The fair value of intangible assets is based on Veeco's preliminary valuation as of the deemed acquisition date of December 31, 2016. Estimated useful lives (where relevant for the purposes of these unaudited pro forma financial statements) are based on the time periods during which the intangibles are expected to result in incremental cash flows.

(g)
Goodwill

        This adjustment represents the preliminary estimated goodwill associated with the acquisition of Ultratech of approximately $208.3 million. Goodwill was calculated by taking total consideration transferred of $820.4 million less identifiable net assets acquired of $612.1 million.

(h)
Accrued liabilities

December 31, 2016
To record fair value of deferred compensation plan liabilities payable upon change in control	$3,114
To record fair value of Ultratech payroll tax liability	2,278

Total adjustments to Accrued liabilities	$5,392

(i)
Customer deposits and deferred revenue

December 31, 2016
To eliminate the historical current deferred revenue of Ultratech	$(5,135)
To record preliminary fair value of current deferred revenue	3,190

Total adjustments to Customer deposits and deferred revenue	$(1,945)

        After the acquisition, this adjustment will not have a continuing impact as the service contracts, extended warranties, and customer deposits are primarily provided over 12 months and, accordingly, have been excluded from the unaudited pro forma condensed combined statement of operations.

(j)
Deferred income taxes

December 31, 2016
Fair value adjustment on identifiable intangible assets	$24,570
Fair value adjustment on property, plant and equipment	128

Total adjustments to non-current deferred tax liabilities	$24,698

(k)
Debt

December 31, 2016
New debt financing	$345,000
Debt discount for convertible feature	(72,512)
Debt discount for issuance costs	(7,304)

Total adjustments to Long-term debt	$265,184

(l)
Other liabilities

December 31, 2016
To eliminate the historical non-current deferred revenue of Ultratech	$(1,145)
To record preliminary fair value of non-current deferred revenue	850

Total adjustments to Other liabilities, non-current	$(295)

(m)
Common stock

December 31, 2016
To eliminate the historical common stock of Ultratech	$(31)
To record the par value of common stock issued by Veeco in connection with the transaction	73
To record the par value of common stock issued by Veeco in connection with replacement awards	4

Total adjustments to Common stock	$46

(n)
Additional paid-in-capital

December 31, 2016
To eliminate the historical additional paid-in capital of Ultratech	$(378,110)
To record the additional paid-in capital for estimated common stock issued by Veeco in connection with the transaction	198,880
To record the additional paid-in capital for replacement awards attributable to pre-acquisition services	193
To record the additional paid-in capital associated with the conversion feature of the new debt financing net of $1,944 of associated debt issuance costs	70,568

Total adjustments to Additional paid-in capital	$(108,469)

(o)
Retained earnings (accumulated deficit)

December 31, 2016
To eliminate the historical retained earnings of Ultratech	$(54,839)
To record Veeco estimated transaction costs	(9,902)

Total adjustments to Retained earnings (accumulated deficit)	$(64,741)

(p)
Accumulated other comprehensive income (loss)

        To eliminate $0.6 million of historical accumulated other comprehensive loss of Ultratech.

(q)
Treasury stock

        To eliminate $67.2 million of historical treasury stock relating to Ultratech.

        Statement of Operations Adjustments.    The unaudited pro forma adjustments related to Ultratech included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 are as follows (in thousands):

(r)
Cost of sales

        To record net impact of $0.02 million eliminating the historical depreciation expense related to property, plant and equipment included within the operating results of Ultratech as well as adjusting for depreciation expense related to the fair value adjustments of property, plant and equipment as part of purchasing accounting.

(s)
Research and development

        To record net impact of $0.04 million eliminating the historical depreciation expense related to property, plant and equipment included within the operating results of Ultratech as well as adjusting for depreciation expense related to the fair value adjustments of property, plant and equipment as part of purchasing accounting.

(t)
Selling, general and administrative

Pro Forma Fiscal Year Ended December 31, 2016
To record the net impact of eliminating the historical depreciation expense related to PP&E included within the operating results of Ultratech as well as adjusting for the depreciation expense related to the fair value adjustments of PP&E as part of purchase accounting	$64
To eliminate Ultratech's incurred transaction costs recorded in selling, general and administrative expenses	(386)

Total adjustments to Selling, general and administrative	$(322)

(u)
Amortization of intangible assets

        To record the net impact of amortization expense of $31.7 million related to newly acquired intangible assets associated with Ultratech.

(v)
Interest income (expense), net

        The following table shows the change in interest expense:

Pro Forma Fiscal Year Ended December 31, 2016
To adjust interest income related to the cash paid in connection with the acquisition	$(1,180)
Debt financing interest expense	(20,208)

Total adjustments to Interest income (expense), net	$(21,388)

(w)
Income tax expense (benefit)

Pro Forma Fiscal Year Ended December 31, 2016
Adjustment on account of step-up in amortization of foreign intangible assets	$(612)
Adjustment on account of step-up in depreciation of foreign plant property and equipment assets	(7)

Total adjustments to Income tax expense (benefit)	$(619)

(x)
Income (loss) per common share

        Pro forma income (loss) per common share are based on historical Veeco weighted average shares outstanding, adjusted to assume the shares estimated to be issued by Veeco for the Ultratech acquisition were outstanding for the entire periods presented.

Pro Forma Fiscal Year Ended December 31, 2016
Veeco weighted average shares outstanding—basic and diluted	$39,340
Veeco shares estimated to be issued for Ultratech acquisition	7,274

Pro forma combined weighted average shares outstanding	$46,614

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        Presented below are Veeco's and Ultratech's historical per share data, unaudited pro forma combined per share data, and unaudited pro forma equivalent data for the years ended December 31, 2016, 2015, and 2014. This information should be read together with the consolidated financial statements and related notes of Veeco and Ultratech that are incorporated by reference into this proxy statement/prospectus and with the unaudited pro forma condensed combined financial data included under the section entitled "Unaudited Pro Forma Condensed Combined Financial Information." The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented or on the dates presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The pro forma net income per share of the combined company is computed by dividing the pro forma net income by the pro forma weighted average number of basic or diluted shares outstanding. The historical book value per share is computed by dividing total stockholders' equity by the number of diluted shares of common stock outstanding at the end of the period. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period. The unaudited pro forma equivalent share data was calculated by multiplying the unaudited pro forma combined company common share amounts by the exchange ratio of 0.2675.

	Fiscal
	2016	2015	2014
Veeco Historical Per Common Share Data
Net income (loss)	$(3.11)	$(0.80)	$(1.70)
Net income (loss)—assuming dilution	$(3.11)	$(0.80)	$(1.70)
Cash dividends	—	—	—
Book Value	$15.11	$17.98	$18.78
Pro Forma Combined Per Veeco Common Share Data
Net income (loss)	$(3.50)	$(2.07)	$(2.91)
Net income (loss)—assuming dilution	$(3.50)	$(2.07)	$(2.91)
Cash dividends	—	—	—
Book Value	$18.33	$20.70	$21.27
Ultratech Historical Per Common Share Data
Net income (loss)	$0.42	$(0.55)	$(0.67)
Net income (loss)—assuming dilution	$0.41	$(0.55)	$(0.67)
Cash dividends	—	—	—
Book Value	$13.36	$12.46	$12.84
Pro Forma Combined Per Ultratech Equivalent Common Share Data
Net income (loss)	$(0.94)	$(0.55)	$(0.78)
Net income (loss)—assuming dilution	$(0.94)	$(0.55)	$(0.78)
Cash dividends	—	—	—
Book Value	$4.90	$5.54	$5.69

 COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION (UNAUDITED)

        Shares of Veeco's common stock are listed for trading on NASDAQ under the symbol "VECO." Shares of Ultratech common stock are listed for trading on NASDAQ under the symbol "UTEK."

Historical Market Price Information

        The following table sets forth, for the periods indicated, the intraday high and low sales prices per share of Veeco common stock and per share of Ultratech common stock, in both cases as reported on NASDAQ.

        On February 1, 2017, the last trading day before the execution and public announcement of the Merger Agreement, the closing price of a share of Veeco common stock on NASDAQ was $25.75. On                        , 2017, the last practicable trading day prior to the date of this proxy statement/prospectus, the closing price of a share of Veeco common stock on NASDAQ was $        .

        On February 1, 2017, the last trading day before the execution and public announcement of the Merger Agreement, the closing price of a share of Ultratech common stock on NASDAQ was $25.94. On                        , 2017, the last practicable trading day prior to the date of this proxy statement/prospectus, the closing price of a share of Ultratech common stock on NASDAQ was $        .

        On                        , 2017 the last practicable day prior to the date of this proxy statement/prospectus, there were          shares of Veeco common stock outstanding and           shares of Ultratech common stock outstanding. As of such date, Veeco had          holders of record of its common stock and Ultratech had          holders of record of its common stock.

	VECO			UTEK
	High	Low	Dividend Paid (per share)	High	Low	Dividend Paid (per share)
	($)			($)
Year Ended December 31, 2014
Quarter ended March 31, 2014	44.35	31.78	$0.00	29.85	23.10	$0.00
Quarter ended June 30, 2014	44.39	30.57	$0.00	29.40	20.28	$0.00
Quarter ended September 30, 2014	38.03	33.10	$0.00	27.72	21.82	$0.00
Quarter ended December 31, 2014	38.40	30.54	$0.00	23.16	16.84	$0.00
Year Ended December 31, 2015
Quarter ended March 31, 2015	35.44	27.80	$0.00	19.13	15.59	$0.00
Quarter ended June 30, 2015	32.10	27.80	$0.00	21.00	16.81	$0.00
Quarter ended September 30, 2015	29.02	19.89	$0.00	18.91	14.75	$0.00
Quarter ended December 31, 2015	22.06	16.54	$0.00	20.46	13.97	$0.00
Year Ended December 31, 2016
Quarter ended March 31, 2016	21.78	15.26	$0.00	22.35	17.31	$0.00
Quarter ended June 30, 2016	20.20	15.62	$0.00	23.65	19.52	$0.00
Quarter ended September 30, 2016	21.49	15.53	$0.00	26.40	22.23	$0.00
Quarter ended December 31, 2016	30.45	19.48	$0.00	24.27	20.69	$0.00

Recent Closing Prices and Comparative Market Price Information

        Shares of Veeco's common stock are listed for trading on Nasdaq under the symbol "VECO" and shares of Ultratech common stock are listed for trading on Nasdaq under the symbol "UTEK". The following table sets forth the closing sales prices of a share of Veeco common stock (as reported on Nasdaq) and of Ultratech common stock (as reported on Nasdaq), each on February 1, 2017, the last trading day before the day on which Veeco and Ultratech announced the execution of the merger

agreement, and on                        , 2017, the last practicable trading day before the date of this proxy statement/prospectus.

	Veeco Common Stock Price per Share		Ultratech Common Stock Price per Share
February 1, 2017		$25.75		$25.94
, 2017	$		$

        The market prices of Veeco common stock and Ultratech common stock will fluctuate before the special meeting and before the merger is consummated. The price of Veeco common stock at the closing will not be known at the time of the special meeting and may be more or less than the current price of Veeco common stock or the price of Veeco common stock at the time of the special meeting. Based on the closing stock price of Veeco common stock on Nasdaq on February 1, 2017 of $25.75, the value of the stock consideration was $6.89. Based on the closing stock price of Veeco common stock on Nasdaq on                        , 2017, the latest practicable date before the mailing of this proxy statement/prospectus, of $        , the value of the stock consideration was $        . We urge you to obtain current market quotations for shares of Veeco common stock and Ultratech common stock. You should obtain current stock price quotations from a newspaper, the Internet or your broker or banker.

Dividend Policy

        Veeco's Dividend Policy.    Veeco has never declared or paid any cash dividends on its common stock. The Veeco board will determine future dividend policy based on Veeco's consolidated results of operations, financial condition, capital requirements, and other circumstances. The merger agreement prohibits Veeco from authorizing or paying dividends or making distributions on its capital stock, so Veeco does not expect to pay dividends for as long as the merger agreement is in effect.

        Ultratech's Dividend Policy.    Ultratech has never declared or paid any cash dividends on its common stock. The merger agreement prohibits Ultratech from authorizing or paying dividends or making distributions on its capital stock, so Ultratech does not expect to pay dividends for as long as the merger agreement is in effect.

RISK FACTORS

        In addition to the other information included and incorporated by reference in this proxy statement/prospectus, including the matters addressed in the section entitled "Special Note Regarding Forward-Looking Statements" beginning on page 46 of this proxy statement/prospectus, you should carefully consider the following risks before deciding whether to vote for the adoption of the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Veeco and Ultratech because these risks will also affect Veeco after the merger. These risks can be found in the Annual Reports on Form 10-K for Veeco for the fiscal year ended December 31, 2016, and for Ultratech for the fiscal year ended December 31, 2016, and any amendments thereto, as such risks may be updated or supplemented in each company's subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K, which are, or will be, incorporated by reference into this proxy statement/prospectus. The risks and uncertainties described below are not the only risks and uncertainties the parties may face. Additional risks and uncertainties not presently known to the parties, or that the parties currently consider immaterial, could also negatively affect the business, financial condition, results of operations, prospects, profits and stock prices of Veeco (including after the merger) or Ultratech. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference in this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 142 of this proxy statement/prospectus.

 Risk Factors Relating to the Merger

Because the stock consideration is based on a fixed exchange ratio and the market price of Veeco common stock will fluctuate, Ultratech stockholders cannot be sure of the merger consideration they will receive at the time of the special meeting or at any time prior to the closing of the merger.

        Upon completion of the merger, each share of Ultratech common stock will be converted into the right to receive merger consideration consisting of shares of Veeco common stock and cash pursuant to the terms of the merger agreement. As of                        , 2017, the latest practicable date before the mailing of this proxy statement/prospectus, the per share value of the merger consideration to be received by Ultratech stockholders was equal to approximately $            , which includes (i) $21.75 in cash, without interest, and (ii) 0.2675 shares of Veeco common stock, subject to adjustment in certain cases as further discussed under the section entitled "The Merger Agreement—The Merger" beginning on page 99 of this proxy statement/prospectus. The total value of the merger consideration that an Ultratech stockholder will receive upon completion of the merger will depend on the price of Veeco common stock as of the effective time. This price may vary from the closing price of Veeco common stock on the date we announced the merger, on the date that this proxy statement/prospectus was mailed to Ultratech stockholders, on the date of the special meeting and on the closing date. Any change in the market price of Veeco common stock prior to completion of the merger will affect the total value of the merger consideration that an Ultratech stockholder will receive upon completion of the merger. Accordingly, at the time of the special meeting, Ultratech stockholders will not necessarily know or be able to calculate the total value of the merger consideration they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of Ultratech's stockholders solely because of changes in the market prices of either company's stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Veeco common stock and for shares of Ultratech common stock.

The market price of Veeco common stock after the merger will fluctuate and may be affected by factors different from those affecting shares of Ultratech stock or Veeco stock currently.

        Upon completion of the merger, Ultratech stockholders will become Veeco stockholders. The market price of Veeco common stock may fluctuate significantly following consummation of the merger and Ultratech stockholders could lose the value of their investment in Veeco common stock. In addition, the stock market has experienced significant price and volume fluctuations in recent times which could have a material adverse effect on the market for, or liquidity of, the Veeco common stock, regardless of Veeco's actual operating performance. In addition, the results of operations of the combined company and the market price of Veeco common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Veeco and Ultratech. For a discussion of the businesses of Veeco and Ultratech and of some important factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to in the section entitled "Where You Can Find More Information" beginning on page 142 of this proxy statement/prospectus.

Sales of shares of Veeco common stock after the completion of the transaction may cause the market price of Veeco common stock to fall.

        Based on the number of outstanding shares of Ultratech common stock as of              , 2017, the latest practicable date before the mailing of this proxy statement/prospectus, Veeco would issue approximately              shares of Veeco common stock in connection with the merger. Many Ultratech stockholders may decide not to hold the shares of Veeco common stock they will receive in the merger. Other Ultratech stockholders may be required to sell the shares of Veeco common stock that they receive in the merger. Such sales of Veeco common stock could have the effect of depressing the market price for Veeco common stock and may take place promptly following the merger.

The merger is subject to a number of conditions, some of which are outside of the parties' control, and, if these conditions are not satisfied, the merger agreement may be terminated and the merger may not be completed.

        The merger agreement contains a number of conditions that must be fulfilled to complete the merger. These conditions include, among others, adoption by Ultratech stockholders of the merger agreement; the absence of any temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction pending or in effect that would enjoin or otherwise prohibit the consummation of the merger; the Form S-4 of which this proxy statement/prospectus forms a part having been declared effective by the SEC under the 1933 Act, no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC and no proceedings for that purpose having been initiated by the SEC; authorization by Nasdaq for listing of the shares of Veeco common stock to be issued in the merger; accuracy of representations and warranties of the parties to the applicable standard provided by the merger agreement; no "Company Material Adverse Effect" or "Parent Material Adverse Effect" (each as defined in the merger agreement) having occurred since the date of the merger agreement and performance by the parties with all of their obligations required to be performed by the merger agreement in all material respects.

        The required satisfaction of the foregoing conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause Veeco not to realize some or all of the benefits that the parties expect Veeco to achieve following the merger. Further, there can be no assurance that the conditions to closing will be satisfied or waived or that the merger will be completed.

        In addition, if the merger is not completed by October 30, 2017 (subject to a potential extension if Veeco or Ultratech brings a suit, action or proceeding to enforce specifically the terms and provisions of the merger agreement), either Veeco or Ultratech may choose to terminate the merger agreement. Veeco or Ultratech may also elect to terminate the merger agreement in certain other circumstances, and the parties can mutually decide to terminate the merger agreement at any time prior to the effective time, before or after approval by Ultratech's stockholders, as applicable. See the section entitled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 120 of this proxy statement/prospectus for a more detailed description of these circumstances.

Failure to complete the merger could negatively affect the share prices and the future business and financial results of either or both of Veeco and Ultratech.

        If the merger is not completed, the ongoing businesses of either or both of Veeco and Ultratech may be adversely affected. Additionally, if the merger is not completed and the merger agreement is terminated, in certain circumstances Ultratech may be required to pay Veeco a termination fee of $26.5 million. See the sections entitled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 120 of this proxy statement/prospectus and "The Merger Agreement—Termination Fee Payable by Ultratech" beginning on page 122 of this proxy statement/prospectus for a more detailed description of these circumstances. In addition, Veeco and Ultratech have incurred and will continue to incur significant transaction expenses in connection with the merger regardless of whether the merger is completed. Furthermore, Veeco or Ultratech may experience negative reactions from the financial markets, including negative impacts on their stock prices, or negative reactions from their customers, suppliers or other business partners, should the merger not be completed.

        The foregoing risks, or other risks arising in connection with the failure to consummate the merger, including the diversion of management attention from conducting the business of the respective companies and pursuing other opportunities during the pendency of the merger, may have a material adverse effect on the businesses, operations, financial results and stock prices of Veeco and Ultratech. Either or both of Veeco or Ultratech could also be subject to litigation related to any failure to consummate the merger or any related action that could be brought to enforce a party's obligations under the merger agreement.

Litigation against Veeco and Ultratech, or the members of the Ultratech board, could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

        While Ultratech and Veeco believe that any claims that may be asserted by purported stockholder plaintiffs related to the merger would be without merit, the results of any such potential legal proceedings are difficult to predict, and could delay or prevent the merger from becoming effective in a timely manner. The existence of litigation related to the merger could affect the likelihood of obtaining the required approval from Ultratech stockholders. Moreover, any litigation could be time consuming and expensive, could divert Veeco's and Ultratech's management's attention away from their regular business and, if any lawsuit is adversely resolved against either Veeco, Ultratech or members of the Ultratech board (each of whom Ultratech is required to indemnify pursuant to indemnification agreements), could have a material adverse effect on Veeco's or Ultratech's financial condition.

        One of the conditions to closing is that no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction shall be pending or in effect that would enjoin or otherwise prohibit the consummation of the merger. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed and a claimant secures injunctive or other relief prohibiting, delaying or otherwise adversely affecting Veeco's and/or Ultratech's ability to complete the merger on the terms contemplated by the merger agreement, then such injunctive or other relief may prevent the merger from becoming effective in a timely manner or at all.

The merger agreement contains provisions that limit Ultratech's ability to pursue alternatives to the merger, could discourage a potential competing acquiror of Ultratech from making an alternative acquisition proposal and, in specified circumstances, could require Ultratech to pay a termination fee to Veeco.

        The merger agreement provides that Ultratech will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, and investment bankers, attorneys, accounts and other advisors retained by Ultratech or its subsidiaries not to, directly or indirectly, subject to certain exceptions set forth in the merger agreement related to certain unsolicited offers, (i) solicit, initiate or knowingly facilitate or encourage the submission of any proposals related to any alternative transaction, (ii) enter into or participate in any discussions or negotiations with, or furnish any non-public information or access relating to Ultratech or any of its subsidiaries to, any person with respect to an a proposal for an alternative transaction or any inquiry or proposal that could reasonably be expected to lead to a proposal for an alternative transaction or (iii) enter into any agreement in principle, letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement relating to a proposal for an alternative transaction. If the merger agreement is terminated by (i) Veeco prior to obtaining the Ultratech stockholder approval because the Ultratech board has effected a change of its recommendation in favor of the merger or (ii) by Ultratech prior to the receipt of the Ultratech stockholder approval in order to enter into an alternative acquisition agreement that meets certain requirements set forth in the agreement, then Ultratech will be required to pay a termination fee of $26.5 million to Veeco.

        These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Ultratech or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration in the merger, or might result in a potential third-party acquiror or merger partner proposing to pay a lower price to Ultratech stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

        If the merger agreement is terminated and Ultratech determines to seek another business combination, Ultratech may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

Until the completion of the merger or the termination of the merger agreement in accordance with its terms, in consideration of the agreements made by the parties in the merger agreement, Ultratech is prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Ultratech and its stockholders.

        Until the merger is completed, the merger agreement restricts Ultratech from taking specified actions without the consent of Veeco, and requires Ultratech to operate in the ordinary course of business consistent with past practice. These restrictions may prevent Ultratech from making appropriate changes to its businesses, retaining or expanding its workforces, paying dividends or pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled "The Merger Agreement—Conduct of Businesses of Ultratech and Veeco Prior to Completion of the Merger" beginning on page 107 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Ultratech.

The opinion of Ultratech's financial advisor does not reflect changes in circumstances that may occur between the original signing of the merger agreement and the completion of the merger.

        Consistent with market practices, the Ultratech board has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus and does not expect to receive an updated, revised or reaffirmed opinion prior to the completion of the merger. Changes in the operations and prospects of Ultratech, general market and economic conditions and other factors that may be beyond the control of Ultratech, and on which Ultratech's financial advisor's opinion was based, may significantly alter the value of Ultratech or the price of shares or Ultratech common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Ultratech's financial advisor will not be updating its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Ultratech board's recommendation that Ultratech stockholders vote "FOR" the Merger Proposal, however, is made as of the date of this proxy statement/prospectus. For a description of the opinion that the Ultratech board received from its financial advisor, see the section entitled "The Merger—Opinion of Ultratech's Financial Advisor" beginning on page 75 of this proxy statement/prospectus.

The merger will involve substantial costs.

        Veeco and Ultratech have incurred, and expect to continue to incur, substantial non-recurring costs associated with the merger and combining the operations of the two companies. The substantial majority of non-recurring expenses will be comprised of transaction costs related to the merger.

        Veeco also will incur transaction fees and costs related to formulating and implementing integration plans, including technology platforms, sourcing operations and supply chain operations. Veeco continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies' businesses. Although Veeco expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Veeco to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor entitled "If the merger is consummated, Veeco may not be able to successfully integrate the business of Ultratech with its own or realize the anticipated benefits of the merger" below.

The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what Veeco's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon assumptions and preliminary estimates, to record the Ultratech's identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Ultratech as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see the sections entitled "Summary Unaudited Pro Forma Condensed Combined Financial Statements" and "Unaudited Pro Forma Condensed Combined Financial Statements" of this proxy statement/prospectus.

Ultratech stockholders have appraisal rights under Delaware law.

        Under Delaware law holders of Ultratech common stock who (1) do not vote in favor of the Merger Proposal, (2) deliver to Ultratech a written demand for appraisal prior to the date of the Ultratech special meeting, (3) continuously hold their shares of Ultratech common stock though the closing date and (4) otherwise comply with the requirements and procedures of Section 262 of the Delaware General Corporation Law (the "DGCL"), are entitled to exercise appraisal rights, which generally entitle stockholders to receive in lieu of the merger consideration a cash payment of an amount determined by the Court of Chancery of the State of Delaware (the "Court of Chancery") to be the fair value of their Ultratech common stock. The appraised value would be determined by the Court of Chancery and could be less than, the same as or more than the merger consideration. Under Delaware law, stockholders are generally entitled to statutory interest on an appraisal award at a rate equal to 5% above the Federal Reserve discount rate compounded quarterly from the closing date until the award is actually paid. Stockholders who have properly demanded appraisal rights must file a petition for appraisal with the Court of Chancery within 120 days after the effective date of the merger. Should a material number of Ultratech's stockholders exercise appraisal rights and should the Court determine that the fair value of such shares of Ultratech common stock is materially greater than the merger consideration, it could have a material adverse effect on the financial condition and results of operation of the surviving corporation. A summary description of the appraisal rights available to holders of Ultratech common stock under the DGCL and the procedures required to exercise statutory appraisal rights are included under the section entitled "The Merger—Appraisal Rights" beginning on page 94 of this proxy statement/prospectus. The full text of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus. Due to the complexity of the procedures described above, Ultratech stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.

After the merger, Ultratech stockholders will have a significantly lower ownership and voting interest in Veeco than they currently have in Ultratech, and will exercise less influence over management.

        Based on the number of shares of Ultratech common stock outstanding as of                        , 2017, and the number of shares of Veeco common stock outstanding as of                        , 2017, it is expected that, immediately after completion of the merger, former Ultratech stockholders will receive shares of Veeco common stock in the merger representing approximately      % of the outstanding shares of Veeco common stock. Consequently, Ultratech stockholders will have substantially less influence over the management and policies of Veeco than they currently have over Ultratech.

Some of the executive officers and directors of Ultratech have interests in seeing the merger completed that are different from, or in addition to, those of the other Ultratech stockholders. Therefore, some of the executive officers and directors of Ultratech may have a conflict of interest in recommending the proposals being voted on at the special meeting.

        Certain of the executive officers of Ultratech have arrangements that provide them with interests in the merger that are different from, or in addition to, those of stockholders of Ultratech generally. These interests include, among others, the possible continued employment of certain executive officers, the acceleration of vesting of certain equity-based awards (which awards might not otherwise ever vest), enhanced severance payments and/or benefits, and/or continuation of certain indemnification insurance in connection with the merger. These interests may influence Ultratech's executive officers to support or approve the proposals to be presented at the special meeting.

        In addition, certain directors of Ultratech have interests in the merger that are different from, or in addition to, those of stockholders of Ultratech generally, including, the acceleration of vesting of certain equity-based awards (which awards might not otherwise ever vest). These interests may influence the directors of Ultratech to support or approve the proposals to be presented at the special meeting.

        See the section entitled "The Merger—Interests of Ultratech's Directors and Executive Officers in the Merger" beginning on page 87 of this proxy statement/prospectus for a more detailed description of these interests.

The shares of Veeco common stock to be received by Ultratech stockholders as a result of the merger will have different rights from the shares of Ultratech common stock.

        Upon completion of the merger, Ultratech stockholders will become stockholders of Veeco and their rights as stockholders will be governed by the Veeco charter and the Veeco bylaws. The rights associated with Ultratech common stock are different from the rights associated with shares of Veeco common stock. See the section entitled "Comparison of Stockholders' Rights" beginning on page 134 of this proxy statement/prospectus.

Risk Factors Related to Veeco Following the Merger

If the merger is consummated, Veeco may not be able to successfully integrate the business of Ultratech with its own or realize the anticipated benefits of the merger.

        The merger involves the combination of two companies that currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating Veeco's business practices with those of Ultratech. Potential difficulties that the combined company may encounter as part of the integration process include the following:

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  the inability to successfully combine Veeco's business with Ultratech in a manner that permits the combined company to achieve the full revenue and cost synergies and other benefits anticipated to result from the merger;

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  the loss of customers and strategic partners who may not wish to continue their relationships with the combined company;

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  required regulatory approvals from governmental entities may result in limitations, additional costs or placement of restrictions on the conduct of the combined company, imposition of additional material costs on or materially limiting the revenues of the combined company following the merger;

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  complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other business partners; and

  •
  potential unknown liabilities and unforeseen increased expenses or delays associated with the merger.

        In addition, Veeco has operated and, until the completion of the merger will continue to operate, independently. It is possible that the integration process could result in the diversion of the attention of Veeco's management and the disruption of, or the loss of momentum in, its ongoing business. These and other factors could adversely affect Veeco's ability to maintain relationships with customers, suppliers, employees and other partners, and its ability to achieve the anticipated benefits of the merger.

The combined company's actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

        The unaudited pro forma financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position of the combined company. In particular, the unaudited pro forma financial information was prepared under one set of assumptions, does not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the merger, and does not attempt to predict or suggest future results. The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of Veeco and Ultratech, and certain adjustments, estimates and assumptions have been made regarding the combined company after giving effect to the merger.

        Furthermore, the process of preparing the unaudited pro forma financial information required management of Veeco and Ultratech to make certain assumptions and estimates, which may prove to be incorrect as additional information becomes available and as additional analyses are performed, and other factors may affect the combined company's financial condition or results of operations following the closing of the merger. Any material variances between the preliminary estimates used in the preparation of the unaudited pro forma financial information and the final acquisition accounting could have a material adverse impact on the unaudited pro forma financial information and the combined company's financial position and future results of operations, which could have a material adverse effect on the market price of the combined company's common stock. See "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 21 of this proxy statement/prospectus.

Other Risk Factors of Veeco and Ultratech

        Veeco's and Ultratech's businesses are and will be subject to the risks described above. In addition, Veeco and Ultratech are, and will continue to be, subject to the risks described in Veeco's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and Ultratech's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended and as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are, or will be, filed with the SEC and incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 142 of this proxy statement/prospectus for the location of information incorporated by reference in this proxy statement/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties concerning Veeco's proposed acquisition of Ultratech, Ultratech's and Veeco 's expected financial performance, as well as Ultratech's and Veeco's strategic and operational plans. Actual events or results may differ materially from those described in this proxy statement/prospectus due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that Ultratech may be unable to obtain required stockholder approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; the reaction of customers to the transaction; general economic conditions; the transaction may involve unexpected costs, liabilities or delays; risks that the transaction disrupts current plans and operations of the parties to the transaction; the ability to recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of any financings that will be obtained for the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to the documents that Veeco and Ultratech file with the SEC on Forms 10-K, 10-Q and 8-K. The filings by Veeco and Ultratech identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this proxy statement/prospectus. All forward-looking statements speak only as of the date of this proxy statement/prospectus or, in the case of any document incorporated by reference, the date of that document. Neither Veeco nor Ultratech is under any duty to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform to actual results.

 THE ULTRATECH SPECIAL MEETING

Date, Time and Location

        The special meeting of Ultratech stockholders will be held on                        , 2017 at     a.m., Pacific time, at         .

Purpose

        At the special meeting, holders of Ultratech common stock as of the record date will be asked to consider and approve the following proposals:

        1.    The Merger Proposal:    The proposal to adopt the merger agreement, which provides for the merger of Merger Subsidiary with and into Ultratech, with Ultratech surviving the merger as a wholly owned subsidiary of Veeco.

        2.    The Compensation Proposal:    The proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be made to Ultratech's named executive officers in connection with the merger.

        3.    The Adjournment Proposal:    The proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal.

        The approval of the Merger Proposal by Ultratech stockholders is a condition to the obligations of Veeco and Ultratech to complete the merger. The approval, on a non-binding, advisory basis, of the Compensation Proposal is not a condition to the obligations of Veeco or Ultratech to complete the merger. The approval of the Adjournment Proposal also is not a condition to the obligation of Veeco or Ultratech to complete the merger.

        Ultratech will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement.

Recommendation of the Ultratech Board

        The Ultratech board unanimously (1) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Ultratech's stockholders, (2) approved and declared advisable the merger agreement and the transactions contemplated thereby, (3) resolved, subject to section 6.03 of the merger agreement, to recommend adoption of the merger agreement by Ultratech's stockholders, all upon the terms and subject to the conditions set forth therein, and (4) resolved that, subject to section 6.03 of the merger agreement, it will advise Ultratech's stockholders of its recommendation to adopt the merger agreement in accordance with the terms of the merger agreement and to include such recommendation in this proxy statement/prospectus.

        Accordingly, the Ultratech board recommends that Ultratech stockholders vote:

  1.
  "FOR" Proposal 1 to approve the Merger Proposal;

  2.
  "FOR" Proposal 2 to approve the Compensation Proposal; and

  3.
  "FOR" Proposal 3 to approve the Adjournment Proposal.

Record Date and Quorum

        The Ultratech board has fixed the close of business on                        , 2017 as the record date. Stockholders of record as of the record date are entitled to notice of and to vote at the special meeting. As of the close of business on the record date,        shares of Ultratech common stock were issued and outstanding and there were             holders of record of Ultratech common stock. Each

stockholder is entitled to one vote for each share of Ultratech common stock held by such stockholder as of the record date.

        Holders of a majority of the outstanding shares of Ultratech common stock entitled to vote as of the record date must be present in person or represented by proxy at the special meeting in order to have the required quorum for transacting business. Abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes are not entitled to vote and, therefore, are not included for purposes of determining whether a quorum is present at the special meeting.

        If you sell or transfer your shares of Ultratech common stock after the record date but before the special meeting, you will retain your right to vote such shares of Ultratech common stock at the special meeting unless you have transferred these rights via proxy to the acquirer of your shares. You are urged to vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided, or by Internet or telephone by following the instructions on the enclosed proxy card. If your shares of Ultratech common stock are held in the name of your broker, bank or other nominee, you should submit voting instructions to your broker, bank or other nominee. Please refer to the voting instruction card included in these proxy materials by your broker, bank or other nominee.

Required Vote

        The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Ultratech common stock entitled to vote as of the record date is required to approve the Merger Proposal (Proposal 1). The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Ultratech common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter is required to approve the Compensation Proposal (Proposal 2) and to approve the Adjournment Proposal (Proposal 3).

        Votes may be cast in favor of, or against, each matter. You may also vote "ABSTAIN" with respect to any matter and such abstentions will be treated as shares present in person or represented by proxy and entitled to vote on that matter and thus will have the same effect as votes against the proposals.

        If your shares of Ultratech common stock are held by a broker, bank or other nominee, such broker, bank or other nominee is only entitled to vote your shares on routine matters, such as the ratification of the appointment of an independent registered public accounting firm, without instructions from you, the beneficial owner of those shares. Your broker, bank or other nominee is not entitled to vote shares held for a beneficial owner on non-routine matters, such as approval of the Merger Proposal, approval, on a non-binding, advisory basis, of the Compensation Proposal, and approval of the Adjournment Proposal. Consequently, if you do not give your broker, bank or other nominee specific instructions, your shares will not be voted at the special meeting. You are encouraged to provide instructions to your broker. This ensures your shares will be voted at the special meeting.

        Failures to vote (whether by proxy or in person at the special meeting) and broker non-votes, if any, will have the same effect as a vote against the Merger Proposal. Failing to vote (whether by proxy or in person at the special meeting, if you do not attend the special meeting) and broker non-votes, if any, will have no effect on the outcome of the vote for the Compensation Proposal and the Adjournment Proposal, assuming a quorum is present. If you attend the special meeting and fail to vote, this will have the same effect as a vote against the Compensation Proposal and the Adjournment Proposal.

Share Ownership and Voting by Ultratech Directors and Executive Officers

        As of the record date, the directors and executive officers of Ultratech held and are entitled to vote, in the aggregate, approximately                 % of the aggregate voting power of the outstanding shares of Ultratech common stock.

Voting of Shares

For Stockholders of Record:

        In addition to voting in person at the special meeting, if your shares of Ultratech common stock are held in your name by Ultratech's transfer agent as a stockholder of record, you, as an Ultratech stockholder, may submit a proxy as follows:

  •
  By Internet.  The web address and instructions for Internet proxy submission can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet proxy submission via the web address indicated on the enclosed proxy card is available 24 hours a day. If you choose to submit your proxy by Internet, then you do not need to return the proxy card. To be valid, your Internet proxy must be received by                 (U.S. Eastern Time) on the day preceding the special meeting.

  •
  By Telephone.  The toll-free number for telephone proxy submission can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Telephone proxy submission is available 24 hours a day. If you choose to submit your proxy by telephone, then you do not need to return the proxy card. To be valid, your telephone proxy must be received by                (U.S. Eastern Time) on the day preceding the special meeting.

  •
  By Mail.  Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your proxy by mail must be received by                (U.S. Eastern Time) on the day preceding the special meeting.

        Ultratech requests that Ultratech stockholders submit their proxies over the Internet, by telephone or by completing and signing the accompanying proxy and returning it to Ultratech as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed (including proper proxy submission by Internet or telephone), the shares of Ultratech common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card.

        If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Ultratech common stock represented by your proxy will be voted "FOR" each proposal in accordance with the recommendation of the Ultratech board. Unless you check the box on your proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on the proposals relating to the special meeting.

        If your shares of Ultratech common stock are held in "street name" by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you may give voting instructions by telephone or the Internet and you should read the information in the section entitled "—Voting of Shares—For Beneficial Owners" below.

        EVERY ULTRATECH STOCKHOLDER'S VOTE IS IMPORTANT. ACCORDINGLY, EACH ULTRATECH STOCKHOLDER SHOULD SUBMIT ITS PROXY VIA THE INTERNET OR BY TELEPHONE, OR SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD, WHETHER OR NOT THE ULTRATECH STOCKHOLDER PLANS TO ATTEND THE SPECIAL MEETING IN PERSON.

For Beneficial Owners:

        If your shares of Ultratech common stock are held in "street name" by a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares of Ultratech common stock. Your broker, bank or other nominee, as applicable, may establish an earlier deadline by which you must provide instructions to it for how to vote your shares of Ultratech common stock. You should read carefully the materials provided to you by your broker, bank or other nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares of Ultratech common stock at the special meeting unless you obtain a "legal proxy" from the broker, bank or other nominee that holds your shares of Ultratech common stock giving you the right to vote such shares of Ultratech common stock at the special meeting.

Revocation of Proxies

        If you are a stockholder of record as of the record date, you may change your vote:

  •
  by delivering to Ultratech (Attention: Corporate Secretary, 3050 Zanker Road, San Jose, California 95134), prior to your shares being voted at the special meeting, a later dated written notice of revocation or a later dated duly executed proxy card, or

  •
  by attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

        A stockholder of record who has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid Internet or telephone vote.

        If you are a beneficial owner of shares held in "street name" by a broker, bank or other nominee, you may revoke your proxy and vote your shares in person at the special meeting only in accordance with applicable rules and procedures as employed by such broker, bank or other nominee. If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Solicitation of Proxies; Costs of Solicitation

        Your proxy is being solicited by the Ultratech board on behalf of Ultratech. Ultratech will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the notice of special meeting, proxy card, this proxy statement/prospectus and any additional materials furnished to Ultratech stockholders. Copies of these materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to those beneficial owners. In addition, Ultratech may reimburse the costs of forwarding these materials to those beneficial owners.

        Solicitation of proxies by mail may be supplemented by one or more of telephone, email, facsimile, or personal solicitation by Ultratech's directors, officers, or regular employees. No additional compensation will be paid for such services.

        Ultratech has engaged D.F. King & Co., Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners for approximately $                    , plus reimbursement of related expenses.

Tabulation of Votes

        All votes will be tabulated by a representative of D.F. King & Co., Inc., who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A representative of Ultratech will act as the inspector of election appointed for the special meeting.

Adjournments and Postponements

        In addition to the Merger Proposal and the Compensation Proposal, Ultratech stockholders are being asked to approve the Adjournment Proposal, which will give the Ultratech board authority to adjourn the special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

        If this proposal is approved, the special meeting could be adjourned to any date. If the special meeting is adjourned, Ultratech stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the Merger Proposal but do not indicate a choice on the Adjournment Proposal, your shares of Ultratech common stock will be voted "FOR" the Adjournment Proposal.

        If a quorum is not present or represented at the special meeting, then either (1) the chairman of the meeting or (2) the Ultratech stockholders entitled to vote at the special meeting, present in person or represented by proxy, shall have power to adjourn the meeting. Whether or not a quorum is present at the special meeting, the chairman of the meeting shall have power to adjourn the special meeting from time to time to another time or place or means of remote communications, without notice other than announcement at the special meeting of the time and place, if any, and the means of remote communications, if any, by which Ultratech stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting. When a special meeting is adjourned to another time and place, unless the Ultratech bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place, if any, and the means of remote communications, if any, are announced at the special meeting at which the adjournment is taken. At the adjourned meeting, Ultratech may transact any business that might have been transacted at the original special meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Ultratech stockholder of record entitled to vote at the meeting.

        The chairman of the special meeting may adjourn the special meeting to, among other things, solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal, allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by Ultratech stockholders prior to the special meeting, or otherwise with the consent, or upon the request, of Veeco.

        The chairman of the special meeting may determine to adjourn the special meeting even if the Adjournment Proposal is not approved by Ultratech stockholders.

        Additionally, the Ultratech board, acting pursuant to a resolution adopted by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, has the right to cancel, postpone or reschedule a special meeting of the stockholders at any time, before or after the notice for such meeting has been sent to the stockholders.

Attending the Special Meeting

        Only Ultratech stockholders of record as of the close of business on the record date or their duly appointed proxies may attend the special meeting, or if your shares of Ultratech common stock are held in "street name" by a broker, bank or other nominee and you bring evidence of beneficial ownership of those shares on the record date, such as a copy of your most recent account statement or similar evidence of ownership of Ultratech common stock as of the record date, you may attend the special meeting. If your shares of Ultratech common stock are held in "street name" by a broker, bank or other nominee and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Ultratech common stock authorizing you to vote at the special meeting. All stockholders should bring photo identification (a driver's license or passport is preferred), as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the special meeting, we encourage you to vote by telephone, Internet or mail so your vote will be counted if you later decide not to (or are otherwise unable to) attend the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting. Stockholders will be admitted to the meeting room starting at        a.m., local time, and admission will be on a first-come, first-served basis.

Assistance

        If you need assistance in completing your proxy card, have questions about the merger, the special meeting, or the proposals to be considered at the special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, please contact Ultratech's proxy solicitor, D.F. King & Co., Inc., at the following address and telephone number:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Stockholders call toll-free: (800) 967-5085
Banks and Brokers call collect: (212) 269-5550
Email: ultratech@dfking.com

PROPOSAL 1: THE MERGER PROPOSAL

        As discussed throughout this proxy statement/prospectus, Ultratech is asking its stockholders to adopt the merger agreement. Pursuant to the merger agreement, Veeco will acquire Ultratech through a merger of Merger Subsidiary with and into Ultratech, with Ultratech as the surviving corporation. As a result of the merger, Ultratech will be a wholly owned subsidiary of Veeco and the Ultratech common stock will be delisted from Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.

        As described in further detail in the sections entitled "Questions and Answers" beginning on page v of this proxy statement/prospectus, "Summary" beginning on page 1 of this proxy statement/prospectus, "The Merger" beginning on page 56 of this proxy statement/prospectus and "The Merger Agreement" beginning on page 99 of this proxy statement/prospectus, the Ultratech board has adopted a resolution determining that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Ultratech's stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby and recommending that (subject to Section 6.03 of the merger agreement) Ultratech's stockholders adopt the merger agreement. The merger is subject to the satisfaction of the conditions set forth in the merger agreement, including the adoption of the merger agreement by the stockholders of Ultratech at the special meeting. Accordingly, the approval of the Merger Proposal by Ultratech stockholders is a condition to the obligations of Veeco and Ultratech to complete the merger.

Required Vote

        The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Ultratech common stock entitled to vote as of the record date on the Merger Proposal at the special meeting is required to approve the Merger Proposal.

Recommendation of the Ultratech Board

        The Ultratech board recommends that Ultratech stockholders vote "FOR" the Merger Proposal.

 PROPOSAL 2: THE COMPENSATION PROPOSAL

        Ultratech is providing its stockholders with the opportunity to cast a vote, on a non-binding, advisory basis, to approve the compensation payments that will or may be made to Ultratech's named executive officers in connection with the merger as disclosed in the table (and related narrative disclosure) under the section entitled "The Merger—Interests of Ultratech's Directors and Executive Officers in the Merger—Quantification of Change in Control and Termination Payments and Benefits to Ultratech's Named Executive Officers" beginning on page 91 of this proxy statement, as required by Section 14A of the Exchange Act. The plans and arrangements under which these compensation payments may be made are part of Ultratech's compensation program for its named executive officers or are required by the merger agreement.

        You should review carefully the information under the section entitled "The Merger—Interests of Ultratech's Directors and Executive Officers in the Merger—Quantification of Change in Control and Termination Payments and Benefits to Ultratech's Named Executive Officers" beginning on page 91 of this proxy statement.

        The Ultratech board recommends that Ultratech stockholders approve the following resolution:

        "RESOLVED, that the stockholders of Ultratech approve, solely on an advisory, non-binding basis, the compensation payments which will or may be made to Ultratech's named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled "The Merger—Interests of Ultratech's Directors and Executive Officers in the Merger—Quantification of Change in Control and Termination Payments and Benefits to Ultratech's Named Executive Officers" beginning on page 91 of Ultratech's proxy statement for the special meeting."

        The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and abstain or vote not to approve the Compensation Proposal. Because the vote on the Compensation Proposal is advisory only, it will not be binding on either Ultratech or Veeco. Accordingly, if the Merger Proposal is approved and the merger is completed, the compensation payments that are contractually required to be made to Ultratech's named executive officers will be made, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Ultratech's stockholders.

Required Vote

        The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Ultratech common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting is required to approve, on a non-binding, advisory basis, the Compensation Proposal.

Recommendation of the Ultratech Board

        The Ultratech board recommends that Ultratech stockholders vote "FOR" the Compensation Proposal.

 PROPOSAL 3: THE ADJOURNMENT PROPOSAL

        Ultratech stockholders are being asked to approve a proposal that will give the Ultratech board authority to adjourn the special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

        If this proposal is approved, the special meeting could be adjourned to any date. If the special meeting is adjourned, Ultratech stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the Merger Proposal but do not indicate a choice on the Adjournment Proposal, your shares of Ultratech common stock will be voted "FOR" the Adjournment Proposal.

        If a quorum is not present or represented at the special meeting, then either (1) the chairman of the meeting or (2) by majority vote, the Ultratech stockholders entitled to vote at the special meeting, present in person or represented by proxy, shall have power to adjourn the meeting. Whether or not a quorum is present at the special meeting, the chairman of the meeting shall have power to adjourn the special meeting from time to time to another time or place or means of remote communications, without notice other than announcement at the special meeting of the time and place, if any, and the means of remote communications, if any, by which Ultratech stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting. When a special meeting is adjourned to another time and place, unless the Amended and Restated Bylaws of Ultratech otherwise require, notice need not be given of the adjourned meeting if the time and place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the special meeting at which the adjournment is taken. At the adjourned meeting, Ultratech may transact any business that might have been transacted at the original special meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Ultratech stockholder of record entitled to vote at the meeting.

        The chairman of the special meeting may adjourn the special meeting to, among other things, solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal, allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by Ultratech stockholders prior to the special meeting, or otherwise with the consent, or upon the request, of Veeco.

        The chairman of the special meeting may determine to adjourn the special meeting even if the Adjournment Proposal is not approved by Ultratech stockholders.

        Additionally, the Ultratech board, acting pursuant to a resolution adopted by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, has the right to cancel, postpone or reschedule a special meeting of the stockholders at any time, before or after the notice for such meeting has been sent to the stockholders.

Required Vote

        The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Ultratech common stock present in person or represented by proxy at the special meeting and entitled to vote on the Adjournment Proposal at the special meeting is required to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal.

Recommendation of the Ultratech Board

        The Ultratech board recommends that Ultratech stockholders vote "FOR" the Adjournment Proposal.

 THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement between Veeco and Ultratech. You are urged to read the merger agreement carefully and in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein.

 Effects of the Merger

        Subject to the terms and conditions of the merger agreement, at the effective time, Merger Subsidiary will be merged with and into Ultratech, with Ultratech surviving the merger as a wholly owned subsidiary of Veeco.

        In the merger, each outstanding share of Ultratech common stock (other than (i) shares of Ultratech common stock owned by Veeco or Merger Subsidiary and shares of treasury stock held by Ultratech, which will be canceled without consideration, (ii) shares of Ultratech stock held by any subsidiary of either Ultratech or Veeco, which will be converted into such number of shares of common stock of the surviving corporation such that each subsidiary owns the same percentage of the surviving corporation immediately following the effective time as such subsidiary owned of Ultratech immediately prior to the effective time such shares, together with the shares described in clause (i) are referred to as "excluded shares") and (iii) shares held by holders of Ultratech common stock, if any, who properly exercise their appraisal rights under the DGCL (which we refer to as "dissenting shares")) will be converted into the right to receive the merger consideration consisting of $21.75 in cash, without interest, and 0.2675 of a share of Veeco common stock. If the aggregate consideration to be paid to any holder of Ultratech common stock would result in such holder receiving a fractional share of Veeco common stock, cash will be paid in lieu of such fractional share. Veeco stockholders will continue to hold their existing shares of Veeco common stock.

        Based on                    shares of Ultratech common stock issued and outstanding as of                    , 2017, and            shares of Veeco common stock issued and outstanding as of                    , 2017, following the merger, the stockholders of Ultratech on the announcement date of the merger would collectively own approximately            shares of Veeco common stock, or            % of the number of shares of Veeco common stock issued and outstanding, after giving effect to the issuance of the            shares of Veeco common stock issued as part of the merger consideration.

Background of the Merger

        In pursuing Ultratech's objective of enhancing stockholder value, and as part of its ongoing review of strategic opportunities available to it, the Ultratech board periodically considers opportunities for a variety of strategic transactions that might enhance stockholder value, including potential acquisitions, business combinations and other strategic alliances.

        On July 20, 2015, the Ultratech business development committee of the Ultratech board (which we refer to in this proxy statement/prospectus as the Ultratech business development committee), a standing committee of the Ultratech board, met with representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("BofA Merrill Lynch") and representatives of Ultratech's legal counsel, O'Melveny & Myers LLP ("O'Melveny & Myers"). At the request of the Ultratech business development committee, representatives of BofA Merrill Lynch reviewed merger and acquisition trends in the technology sector in general and in Ultratech's industry sector. The Ultratech business development committee then discussed with management developments in Ultratech's industry sector, the landscape of potential acquisition targets, and whether there were possible strategic transactions that Ultratech could pursue to benefit its stockholders. At that time, the members of the Ultratech business development committee were Michael Child, Dennis Raney and Henri Richard.

        On August 4, 2015, Neuberger Berman Group LLC, a stockholder of Ultratech, on behalf of itself and other affiliated parties ("Neuberger"), sent Ultratech a letter stating, among other things, that it was disappointed with Ultratech's long-term stockholder value creation, and asked to engage Ultratech in a discussion that would include a review of the tenure of current Ultratech board members and establish a timeline for value creation and management succession. On August 11, 2015, Neuberger filed a Schedule 13D attaching the August 4, 2015 letter and disclosing a 6.68% beneficial ownership of the outstanding common stock of Ultratech. Neuberger and representatives of Ultratech communicated and met in the ensuing weeks and several months thereafter.

        On September 28, 2015, Neuberger sent a second letter to Ultratech reiterating certain views from the August 4, 2015 letter and reserving its right to put forward candidates for the Ultratech board or stockholder proposals if progress on its demands was not made to its satisfaction.

        On October 8, 2015, Arthur Zafiropoulo, Chairman and CEO of Ultratech, met with the Chairman of a potential strategic business combination partner (which we refer to as "Company A"), who suggested that Ultratech and Company A explore the possibility of a strategic business combination transaction, possibly involving another potential strategic business combination partner (which we refer to as "Company B"). Mr. Zafiropoulo periodically communicated with the Chairman of Company A through August of 2016.

        On October 17, 2015, John Peeler, the Chairman and Chief Executive Officer of Veeco, sent Mr. Zafiropoulo an e-mail to inform Mr. Zafiropoulo that Mr. Peeler would be in Northern California during the week of November 8, 2015 and would be interested in meeting with Mr. Zafiropoulo.

        On October 18, 2015, the Ultratech board met to review, among other things, industry developments and Ultratech's performance, including its financial and operating performance. Representatives of O'Melveny & Myers were present at the meeting. At that meeting, the Ultratech board discussed various strategic opportunities potentially available to Ultratech, including remaining independent, as well as Ultratech's short and long-term strategies for increasing stockholder value. Mr. Zafiropoulo discussed with the Ultratech board his meeting with the Chairman of Company A and the suggestion made by the Chairman of Company A regarding the exploration of a possible strategic business combination. The Ultratech board referred Mr. Zafiropoulo to the business development committee for further consideration of a possible strategic business combination with Company A.

        On October 19, 2015, at a regularly scheduled meeting, the Ultratech business development committee considered whether Ultratech should explore a strategic business combination transaction with Company A. A representative of O'Melveny & Myers attended the meeting. Later that day and the following day, the Ultratech board continued its discussion of strategic opportunities after which the Ultratech board agreed to retain an investment bank to provide financial and valuation advice.

        Throughout Ultratech's initial discussions with Company A and the later, broader strategic review process, the Ultratech business development committee held many meetings and also engaged in many informal conversations about Ultratech's strategic alternatives.

        On or about October 20, 2015, Mr. Zafiropoulo made separate telephone calls to the President and CEO of Company A and to the Chairman and CEO of Company B to solicit interest in a possible three-way business combination transaction involving each of these companies. Both the President and CEO of Company A and the Chairman and CEO of Company B expressed that such a transaction would be difficult to achieve.

        On or about November 7, 2015, Mr. Zafiropoulo, Bruce Wright, Chief Financial Officer and Senior Vice President, Finance of Ultratech, and the Chairman and the President and CEO of Company A met to discuss a possible business combination and shared information about their respective companies. At this meeting, the Chairman and the President and CEO of Company A suggested a merger of equals involving a premium of 10 to 15 percent on the common stock of Company A.

        On November 9, 2015, Mr. Zafiropoulo had a telephone conference with a member of the board of directors of Company B who expressed that Company B was not interested in pursuing the business combination transaction being suggested by Ultratech at that time.

        On or about November 10, 2015, in response to the e-mail sent by Mr. Peeler to Mr. Zafiropoulo on October 17, 2015, Mr. Zafiropoulo met with Mr. Peeler in San Jose, CA. At the meeting, Messrs. Zafiropoulo and Peeler exchanged views about their respective companies and the semiconductor capital equipment industry generally.

        On November 17, 2015, the Ultratech board held a special telephonic meeting. The meeting was attended by a financial advisory firm (which was not BofA Merrill Lynch). Representatives of the financial advisory firm provided a comprehensive report on industry trends, Wall Street perspectives on Ultratech and preliminary perspectives on Ultratech's valuation (including, without limitation, on a stand-alone basis remaining independent and on a change of control basis). Representatives of O'Melveny & Myers also attended the meeting. After the financial advisory firm's presentation, and departure from the meeting, the Ultratech board discussed various strategic alternatives, and Mr. Zafiropoulo provided an update on recent preliminary conversations with potential strategic partners and discussed the terms of a possible engagement with the financial advisory firm.

        On November 23, 2015, the Ultratech board held a special telephonic meeting to discuss various strategic matters, including a potential business combination with respect to Company A. A representative of O'Melveny & Myers attended the meeting. The Ultratech board authorized the retention of a financial advisory firm to assist in evaluating a potential strategic transaction involving Company A and delegated the review and approval of the terms of the engagement with the financial advisory firm that had attended the November 17, 2015 meeting of the Ultratech board, including the investment banking fee agreement, to the Ultratech business development committee.

        On December 7, 2015, Ultratech and Company A entered into a mutual non-disclosure agreement. The non-disclosure agreement contained a customary standstill provision that would terminate automatically upon certain events, including in the event that Ultratech entered into a definitive agreement for the acquisition of 50% or more of its outstanding voting securities.

        On December 17, 2015, the Ultratech business development committee held a meeting and reviewed and approved the engagement letter with the financial advisory firm for the limited purpose of the proposed strategic combination with Company A and authorized Messrs. Zafiropoulo and Wright to execute such letter agreement. Mr. Zafiropoulo provided the Ultratech business development committee with an update on the status of the potential transaction. Representatives from O'Melveny & Myers then provided the Ultratech business development committee with a presentation on directors' fiduciary duties under applicable law, including applicable legal standards in connection with a potential strategic transaction, and also reviewed with the committee certain high level structures and terms for transactions in the sector. The members of the Ultratech business development committee discussed with management their views on a potential strategic business combination transaction with Company A as well as next steps. Ultratech entered into the engagement letter with the financial advisory firm with respect to a potential strategic business combination with Company A, which subsequently terminated in December 2016 in accordance with its terms (with a tail fee payable to the financial advisory firm under certain circumstances if Ultratech were to complete an acquisition of Company A pursuant to an agreement entered into within 12 months of such termination).

        On December 22, 2015, Messrs. Zafiropoulo and Wright met with the Chairman, the President and CEO and the CFO of Company A to discuss the respective businesses of Ultratech and Company A and a potential transaction. The representatives of Company A provided the representatives of

Ultratech with certain prospective financial information and forecasts regarding Company A. The representatives of Ultratech provided the representatives of Company A with certain prospective financial information regarding Ultratech.

        On December 23, 2015, certain members of the Ultratech board held a conference call to discuss the status of discussions with Company A.

        Between the end of December 2015 and early March 2016, representatives of Ultratech, Company A and their respective financial advisors had periodic conversations and exchanged information about their respective companies.

        On January 19, 2016, Mr. Child shared the financial advisory firm's written report, including its preliminary analysis of the proposed transaction with Company A, with the Ultratech business development committee.

        On February 1, 2016, the Ultratech business development committee held a regular quarterly meeting and invited representatives of BofA Merrill Lynch, which had not previously been involved in the discussions among Ultratech, Company A and Company B, to attend. Representatives of O'Melveny & Myers also attended the meeting. At the request of the Ultratech business development committee, representatives of BofA Merrill Lynch reviewed merger and acquisition activity in the semiconductor industry and the semiconductor capital equipment sector. The Ultratech business development committee discussed the information reviewed by representatives of BofA Merrill Lynch, as well as market developments and possible strategic opportunities for Ultratech. In addition, the Ultratech business development committee discussed with Mr. Zafiropoulo the status of discussions with Company A and directors expressed their views that a transaction with Company A would not be attractive with the premium being proposed by Company A.

        On February 2, 2016, the Ultratech board held a regularly scheduled meeting. Representatives of O'Melveny & Myers attended the meeting. At the meeting, members of Ultratech management updated the Ultratech board on the status of discussions with Company A and various other strategic alternatives. Following that meeting, the Ultratech board requested that Mr. Zafiropoulo contact representatives of BofA Merrill Lynch and instruct them to prepare a list of parties that may potentially participate in a bidding process for Ultratech, which Mr. Zafiropoulo did.

        On February 4, 2016, Ultratech issued a press release announcing its results for fiscal year 2015. The press release included a statement that, as part of Ultratech's continued focus on increasing stockholder value, it was in the process of identifying candidates to replace one or more members of or to augment the Ultratech board.

        On February 12, 2016, representatives of each of Ultratech and Company A met and gave management presentations on their respective companies, each with their respective financial advisors in attendance.

        On February 24, 2016, the Ultratech board held a special telephonic meeting. Representatives of O'Melveny & Myers attended the meeting. Mr. Zafiropoulo provided an update on the status of discussions with Company A.

        On March 4, 2016, Neuberger sent another letter to Mr. Zafiropoulo and Rick Timmins, a member of the Ultratech board and its then lead independent director, which, among other things, provided the names and biographies of two potential director candidates, Ronald Black and Beatriz V. Infante. On March 9, 2016, Neuberger filed with the SEC an amendment to its previously filed Schedule 13D attaching the March 4, 2016 letter and disclosing beneficial ownership of 7.55% of the outstanding Ultratech common stock.

        On March 8, 2016, Mr. Zafiropoulo met with a director of Company B and discussed their respective companies.

        On March 25, 2016, the Ultratech business development committee held a regular meeting, at which it discussed possible strategic opportunities, including the status of discussions with Company A and Company B, and market developments. A representative of O'Melveny & Myers attended the meeting.

        On April 5, 2016, the Ultratech board met to review, among other things, steps that could be taken toward a possible strategic transaction, recent industry developments and Ultratech's strategy, including the preliminary information reviewed by representatives of BofA Merrill Lynch. Representatives of O'Melveny & Myers attended the meeting.

        On April 18, 2016, the Ultratech business development committee held a regular meeting, at which it discussed possible strategic opportunities, including the status of discussions with Company A and Company B, and market developments. A representative of O'Melveny & Myers attended the meeting.

        On April 19, 2016, the Ultratech board held a regular meeting. Representatives of O'Melveny & Myers attended the meeting. At the meeting, the board received the report of the Ultratech business development committee including its discussion of Ultratech's strategic review process. Following that meeting, the Ultratech board requested that Mr. Zafiropoulo contact representatives of BofA Merrill Lynch and instruct them to begin an initial outreach to potential strategic acquirers and financial sponsors in Asia. The Ultratech board determined to start its outreach with prospects in Asia, then move on to prospects in Europe and the Middle East before finally moving on to prospects in the United States, because of the amount of time it was expected that potential bidders in each region would be expected to take to submit bids and a desire to be able to run simultaneous bidding processes to the extent possible with the goal of achieving competition among bidders.

        On April 21, 2016, Neuberger submitted a notice to Ultratech nominating Dr. Black and Ms. Infante for election to the Ultratech board at Ultratech's 2016 annual meeting of stockholders. The next day, Ultratech issued a press release responding to Neuberger's nomination. The press release also stated that, as part of Ultratech's continuing focus on increasing stockholder value, Ultratech was in the final stages of selecting a director candidate with relevant experience in the semiconductor capital equipment industry and related industries and/or operational experience with Ultratech's key customers.

        On April 22, 2016, Neuberger filed with the SEC an amendment to its previously filed Schedule 13D attaching its nomination notice and disclosing beneficial ownership of 7.68% of the outstanding Ultratech common stock.

        Beginning in late April 2016, at the direction of representatives of Ultratech, representatives of BofA Merrill Lynch began contacting potential strategic acquirers and financial sponsors in Asia. In total, representatives of BofA Merrill Lynch contacted 12 prospective acquirers in Asia at or around this time, five of which were strategic acquirers and seven of which were financial sponsors.

        Between May 2016 and Ultratech's annual stockholder meeting on July 19, 2016, representatives of Ultratech continued to have discussions with representatives of Neuberger regarding its nomination notice and the election of directors to Ultratech's board.

        At a meeting held on May 12, 2016, the Ultratech board discussed entering into an engagement letter with BofA Merrill Lynch. Representatives of O'Melveny & Myers attended the meeting.

        Beginning on May 20, 2016, Mr. Zafiropoulo held meetings with various potential strategic acquirers and financial sponsors in Asia. These meetings included, among other things, discussions about the potential sale of Ultratech. In total, Mr. Zafiropoulo met with 10 such prospective acquirers, five of which were potential strategic acquirers (including a potential strategic acquirer that we refer to as "Company C") and five of which were financial sponsors (including potential financial sponsors that we refer to as "Sponsor A," "Sponsor B," and "Sponsor C"). Messrs. Zafiropoulo and Timmins

discussed the status of the Asia meetings as well as representatives of BofA Merrill Lynch's review of a potential strategic transaction with companies in Asia.

        On May 27, 2016, Neuberger filed a preliminary proxy statement with the SEC (which it filed in final form on June 13, 2016) related to its nomination of Dr. Black and Ms. Infante for election to the Ultratech board.

        On June 3, 2016, Ultratech filed a current report on Form 8-K with the SEC disclosing that Mr. Joel F. Gemunder had notified the Ultratech board that he would not stand for re-election as a director at Ultratech's 2016 annual meeting of stockholders.

        On June 6, 2016, Ultratech filed a preliminary proxy statement with the SEC (which it filed in final form on June 13, 2016) related to its nomination of six incumbent directors and one new director nominee, Dr. Paramesh Gopi, for election to the Ultratech board.

        During the week of June 6, 2016, Mr. Child, on behalf of the Ultratech board, discussed with representatives of BofA Merrill Lynch the terms of its engagement letter with Ultratech. On June 9, 2016, the Ultratech business development committee held a conference call to discuss the terms of the engagement letter with BofA Merrill Lynch. Messrs. Child and Timmins updated the Ultratech board on the status of the discussions with BofA Merrill Lynch, and the Ultratech board approved the final terms of the engagement letter. On June 13, 2016, Ultratech signed an engagement letter with BofA Merrill Lynch.

        From June 10, 2016, to August 3, 2016, Ultratech sent, negotiated and executed non-disclosure agreements with Company C, Sponsor A, Sponsor B, Sponsor C and Sponsor D. The non-disclosure agreements contained customary standstill provisions that would terminate automatically upon certain events, including in the event that Ultratech entered into a definitive agreement for the acquisition of 50% or more of its outstanding voting securities.

        On June 15, 2016, at the direction of Ultratech, representatives of BofA Merrill Lynch contacted an additional potential strategic acquirer in Asia. On June 24, 2016, that strategic acquirer indicated that it had no interest in pursuing a potential acquisition.

        On July 8, 2016, the Ultratech board held a special telephonic meeting to review certain corporate matters, including Ultratech's standalone strategic plan and the status of the strategic review process. Representatives of O'Melveny & Myers attended the meeting.

        In July 2016, Mr. Zafiropoulo informed the Chairman of Company A that Ultratech did not desire to continue discussions concerning a strategic transaction with Company A at the present time.

        On July 13, 2016, at the direction of representatives of Ultratech, representatives of BofA Merrill Lynch contacted an additional potential financial sponsor in Asia (which we refer to as "Sponsor D").

        On July 17, 2016, the Ultratech board held a special meeting. Representatives of O'Melveny & Myers attended the meeting. At that meeting, Mr. Zafiropoulo was appointed a member of the business development committee. In addition, the Ultratech board discussed various available strategic business combination opportunities as well as the option of remaining independent and executing its strategic plan and the risks attendant to that plan. The Ultratech board also discussed Ultratech's short and long term strategies for increasing stockholder value.

        On July 18, 2016, the Ultratech business development committee held a regular meeting. Representatives of O'Melveny & Myers attended the meeting. At the meeting, the Ultratech business development committee discussed merger and acquisition activity in the industry. Mr. Zafiropoulo provided an update on discussions with the parties that had entered into non-disclosure agreements and his perspective on other possible bidders.

        On July 19, 2016, the Ultratech board held a regular meeting. Representatives of O'Melveny & Myers and representatives of BofA Merrill Lynch attended the meeting. At the request of the Ultratech board, representatives of BofA Merrill Lynch provided an update on merger and acquisition activity in the semiconductor industry and the strategic review process. The Ultratech business development committee also gave a report on the topics discussed at its meeting on July 18, 2016.

        On July 19, 2016, Dr. Black and Ms. Infante were elected to Ultratech's board along with Mr. Zafiropoulo, Mr. Child, Dr. Gopi, Mr. Raney, and Mr. Richard.

        From August 3 to August 14, 2016, Ultratech held management presentations for Company C, Sponsor A, Sponsor B, Sponsor C and Sponsor D, with representatives of BofA Merrill Lynch in attendance. Each of these parties was provided a copy of the Ultratech management presentation, which contained information regarding Ultratech's business and results of operations and potential transaction synergies as well as preliminary financial projections with respect to fiscal years 2016 through 2018. During this period and thereafter, Ultratech's management responded to due diligence inquiries and engaged in numerous discussions and meetings with these parties concerning their interest in pursuing an acquisition of, or a strategic partnership with, Ultratech. At the direction of representatives of Ultratech, representatives of BofA Merrill Lynch requested that each of these parties submit a written indication of interest to Ultratech. None of these parties ever submitted a written indication of interest to Ultratech.

        On August 9, 2016, members of the Ultratech business development committee held a conference call with representatives of BofA Merrill Lynch to discuss recent events and provide an update on the strategic review process.

        On August 19, 2016, at the request of the Ultratech board, representatives of BofA Merrill Lynch began contacting potential strategic acquirers in Europe and the Middle East. In total, representatives of BofA Merrill Lynch contacted four such potential strategic acquirers.

        Also on August 19, 2016, the Chairman of Company A e-mailed Mr. Zafiropoulo to explore resuming discussions. Based on previous discussions between Ultratech and Company A and the status of the strategic review process, Ultratech determined it would not pursue further discussions with Company A at this time.

        Beginning on August 22, 2016, at the direction of representatives of Ultratech, representatives of BofA Merrill Lynch sent non-disclosure agreements to those four potential strategic acquirers in Europe and the Middle East. None of the four parties chose to enter into a non-disclosure agreement or continue in the process. One of these parties expressed an interest in purchasing selected assets of Ultratech.

        On or about August 23, 2016 and September 6, 2016, members of the Ultratech business development committee held conference calls with representatives of BofA Merrill Lynch to discuss recent events and process updates.

        Also in August 2016, representatives of Ultratech provided representatives of BofA Merrill Lynch with management projections for Ultratech with respect to fiscal years 2016 through 2018. Subsequently, in November 2016, representatives of Ultratech provided representatives of BofA Merrill Lynch with updated management projections for Ultratech with respect to fiscal years 2016 through 2018. As compared to the Ultratech management projections that were provided to representatives of BofA Merrill Lynch in August 2016, the Ultratech management projections that were provided to representatives of BofA Merrill Lynch in November 2016, among other changes, adjusted fiscal year 2016 to reflect the results of the most recent quarter and reduced forecasts with respect to fiscal year 2017 based on management's judgment and the results of the most recent fiscal quarter.

        On or about September 12, 2016, Sponsor A declined to continue in the process but indicated that they would be open to financing an acquisition by a strategic acquirer.

        On September 13, 2016, at the direction of the Ultratech board, representatives of BofA Merrill Lynch contacted an additional financial sponsor in Asia, which subsequently indicated it was not interested in acquiring Ultratech but would be open to financing an acquisition by a strategic acquirer.

        On September 17, 2016, the Ultratech business development committee held a special telephonic meeting at which Mr. Zafiropoulo gave an update on the strategic review process.

        On September 21, 2016, the Ultratech board held a special telephonic meeting, with representatives of BofA Merrill Lynch in attendance. The Ultratech board discussed with Ultratech management and representatives of BofA Merrill Lynch the management meetings that had been completed by that date with interested parties and the additional meetings that had been scheduled with other interested parties. The Ultratech board also discussed with Ultratech management and representatives of BofA Merrill Lynch potential strategic alternatives available to Ultratech, recent mergers and acquisitions in the technology industry, recent industry consolidation, recent semiconductor equipment deal activity and Ultratech's financial performance and prospects and stock trend. During this meeting, the Ultratech board requested that representatives of BofA Merrill Lynch reach out to an additional potential financial sponsor in the United States ("Sponsor E"), which representatives of BofA Merrill Lynch contacted shortly thereafter.

        On September 30, 2016, in connection with an unrelated meeting, Mr. Zafiropoulo met briefly with Mr. Richard D'Amore, a member of Veeco's board of directors. At that meeting, Mr. Zafiropoulo mentioned Ultratech's strategic review process and inquired into the possibility of Veeco participating.

        On October 3, 2016, Ultratech entered into a non-disclosure agreement with Sponsor E. The non-disclosure agreement contained a customary standstill provision that would terminate automatically upon certain events, including in the event that Ultratech entered into a definitive agreement for the acquisition of 50% or more of its outstanding voting securities.

        On October 4, 2016, representatives of Ultratech held a management presentation with Sponsor E, with representatives of BofA Merrill Lynch in attendance. Shortly thereafter, Sponsor E indicated that it was not interested in purchasing Ultratech but would be open to financing a strategic acquirer.

        On October 5, 2016, at the direction of the Ultratech board, representatives of BofA Merrill Lynch began contacting potential strategic acquirers in the United States. In total, representatives of BofA Merrill Lynch contacted five such potential strategic acquirers including Veeco and two other potential strategic acquirers (which we refer to as "Company D" and "Company E").

        On October 9, 2016, Ultratech entered into a non-disclosure agreement with Veeco that contained a customary standstill provision that would terminate automatically upon certain events, including in the event that Ultratech entered into a definitive agreement for the acquisition of 50% or more of its outstanding voting securities.

        On October 12, 2016, representatives of Ultratech held a management presentation for Veeco, with representatives of BofA Merrill Lynch in attendance. This presentation included Ultratech management projections for Ultratech for the fiscal years 2016 through 2018.

        On October 17, 2016, members of the Ultratech business development committee met to discuss the strategic review process and the status of discussions with various parties.

        On October 18, 2016, members of the Ultratech board met with representatives of BofA Merrill Lynch and O'Melveny & Myers to discuss recent events, strategic alternatives, and process updates.

        On October 19, 2016, at the direction of the Ultratech board, representatives of BofA Merrill Lynch contacted an additional potential strategic acquirer, with which Ultratech management had previously communicated regarding a potential transaction (which we refer to as "Company F").

        On October 20, 2016, Ultratech entered into a non-disclosure agreement with Company D, and on November 2, 2016, Ultratech entered into a non-disclosure agreement with Company E. Each of these non-disclosure agreements contained customary standstill provisions that would terminate automatically under certain circumstances including in the event that Ultratech entered into a definitive agreement for the acquisition of 50% or more of its outstanding voting securities.

        On October 22, 2016, at Ultratech's direction, representatives of BofA Merrill Lynch requested that Veeco provide a non-binding indication of interest by November 9, 2016.

        On October 24, 2016, Ultratech entered into a non-disclosure agreement with Company F. The non-disclosure agreement contained a customary standstill provision that would terminate automatically upon certain events, including in the event that Ultratech entered into a definitive agreement for the acquisition of 50% or more of its outstanding voting securities.

        On November 1, 2016, members of the Ultratech business development committee met with representatives of BofA Merrill Lynch to discuss recent events and the ongoing strategic review process.

        From November 2016 through January 2017, Veeco submitted various due diligence requests to Ultratech to which Ultratech responded.

        On November 4, 2016, members of the Ultratech business development committee held a conference call to discuss the strategic review process and the status of discussions with various parties.

        On November 11, 2016, Ultratech received a preliminary, non-binding indication of interest from Veeco to acquire Ultratech. Veeco offered $26.50 per Ultratech share, with 50% in cash and 50% payable in Veeco shares of common stock, representing a 21% premium to the closing price of Ultratech's common stock as of November 10, 2016.

        On November 14, 2016, Messrs. Zafiropoulo and Wright held a telephonic meeting with representatives of BofA Merrill Lynch to discuss the written indication of interest submitted by Veeco. Also, on November 14, 2016, at the direction representatives of Ultratech, representatives of BofA Merrill Lynch and representatives of Barclays Capital Inc., Veeco's financial advisor, held a call to discuss Veeco's interest in a potential transaction and certain diligence requests.

        On November 15, 2016, representatives of BofA Merrill Lynch provided to Mr. Zafiropoulo a disclosure letter to the Ultratech board, dated November 15, 2016, describing certain of BofA Merrill Lynch's material relationships with Ultratech, Veeco and other potential acquirers, which Mr. Zafiropoulo then provided to the Ultratech board that evening.

        Also, on November 15, 2016, the Ultratech board held a special telephonic meeting to discuss the strategic review process. Representatives of BofA Merrill Lynch and representatives of O'Melveny & Myers attended the meeting. At the request of the Ultratech board, representatives of BofA Merrill Lynch reviewed with the Ultratech board, among other topics, a summary of Veeco's indication of interest, an overview of Veeco, the status of discussions with other potential bidders and the timing of the process for receiving other bids and certain preliminary financial analyses regarding Ultratech. Members of the Ultratech board then discussed with members of the Ultratech management team various strategic alternatives available to Ultratech, including remaining independent and other ways to continue to maximize value for Ultratech stockholders. Representatives from O'Melveny & Myers then provided the Ultratech board with a presentation on directors' fiduciary duties under applicable law, including applicable legal standards in connection with a potential business combination transaction.

        Between November 14 and December 9, 2016, at the direction of the Ultratech board, Ultratech management provided follow-up materials to, and held additional discussions with, Veeco, Company D, Company E and Company F, including management presentations for Company D, Company E and Company F, each with the assistance of its respective legal and financial advisors. Between November 16, 2016 and November 21, 2016, at the request of the Ultratech board, representatives of BofA Merrill Lynch requested that each of Company D, Company E and Company F submit non-binding indications of interest by December 2, 2016. Shortly thereafter, Company D requested the deadline for submitting a non-binding indications of interest be extended to December 6, 2016, Company E requested the deadline for submitting a non-binding indications of interest be extended to December 16, 2016 and Company F requested the deadline for submitting a non-binding indications of interest be extended to December 8, 2016. Each such request was granted by Ultratech.

        On November 22, 2016, members of the Ultratech business development committee met to discuss the strategic review process and the status of discussions with various parties.

        On November 30, 2016, Veeco was granted access to the Ultratech virtual data room.

        On December 5, 2016, the Ultratech board held a conference call with representatives of BofA Merrill Lynch to discuss recent events and the ongoing strategic review process. At the request of the Ultratech board, representatives of BofA Merrill Lynch gave an update on the status of discussions with various third parties. The Ultratech board instructed representatives of BofA Merrill Lynch to again seek indications of interest from the potential bidders that had not yet submitted any indications of interest. The Ultratech board also instructed representatives of BofA Merrill Lynch to seek a revised indication of interest from Veeco with a higher per share price than the November 11, 2016 indication of interest from Veeco. Representatives of BofA Merrill Lynch subsequently contacted representatives of Barclays to communicate the request for a revised indication of interest from Veeco.

        On December 6, 2016, Ultratech received a preliminary, non-binding indication of interest from Company D to acquire Ultratech. Company D offered $24.00 per Ultratech share in cash. This offer represented an 8% premium to Ultratech's closing price as of December 5, 2016.

        Also on or about December 6, 2016, at the request of representatives of Ultratech, representatives of BofA Merrill Lynch provided Veeco with updated Ultratech management projections with respect to fiscal years 2016 through 2018.

        On December 8, 2016, Company F indicated it was no longer interested in pursuing a potential transaction with Ultratech.

        On December 9, 2016, members of the Ultratech business development committee held a conference call to discuss the strategic review process and the status of discussions with various parties. Also on December 9, 2016, the Ultratech board held a special telephonic meeting. Representatives of O'Melveny & Myers and representatives of BofA Merrill Lynch attended the meeting. At the request of the Ultratech board, representatives of BofA Merrill Lynch reviewed the potential strategic acquirers that had submitted proposals, the status of discussions with other potential strategic acquirers and the process timeline. The Ultratech board reviewed and discussed the information reviewed by representatives of BofA Merrill Lynch with management and representatives of O'Melveny & Myers.

        On December 10, 2016, members of the Ultratech business development committee held a conference call to discuss the strategic review process and the status of discussions with various parties.

        On December 12, 2016, Company D was granted access to the Ultratech virtual data room.

        On December 12 and 13, 2016, representatives of Veeco and representatives of Ultratech held in person due diligence meetings, with representatives of Barclays and representatives of BofA Merrill Lynch in attendance.

        During the week of December 12, 2016, at the direction of the Ultratech board, Ultratech management provided follow-up materials to, and held additional discussions with, Veeco, Company D, and Company E, each with the assistance of its respective legal and financial advisors.

        On December 15, 2016, Company E indicated it was only interested in purchasing selected assets of Ultratech. Ultratech decided not to continue discussions with Company E.

        Between December 19 and January 13, 2017, at the direction of the Ultratech board, Ultratech management provided due diligence materials to, and held due diligence discussions with, Veeco and Company D, each with the assistance of its respective legal and financial advisors.

        On December 23, 2016, certain members of the Ultratech business development committee held a conference call with representatives of BofA Merrill Lunch to discuss the strategic review process and the status of discussions with various parties. Also on December 23, 2016, the Ultratech board held a meeting to discuss recent events and the ongoing strategic review process. At that meeting, Mr. Zafiropoulo updated the Ultratech board on the strategic review process including with respect to the status of discussions with the various parties and timing. Representatives of O'Melveny & Myers provided a detailed overview of the draft merger agreements that had been prepared by O'Melveny & Myers for Veeco and Company D. The Ultratech board discussed the draft merger agreements and asked questions, which O'Melveny & Myers answered. The Ultratech board then discussed potential next steps and various matters relating to the reverse due diligence process with respect to Veeco.

        On December 27, 2016, at the request of the Ultratech board, representatives of BofA Merrill Lynch delivered a draft merger agreement, prepared by O'Melveny & Myers, to each of Veeco and Company D and requested that each company submit a revised proposal for the acquisition of Ultratech by January 13, 2017.

        During the first half of January 2017, Veeco continued its diligence review of Ultratech, and representatives of Ultratech and Veeco engaged in a series of business and legal diligence meetings for that purpose.

        On January 4, 2017, representatives of Ultratech provided financial projections for Ultratech for fiscal years 2019 through 2021 to representatives of BofA Merrill Lynch.

        On January 10, 2017, the Ultratech board held a special telephonic meeting, with representatives of BofA Merrill Lynch in attendance. At the request of the Ultratech board, representatives of BofA Merrill Lynch provided an update concerning the strategic review process, its preliminary financial analysis of Ultratech, the status of discussions with potential bidders and the status of Veeco's bid and Company D's bid. The Ultratech board met with management and a representative of O'Melveny & Myers to discuss the information reviewed by representatives of BofA Merrill Lynch. The Ultratech board discussed the process of conducting a reverse due diligence review of Veeco. The Ultratech board also discussed strategic alternatives available to it, including remaining independent.

        Also on January 10, 2017, representatives of Barclays contacted representatives of BofA Merrill Lynch and held a telephonic meeting in which representatives of Barclays informed the representatives of BofA Merrill Lynch that Veeco would not be able to meet the deadline of January 13, 2017, which representatives of BofA Merrill Lynch communicated to the Ultratech board. Following this discussion, Ultratech agreed to extend the deadline for Veeco to January 20, 2017.

        On January 13, 2017, Company D informed representatives of BofA Merrill Lynch that it would not be providing another proposal for the acquisition of Ultratech and that it was withdrawing its original proposal, which representatives of BofA Merrill Lynch communicated to the Ultratech board. Upon learning of Company D's withdrawal, Ultratech decided not to continue discussions with Company D. In addition, the virtual data room was closed to Company D. During the weeks of January 16 and January 23, 2017, at the direction of the Ultratech board, Ultratech provided due diligence materials to, received reverse due diligence materials from, and held due diligence and reverse due diligence discussions with Veeco, each with the assistance of its respective legal and financial advisors.

        On January 16, 2017, members of the Ultratech business development committee held a meeting by telephone to discuss the strategic review process and the status of discussions with Veeco and Company D.

        On January 17, 2017, Veeco provided Veeco's preliminary results for fiscal year 2016 and financial projections for fiscal years 2017 and 2018 to representatives of BofA Merrill Lynch, who then provided such projections to representatives of Ultratech. On January 23, 2017, Veeco provided an updated forecast of the first quarter of 2017 with respect to Veeco to representatives of BofA Merrill Lynch, who then provided such updated forecast to representatives of Ultratech.

        On January 20, 2017, Ultratech received a revised, non-binding indication of interest of Veeco to acquire Ultratech. Veeco offered $21.34 in cash and 0.2620 shares of Veeco common stock per Ultratech share. Based on Veeco's closing share price on January 19, 2017, this represented a total per share value of $28.45, consisting of $21.34 in cash and $7.11 in Veeco common stock, a 13% premium to Ultratech's closing price as of January 19, 2017. In addition, Veeco submitted preliminary comments on the draft merger agreement prepared by Morrison & Foerster. Mr. Zafiropoulo promptly communicated the revised offer to the Ultratech board. Included in such preliminary comments on the draft merger agreement, among other comments, was a request that Ultratech's directors and officers sign support agreements in favor of the merger and a request that Ultratech enter into a 30-day exclusivity agreement with Veeco.

        On January 22, 2017, the Ultratech board held a telephonic meeting to discuss the new proposal from Veeco. Representatives of O'Melveny & Myers and representatives of BofA Merrill Lynch attended the meeting. At the request of the Ultratech board, representatives of BofA Merrill Lynch provided an update concerning the strategic review process, the status of discussions with potential bidders and the status of Veeco's bid. Following a discussion, the Ultratech board decided to request that Veeco increase its bid to $29.00 per share. Representatives of BofA Merrill Lynch, at the direction of the Ultratech board, contacted Veeco and requested that Veeco increase its bid to $29.00 per share. Also on January 22, 2017, at the direction of the Ultratech board, representatives of BofA Merrill Lynch contacted Company D and Company E to reassess their interest at $29.00 per share.

        On January 23, 2017, both Company D and Company E indicated they were not interested in pursuing a potential acquisition at $29.00 per share.

        On January 23, 2017, Ultratech received a revised offer letter from Veeco including a revised, non-binding indication of interest from Veeco to acquire Ultratech for $21.75 in cash and 0.2675 shares of Veeco common stock per Ultratech share. Based on Veeco's closing share price on January 20, 2017, this represented a total per share value of $29.00, consisting of $21.75 in cash and $7.25 in Veeco common stock, a 14% premium to Ultratech's closing price as of January 20, 2017. In addition, Veeco's revised offer letter included proposals that Veeco approve certain compensation arrangements entered into by Ultratech between January 23, 2017 and the execution of a definitive merger agreement, and that unvested Ultratech stock options and other stock based awards not accelerate. The revised offer letter also included a request that Ultratech enter into a separate exclusivity agreement and countersign the offer letter.

        Also on January 23, 2017, representatives of O'Melveny & Myers provided the Ultratech board with a list of issues raised by Morrison & Foerster's mark-up of the merger agreement, and a proposed revised draft merger agreement to be provided to Veeco and Morrison & Foerster.

        On January 24, 2017, the Ultratech board held a special meeting to consider the revised offer and exclusivity agreement from Veeco, with representatives of BofA Merrill Lynch in attendance. At the request of the Ultratech board, representatives of BofA Merrill Lynch reviewed with the Ultratech board a summary of the strategic review process and proposals received to date, its preliminary financial analysis of Veeco's revised offer and the reverse due diligence information provided by Veeco to Ultratech. After a discussion with representatives of BofA Merrill Lynch, the Ultratech board then met with management and a representative of O'Melveny & Myers to review and discuss further the information reviewed by representatives of BofA Merrill Lynch, Veeco's revised January 23, 2017 offer, the results of the reverse due diligence exercise conducted to date and strategic alternatives, including the possibility of remaining independent. In addition, representatives of O'Melveny & Myers reviewed the terms of the revised offer letter received from Veeco on January 23, 2017, and the proposed exclusivity agreement and the current status of negotiations on the merger agreement. The Ultratech board approved the exclusivity agreement and offer letter, subject to certain revisions being negotiated.

        On January 25, 2017, at the direction of the Ultratech board, representatives of BofA Merrill Lynch provided Veeco with Ultratech's and O'Melveny & Myers' comments to Veeco's revised offer letter and the exclusivity agreement provided by Veeco. Veeco did not respond to those comments.

        Also on January 25, 2017, O'Melveny & Myers provided Morrison & Foerster with a revised draft of the merger agreement.

        Between January 24, 2017 and February 1, 2017, Veeco and Ultratech negotiated the definitive merger agreement and ancillary documents, including the support agreement, and engaged in numerous due diligence meetings, including due diligence with respect to Veeco performed by Ultratech's management, each with the assistance of its respective legal and financial advisors. Among the issues that were discussed by Ultratech and Veeco during negotiations with respect to the merger agreement were the interim operating covenants applicable to Ultratech during the period between signing the merger agreement and closing the transaction (including restrictions on Ultratech's ability to pursue alternative transactions or operate outside the ordinary course of business), the closing conditions to the merger (including the closing condition proposed by Veeco, on January 30, 2017, that Ultratech and its subsidiaries maintain a specified amount of cash on hand in the United States), termination rights and termination fee provisions.

        On or about January 27, 2017, Ultratech provided representatives of BofA Merrill Lynch with actual financial results for Ultratech with respect to fiscal year 2016.

        On January 27, 2017, representatives of Ultratech provided representatives of BofA Merrill Lynch with updated financial information for Ultratech with respect to Ultratech's most recently completed quarter.

        Also on January 27, 2017, Veeco and Ultratech provided each other with updates regarding Veeco's due diligence and Ultratech's reverse due diligence processes, each with the assistance of its respective financial advisors.

        From January 27, 2017 to January 30, 2017, Messrs. Peeler, Zafiropoulo and Child discussed the terms of change in control severance agreements that Ultratech was considering approving for certain of its executives as well as the terms and conditions of equity awards that the compensation committee of the Ultratech board had been contemplating pursuant to the Ultratech 1993 Stock Option/Stock Issuance Plan. These requests were resolved to the satisfaction of Ultratech and Veeco.

        On January 29, 2017, representatives of O'Melveny & Myers provided the Ultratech board with an update on the status of negotiations concerning the definitive merger agreement, including a list of open issues, the current draft of the agreement and proposals for addressing various issues.

        Also on January 29, 2017, representatives of O'Melveny & Myers provided Morrison & Foerster with a draft of the support agreement. From January 29, 2017 to February 1, 2017, representatives of O'Melveny & Myers and Morrison & Foerster negotiated and exchanged drafts of the support agreement.

        On January 30, 2017, members of the Ultratech board met to discuss the status of discussions with Veeco and open issues related to the potential transaction.

        Also on January 30, 2017, Veeco and Ultratech entered into an additional non-disclosure agreement regarding information provided by Veeco to Ultratech as part of Ultratech's reverse due diligence process. Veeco then provided Ultratech with additional due diligence materials.

        On January 31, 2017, the Ultratech board held its regular meeting. At that meeting, a representative of O'Melveny & Myers provided a detailed report on the current status of negotiations and a list of all open matters and points on the proposed transaction with Veeco. In addition, the board discussed the status of the strategic review process and the availability of strategic alternatives, including remaining independent.

        Also on January 31, 2017, the compensation committee of the Ultratech board approved certain change in control severance agreements for certain executives of Ultratech, other than for Messrs. Zafiropoulo and Wright who were already parties to employment agreements with Ultratech. The compensation committee of the Ultratech board also approved the grant of restricted stock unit awards under Ultratech's 1993 Stock Option/Stock Issuance Plan to certain employees, including Ultratech's executive officers, that cover, in the aggregate, 338,000 shares of Ultratech common stock. The January 31, 2017 restricted stock unit awards are scheduled to vest over a period of fifty months following the grant date of the awards, do not fully accelerate on the merger, and are subject to certain accelerated vesting in the event the award recipient's employment terminates in circumstances that entitle the award recipient to severance benefits under his or her employment or change in control severance agreement with Ultratech. Each Ultratech executive officer filed a Form 4 with respect to his or her January 31, 2017 award with the SEC on February 3, 2017.

        Also on January 31, 2017, representatives of BofA Merrill Lynch provided to O'Melveny & Myers an updated disclosure letter to the Ultratech board, dated January 31, 2017, describing certain of BofA Merrill Lynch's material relationships with Ultratech and Veeco.

        Also on January 31, 2017, Mr. Peeler telephoned Mr. Zafiropoulo to discuss several open issues in the merger agreement, including a new closing condition requested the day before regarding that Ultratech and its subsidiaries maintain a specified amount of cash on hand in the United States. Upon reaching agreement on the resolution of the open issues, Messrs. Peeler and Zafiropoulo instructed Morrison & Foerster and O'Melveny & Myers, respectively, to finalize the merger agreement.

        On February 1, 2017, the Ultratech board held a special telephonic meeting to review the terms and conditions of the proposed transaction with Veeco with representatives of O'Melveny & Myers and representatives of BofA Merrill Lynch in attendance. Prior to that meeting, the Ultratech board was provided with copies of the latest drafts of the merger agreement and the support agreement and presentations from representatives of BofA Merrill Lynch and O'Melveny & Myers. At this meeting, Messrs. Zafiropoulo and Wright gave reports concerning Ultratech management's financial and other due diligence with respect to Veeco and their views with respect to the value of Veeco's common stock. Also at this meeting, representatives of BofA Merrill Lynch presented a summary of the strategic review process and proposals received to date. Also at this meeting, representatives of BofA Merrill Lynch reviewed with Ultratech's board BofA Merrill Lynch's financial analysis of the merger consideration and delivered to Ultratech's board an oral opinion, which was confirmed by the delivery of a written opinion on February 1, 2017, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received in the merger by holders of Ultratech common stock (other than Veeco, Merger Subsidiary and holders of dissenting shares), was fair, from a financial point of view, to such holders. Also at this meeting, representatives of O'Melveny & Myers then provided the Ultratech board with a review of the board's fiduciary duties and a detailed review of the draft merger agreement and the form of support agreement as well as the disclosure letter, dated January 31, 2017, provided by representatives of BofA

Merrill Lynch disclosing certain of BofA Merrill Lynch's material relationships with Ultratech and Veeco. The Ultratech board then evaluated and discussed the terms of the draft merger agreement and the transactions contemplated thereby with Ultratech management, representatives of O'Melveny & Myers and representatives of BofA Merrill Lynch. After further discussion and consideration of the financial and other information presented, the Ultratech board unanimously, (1) determined that the merger agreement and the transactions contemplated thereby were fair to and in the best interests of Ultratech's stockholders, (2) approved and declared advisable the merger agreement and the transactions contemplated thereby, (3) resolved, subject to section 6.03 of the merger agreement, to unanimously recommend adoption of the merger agreement by Ultratech's stockholders, all upon the terms and subject to the conditions set forth therein, and (4) resolved that, subject to section 6.03 of the merger agreement, it would advise Ultratech's stockholders of its unanimous recommendation to adopt the merger agreement in accordance with the terms of the merger agreement and to include such recommendation in this proxy statement/prospectus.

        On February 2, 2017, Ultratech and Veeco executed and delivered the Merger Agreement and Ultratech and Veeco issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Ultratech Board; Ultratech's Reasons for the Merger

        At its February 1, 2017 meeting held to evaluate the proposed merger, the Ultratech board, by a unanimous vote, (1) determined that the merger agreement and the transactions contemplated thereby were fair to and in the best interests of Ultratech's stockholders, (2) approved and declared advisable the merger agreement and the transactions contemplated thereby, (3) resolved, subject to section 6.03 of the merger agreement, to recommend adoption of the merger agreement by Ultratech's stockholders, all upon the terms and subject to the conditions set forth therein, and (4) resolved that, subject to section 6.03 of the merger agreement, it would advise Ultratech's stockholders of its recommendation to adopt the merger agreement in accordance with the terms of the merger agreement and to include such recommendation in this proxy statement/prospectus. The Ultratech board therefore recommends that Ultratech stockholders vote:

        1.     "FOR" the Merger Proposal;

        2.     "FOR" the Compensation Proposal; and

        3.     "FOR" the Ultratech Adjournment Proposal.

        In evaluating the merger and the merger agreement and arriving at its determination, the Ultratech board consulted with Ultratech's senior management, representatives of Ultratech's financial advisor, BofA Merrill Lynch and Ultratech's outside legal counsel, O'Melveny & Myers. The factors referenced below were discussed during meetings of the Ultratech board, with each individual member of the Ultratech board placing more or less emphasis or weight on particular factors, as described below. The emphasis and weighting of those factors led each member of the Ultratech board to exercise his or her judgment in the manner reflected in the voting of the Ultratech board.

        In determining that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Ultratech's stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby and resolving to recommend adoption of the merger agreement by Ultratech stockholders, the Ultratech board considered a number of factors. The various factors the Ultratech board considered that weighed positively in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement included, among others and not necessarily in order of relative importance:

  •
  historical information regarding (i) Ultratech's business, financial performance, results of operations, (ii) market prices, volatility and trading activity with respect to Ultratech common stock, and (iii) market prices with respect to other industry participants and general market indices;

  •
  current information regarding (i) Ultratech's business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, and (iii) opportunities and competitive factors within Ultratech's industry;

  •
  historical information regarding (i) Veeco's business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to Veeco common stock, and (iii) market prices with respect to other industry participants and general market indices;

  •
  current information regarding (i) Veeco's business, prospects, financial condition, operations, technology, products, services, management and competitive position and (ii) opportunities and competitive factors within Veeco's industry;

  •
  the prospects and likelihood of realizing superior benefits through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies and/or transactions;

  •
  the prospect that as a result of the merger, the combined company would be able to realize cost synergies;

  •
  the potential for other third parties to enter into strategic relationships with or to seek to acquire Ultratech, including a review of management's dealings with other possible buyers in the past and assessment of the likelihood that a third party would have offered a higher price than the price per share offered by Veeco and the likelihood that any stock consideration offered by another bidder would have been as attractive as the stock consideration being offered by Veeco;

  •
  the timing of the merger and the risk that if Ultratech did not accept Veeco's offer (as provided for in the merger agreement), it may not have had another opportunity to do so or a comparable opportunity;

  •
  the fact that, during the course of its negotiations with Veeco, Veeco raised the value of the total consideration from $26.50 to $28.64 (based the closing price of Veeco common stock of $25.75 on February 1, 2017, the last trading day before the announcement of the merger);

  •
  the fact that the implied value of the merger consideration of $28.64, based on a per share price of Veeco common stock of $25.75 (the closing price on February 1, 2017, the last trading day before the announcement of the merger), represented: (i) a premium of approximately 10.5% to $25.92 (the closing price of Ultratech common stock on January 31, 2017); (ii) a premium of 14.1% to the one-month average closing price per share of Ultratech's common stock of $25.10; (iii) a premium of 21.5% to the three-month average closing price per share of Ultratech's common stock of $23.57; (iv) a premium of 20.8% to the six-month average closing price per share of Ultratech's common stock of $23.72; and (v) a premium of 26.4% to the one-year average closing price per share of Ultratech's common stock of $22.66;

  •
  the fact that (i) the stock portion of the per share merger consideration will provide Ultratech's stockholders with the opportunity for meaningful participation in the upside potential of the combined company through the ownership of the shares of Veeco common stock they receive as merger consideration should they choose to continue to hold such shares and (ii) based on the fixed exchange ratio of 0.2675 shares of Veeco common stock for each share of Ultratech common stock, the Ultratech stockholders would benefit from any increase in the trading price of Veeco common stock prior to completion of the merger;

  •
  the belief, based on the analyses of Ultratech's management presented to and discussed by the Ultratech board, that the Veeco common stock was reasonably valued at current trading prices;

  •
  the fact that the cash portion of the per share merger consideration, which represented approximately 76% of the per share merger consideration as of February 1, 2017, will provide liquidity and certainty of value upon the consummation of the merger;

  •
  the fact that Ultratech's board was subject to a successful proxy contest in 2016 and the possibility that future proxy contests, if any, might be disruptive to Ultratech's management and directors and impose direct and indirect costs on Ultratech;

  •
  the judgment of the Ultratech board that continuing with the strategic process was unlikely to result in a transaction at a more attractive price than offered by Veeco in the merger and that a "failed" attempt to sell Ultratech would have been detrimental to Ultratech;

  •
  the solicitation of potential acquirers that included, in total, across all geographies, discussions with 26 potential acquirers, 16 of which were strategic acquirers and 10 of which were financial sponsors. Of these, two prospective acquirers (Veeco and Company D) submitted written indications of interest for a purchase of Ultratech (one of which was subsequently withdrawn), two (including Company E) expressed an interest in purchasing limited, selected assets of Ultratech, four potential financial sponsors (including Sponsor A and Sponsor E) expressed a willingness to provide financing for a strategic acquirer, and 18 prospective acquirers indicated they were not interested in a potential transaction;

  •
  the fact that Ultratech is permitted, under circumstances described in the merger agreement and subject to certain conditions, to (i) to respond to and negotiate unsolicited takeover proposals prior to the time Ultratech's stockholders approve the merger, (ii) terminate the merger agreement in order to enter into an agreement with respect to an unsolicited takeover proposal that the Ultratech board of directors determines is superior to the Veeco merger after giving Veeco the opportunity to match the superior proposal and upon payment of a termination fee equal to $26.5 million and (iii) withdraw, withhold, qualify or modify its recommendation to Ultratech stockholders that they adopt the merger agreement if it would be reasonably likely to result in a breach of the Ultratech board's fiduciary duties to fail to do so;

  •
  the fact that, under the terms of the merger agreement, Veeco has agreed to use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable under applicable law (including making filings pursuant to antitrust laws and, if necessary, taking certain limited divestitures and other actions in order to obtain approvals under applicable law) to consummate the merger agreement and the transactions contemplated thereby as promptly as practicable;

  •
  the belief of the Ultratech board that an acquisition by Veeco would have a reasonable likelihood of closing without potential issues under applicable antitrust laws or potential issues from any governmental authorities;

  •
  the fact that Veeco's obligations pursuant to the merger agreement are not subject to any financing condition or similar contingency based on Veeco's ability to obtain financing;

  •
  the fact that the merger is subject to the approval of the stockholders of Ultratech, who will be free to approve or reject the merger, while the merger is not subject to the conditionality and execution risk of any required approval by Veeco's stockholders;

  •
  the fact that the financial and other terms and conditions of the merger agreement and the transactions contemplated thereby, including the commitments to obtain antitrust clearance provided by Veeco, the absence of a financing condition and the ability to respond to and negotiate unsolicited takeover proposals and to terminate the merger agreement for a superior proposal, were the product of arm's length negotiations between the parties and provided reasonable assurances that the merger would ultimately be consummated on a timely basis;

  •
  the financial analyses presented by representatives of BofA Merrill Lynch to the Ultratech board;

  •
  the opinion of BofA Merrill Lynch, dated February 1, 2017, to Ultratech's board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the merger by holders of Ultratech common stock (other than Veeco, Merger Subsidiary and holders of dissenting shares), as more fully described below in the section entitled "Opinion of Ultratech's Financial Advisor;" and

  •
  the availability of appraisal rights to stockholders of Ultratech in connection with the merger, subject to the terms and conditions of Section 262 of the DGCL.

        In addition, the Ultratech board considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following, which are not necessarily listed in order of relative importance:

  •
  the fact that Ultratech will no longer exist as an independent public company and Ultratech's stockholders will forego any future increase in its value as an independent public company that might result from its possible growth (together with the possibility of near and long term fluctuations in the value of Veeco common stock to be issued in the merger);

  •
  the fact that because Ultratech's stockholders will be receiving primarily cash for their shares of Ultratech common stock, they will receive only limited compensation for any increase in the value of Ultratech's or Veeco's shares of common stock during the pre-closing period or following the closing of the merger;

  •
  the fact that the merger agreement does not contain a floor for the value of Veeco common stock and that the total value of the merger consideration payable in connection with the merger could rise or fall based on the value of Veeco's common stock;

  •
  the possible negative effect of the merger and public announcement of the merger on Ultratech's financial performance, operating results and stock price and Ultratech's relationships with customers, suppliers, other business partners, management and employees;

  •
  the possible negative effect of the merger and public announcement of the merger on Veeco's financial performance, operating results and stock price and Veeco's relationships with customers, suppliers, other business partners, management and employees;

  •
  the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions, and that for these and other reasons there is a risk of not realizing anticipated performance or capturing anticipated operational synergies and cost savings between Ultratech and Veeco and the risk that other anticipated benefits might not be fully realized;

  •
  the challenges generally inherent in combining the businesses, operations and workforces of two companies, including the interaction of product and service lines, sales teams, service delivery processes, cash management processes, operating and business support systems and other critical business functions;

  •
  the fact that, because a portion of the per share merger consideration is payable in shares of Veeco common stock in accordance with a fixed exchange ratio, Ultratech stockholders will be adversely affected by any decrease in the trading price of Veeco common stock prior to completion of the merger, and may receive less value for their shares of Veeco common stock upon completion of the merger than calculated based on the price of the Veeco common stock at the time the Ultratech board approved the merger agreement, taking into account, however, that a portion of the merger consideration is payable in cash and will not be affected by a decrease in the stock price of shares of Veeco common stock;

  •
  the fact that the merger agreement (i) precludes Ultratech from actively soliciting competing acquisition proposals and (ii) obligates Ultratech (or its successor) to pay Veeco a termination fee equal to $26.5 million under specified circumstances, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal;

  •
  the fact that, if the transaction is not completed as a result of regulatory impediments or other reasons, Veeco will not be obligated to pay any "reverse termination fee;"

  •
  the fact that the merger agreement imposes restrictions on the conduct of Ultratech's business in the pre-closing period, which may adversely affect Ultratech's business in the event the merger is not completed (including by delaying or preventing Ultratech from pursuing business opportunities that may arise or precluding actions that would be advisable if Ultratech were to remain an independent company);

  •
  the fact that Veeco is financing the merger in part using Ultratech's cash and that the merger agreement provides that as a condition to closing Ultratech's representation and warranty that it have at least $180 million available in the United States to use for this purpose must be true and correct at closing and the possibility that Ultratech may have to repatriate cash in order to satisfy this closing condition;

  •
  the fact that the merger agreement provisions referenced in the above two bullets may significantly restrict the operation of Ultratech's business;

  •
  the risk that governmental entities would not approve the merger, or may impose conditions on Ultratech or Veeco in order to gain approval for the merger that may adversely impact the ability of the combined company to realize the synergies that are projected to occur in connection with the merger;

  •
  the risks involved with the merger and the likelihood that Ultratech and Veeco will be able to complete the merger, the possibility that the merger might not be consummated or that consummation of the merger may be unduly delayed for reasons beyond the control of Ultratech and/or Veeco, and Ultratech's prospects going forward without the combination with Veeco;

  •
  the risks and costs to Ultratech if the merger is not completed, including uncertainty about the effect of the proposed merger on Ultratech's employees, customers, suppliers and other parties, which may impair Ultratech's ability to attract, retain and motivate key personnel and could cause customers, suppliers and others to seek to change or not enter into business relationships with Ultratech;

  •
  the substantial transaction expenses to be incurred in connection with the merger and the negative impact of such expenses on Ultratech's cash reserves and operating results should the merger not be completed;

  •
  all known interests of Ultratech's directors and executive officers in the merger that may be different from, or in addition to, their interests as stockholders of Ultratech or the interests of Ultratech's other stockholders generally;

  •
  the various constituencies of Ultratech, as and to the extent the Ultratech board is permitted to consider such constituencies;

  •
  the fact that both the stock consideration and the cash consideration will be taxable;

  •
  the risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result from the announcement or pendency of the merger; the potential risk of diverting management attention and resources from the operation of Ultratech's business and towards completion of the merger; and

  •
  the various other risks associated with the merger and the business of Ultratech, Veeco and the combined company described in the section entitled "Risk Factors".

        This discussion of the information and factors considered by the Ultratech board includes specific factors to which each member of the Ultratech board gave more or less emphasis or weight and other factors, both positive and negative, considered by the Ultratech board during its deliberations. The discussion of these matters is not intended to be exhaustive and may not include all of the factors considered by the Ultratech board. In view of the wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, the Ultratech board did not attempt to quantify the various factors that it considered in determining that the merger agreement and the transactions contemplated thereby are fair and in the best interests of Ultratech stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby and resolving to recommend adoption of the merger agreement by Ultratech's stockholders. Rather, the Ultratech board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. The explanation of the Ultratech board's reasons for the proposed transactions and all other information in this Section may be forward-looking in nature and therefore should be read in light of the factors discussed under the section entitled "Special Note Regarding Forward-Looking Statements" beginning on page 46 of this proxy statement/prospectus.

Opinion of Ultratech's Financial Advisor

        Ultratech has retained BofA Merrill Lynch to act as Ultratech's financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Ultratech selected BofA Merrill Lynch to act as Ultratech's financial advisor in connection with the merger on the basis of BofA Merrill Lynch's experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Ultratech and its business.

        On February 1, 2017, at a meeting of Ultratech's board of directors held to evaluate the merger, BofA Merrill Lynch delivered to Ultratech's board of directors an oral opinion, which was confirmed by delivery of a written opinion dated February 1, 2017, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received in the merger by holders of Ultratech common stock (other than Veeco, Merger Subsidiary and holders of dissenting shares) was fair, from a financial point of view, to such holders.

        The full text of BofA Merrill Lynch's written opinion to Ultratech's board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to Ultratech's board of directors for the benefit and use of Ultratech's board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch's opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Ultratech or in which Ultratech might engage or as to the underlying business decision of Ultratech to proceed with or effect the merger. BofA Merrill Lynch's opinion does not address any other aspect of the merger and does not constitute an opinion or recommendation to any stockholder as to how to vote or act in connection with the merger or any related matter.

        In connection with rendering its opinion, BofA Merrill Lynch:

  (i)
  reviewed certain publicly available business and financial information relating to Ultratech and Veeco;

  (ii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Ultratech furnished to or discussed with BofA Merrill Lynch by the management of Ultratech, including certain financial forecasts relating to Ultratech prepared by the management of Ultratech;

  (iii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Veeco furnished to or discussed with BofA Merrill Lynch by the management of Veeco, including certain financial forecasts relating to Veeco prepared by the management of Veeco (the "Veeco Management Projections");

  (iv)
  discussed the past and current business, operations, financial condition and prospects of Ultratech with members of senior management of Ultratech, and discussed the past and current business, operations, financial condition and prospects of Veeco with members of senior managements of Ultratech and Veeco;

  (v)
  reviewed the potential pro forma financial impact of the merger on the future financial performance of Veeco, including the potential effect on Veeco's estimated earnings per share;

  (vi)
  reviewed the trading histories for Ultratech common stock and Veeco common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

  (vii)
  compared certain financial and stock market information of Ultratech and Veeco with similar information of other companies BofA Merrill Lynch deemed relevant;

  (viii)
  compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

  (ix)
  considered the results of BofA Merrill Lynch's efforts on behalf of Ultratech to solicit, at the direction of Ultratech, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Ultratech;

  (x)
  reviewed a draft, dated January 31, 2017, of the merger agreement (the "Draft Agreement"); and

  (xi)
  performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

        In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Ultratech and Veeco that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Ultratech Management Projections, BofA Merrill Lynch was advised by Ultratech, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Ultratech as to the future financial performance of Ultratech. With respect to the Veeco Management Projections, BofA Merrill Lynch was advised by Veeco that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Veeco as to the future financial performance of Veeco and other matters covered thereby. BofA Merrill Lynch was not provided with, and it did not have access to, financial forecasts relating to Veeco or estimates of cost savings anticipated to result from the merger, in each case, prepared by, or approved for BofA Merrill Lynch's use by, the management of Ultratech. Accordingly, BofA Merrill Lynch did not perform any financial analysis on Veeco on a standalone basis or pro forma for the consummation of the merger, except that it utilized Wall Street research analyst estimates to perform an illustrative analysis of Veeco pro forma for the consummation of the merger. BofA Merrill Lynch was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Ultratech or Veeco, nor did it make any physical inspection of the properties or assets of Ultratech or Veeco. BofA Merrill Lynch did not evaluate the solvency or fair value of Ultratech or Veeco under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Ultratech, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Ultratech, Veeco or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of Ultratech, that the final executed merger agreement would not differ in any material respect from the Draft Agreement reviewed by BofA Merrill Lynch.

        BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger consideration or the merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch's opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of Ultratech common stock (other than Veeco, Merger Subsidiary and the holders of dissenting shares) and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Ultratech or in which Ultratech might engage or as to the underlying business decision of Ultratech to proceed with or effect the merger. In addition, BofA Merrill Lynch did not express any view or opinion with respect to, and relied, at the direction of Ultratech, upon the assessments of representatives of Ultratech regarding, legal, regulatory, accounting, tax and similar matters relating to Ultratech, Veeco and the merger (including the contemplated benefits of the merger) as to which BofA Merrill Lynch understood that Ultratech obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch also did not express any opinion as to what the value of Veeco common stock actually would be when issued or the prices at which Ultratech common stock or Veeco common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, Ultratech imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

        BofA Merrill Lynch's opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch's opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

        The discussion set forth below in the section entitled "Ultratech Financial Analyses" represents a summary of the material financial analyses presented by BofA Merrill Lynch to Ultratech's board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Ultratech Financial Analyses.

        Selected Publicly Traded Companies Analysis.    BofA Merrill Lynch reviewed publicly available financial and stock market information for Ultratech and the following 15 publicly traded companies in the semiconductor equipment industry:

  Large Cap Companies

  •
  ASML Holding N.V.

  •
  KLA-Tencor Corporation

  •
  Applied Materials, Inc.

  •
  Lam Research Corporation

  •
  Tokyo Electron Limited

  Mid / Small Cap Companies

  •
  ASM International

  •
  BE Semiconductor Industries N.V.

  •
  Rudolph Technologies, Inc.

  •
  Nanometrics Incorporated

  •
  Orbotech Ltd.

  •
  Nova Measuring Instruments Ltd.

  •
  Photronics, Inc.

  •
  Kulicke & Soffa Industries, Inc.

  •
  AIXTRON SE

  •
  SÜSS MicroTec AG

        BofA Merrill Lynch reviewed, among other things, per share equity values, based on closing stock prices on January 31, 2017, of the selected publicly traded companies as a multiple of calendar year 2017 non-GAAP estimated earnings per share, commonly referred to as non-GAAP EPS. BofA Merrill Lynch also reviewed enterprise values ("EV") of the selected publicly traded companies, calculated as equity values based on closing stock prices on January 31, 2017, plus debt, plus minority interest, less cash, as a multiple of calendar year 2017 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as EBITDA. This analysis indicated the following multiples for the selected publicly traded companies:(1)

(1)
Figures for AXITRON SE's 2017 EV/EBITDA and 2017 P/Non-GAAP EPS were not meaningful and were excluded from the calculation of the low, median and high.

Selected Publicly Traded Companies—Large Cap	P/Non-GAAP EPS	EV/EBITDA
Low	12.9x	9.6x
Median	14.9x	10.4x
High	22.5x	18.6x

Selected Publicly Traded Companies—Mid / Small Cap	P/Non-GAAP EPS	EV/EBITDA
Low	12.0x	4.4x
Median	19.0x	8.8x
High	21.9x	15.6x

        BofA Merrill Lynch then applied calendar year 2017 non-GAAP EPS multiples of 12.0x to 21.5x derived from the selected publicly traded companies to Ultratech's calendar year 2017 estimated non-GAAP EPS and applied calendar year 2017 EBITDA multiples of 8.0x to 12.0x derived from the selected publicly traded companies to Ultratech's calendar year 2017 estimated EBITDA. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts' estimates, and estimated financial data of Ultratech were based on the Ultratech Management Projections. This analysis indicated the following approximate implied per share equity value reference ranges for Ultratech, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for Ultratech(2)		Merger Consideration
2017E NON-GAAP EPS	2017E EBITDA
$20.05 - $35.90	$24.40 - $31.65	$28.64

        No company used in this analysis is identical or directly comparable to Ultratech. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Ultratech was compared.

        Selected Precedent Transactions Analysis.    BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 18 selected transactions involving companies in the semiconductor equipment industry:

Announcement Date	Acquiror	Target
June 15, 2016	ASML Holding N.V.	Hermes Microvision, Inc.
May 23, 2016	Fujian Grand Chip Investment Fund LP	AIXTRON SE
February 23, 2016	MKS Instruments, Inc.	Newport Corporation
February 4, 2016	FormFactor, Inc.	Cascade Microtech, Inc.
December 1, 2015	Beijing E-Town Dragon Semiconductor Industry Investment Center (Limited Partnership)	Mattson Technology, Inc.
October 21, 2015	Lam Research Corporation	KLA-Tencor Corporation
October 6, 2015	Bruker Corporation	Jordan Valley Semiconductors Ltd.
December 29, 2014	Kulicke & Soffa Industries, Inc.	Assembléon B.V.
December 4, 2014	Veeco Instruments Inc.	Solid State Equipment Holdings LLC
July 7, 2014	Orbotech Ltd.	SPTS Technologies Group Limited
February 4, 2014	Entegris, Inc.	ATMI, Inc.
October 29, 2012	Brooks Automation, Inc.	Crossing Automation Inc.
October 17, 2012	ASML Holding N.V.	Cymer, Inc.
August 13, 2012	Tokyo Electron Limited	FSI International, Inc.
December 14, 2011	Lam Research Corporation	Novellus Systems, Inc.
September 14, 2011	Teradyne, Inc.	LitePoint Corporation
May 4, 2011	Applied Materials, Inc.	Varian Semiconductor Equipment Associates, Inc.
March 28, 2011	Advantest Corporation	Verigy Ltd.

(2)
Per share figures rounded to the nearest $0.05.

        BofA Merrill Lynch reviewed, among other things, transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company's one-year forward ("NTM") estimated EBITDA. This analysis indicated the following multiples for the selected precedent transactions:(3)

Selected Precedent Transactions	EV / NTM EBITDA
Low	7.3x
Median	8.9x
High	13.0x

        BofA Merrill Lynch then applied NTM EBITDA multiples of 8.5x to 11.5x, derived from the selected transactions to Ultratech's NTM estimated EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Ultratech were based on the Ultratech Management Projections. This analysis indicated the following approximate implied per share equity value reference range for Ultratech, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Ultratech(4)	Merger Consideration
2017E EBITDA
$25.30 - $30.75	$28.64

        No company, business or transaction used in this analysis is identical or directly comparable to Ultratech or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Ultratech and the merger were compared.

        Discounted Cash Flow Analysis.    BofA Merrill Lynch performed a discounted cash flow analysis of Ultratech to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Ultratech was forecasted to generate during Ultratech's fiscal years 2017 through 2021 based on the Ultratech Management Projections. BofA Merrill Lynch calculated terminal values for Ultratech by applying an illustrative range of perpetuity growth rates of 1.0% to 3.0% to Ultratech's calendar year 2021 free cash flow. The free cash flows and terminal values were then discounted to present value as of December 31, 2016 using discount rates ranging from 12.0% to 15.0%, which were based on an estimate of Ultratech's weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for Ultratech as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Ultratech(5)	Merger Consideration
$24.90 - $31.65	$28.64

(3)
Figures for the selected precedent transactions involving ASML / Hermes Microvision and ASML / Cymer were excluded from the calculation of the low, median and high. Figures for NTM EBITDA for the selected precedent transactions involving Fujian Grand Chip Investment Fund / Axitron, Beijing E-Town Dragon Semiconductor Industry Investment Center (Limited Partnership) / Mattson Technology, Inc., Bruker Corporation / Jordan Valley Semiconductors Ltd., Kulicke & Soffa Industries, Inc. / Assembléon B.V., Veeco Instruments Inc. / Solid State Equipment Holdings LLC, Brooks Automation, Inc. / Crossing Automation Inc., and Teradyne, Inc. / LitePoint Corporation were not available or not meaningful and were excluded from the calculation of the low, median and high.

(4)
Per share figures rounded to the nearest $0.05.

(5)
Per share figures rounded to the nearest $0.05.

Other Factors.

        BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch's material financial analyses with respect to the opinion but were referenced for informational purposes, including, among other things, the following:

  •
  historical trading prices and trading volumes of Ultratech common stock, which indicated low and high closing prices for Ultratech common stock during the 52-week period ended January 31, 2017 of approximately $17.55 to $26.32 per share, respectively;

  •
  selected Wall Street research analyst estimates for Ultratech's revenue and non-GAAP earnings per share for calendar years 2016 and 2017, and price targets of selected Wall Street research analysts found in recently published, publicly available Wall Street research analyst reports, which indicated an illustrative range of approximately $17.60 to $26.45 per share when discounted to present value at an illustrative cost of equity of 13.5 percent;

  •
  the results of an illustrative pro forma accretion/dilution analysis based on estimated financial data in publicly available Wall Street research analyst estimates for Veeco and the Ultratech Management Projections, which indicated that based on the merger consideration, the merger would be accretive to Veeco's estimated non-GAAP earnings per share for calendar year 2017. The actual results achieved by the combined company may vary from projected results and the variations may be material;

  •
  the illustrative range of per share equity values for Ultratech derived by performing the analyses described above in the sections entitled "Selected Publicly Traded Companies Analysis" and "Selected Precedent Transactions Analysis" using estimated financial data of Ultratech based on publicly available Wall Street research analysts' estimates for Ultratech. This analysis indicated the approximate per share equity value reference ranges for Ultratech, based on the following respective multiples: (i) EV/EBITDA—$21.30 to $27.05; (ii) Price/Non-GAAP EPS—$14.40 to $25.80; and (iii) Transaction Value/NTM EBITDA—$22.05 to 26.35;

Miscellaneous

        As noted above, the discussion set forth above in the section entitled "Ultratech Financial Analyses" is a summary of the material financial analyses presented by BofA Merrill Lynch to Ultratech's board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch's analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ultratech and Veeco. The estimates of the future performance of Ultratech and Veeco in or underlying BofA Merrill Lynch's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch's analyses. These analyses were prepared solely as part of BofA Merrill Lynch's analysis of the fairness, from a financial point of view, of the merger consideration and were provided to Ultratech's board of directors in connection with the delivery of BofA Merrill Lynch's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch's view of the actual values of Ultratech or Veeco.

        The type and amount of consideration payable in the merger was determined through negotiations between Ultratech and Veeco, rather than by any financial advisor, and was approved by Ultratech's board of directors. The decision to enter into the merger agreement was solely that of Ultratech's board of directors. As described above, BofA Merrill Lynch's opinion and analyses were only one of many factors considered by Ultratech's board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Ultratech's board of directors or management with respect to the merger or the merger consideration.

        Ultratech has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $12 million, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the merger. Ultratech also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch's engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

        BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Ultratech, Veeco and certain of their respective affiliates.

        BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Ultratech and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a manager for a share repurchase program of Ultratech and (ii) having provided or providing certain treasury management products and services to Ultratech and/or certain of its affiliates. From February 1, 2015 through January 31, 2017, BofA Merrill Lynch and its affiliates derived aggregate revenues from Ultratech and its affiliates of less than $1 million for investment and corporate banking services.

        In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Veeco and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain letters of credit of Veeco and/or certain of its affiliates, (ii) having provided or providing certain foreign exchange and other trading services to Veeco and/or certain of its affiliates and (iii) having provided or providing certain treasury management products and services to Veeco and/or certain of its affiliates. From February 1, 2015 through January 31, 2017, BofA Merrill Lynch and its affiliates derived aggregate revenues from Veeco and its affiliates of less than $1 million for investment and corporate banking services.

Certain Unaudited Prospective Ultratech and Veeco Financial Information

Projections with respect to Ultratech

        Ultratech generally does not disclose projections of its expected future financial performance or position because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the possibility that the underlying assumptions and estimates may prove incorrect. While Ultratech has not generally published financial projections, it has, from time to time, in its earnings conference calls, disclosed estimated ranges for its revenue and earnings per share for the immediately succeeding calendar quarter.

        In connection with the strategic review process conducted by the Ultratech board, Ultratech management prepared non-public financial projections and operating data for Ultratech as a stand-alone company, without giving effect to the merger, in late 2016 with respect to fiscal years 2017 and 2018 (which we refer to as the "Near Term Ultratech Management Projections") and with respect to fiscal years 2019 through 2021 (which we refer to as the "Extended Ultratech Management Projections" and together with the Near Term Ultratech Management Projections, the "Ultratech Management Projections"). The Ultratech Management Projections reflected Ultratech management's view of Ultratech's future financial prospects as of late 2016. The Ultratech Management Projections assumed that Ultratech's business would achieve revenue growth over the forecast period, supporting a compound annual growth rate ("CAGR") of 20.1% from 2016 to 2018 and of 3.8% from 2018 to 2021 for overall Ultratech revenue. Ultratech management did not update such projections to take into account a variety of detailed assumptions or other matters that have changed since the preparation of the projections, such as Ultratech's actual 2017 financial performance, further consolidation within the semiconductor industry, changes to general economic or sector conditions, geopolitical matters, the effects that the strategic review process may have had on Ultratech's business, or the restrictions on the conduct of Ultratech's business imposed by the terms of the merger agreement. The Ultratech Management Projections were based solely upon information available to Ultratech management at the time of their preparation. The Ultratech Management Projections were provided to the Ultratech board and to Ultratech's financial advisor. Ultratech also provided the Near Term Ultratech Management Projections to Veeco.

        The summary set forth below includes the unaudited prospective Ultratech financial information which is referred to as "Ultratech Management Projections." The Ultratech Management Projections were not prepared with a view toward public disclosure, and the inclusion of the summary Ultratech Management Projections below should not be regarded as an indication that any of Ultratech, Veeco or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. The Ultratech Management Projections were developed based solely upon information available at the time of their preparation.

        In addition, the Ultratech Management Projections were not prepared on a basis designed to comply with the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of projections. Neither of Ultratech's nor Veeco's independent registered public accounting firms, which are listed as experts in the section entitled "Experts" beginning on page 140 of this proxy statement/prospectus, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the Ultratech Management Projections summarized below, nor expressed any opinion or any other form of assurance on this information or its achievability, and assumes no responsibility for, and disclaims any association with, the Ultratech Management Projections. The reports of the independent registered public accounting firms included or incorporated by reference in this proxy statement/prospectus relate to historical financial statements. They do not extend to any prospective financial information and should not be seen to do so.

        Although presented with numerical specificity, the Ultratech Management Projections were developed in accordance with variables, estimates and assumptions that are inherently uncertain,

susceptible to multiple interpretations and may be beyond the control of Ultratech, and which may prove not to have been, or to no longer be, accurate. While in the view of Ultratech's management, the Ultratech Management Projections were developed on bases that were reasonable at the time of their preparation, the Ultratech Management Projections are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the Ultratech Management Projections include risks and uncertainties relating to Ultratech's businesses (including the effects that the pending merger may have on Ultratech's business), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, transactions or events that were not anticipated at the time the Ultratech Management Projections were prepared, various risks set forth in Ultratech's reports filed with the Securities and Exchange Commission, and other factors described or referenced in the section entitled "Special Note Regarding Forward-Looking Statements" beginning on page 46 of this proxy statement/prospectus.

        The Ultratech Management Projections also do not take into account any circumstances, transactions or events occurring after the date the Ultratech Management Projections were prepared. Accordingly, actual results have differed and will likely continue to differ, and may differ materially, from those contained in the Ultratech Management Projections. Neither Ultratech nor Veeco can assure you that the financial results in the Ultratech Management Projections will be realized, or that future financial results of Ultratech will not materially vary from those in the Ultratech Management Projections.

        None of Ultratech, Veeco or their respective affiliates, officers, directors, or other representatives gives any Ultratech stockholder, or any other person, any assurance that actual results will not differ materially from the Ultratech Management Projections, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the Ultratech Management Projections to reflect circumstances after the date the Ultratech Management Projections were generated, or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Ultratech Management Projections are shown to be in error.

        No one has made or makes any representation to any Ultratech stockholder, or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Ultratech Management Projections. You are cautioned not to rely on the Ultratech Management Projections. The inclusion of this information should not be regarded as an indication that Ultratech, Veeco or any other recipient of this information considered, or now considers, it to be material or to be a reliable prediction of actual future results. The Ultratech Management Projections have not been included to influence Ultratech stockholders' decision to vote for the adoption of the merger agreement.

        The Ultratech Management Projections included below cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The Ultratech Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in this proxy statement/prospectus and Ultratech's public filings with the Securities and Exchange Commission incorporated by reference herein.

        The following tables present summaries of the Ultratech Management Projections for the fiscal years 2017 through 2021. The dollar amounts below are in millions, rounded to the nearest tenth of a million dollars, other than per share data.

 Ultratech Management Projections

	2017E	2018E	2019E	2020E	2021E
Revenue	$232.4	$279.7	$254.2	$295.0	$312.9
Gross Profit	118.2	150.2	130.8	154.3	169.7
Operating Income	47.2	78.9	60.9	84.3	99.7
EBITDA(1)	53.0	85.4	66.9	90.8	106.2

(1)
As used in this section of this proxy statement/prospectus, EBITDA adjusts GAAP operating income to exclude the effects of stock-based compensation expense, depreciation and amortization.

        In addition to the Ultratech Management Projections, certain projections of Ultratech's free cash flows were derived from the Ultratech Management Projections for the purpose of Ultratech's financial advisor performing certain of its financial analyses. Such derived free cash flows, as well as the projected components thereof, were approved by Ultratech management for use by Ultratech's financial advisor.

        The following table presents in summary form such projected estimated free cash flows, as well as the related projected components thereof.

	2017E	2018E	2019E	2020E	2021E
Operating Income	$47.2	$78.9	$60.9	$84.3	$99.7
Less: Taxes	(0.4)	(0.4)	(21.3)	(29.5)	(34.9)
Tax-Effected Operating Income	46.8	78.5	39.6	54.8	64.8
Plus: Depreciation	5.8	6.5	6.0	6.5	6.5
Less: Tax-effected Stock-based Compensation	(10.0)	(7.4)	(2.0)	(0.8)	(0.2)
Less: Capital Expenditures	(5.0)	(5.0)	(5.0)	(5.0)	(5.0)
Less: Changes in Working Capital	18.9	(2.0)	7.5	(4.7)	(5.4)
Free Cash Flow	$56.6	$70.6	$46.0	$50.7	$60.8

Projections with respect to Veeco

        Veeco generally does not disclose projections of its expected future financial performance or position because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the possibility that the underlying assumptions and estimates may prove incorrect. While Veeco has not generally published financial projections, it has, from time to time, in its earnings press releases, published estimated ranges for its revenue and non-GAAP gross margin and operating expenses for the immediately succeeding calendar quarter.

        For the purposes of performing an illustrative analysis of Veeco pro forma for the merger, Ultratech's financial advisor used estimates of Veeco's financial performance for the calendar year ending December 31, 2017 based on publicly available research analysts' consensus estimates which we refer to as the "Veeco Street Case." Research analysts do not have access to non-public information affecting Veeco and projections were only available through 2018. The views of research analysts are not necessarily predictive of future performance and may change from time to time. The inclusion of the Veeco Street Case below should not be regarded as an indication that any of Veeco, Ultratech or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

        In addition, the Veeco Street Case was not prepared on a basis designed to comply with the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of projections. Neither of Ultratech's nor Veeco's independent registered public accounting firms, which are listed as experts in the section entitled "Experts" beginning on page 140 of this proxy statement/prospectus, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the Veeco Street Case summarized below, nor expressed any opinion or any other form of assurance on this information or its achievability, and assumes no responsibility for, and disclaims any association with, the Veeco Street Case. The reports of the independent registered public accounting firms included or incorporated by reference in this proxy statement/prospectus relate to historical financial statements. They do not extend to any prospective financial information and should not be seen to do so.

        Although presented with numerical specificity, the Veeco Street Case reflect the use of variables, estimates and assumptions that are inherently uncertain, susceptible to multiple interpretations and may be beyond the control of Veeco, and which may prove not to have been, or to no longer be, accurate. The Veeco Street Case is subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the Veeco Street Case financial information include risks and uncertainties relating to Veeco's businesses (including the effects that the pending merger may have had on Veeco's business), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, transactions or events that may not have been anticipated at the times the various projections underlying the Veeco Street Case were prepared, various risks set forth in Veeco's reports filed with the Securities and Exchange Commission, and other factors described or referenced in the section entitled "Special Note Regarding Forward-Looking Statements" beginning on page 46 of this proxy statement/prospectus.

        Actual results have differed and will likely continue to differ, and may differ materially, from those contained in the Veeco Street Case. Neither Ultratech nor Veeco can assure you that the financial results in the Veeco Street Case will be realized, or that future financial results of Veeco will not materially vary from those in the Veeco Street Case.

        None of Veeco, Ultratech or their respective affiliates, officers, directors, or other representatives gives any Veeco stockholder, or any other person, any assurance that actual results will not differ materially from the Veeco Street Case, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the Veeco Street Case to reflect circumstances after the dates of the various projections underlying the Veeco Street Case were generated, or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Veeco Street Case is shown to be in error.

        No one has made or makes any representation to any Veeco stockholder, or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Veeco Street Case. You are cautioned not to rely on the Veeco Street Case. The inclusion of this information should not be regarded as an indication that Ultratech, Veeco or any other recipient of this information considered, or now considers, it to be material or to be a reliable prediction of actual future results. The Veeco Street Case has not been included to influence Ultratech stockholders' decision to vote for the adoption of the merger agreement.

        The Veeco Street Case included below covers multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The Veeco Street Case should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in this proxy statement/prospectus and Veeco's public filings with the Securities and Exchange Commission incorporated by reference herein.

        The following table presents a summary of the Veeco Street Case for the fiscal years 2017 and 2018. The dollar amounts below are in millions, rounded to the nearest tenth of a million dollars, other than per share data.

 Veeco Street Case

	2017E	2018E
Revenue	$411.4	$461.6
Gross Profit	167.8	194.8
EBITDA(1)	53.0	80.9
Operating Income	38.0	64.2
Non-GAAP Net Income(2)	22.7	38.4
Non-GAAP Earnings Per Share(3)	0.59	0.96

(1)
As used in this section of this proxy statement/prospectus, EBITDA adjusts GAAP Net Income by excluding, share based compensation, amortization, depreciation, restructuring charges, asset impairment charges, acquisition related expenses, other non-recurring items, interest and income taxes.

(2)
As used in this section of this proxy statement/prospectus, Non-GAAP Net Income adjusts GAAP Net Income by excluding, share based compensation, amortization, restructuring charges, asset impairment charges, acquisition related expenses, non-cash interest expense on Convertible Notes and other non-recurring items, net of income tax effect.

(3)
As used in this section of this proxy statement/prospectus, Non-GAAP Earnings Per Share adjusts GAAP Earnings Per Share by excluding the per share impact of, share based compensation, amortization, restructuring charges, asset impairment charges, acquisition related expenses, non-cash interest expense on Convertible Notes and other non-recurring items, net of income tax effect.

        Due to the forward-looking nature of the Veeco Street Case, specific quantifications of the amounts that would be required to reconcile it to GAAP measures are not available.

Interests of Ultratech's Directors and Executive Officers in the Merger

        In considering the recommendation of the Ultratech Board with respect to the merger, you should be aware that some of Ultratech's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Ultratech's stockholders generally. As described in more detail below, these interests include payments and benefits that are expected to be provided to the directors and executive officers upon consummation of the merger or in connection with termination of their employment under certain circumstances following the merger.

Consideration for Shares at the Effective Time of the Merger

        At the effective time of the merger, shares of Ultratech common stock beneficially owned by the executive officers and directors of Ultratech will be converted into the right to receive the same cash and stock consideration on the same terms and conditions as the other stockholders of Ultratech. See the section entitled "The Merger Agreement—Merger Consideration" beginning on page 99 of this proxy statement/prospectus.

        As of February 28, 2017, Ultratech's directors and executive officers beneficially owned, in the aggregate, 926,674 shares of Ultratech common stock, excluding vested and unvested equity awards, which are discussed below under "—Treatment of Equity Awards Held by Ultratech's Directors and Executive Officers." Assuming the merger was consummated on June 1, 2017 and Ultratech's directors and executive officers continue to beneficially own, in the aggregate, 926,674 shares of Ultratech common stock until such time, Ultratech's executive officers and directors will be entitled to receive an aggregate of $20,155,160 in cash, without interest and less any applicable withholding taxes, and 247,885 shares of Veeco common stock (which is valued at $6,779,655 using the closing stock price of Veeco common stock on Nasdaq on February 28, 2017 of $27.35 per share), in the merger in exchange for those shares of Ultratech common stock.

Treatment of Equity Awards Held by Ultratech's Directors and Executive Officers

        The equity compensation held by directors and executive officers of Ultratech will generally be treated in the merger in the same manner as similar awards held by other employees of Ultratech. See the section entitled "The Merger Agreement—Treatment of Ultratech Options and Other Equity-Based Awards" beginning on page 100 of this proxy statement/prospectus. For the estimated amounts that would be payable to Ultratech's executive officers as a group and Ultratech's non-employee directors as a group for their Ultratech Options and their Ultratech Vested RSUs, as well as the aggregate number of Converted RSUs deliverable to Ultratech's executive officers as a group and Ultratech's non-employee directors as a group for their Ultratech Unvested RSUs, please see the section titled "Interests of Ultratech's Directors and Executive Officers in the Merger" beginning on page 87 of this proxy statement/prospectus.

        In addition, pursuant to the employment agreements and change in control severance agreements described below, the unvested equity awards held by the named executive officers may accelerate in full upon the merger, or, in certain circumstances, the executive's termination of employment following the merger. For information on the acceleration provisions of these agreements, please see "Employment Agreements, Incentive Awards and Change in Control Severance Agreements with Ultratech's Executive Officers" below. For an estimate of the amounts that would be payable to each of Ultratech's named executive officers in connection with any acceleration of their Ultratech equity awards, see the section entitled "—Quantification of Change in Control and Termination Payments and Benefits to Ultratech's Named Executive Officers" beginning on page 91 of this proxy statement/prospectus.

Employment Agreements, Incentive Awards and Change in Control Severance Agreements with Ultratech's Executive Officers

Employment Agreements

        Ultratech has entered into employment agreements with each of Arthur W. Zafiropoulo and Bruce R. Wright (each, an "Employment Agreement"), which provide for a base salary, target annual incentive compensation, lifetime retiree health care coverage, and severance benefits in the event such executive officer experiences certain qualifying terminations, either outside a change in control or in connection with a change in control.

        Under Mr. Zafiropoulo's Employment Agreement, if Mr. Zafiropoulo's employment terminates for any reason in connection with a change of control, then he will receive (i) the outstanding unvested balance of the bonuses earned for prior years, (ii) 24 months of continued base salary at the rate then in effect (or, if greater, in effect immediately prior to the change of control) and (iii) continued use of a company car for 24 months. In addition, regardless of whether Mr. Zafiropoulo's employment is terminated in connection with a change of control, all of Mr. Zafiropoulo's outstanding stock options and restricted stock unit awards (except the restricted stock unit award granted to Mr. Zafiropoulo in 2017) will automatically vest in full upon a change of control, and the time for exercising his outstanding options will be extended for a period of up to one year and 90 days measured from the termination date of his employment following the change in control. The merger constitutes a "change in control" under Mr. Zafiropoulo's Employment Agreement.

        Should Mr. Zafiropoulo incur an excise tax under Section 4999 of the Internal Revenue Code with respect to any payments he receives that constitute a parachute payment under applicable federal tax laws, then he will receive a full tax gross-up payment to cover such excise tax and any income and employment taxes that apply to the gross-up payment.

        In addition, Mr. Zafiropoulo is also entitled to reimbursement from Ultratech for the costs incurred to obtain lifetime retiree health care coverage (medical and dental) for himself and his spouse. To the extent such reimbursements become taxable to Mr. Zafiropoulo or his spouse, he will be entitled to a full tax gross-up to cover the taxes attributable to such reimbursements and any taxes that apply to the gross-up payment.

        Under Mr. Wright's Employment Agreement, if Mr. Wright's employment terminates for any reason in connection with a change of control, then he will receive (i) the outstanding unvested balance of the bonuses earned for prior years, (ii) 24 months of continued base salary at the rate then in effect (or, if greater, in effect immediately prior to the change of control) and (iii) reimbursement of the costs incurred by him to obtain lifetime retiree health care coverage for himself and his spouse to the extent those costs exceed the amount charged an active employee of Ultratech for comparable health care coverage. In addition, regardless of whether Mr. Wright's employment is terminated in connection with a change of control, all of Mr. Wright's outstanding stock options and restricted stock unit awards (except the restricted stock unit award granted to Mr. Wright in 2017) will automatically vest in full upon a change of control, and the time for exercising his outstanding vested options will be extended for a period of up to one year and 90 days measured from the termination date of his employment following the change in control. The merger constitutes a "change in control" under Mr. Wright's Employment Agreement.

        With respect to the restricted stock unit awards granted to Mr. Zafiropoulo and Mr. Wright on January 31, 2017, if a change in control occurs and the awards are assumed by the successor or acquirer of Ultratech, the awards' vesting schedules will change from cliff vesting fifty months after the grant date to monthly vesting over the same fifty months, with the portion of the awards that would have vested on or before the change in control vesting on the change in control date. The remaining portion of the awards will not accelerate upon the change in control. However, if the award is assumed and the executive's employment is terminated by Ultratech without cause or by the executive for good reason (as those terms are defined in the Employment Agreement), the award will fully vest upon such termination of employment. The merger constitutes a "change in control" under the award agreements for these grants.

        For an estimate of the amounts that would be payable to each of Mr. Zafiropoulo and Mr. Wright pursuant to their respective Employment Agreements if their employment terminates in the circumstances described above, see the section entitled "—Quantification of Change in Control and Termination Payments and Benefits to Ultratech's Named Executive Officers" beginning on page 91 of this proxy statement/prospectus.

Incentive Awards

        Each named executive officer has unvested bonuses under Ultratech's Management Incentive Program for each of 2014, 2015 and 2016. All unvested bonuses that have been awarded under Ultratech's Management Incentive Program will become fully vested upon the closing of the merger.

        Ultratech entered into long-term cash award agreements with each of Mr. Zafiropoulo and Mr. Wright in March 2015 (each, a "Long-Term Award Agreement"). One-half of the executive's target award amount would be eligible to vest if, for a period of 15 consecutive trading days ending on or before December 31, 2017, the closing price of the Company's common stock exceeded $22.80, and the remaining one-half of the target award amount would be eligible to vest if, for a period of 15 consecutive trading days ending on or before December 31, 2017, the closing price of the Company's common stock exceeded $28.05. The award will generally be eligible to vest only if the executive's employment with Ultratech continues through the date the applicable stock price target is achieved. If a stock price goal is met, twenty-five percent of the amount awarded to the executive and eligible to vest with respect to that goal will immediately vest and be paid, while the remaining seventy-five percent of that amount will vest over a three-year period thereafter, subject to the executive's continued service with the Company through the applicable vesting date. However, if the executive's employment terminates due to his death or disability or in circumstances that would trigger the severance benefits provided in his Employment Agreement, any portion of the award that is subject only to time-based vesting will fully vest and be paid on his termination of employment. Mr. Zafiropoulo's target award amount was $2,800,000, and Mr. Wright's target award amount was $1,000.000.

        The Long-Term Award Agreements also provide that, if a change in control occurs on or before December 31, 2019 and the executive's employment with Ultratech continues through the change in control (or his employment is involuntarily terminated in connection with the change in control) then: (1) any portion of the award that is subject only to time-based vesting will fully vest and be paid; and (2) if the consideration paid for a share of Ultratech's common stock in the transaction is $22.80 or more and the executive had not yet earned the full amount of his target award opportunity based on stock price, the executive will be entitled to payment of an additional portion of such target award (determined by applying such per share consideration to the $22.80 and $28.05 goals above, and pro-rating the target award opportunity if such per share consideration falls between those goals) less any portion of the target award amount that had been earned based on stock price performance prior to the change in control. In no event will the amount paid under an award exceed the executive's target award amount set forth above. The merger constitutes a "change in control" under the Long-Term Award Agreements.

        The stock price goal of $22.80 was achieved on July 29, 2016 and the stock price goal of $28.05 was achieved on February 23, 2017. Accordingly, upon the closing of the merger, the remaining portion of each executive's target award allocated to these goals that is subject to time-based vesting will fully vest and be payable.

        For an estimate of the amounts that would be payable to each of Mr. Zafiropoulo and Mr. Wright pursuant to the Management Incentive Program and the Long-Term Cash Award Agreements, see the section entitled "—Quantification of Change in Control and Termination Payments and Benefits to Ultratech's Named Executive Officers" beginning on page 91 of this proxy statement/prospectus.

        Stock options and restricted stock units granted by Ultratech prior to January 31, 2017 generally provide that they will become fully vested upon an Ultratech "corporate transaction." The merger constitutes such a "corporate transaction" under the award agreements for these grants. The restricted stock unit awards granted by Ultratech on January 31, 2017 will not fully accelerate on the merger. Ultratech's January 31, 2017 awards provide that they will vest fifty months after the date of grant of the awards and, on the merger, the vesting schedule will become a monthly vesting schedule over this same period of fifty months with any portion of the award that would have vested on or prior to the merger under the monthly vesting schedule becoming vested on the merger. The January 31, 2017 awards also provided that, if the award recipient's employment is terminated after the merger in circumstances that entitle the award recipient to severance benefits under his or her employment or change in control severance agreement with Ultratech, the award will fully vest if the termination of employment is without "cause" and, in the event the termination of employment is by the award recipient for "good reason", the award will vest to the extent it would have otherwise vested in the twelve months following the termination (except that the grants to Messrs. Zafiropoulo and Wright will fully vest in the event the award recipient resigns for "good reason").

Change in Control Severance Agreements

        Ultratech has entered into change in control severance agreements with each of Dave Ghosh and Tammy D. Landon (each, a "Change in Control Severance Agreement"). Pursuant to the Change in Control Severance Agreements, Mr. Ghosh and Ms. Landon will be entitled to receive, in the event of a termination of employment without "cause" or a resignation for "good reason" (as the terms are defined in the Change in Control Severance Agreements), in each case within 12 months after a change in control that occurs on or before June 30, 2018:

  •
  A lump sum payment in cash equal to the executive's highest annualized rate of base salary from Ultratech in effect at any time in the one year period preceding the termination of employment with Ultratech ("Base Salary Rate");

  •
  A lump sum payment in cash equal to 25% of the executive's Base Salary Rate in lieu of any additional cash bonus;

  •
  100% acceleration of unvested equity awards outstanding immediately prior to the executive's termination of employment with Ultratech (unless the terms and conditions of the applicable award agreement expressly supersede the Change in Control Severance Agreement);

  •
  The amount of any deferred bonus with respect to any completed fiscal year of Ultratech that remains outstanding and unpaid (including any such bonus that remains subject to vesting based on the passage of time and continued service).

        In each case, the executive's right to receive these benefits is contingent on the executive signing and not revoking a general release agreement containing a release of claims in favor of Ultratech, The merger constitutes a change of control as defined in the Change in Control Severance Agreement. For an estimate of the amounts that would be payable to each of Mr. Ghosh and Ms. Landon pursuant to their respective Change in Control Severance Agreement if their employment terminates in the circumstances described above, see the section entitled "—Quantification of Change in Control and Termination Payments and Benefits to Ultratech's Named Executive Officers" beginning on page 91 of this proxy statement/prospectus.

Director and Officer Indemnification and Insurance

        Pursuant to the terms of the merger agreement, Veeco has agreed to indemnify and hold harmless the directors and officers of Ultratech for a period of six years following the effective time of the merger. The directors and officers of Ultratech will also be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies following the effective time of the merger. Such indemnification and insurance coverage is further described in the section entitled "The Merger Agreement—Directors' and Officers' Indemnification and Insurance" beginning on page 116 of this proxy statement/prospectus.

Quantification of Change in Control and Termination Payments and Benefits to Ultratech's Named Executive Officers

        In accordance with Item 402(t) of Regulation S-K, the table below sets forth the amount of payments and benefits that each of Ultratech's named executive officers may receive in connection with the merger, assuming that the merger was consummated on June 1, 2017 and such named executive officer experienced a termination of employment on that date in circumstances entitling the executive officer to severance benefits under the executive's employment or change in control severance agreement, as the case may be, with the Company. The amounts below are determined using an assumed price per share of Ultratech common stock of $29.07. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Potential Change of Control Payments to Named Executive Officers

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits(3)	Total(4)
Arthur W. Zafiropoulo	$4,077,004	$3,125,970	$1,137,000	$8,339,974
Bruce R. Wright	$1,806,596	$2,024,708	$938,000	$4,769,304
Dave Ghosh	$435,550	$1,896,913	—	$2,332,463
Tammy D. Landon	$394,569	$1,810,383	—	$2,204,952

(1)
Cash. The estimated amounts listed in this column represent the aggregate value of cash severance that each named executive officer would be entitled to receive, in the case of Mr. Zafiropoulo and

  Mr. Wright, under their respective Employment Agreement upon a "double trigger" qualifying termination, where the executive is terminated for any reason following a change in control, and, in the case of Mr. Ghosh and Ms. Landon, under their respective Change in Control Severance Agreement upon a "double trigger" qualifying termination, where the executive is terminated without "cause" or "good reason" (as the terms are defined in the Change in Control Severance Agreements) during the 12 month period immediately following a change in control that occurs on or prior to June 30, 2018. For additional information see the section entitled "—Employment Agreements, Incentive Awards, and Change in Control Severance Agreements with Ultratech's Executive Officers" beginning on page 88 of this proxy statement/prospectus. In addition, this column includes the amounts that will become payable upon the merger to Messrs. Zafiropoulo and Wright under their Long-Term Award Agreements and the unpaid bonuses for all four executives under Ultratech's Management Incentive Program that will accelerate upon the merger, in each case as described above under "Incentive Awards."

  The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column.

Named Executive Officer	Cash Severance ($)	Vesting of Long- Term Cash Award($)	Accelerated Vesting of Deferred Bonuses ($)
Arthur W. Zafiropoulo	$1,150,000	$2,100,000	$827,004
Bruce R. Wright	$721,000	$750,000	$335,596
Dave Ghosh	$375,000	—	$60,550
Tammy D. Landon	$343,750	—	$50,819
(2)
Equity. Pursuant to their Employment Agreements, each of Mr. Zafiropoulo and Mr. Wright, and pursuant to the applicable award agreements for all of Ultratech's outstanding and unvested equity awards granted to the named executive officers prior to 2017, the named executive officers would be entitled to full accelerated vesting of their then outstanding equity awards upon a change in control, regardless of whether their employment with Ultratech is terminated, except that the restricted stock unit awards granted to each executive in 2017 will fully accelerate only if the award is not assumed by the successor or acquirer of Ultratech or, if the award is assumed, in the case of the awards granted to Messrs. Zafiropoulo and Wright the executive's employment is terminated after the change in control by Ultratech without cause or by the executive for good reason. In addition, pursuant to their Change in Control Severance Agreements, each of Mr. Ghosh and Ms. Landon would be entitled to full accelerated vesting of each of their then outstanding equity awards upon a "double trigger" qualifying termination as described in footnote (1) above, except that they would be entitled to twelve months of additional vesting (rather than full vesting) of their January 2017 restricted stock unit awards in the event they resign for "good reason." In addition, pursuant to the terms of the merger agreement and as described in the section entitled "The Merger Agreement—Treatment of Ultratech Options and Other Equity-Based Awards" beginning on page 100 of this proxy statement/prospectus, each of the named executive officer's Ultratech Options outstanding immediately prior to the effective time of the merger will vest, and the executive's Ultratech Options and Ultratech Vested RSUs will be settled in accordance with the merger agreement.

For purposes of this table, the value of the accelerated Ultratech Options is equal to $29.07 less the exercise price multiplied by the number of shares subject to such awards as of February 28, 2017 that are not otherwise scheduled to vest before June 1, 2017. The value of the accelerated Ultratech restricted stock units is equal to $29.07 multiplied by the number of shares subject to such awards as of February 28, 2017 that are not otherwise scheduled to vest before June 1, 2017.

  The following table illustrates the allocation of the aggregate total reported in the column for each named executive officer's (i) Ultratech Options, (ii) Ultratech RSUs that automatically accelerate on a change in control ("single-trigger) and (iii) Ultratech RSUs that accelerate only if a change in control occurs and the executive's employment terminates in circumstances that trigger accelerated vesting under the arrangements described above or the award is not assumed by the successor or acquirer in the change in control ("double-trigger"), in each case based on the number of shares subject to the award as of February 28, 2017, assuming a termination of employment without "cause" and, in the case of Ultratech Options and Ultratech RSUs, to the extent the award is not otherwise scheduled to vest before June 1, 2017.

Named Executive Officer	Aggregate Value of Accelerated Options ($)	Aggregate Value of Single-Trigger RSUs ($)	Aggregate Value of Double-Trigger RSUs ($)
Arthur W. Zafiropoulo	$102,690	$616,284	$2,406,996
Bruce R. Wright	$77,018	$343,026	$1,604,664
Dave Ghosh	$123,643	$970,938	$802,332
Tammy D. Landon	$103,393	$904,658	$802,332

The value of the Ultratech Options held by each named executive officer that are already scheduled to be vested on June 1, 2017 (without regard to the merger) that would be cashed out in the merger, calculated as $29.07 less the exercise price multiplied by the number of shares subject to such options as of February 28, 2017, is $1,923,560 for Mr. Zafiropoulo, $1,999,486 for Mr. Wright, $356,103 for Mr. Ghosh, and $253,963 for Ms. Landon.

(3)
Perquisites/Benefits. This column includes the estimated cost to provide lifetime retiree medical coverage for Messrs. Zafiropoulo and Wright pursuant to their respective Employment Agreements. This column also includes $152,400 attributable to the costs of a company car provided to Mr. Zafiropoulo pursuant to the terms of his Employment Agreement as described above. As noted above, Mr. Zafiropoulo would also be entitled to tax gross-up payments for his taxes incurred in connection with the retiree medical coverage provided in his Employment Agreement. No value has been included in the table above as to this provision of Mr. Zafiropoulo's employment agreement as future tax rates, and the extent to which such benefits would be taxable, are uncertain.

(4)
As noted above, Mr. Zafiropoulo would be entitled to a tax gross-up payment under his Employment Agreement if any payments he receives in connection with the merger would trigger an excise tax under Section 4999 of the Internal Revenue Code. Based on the assumptions noted above, Ultratech estimates that Mr. Zafiropoulo's payments in connection with the merger will not result in any excise tax under Section 4999 and, accordingly, that no gross-up payment will be made to Mr. Zafiropoulo pursuant to this provision of his Employment Agreement.

Regulatory Clearances Required for the Merger

        Veeco and Ultratech have each agreed to take certain actions in order to obtain regulatory clearance required to consummate the merger. The merger is subject to the HSR Act. Under this statute, Veeco and Ultratech are required to make pre-merger notification filings and await the expiration or early termination of the statutory waiting period prior to completing the merger. Veeco and Ultratech completed the initial HSR Act filings on February 9, 2017. On February 17, 2017, Veeco and Ultratech received notice from the U.S. Federal Trade Commission that it had granted early termination, effective immediately, of the applicable waiting period under the HSR Act with respect to the merger.

        During or after the statutory waiting periods and clearance of the merger, and even after completion of the merger, the Federal Trade Commission, the Department of Justice, or other governmental authorities, including any attorney general of any state of the United States, could challenge or seek to block the merger under relevant antitrust laws. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Veeco and Ultratech cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Veeco and/or Ultratech will prevail.

Dividends and Distributions

        The merger agreement provides that Ultratech may not pay dividends or other distributions to its stockholders.

Listing of Shares of Veeco Common Stock

        It is a condition to the completion of the merger that the shares of Veeco common stock to be issued to Ultratech stockholders in connection with the merger be approved for listing on Nasdaq at or prior to the effective time, subject to official notice of issuance.

Delisting and Deregistration of Ultratech Common Stock

        Upon completion of the merger, shares of Ultratech common stock currently listed on Nasdaq will cease to be listed on Nasdaq and will subsequently be deregistered under the Exchange Act.

Appraisal Rights

        Holders of shares of Ultratech common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached to this proxy statement/prospectus as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

        Under Section 262 of the DGCL, subject to the terms and conditions of Section 262 of the DGCL including Section 262(g) of the DGCL described below, holders of shares of Ultratech common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the requirements of and procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware (the "Court of Chancery") and to receive payment in cash of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

        Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes that notice, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C. Any holder of Ultratech common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder's right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Ultratech believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

        Filing Written Demand.    Any holder of Ultratech common stock wishing to exercise appraisal rights must deliver to Ultratech, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the Ultratech stockholders, a written demand for the appraisal of the stockholder's shares. A holder of shares of Ultratech common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. The demand must reasonably inform Ultratech of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder. A stockholder's failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

        Only a holder of record of shares of Ultratech common stock is entitled to demand an appraisal of the shares registered in that holder's name. A demand for appraisal in respect of shares of Ultratech common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, should specify the holder's name and mailing address and the number of shares registered in the holder's name and must state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in "street name" by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Ultratech common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to: Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134 Attn: Bruce Wright.

        At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to Ultratech, as the surviving corporation, a written withdrawal of the demand for appraisal. Any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of Ultratech. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration within 60 days after the effective date of the merger. Any stockholder who withdraws his, her or its demand will be deemed to have accepted the terms of the merger agreement, which are summarized in this proxy statement/prospectus and is attached in its entirety as Annex A. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

        Notice by the Surviving Corporation.    Within ten days after the effective time, Ultratech, as the surviving corporation must notify each former holder of Ultratech common stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL, and who has not voted in favor of the adoption of the merger agreement, of the date on which the merger became effective.

        Filing a Petition for Appraisal.    Within 120 days after the effective time, but not thereafter, the surviving corporation or any holder of Ultratech common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the dissenting holders' shares. Accordingly, it is the obligation of the former holders of Ultratech common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Ultratech common stock within the time prescribed in Section 262 of the DGCL. Within 120 days after the effective time, any holder of Ultratech common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Ultratech common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from Ultratech the statement described in this paragraph.

        If a petition for an appraisal is timely filed by a holder of shares of Ultratech common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder. Notwithstanding a stockholder's compliance with the foregoing requirements, Section 262(g) of the DGCL provides that, because immediately prior to the effective time of the merger Ultratech common stock will be listed on a national securities exchange, the Court of Chancery will dismiss the proceedings as to all holders of Ultratech common stock who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

        Determination of Fair Value.    After the Court of Chancery determines the former holders of Ultratech common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

        In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company". The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger". In Cede & Co. v. Technicolor,  Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered".

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be less than, the same as or more than the merger consideration and that an investment banking opinion as to fairness from a financial point of view is not an opinion as to fair value under Section 262 of the DGCL.

        Although Ultratech believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value lower or higher than, or the same as, the merger consideration. Neither Veeco nor Ultratech anticipate offering more than the merger consideration to any stockholder of Ultratech exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the "fair value" of a share of Ultratech common stock is less than the merger consideration.

        If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

        If any stockholder who demands appraisal of shares of Ultratech common stock under Section 262 of the DGCL fails to perfect, successfully withdraws or loses such holder's right to appraisal, the stockholder's shares of Ultratech common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time.

        THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

THE MERGER AGREEMENT

        The following discussion summarizes material provisions of the merger agreement entered into by Veeco, Merger Subsidiary and Ultratech. This summary does not propose to be complete and is qualified in its entirety by reference to the complete copies of the merger agreement, which is attached as Annex A to this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary. The merger agreement should not be read alone, but should instead be read in conjunction with the other information provided elsewhere in this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, before making any decisions regarding the merger.

        The merger agreement is described in this proxy statement/prospectus only to provide you with information regarding its terms and conditions and is not intended to provide any factual information about Veeco, Ultratech or their respective businesses. The representations, warranties and covenants contained in the merger agreement have been made solely for the benefit of the parties to the merger agreement. In addition, such representations, warranties and covenants: (1) have been made only for purposes of the merger agreement; (2) have been qualified by certain disclosures made by the parties to one another not reflected in the text of the merger agreement; (3) may be subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by you; (4) were made only as of February 2, 2017 or other specific dates; and (5) have been included in the merger agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the summary of the merger agreement is included in this proxy statement/prospectus only to provide you with information regarding the terms of the merger and not to provide you with any other factual information regarding Veeco, Ultratech or their respective businesses. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after February 2, 2017, which subsequent information may or may not be fully reflected in Veeco's or Ultratech's public disclosures.

 The Merger

        On February 2, 2017, Veeco, Ultratech and Merger Subsidiary entered into the merger agreement, pursuant to which Veeco agreed to acquire Ultratech by way of a merger of Merger Subsidiary with and into Ultratech, with Ultratech, as the surviving corporation, becoming a wholly owned subsidiary of Veeco

Merger Consideration

        Each of the Veeco board and the Ultratech board has approved the merger agreement, which provides for the merger of Merger Subsidiary with and into Ultratech. Upon the effective time, Ultratech will be the surviving corporation and will become a wholly owned subsidiary of Veeco. Each share of Ultratech common stock that is issued and outstanding immediately prior to the effective time (other than (i) shares of Ultratech common stock owned by Veeco or Merger Subsidiary and shares of treasury stock held by Ultratech, which will be canceled without consideration, (ii) shares of Ultratech stock held by any subsidiary of either Ultratech or Veeco, which will be converted into such number of shares of common stock of the surviving corporation such that each subsidiary owns the same percentage of the surviving corporation immediately following the effective time as such subsidiary owned of Ultratech immediately prior to the effective time (such shares, together with the shares described in clause (i) are referred to as "excluded shares") and (iii) shares held by holders of Ultratech common stock, if any, who properly exercise their appraisal rights under the DGCL (which we refer to as "dissenting shares")) will be automatically cancelled and converted into the right to receive an amount equal to (1) $21.75 in cash without interest (which we refer to as the "cash consideration"), (2) 0.2675 of a share of Veeco, par value $0.01 per share (which we refer to as the "stock consideration", and together with the cash consideration, the "merger consideration") and

(3) cash in lieu of fractional shares of Veeco common stock as contemplated by the merger agreement. If, prior to the effective time, any change in the outstanding shares of capital stock of Ultratech occurs, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period (other than any change that results from any exercise of options or the vesting of restricted share units outstanding as of the date of the merger agreement to purchase shares of Ultratech common stock granted under Ultratech's stock option or compensation plans or arrangements), then the merger consideration and other amounts payable pursuant to the merger agreement will be appropriately adjusted. If, prior to the effective time, the outstanding shares of common stock of Veeco have been changed into a different number of shares or a different class as the result of a reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the stock consideration.

        Veeco will not issue any fractional shares of Veeco common stock in the merger. Instead, Ultratech stockholders will receive cash (rounded to the nearest whole cent), without interest, for any fractional entitlements to a share of Veeco common stock that they might otherwise receive in the merger in an amount equal to the product of the fraction of a share of Veeco common stock to which such holder would otherwise have been entitled multiplied by the volume weighted average trading price of Veeco common stock on the Nasdaq Global Select Market (or, if the Nasdaq Global Select Market is not then the principal U.S. trading market for Veeco common stock, the principal U.S. national securities exchange on which Veeco common stock is traded) for the five consecutive trading days ending on the trading day immediately preceding the date on which the closing occurs.

Treatment of Ultratech Options and Other Equity-Based Awards

        Under the merger agreement, the equity awards as of the effective time of the merger will be treated as follows:

        Stock Options.    At or immediately prior to the effective time of the merger, each outstanding Ultratech Option, will vest and be canceled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Ultratech common stock subject to such Ultratech Option immediately prior to the effective time and (ii) the excess, if any, of (A) the Equity Award Merger Consideration, over (B) the exercise price per share subject to such canceled Ultratech Option. Ultratech Options that have an exercise price per share that is greater than the Equity Award Merger Consideration will be canceled in exchange for no consideration. Veeco will cause the surviving corporation to pay the cash payment described above to the holder of the applicable Ultratech Option at or reasonably promptly after the effective time of the merger (but in no event later than three business days after the effective time).

        Vested Restricted Stock Units.    At or immediately prior to the effective time of the merger, each outstanding Ultratech Vested RSU will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Ultratech common stock subject to such Ultratech Vested RSU immediately prior to the effective time and (ii) the Equity Award Merger Consideration. Veeco will cause the surviving corporation to pay the cash payment described above to the holder of the applicable Ultratech Vested RSU at or reasonably promptly after the effective time of the merger (but in no event later than three business days after the effective time).

        Unvested Restricted Stock Units.    At the effective time of the merger, each outstanding Ultratech Unvested RSU will be assumed by Veeco and converted into a number of Converted RSUs, rounded down to the nearest whole number, equal to the product of (i) the number of shares subject to the Ultratech Unvested RSU and (ii) the Equity Conversion Ratio. Any Converted RSUs so issued will be subject to the same terms and conditions as were applicable under the Ultratech Unvested RSUs;

provided, that all references to "Company" in Ultratech's equity incentive plan and award agreements will be references to Veeco.

Effect of the Merger; Effective Time; Organizational Documents of the Surviving Corporation

Effect of the Merger

        The merger agreement provides for the merger of Merger Subsidiary with and into Ultratech, with Ultratech surviving the merger as the surviving corporation and a wholly owned subsidiary of Veeco.

        As a result of the merger, there will no longer be any publicly held shares of Ultratech common stock. Ultratech stockholders will only participate in the surviving corporation's future earnings and potential growth through their ownership of Veeco common stock. All of the other incidents of direct ownership of Ultratech common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Ultratech, will be extinguished upon completion of the merger. All of the properties, rights, privileges, powers and franchises of Ultratech shall vest in the surviving corporation, and all debts, duties and liabilities of Ultratech shall become the debts, liabilities and duties of the surviving corporation.

Closing and Effective Time

        The parties are obligated to effect the merger only if all of the conditions to closing under the merger agreement are either satisfied or waived at or prior to the effective time. Veeco and Ultratech expect the closing to occur during the second quarter of calendar year 2017. However, the merger is subject to various regulatory approvals and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Veeco and Ultratech could result in the merger being completed at an earlier time, a later time or not at all.

        The merger will become effective at such time as a certificate of merger is duly filed with the Secretary of State of the State of Delaware on the date on which the closing occurs, or at such subsequent date or time as may be specified in the certificate of merger.

        In the merger agreement, Veeco and Ultratech have agreed that the date on which the closing occurs shall be no later than the first business day following the satisfaction or waiver of the last of the conditions to closing (other than those conditions that by their nature are to be satisfied at closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions), or at such other date and time as Veeco and Ultratech may mutually agree consistent with Delaware law.

Organizational Documents of the Surviving Corporation

        Unless otherwise determined by Veeco prior to the effective time, at the effective time, (1) the certificate of incorporation of Merger Subsidiary immediately prior to the effective time will be the certificate of incorporation of the surviving corporation from and after the effective time and (2) the bylaws of Merger Subsidiary immediately prior to the effective time will be the bylaws of the surviving corporation from and after the effective time.

Conversion of Shares

        The conversion of each share of Ultratech common stock (other excluded shares and dissenting shares (if any)) into the right to receive the merger consideration will occur automatically at the effective time.

 Exchange Agent; Letter of Transmittal

        Prior to the effective time, Veeco will appoint an agent reasonably acceptable to Ultratech to act as the exchange agent of Veeco for purposes of, among other things, exchanging for the merger consideration certificates representing shares of Ultratech common stock and uncertificated shares of Veeco common stock. Promptly after the effective time (but in no event later than two business days after the effective time), Veeco shall (1) send, or cause the exchange agent to send, to each holder of shares of Ultratech common stock (whether in certificate or book-entry form) at the effective time a letter of transmittal (in a form that was reasonably acceptable to Ultratech prior to the effective time) and instructions, which will contain instructions on how to surrender Ultratech common stock, whether in certificate or book-entry form, in exchange for the merger consideration.

        On the date of the closing, at or promptly following the effective time (or, in the case of any payments made with respect to dissenting shares, when ascertained), Veeco will deposit, or cause to be deposited, with the exchange agent, for the benefit of the holders of Ultratech common stock, cash and shares of Veeco common stock in an amount sufficient to pay the merger consideration.

        After the effective time, when an Ultratech stockholder delivers a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of Ultratech common stock will be entitled to receive the merger consideration in the form of (1) the number of whole shares of Veeco common stock and an amount in cash that such holder is entitled to receive as a result of the merger (after taking into account all of the shares of Ultratech common stock held immediately prior to the merger by such holder other than excluded shares and dissenting shares) and (2) any cash in lieu of fractional shares and in respect of dividends or other distributions to which such holder is entitled, in each case less any required withholding taxes.

        No interest will be paid or accrued on any amount payable upon cancellation of shares of Ultratech common stock. The shares of Veeco common stock issued and paid and cash amount paid in accordance with the merger agreement upon conversion of the shares of Ultratech common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Ultratech common stock.

        If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate or transferred uncertificated share is registered, it will be a condition of to such payment that (1) either the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer or such uncertificated share must be properly transferred and (2) the person or entity requesting such payment pays to the exchange agent any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate or uncertificated share or establishes to the satisfaction of the exchange agent that such tax has been paid or is not required to be paid.

        The shares of Veeco common stock constituting the equity portion of the merger consideration may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.

Appraisal Rights

        If a holder of shares of Ultratech common stock does not vote in favor of, nor consent in writing to, the adoption of the merger agreement Merger Proposal, properly demands appraisal and otherwise complies with applicable Delaware law and does not effectively withdraw his, her or its demand for, or lose the right to, appraisal of such Ultratech common stock in compliance with Section 262 of the DGCL, such shares will not be converted into the right to receive the merger consideration as described under the section entitled "—Merger Consideration" beginning on page 99 of this proxy statement/prospectus, but instead, at the effective time, will become entitled only to payment of the fair value of such shares determined in accordance with applicable Delaware law. However, if any such holder votes in favor of, or consents in writing to, the adoption of the merger agreement Merger Proposal, fails to properly demand appraisal, fails to comply with applicable Delaware law, or otherwise waives, withdraws or loses the right to payment of the fair value of such dissenting shares under applicable Delaware law, then the right of such holder to be paid the fair value of such holder's dissenting shares will cease and such dissenting shares will be deemed to have been converted as of the effective time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the merger consideration with respect to such shares.

        For additional information about appraisal rights upon completion of the merger, see the section entitled "The Merger—Appraisal Rights" beginning on page 94 of this proxy statement/prospectus.

Withholding

        Each of Veeco, Merger Subsidiary, the surviving corporation and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable under the merger agreement the amounts they are required to deduct and withhold under any applicable tax law. If Veeco, Merger Subsidiary, the surviving corporation or the Exchange Agent withholds and properly pays any such amounts to the appropriate taxing authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

Dividends and Distributions

        The Merger Agreement provides that neither Veeco nor Ultratech may pay dividends or other distributions to their respective stockholders between the date of the merger agreement and the effective time.

Representations and Warranties of Veeco, Merger Subsidiary and Ultratech

        The merger agreement contains representations and warranties made by Veeco, Merger Subsidiary and Ultratech to, and solely for the benefit of, each other. You should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Veeco or Ultratech and should see the section entitled "Where You Can Find More Information" beginning on page 142 of this proxy statement/prospectus for the location of documents that are incorporated by reference into this proxy statement/prospectus for information regarding Veeco and Ultratech and their respective businesses.

        The merger agreement contains representations and warranties made by Ultratech including, among other things:

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  the incorporation, good standing and qualification of Ultratech;

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  the corporate power and authority to execute, deliver and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

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  the actions and filings with any governmental authorities required by the execution, delivery and performance of its obligations under the merger agreement

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  no breach of organizational documents, law or other agreements as a result of the merger;

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  the capital structure of Ultratech;

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  the organization, good standing and qualification of each subsidiary of Ultratech and capital structure of its subsidiaries;

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  the reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with the SEC and the accuracy of the information contained in those documents;

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  the financial statements of Ultratech;

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  the accuracy of information included in this proxy statement/prospectus;

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  the absence of certain changes or events;

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  the absence of certain undisclosed liabilities;

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  compliance with certain laws, orders and permits by Ultratech and its subsidiaries;

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  the absence of certain material actions, suits, investigations or proceedings and the absence of any known violations under Section 806 of the Sarbanes-Oxley Act;

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  the ownership by Ultratech or its subsidiaries of its property and assets;

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  ownership of or rights with respect to the intellectual property of Ultratech and its subsidiaries;

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  the payment of taxes, the filing of tax returns and other tax matters related to Ultratech and its subsidiaries;

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  employee benefits plans and other agreements, plans and policies with or concerning employees of Ultratech and its subsidiaries;

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  labor matters related to Ultratech and its subsidiaries;

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  insurance matters of Ultratech and its subsidiaries;

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  compliance with environmental laws and permits by Ultratech and its subsidiaries and other environmental matters;

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  certain material contracts of Ultratech and its subsidiaries;

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  relations with the largest customers and suppliers of Ultratech and its subsidiaries;

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  compliance by Ultratech with certain anti-corruption and export control laws;

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  brokers' and finders' fees and other expenses payable by Ultratech;

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  receipt by the Ultratech board of the opinion of BofA Merrill Lynch to the effect that, as of the date of the merger agreement, the merger consideration to be received in the merger by holders of Ultratech common stock (other than Veeco, Merger Subsidiary and any holders of dissenting shares) is fair, from a financial point of view, to such holders;

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  the availability of at least $180 million of cash on hand held in the United States by Ultratech and its subsidiaries and the absence of certain restrictions on such cash;

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  the applicability of certain antitakeover statutes; and

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  acknowledgment that Ultratech makes no additional representations.

        The merger agreement contains customary representations and warranties made by Veeco and Merger Subsidiary relating to their respective businesses regarding, among other things:

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  the incorporation, good standing and qualification of each of Veeco and Merger Subsidiary;

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  the corporate power and authority to execute, deliver and perform their respective obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

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  the actions and filings with any governmental authorities required by the execution, delivery and performance of their respective obligations under the merger agreement;

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  no breach of organizational documents, law or other agreements as a result of the merger;

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  the capital structure of Veeco;

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  the organization, good standing and qualification of each subsidiary of Veeco;

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  the reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with the SEC and the accuracy of the information contained in those documents;

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  the financial statements of Veeco;

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  the accuracy of information supplied by or on behalf of Veeco or Merger Subsidiary and included in this proxy statement/prospectus;

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  the absence of certain changes or events;

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  the absence of certain undisclosed liabilities;

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  the absence of certain material actions, suits, investigations or proceedings and the absence of any known violations under Section 806 of the Sarbanes-Oxley Act;

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  compliance with certain laws, orders and permits by Veeco and its subsidiaries;

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  ownership of or rights with respect to the intellectual property of Veeco and its subsidiaries;

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  the payment of taxes, the filing of tax returns and other tax matters related to Veeco and its subsidiaries;

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  employee benefits plans and other agreements, plans and policies with or concerning employees of Veeco and its subsidiaries;

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  the availability of funds (including $180 million of cash on hand held in the United States by Ultratech and its subsidiaries) for Veeco and Merger Subsidiary to satisfy all of their obligations under the merger agreement;

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  the absence of any contracts or commitments (other than the support agreement) with any directors, officers and employees of Ultratech or that relate to voting for the merger or any superior proposal or that provide for different consideration to be paid to any stockholder;

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  lack of ownership of Ultratech common stock by Veeco or its affiliates, subject to certain exceptions, and Veeco and its affiliates not being an interested stockholder (as defined in Section 203 of the DGCL) of Ultratech;

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  brokers' and finders' fees and other expenses payable by Veeco or Merger Subsidiary; and

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  acknowledgment that Veeco and Merger Subsidiary make no additional representations.

        The representations and warranties in the merger agreement do not survive the effective time.

        Ultratech's representations and warranties are qualified by the information included in (1) Ultratech's confidential disclosure letter delivered to Veeco on February 2, 2017 and (2) Ultratech's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Proxy Statements on Form DEF-14A and Current Reports on Form 8-K, in each case filed since January 1, 2015 and prior to February 2, 2017, excluding any disclosures set forth in any "risk factor" or "forward looking statements" sections.

        Veeco's and Merger Subsidiary's representations and warranties are qualified by the information included in (1) Veeco's confidential disclosure letter delivered to Ultratech on February 2, 2017 and

(2) Veeco's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Proxy Statements on Form DEF-14A and Current Reports on Form 8-K, in each case filed since January 1, 2015 and prior to February 2, 2017, excluding any disclosures set forth in any "risk factor" or "forward looking statements" sections.

        Certain of the representations and warranties made by each of Veeco, Merger Subsidiary and Ultratech are qualified by a "material adverse effect" standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). Certain of the representations and warranties are qualified by a general materiality standard or by a knowledge standard. For the purpose of the merger agreement, a "material adverse effect" has the meaning set forth below under the section entitled "—Material Adverse Effect".

Material Adverse Effect

        The merger agreement provides that a "Company Material Adverse Effect" means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which has a materially adverse effect on the financial condition, business, assets or results of operations of Ultratech and its subsidiaries, taken as a whole. The merger agreement provides that a "Parent Material Adverse Effect" means (1) any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which has a materially adverse effect on the financial condition, business, assets or results of operations of Veeco and its subsidiaries, taken as a whole or (2) any change, effect, event or occurrence that prevents or materially impedes, materially interferes with, materially hinders or materially delays (or would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay) (A) the consummation of the merger by Veeco or Merger Subsidiary of the merger or any of the other transactions contemplated by the merger agreement or (B) the material compliance by Veeco or Merger Subsidiary with its obligations under the merger agreement. When determining whether a fact, change, circumstance, event, occurrence, condition, development or combination thereof, would reasonably be expected to have a materially adverse effect on the financial condition, business, assets or results of operation of Veeco or Ultratech and their respective subsidiaries, taken as a whole, none of the following, either alone or in combination, may be taken into account in determining whether there has been or will be either a "Company Material Adverse Effect" or a "Parent Material Adverse Effect":

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  changes after the date of the merger agreement in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions;

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  changes after the date of the merger agreement generally affecting the industry in which Ultratech, Veeco and their respective Subsidiaries operate or to the industries to which either Ultratech and its Subsidiaries or Veeco and its Subsidiaries sell their products, solutions and services, including changes in interest and exchange rates, in the United States or any other jurisdiction in which such entity operates;

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  changes after the date of the merger agreement as to geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity;

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  any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, quarantine restrictions, weather conditions or other natural or man-made disaster or other force majeure event;

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  changes in any applicable laws or GAAP;

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  the failure, in and of itself, of Veeco or Ultratech, as applicable, to meet any internal or published projections, forecasts, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date hereof, or changes or prospective changes in the market price or trading volume of the securities of Veeco or Ultratech, as applicable, or the credit rating of Veeco or Ultratech, as applicable (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a "Parent Material Adverse Effect" or a "Company Material Adverse Effect," as applicable, if such facts are not otherwise excluded)

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  the negotiation, announcement, pendency or consummation of the transactions contemplated by the merger agreement, including the initiation of litigation by any person with respect to the merger agreement or the transactions contemplated by the merger agreement, and including any negative impact on relationships with customers due to the announcement, pendency or consummation of the transactions contemplated by the merger agreement or, (a) with respect to "Company Material Adverse Effect", the identity of Veeco as the acquirer of Ultratech or (b) with respect to "Parent Material Adverse Effect", the identity of Ultratech as the target of Veeco; and

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  any action taken or not taken by Ultratech or any of its subsidiaries or by Veeco, Merger Subsidiary or any of Veeco's subsidiaries at the written request, or with the written consent, of the other party to the merger agreement;

except, in the case of the first through fifth bullets, to the extent having a disproportionate effect on the such person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such person and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a "Company Material Adverse Effect" or "Parent Material Adverse Effect", as applicable.

Conduct of Businesses of Ultratech and Veeco Prior to Completion of the Merger

Ultratech

        Under the merger agreement, Ultratech has agreed, subject to certain exceptions set forth in the merger agreement, on behalf of itself and its subsidiaries that, until the effective time (or earlier termination of the merger agreement), it will conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its present business organization, keep available the services of its directors, officers and key employees, and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it.

        In particular, Ultratech has agreed on behalf of itself and its subsidiaries to certain restrictions between the date of the merger agreement and the effective time (or earlier termination of the merger agreement) on its and their ability to take the following actions without the written consent of Veeco, among other things and with certain exceptions:

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  amend the certificate of incorporation or bylaws, or comparable organizational documents of Ultratech or any subsidiary;

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  split, combine or reclassify any of its or its subsidiaries' capital stock or issuing or proposing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its or its subsidiaries capital stock;

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  declare, set aside or paying any dividends on or making any other distributions with respect of, or entering into any agreement with respect to the voting of, its or its subsidiaries' capital stock, except for certain permitted dividends;

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  redeem, purchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of Ultratech and its subsidiaries, except for certain specified exceptions;

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  issue, deliver, sell, grant, pledge, transfer or subject to any lien or otherwise dispose of or encumber any securities of Ultratech or its subsidiaries, except for certain specified exceptions;

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  grant any equity awards of Ultratech, except as permitted by the merger agreement;

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  amending any term of any securities of Ultratech or its subsidiaries;

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  incur any capital expenditures or obligations or liabilities, except as contemplated by Ultratech's budget or that do not exceed $500,000 in the aggregate, in each case, for each fiscal quarterly period;

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  adopt a plan or agreement of, or resolutions providing for the authorization of complete or partial liquidation, dissolution, restructuring, recapitalization or other restructuring of Ultratech or any of its subsidiaries;

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  acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or lease, directly or indirectly, any properties, interests or businesses, or any assets or securities in connection with the acquisition of properties, assets or businesses, if the aggregate consideration exceeds $1 million;

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  sell, lease, exclusively license, exchange, swap or otherwise transferor dispose of or create or incur any lien on any of the assets, properties, interests or businesses of Ultratech or any of its subsidiaries, for aggregate consideration exceed $1 million for each fiscal quarterly period, except pursuant to exist contracts or commitments that were disclosed to Veeco or sales of Ultratech products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

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  sell or exclusively license any of Ultratech's material intellectual property, except pursuant to existing contracts or commitments that were disclosed to Veeco or sales of Ultratech products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

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  repurchase, prepay, assume, guarantee, incurring or otherwise becoming liable for any indebtedness for borrowed money, entering into any "keep well" or other contract to maintain any financial statement or similar condition of another person or entity, or entering into any arrangement having the economic effect of any of the foregoing, other than accounts payable in the ordinary course of business consistent with past practice;

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  make any loans, advances or capital contributions to, or investments in, any other person or entity other than to Ultratech or any of its subsidiaries or accounts receivable and extensions of credit and advances of expenses to employees, in each case, in the ordinary course of business consistent with past practice;

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  enter into any contract that contains any provision restricting Ultratech or any if its affiliates from competing or engaging in any material respect in any activity or line of business or with any person or entity or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of competing or engaging or which would be reasonably expected to have such effect after the closing, or amend certain existing contracts;

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  hiring any new employee, other than the hiring of any non-officer employees in the ordinary course of business with total compensation not exceeding $125,000 individually;

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  grant to any current or former director, officer, employee or consultant of Ultratech or any of its subsidiaries any increase in compensation, bonus or benefits;

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  make any person a participant in or party to any severance plan or arrangement or grant any increase in any severance, retention or change in control benefits;

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  establish, adopt, enter into or amend any employee plan or collective bargaining agreement, except in certain permitted instances;

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  make any change in any financial accounting principles, methods or practices, except in certain permitted instances;

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  institute, paying, discharge, compromise, settle or satisfy any actions, suits, investigations or proceedings before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) any governmental authority in excess of $250,000 in any individual case, except as permitted by the merger agreement or (ii) waive, relinquish, release, grant, transfer or assign any right in connection with any actions, suits, investigations or proceedings described in the preceding clause (i) with a value of more than $500,000 in any individual case;

  •
  make or change any material tax election, file any amended tax returns affecting any material tax liability or attribute, settling or compromising any tax audit or other proceedings for amounts exceeding the accrued reserves on Ultratech's financial statements or compromising or surrendering any tax refund or credit, except in each case, as required by law;

  •
  modify, amend, terminate or waive any material right under any material contract or entering into any contract that would be a material contract, in each case, other than in the ordinary course consistent with past practice; or

  •
  agree, authorize or commit to take any of the foregoing actions.

Veeco

        Veeco has also agreed that it will not, and will cause its subsidiaries not to, from the date of the merger agreement until the effective time (or earlier termination of the merger agreement), take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Veeco and Merger Subsidiary to consummate the merger or the other transactions contemplated by the merger agreement.

        Additionally, Veeco has agreed, subject to certain exceptions set forth in the merger agreement, without the consent of Ultratech (which may not be unreasonably withheld, conditioned or delayed), on behalf of itself and its subsidiaries that, until the effective time (or earlier termination of the merger agreement), it will conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its present business organization, keep available the services of its directors, officers and key employees, and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it.

        In particular, Veeco has agreed on behalf of itself and its subsidiaries to certain restrictions between the date of the merger agreement and the effective time (or the earlier termination of the merger agreement) on its and their ability to take the following actions without the written consent of Ultratech, among other things and with certain exceptions:

  •
  amend in any material respect the certificate of incorporation or bylaws, or comparable organizational documents of Veeco or any subsidiary;

  •
  split, combine or reclassify any of its or its subsidiaries' capital stock;

  •
  declare, set aside or pay any dividends on or making any other distributions with respect of, or entering into any agreement with respect to the voting of, its or its subsidiaries' capital stock, except for certain permitted dividends;

  •
  issue, deliver, grant or sell, or authorize the issuance, deliverance, grant or sale of, any securities of Veeco, except for certain specified exceptions;

  •
  adopt a plan or agreement of, or resolutions providing for the authorization of complete or partial liquidation, dissolution, restructuring, recapitalization or other restructuring of Ultratech or any of its subsidiaries, except for certain specified exceptions;

  •
  make any change in any financial accounting principles, methods or practices, except in certain permitted instances;

  •
  merge or consolidate with any other entity or acquire a material amount of the stock of assets of any other entity or effect any business combination, recapitalization, stock issuance, reorganization or other similar transaction (other than the merger) if such action would reasonably be expected to (i) materially delay, interfere with or prevent the closing or (ii) materially change or materially alter the nature of the business of Veeco conducted as of the date of the merger agreement;

  •
  engage in any action or activity that would require Veeco to obtain the approval of its stockholders in connection with the consummation of the transactions contemplated by the merger agreement prior to the closing; or

  •
  agree, authorize or commit to take any of the foregoing actions.

Preparation of the Form S-4 and the Proxy Statement/Prospectus

        As promptly as practicable after the execution of the merger agreement, Veeco and Ultratech have agreed to cooperate in preparing and causing to be filed with the SEC this proxy statement/prospectus (as part of the Form S-4) that includes (1) a prospectus for the issuance of the new shares of Veeco common stock in connection with the merger and (2) a proxy statement of Ultratech for use in the solicitation of proxies for the special meeting. Veeco and Ultratech have further agreed to use reasonable best efforts to have the Form S-4 declared effective as promptly as practicable after filing with the SEC and to keep the Form S-4 effective for as long as necessary to consummate the merger and the other transactions contemplated by the merger agreement.

Board Obligation to Call a Stockholders Meeting

        Ultratech has agreed under the merger agreement to cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable following clearance of this proxy statement/prospectus by the SEC to approve and adopt the merger agreement, the merger and the other transactions contemplated thereby.

Ultratech's Agreement Not to Solicit Other Offers

        Ultratech has agreed that Ultratech will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, and investment bankers, attorneys, accountants or other advisors retained by Ultratech or its subsidiaries (collectively referred to as "Ultratech representatives") not to, directly or indirectly:

  •
  solicit, initiate or knowingly facilitate or encourage the submission of any acquisition proposal (as defined below);

  •
  enter into or participate in any discussions or negotiations with, or furnish any non-public information or access relating to Ultratech or any of its subsidiaries to, any person with respect to an acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal; or

  •
  enter into any agreement in principle, letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal.

        Subject to certain exceptions, the merger agreement provides that the Ultratech board may not fail to make, and may not withdraw, withhold, qualify or modify or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Veeco, the recommendation of the Ultratech board with respect to the merger agreement or approve, endorse, or recommend or publicly propose to approve, endorse or recommend, an acquisition proposal.

        Ultratech will be liable for any breach of the non-solicitation by any Ultratech representative as if the breach had been committed by Ultratech.

        Ultratech has also agreed to immediately cease any discussions or negotiations with any person with respect to an acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal and promptly after the date of the merger agreement terminate access of any third party or its representatives to any electronic data room maintained by Ultratech or its subsidiaries with respect to the transactions contemplated by the merger agreement and request that any such third party promptly return or destroy all confidential information concerning Ultratech and its subsidiaries to the extent permitted pursuant to the confidentiality agreement entered with such third party. In addition, Ultratech agreed that it and its subsidiaries will not release any third party from, or waive, amend or modify any provision of, or grant any permission under, (x) any standstill provision in any agreement to which Ultratech or any of its subsidiaries is a party or (y) any confidentiality provision in any agreement to which Ultratech or any of its subsidiaries is a party other than, with respect to clause (x), to the extent the Ultratech board concludes in good faith, after consultation with its financial advisors and outside legal counsel, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law or to the extent that any standstill provision in any agreement to which Ultratech or any of its subsidiaries is a party includes a "fallaway" or other similar provision that causes such standstill provision to be released, waived, modified or amended as a result of Ultratech entering into the merger agreement in and of itself.

        Notwithstanding the restrictions described above, and subject to certain limitations discussed below, if at any time prior to obtaining the approval of Ultratech's stockholders, Ultratech or any of its representatives receives an unsolicited written, bona fide acquisition proposal from any third party that did not result from any breach of the non-solicitation covenant and the Ultratech board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal would reasonably be expected to result in a superior proposal (as defined in the merger agreement and described below), then Ultratech or its representatives may, in accordance with the terms of the merger agreement:

  •
  engage in negotiations or discussions with such third party and its representatives related to such written acquisition proposal; and

  •
  furnish to such third party or its representatives non-public information and access relating to Ultratech or any of its subsidiaries pursuant to a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Ultratech than those contained in the confidentiality agreement that Ultratech entered into with Veeco (except that such confidentiality agreement may contain a less restrictive or no standstill restriction); provided, that, prior to or concurrently with the furnishing of such information, Ultratech will make available to Veeco (including by notifying Veeco that such information has been posted to an electronic data room to which Veeco and its representatives have access) any information relating to Ultratech or its subsidiaries that is made available to such third party.

        Ultratech has agreed to promptly, and in no event later than forty-eight hours after receipt of any acquisition proposal, notify Veeco orally and in writing of the receipt of any acquisition proposal and identify the third party making, and the material terms and conditions of, any such acquisition proposal. Ultratech has agreed to keep Veeco reasonably informed promptly, and in no event later than forty-eight hours, after any material developments, discussions or negotiations regarding any acquisition proposal and will provide to Veeco promptly, and in no event later than forty-eight hours, after receipt thereof of copies of all proposed transaction agreements or proposal letters or similar materials (and any attachments, annexes, exhibits, schedules and other similar materials in connection therewith) sent or provided to Ultratech or any of its subsidiaries that describe any material terms or conditions of any acquisition proposal.

        For purposes of the merger agreement, "acquisition proposal" means, other than the transactions contemplated by the merger agreement, any offer or proposal of any third party relating to (i) any acquisition or purchase, direct or indirect, of assets (including securities of any subsidiaries of Ultratech) equal to 20% or more of the consolidated assets of Ultratech and its subsidiaries or to which 20% or more of the consolidated revenues or earnings of Ultratech are attributable or 20% or more of any class of equity or voting securities of Ultratech or any of its subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Ultratech, or (iii) a merger, consolidation, statutory share exchange, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction involving Ultratech, or any of its subsidiaries whose assets, individually or in the aggregate, constitute a 20% or more of the consolidated assets of Ultratech or to which 20% or more of the consolidated revenues or earnings of Ultratech and its subsidiaries are attributable.

        For purposes of the merger agreement, "superior proposal" means a bona fide, written acquisition proposal for at least a majority of the outstanding shares of Ultratech common stock or at least a majority of the consolidated assets of Ultratech and its subsidiaries that Ultratech board has determined in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such acquisition proposal (including the timing and likelihood of consummation of such proposal, taking into account all legal, regulatory and other aspects of the proposal), would reasonably be likely to be consummated in accordance with its terms and that, if consummated, would result in a transaction more favorable to Ultratech's stockholders (solely in their capacity as stockholders) from a financial point of view than the merger (taking into account any written proposal by Ultratech to amend the terms of the merger agreement pursuant to the terms thereof).

Ultratech's Agreement Not to Change the Ultratech Board Recommendation

        Except as provided in the paragraphs below, under the terms of the merger agreement, the Ultratech board has agreed not to (i) fail to make or withdraw, withhold, qualify or modify, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Veeco, the recommendation that the stockholders of Ultratech adopt the merger agreement (the "recommendation") or (ii) or approve, endorse or recommend, or publicly propose to approve, endorse or recommend, an acquisition proposal (the actions described in clauses (i) and (ii) above being referred to as a "change of recommendation").

        Notwithstanding the foregoing, prior to obtaining the approval of the merger agreement by Ultratech's stockholders, if the Ultratech board determines in good faith, after consultation with outside legal counsel and in response to an unsolicited, written, bona fide acquisition proposal that did not result from a breach of the obligations described in the section entitled "—Ultratech's Agreement Not to Solicit Other Offers" beginning on page 110 of this proxy statement/prospectus, that (i) such acquisition proposal constitutes a superior proposal and (ii) the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, then the Ultratech board may:

  •
  make a change of recommendation; and/or

  •
  cause Ultratech to terminate the merger agreement and substantially concurrently with such termination enter into a definitive agreement with respect such superior proposal;

provided that prior to taking any such action:

  •
  Ultratech promptly notifies Veeco in writing, at least three business days before taking such action, of the determination of the Ultratech board that such acquisition proposal constitutes a superior proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such superior proposal is proposed to be consummated and the identity of the third party making such superior proposal; provided that each time any material revision or material amendment to the terms of the acquisition proposal determined to be a superior proposal is made (including any change to the financial or other material terms of the superior proposal), Ultratech must extend the three business day period for an additional two business days after notification of such material revision or material amendment to Veeco;

  •
  during the applicable period described in the previous bullet (the "takeover notice period"), the Ultratech board considers in good faith and discusses with Veeco (if Veeco desires to discuss) any adjustments or modifications to the terms of the merger agreement proposed by Veeco; and

  •
  at the end of the takeover notice period, the Veeco board makes the determination in good faith, after consultation with its outside legal counsel and financial advisor, that the acquisition proposal continues to be a superior proposal if any adjustments or modifications to the terms of the merger agreement proposed in writing by Veeco were to be given effect.

        Notwithstanding the foregoing, prior to obtaining the approval of the merger agreement by the Ultratech stockholders, if (1) Ultratech and the Ultratech representatives are in material compliance with the obligations described in the section entitled "—Ultratech's Agreement Not to Solicit Other Offers" beginning on page 110 of this proxy statement/prospectus and (2) if the Veeco board determines in good faith, after consultation with outside legal counsel and taking into account the discussions with Veeco outlined below, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, the Veeco board may make a change of recommendation in response to any fact, event, change, development or set of circumstances that materially affects the business, financial condition or results of operations of Ultratech and its subsidiaries, taken as a whole that (A) does not involve or relate to an acquisition proposal or to Veeco or any of its affiliates or its or their respective representatives and (B) (i) is not known and was not reasonably discoverable or foreseeable to the Veeco board as of the date of the merger agreement or (ii) the consequences of which were not reasonably discoverable or foreseeable to the Veeco board as of the date of the merger agreement, if, in either case:

  •
  Ultratech provides Veeco three business days' prior written notice of its intention to take such action, which notice includes reasonable detail with respect to any such facts, events, changes, developments or set of circumstances underlying such action;

  •
  during such three business day period described in the above bullet, Ultratech considers in good faith and discusses with Veeco and its representatives (if Veeco desires to discuss) any adjustments or modifications to the terms of the merger agreement; and

  •
  at the end of the three business day period described in the first bullet, the Veeco board determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of the merger agreement proposed in writing by Veeco during the period described in the first bullet) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

        Any determination by the Ultratech board following the date of the merger agreement that the merger consideration payable in the merger is not sufficient will not in and of itself constitute grounds to make a change of recommendation pursuant to the preceding paragraph. In addition, a change in the trading price of Veeco common stock or Ultratech common stock will not constitute grounds to make a change of recommendation pursuant to the preceding paragraph (though the underlying facts giving rise or contributing to the change in the trading price of Ultratech common stock may be taken into account).

Reasonable Best Efforts to Consummate the Merger; Regulatory Filings

        Subject to certain exceptions described below, Veeco and Ultratech have agreed to, and agreed to cause their respective affiliates to, cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including (i) obtaining all necessary consents, approvals or waivers from third parties, (ii) preparing and filing as promptly as practicable after the date of the merger agreement with any governmental authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents (in each case, to the extent applicable), (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any governmental authority that are necessary to consummate the transactions contemplated by the merger agreement, (iv) defending or contesting any action, suit or proceeding challenging the merger agreement or the transactions contemplated thereby, and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

        Each of Veeco and Ultratech has further agreed to, and to cause their respective affiliates to, cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under any applicable law to consummate the merger and the other transactions contemplated by the merger as promptly as practicable, including:

  •
  selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Ultratech or Veeco or their respective subsidiaries;

  •
  terminating existing relationships, contractual rights or obligations of Ultratech or Veeco or their respective subsidiaries;

  •
  terminating any venture or other arrangement;

  •
  creating any relationship, contractual rights or obligations of Ultratech or Veeco or their respective subsidiaries;

  •
  effectuating any other change or restructuring of Ultratech or Veeco or their respective subsidiaries;

and in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the Federal Trade Commission, the Department of Justice or any attorney general of any state of the United States. Notwithstanding the foregoing, (1) neither Ultratech nor any of its subsidiaries may propose, consent to or take any of the above actions without Veeco's consent, (2) in no event will Veeco be required to license any of the intellectual property of Veeco, Ultratech or any of their respective subsidiaries and (3) neither Veeco, Ultratech nor any of their respective affiliates is required to consent to or commit any of the above actions unless:

  •
  the parties are informed by the Federal Trade Commission, the Department of Justice or any attorney general of any state of the United States that such actions are demanded and required as a condition to providing approval or resolving proceedings under any antitrust law; and

  •
  such actions, considered individually or in the aggregate with all other actions so demanded and required by a governmental authority, would not be deemed to have an adverse impact that is material to:

  •
  the reasonably anticipated benefits to Veeco of the transactions contemplated by the merger agreement;

  •
  the business of Veeco and its subsidiaries, taken as a whole; or

  •
  the business of Ultratech and its subsidiaries.

        In addition, Veeco and Ultratech agree to not take, and to not permit their respective affiliates to take, any action (including the acquisition by it or its affiliates of any interest in any person that derives revenues from products, services or lines of business similar to Ultratech's products, services or lines of business) if such action would make it materially more likely that there would arise any impediments under any antitrust law that may be asserted by any governmental authority to the consummation of the transactions contemplated by the merger agreement as promptly as practicable.

        In furtherance and not in limitation of the covenants described above, Ultratech and Veeco have agreed to:

  •
  as promptly as practicable, and in any event within five business days of the date of the merger agreement, make their respective filings and thereafter make any other required submissions under the HSR Act and as promptly as practicable, and in any event within fifteen business days of the date of the merger agreement, make their respective filings required pursuant to foreign antitrust laws in any specified foreign jurisdictions (collectively with the HSR Act, the "antitrust laws");

  •
  comply at the earliest practicable date with any request under any of the antitrust laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or affiliates from any governmental authority in respect of such filings or such transactions;

  •
  cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any governmental authority under any of the antitrust laws with respect to any such filing or any such transaction;

  •
  use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by the merger agreement.

Employee Matters

        The merger agreement provides that Veeco will provide, or will cause the surviving corporation to provide, to each employee of Ultratech and its subsidiaries who continues to be employed by Veeco or one of its subsidiaries (including, following the closing of the merger, the surviving corporation) ("Ultratech Employees"): (i) for a period of twelve (12) months following the closing of the merger (or, if earlier, the termination of the applicable Ultratech Employee's employment with Veeco, the surviving corporation and their affiliates), base salaries or base wage levels at least equal to what the Ultratech Employees were receiving from Ultratech or its subsidiaries immediately before the closing of the merger, and (ii) for a period from and after the effective time of the merger until December 31, 2017 (or, if earlier, the termination of the applicable Ultratech Employee's employment with Veeco, the surviving corporation and their affiliates), health and welfare benefits that, taken as a whole, are substantially comparable in the aggregate to the health and welfare benefits provided by Ultratech or its subsidiaries to the Ultratech Employees immediately prior to the effective time of the merger (or, if more favorable to the Ultratech Employees, substantially comparable in the aggregate to the health and welfare benefits provided to similarly situated employees of Veeco and its affiliates).

        Each Ultratech Employee will be given credit for his or her years of service with Ultratech before the effective time of the merger for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or for purposes of benefit accrual under any defined benefit pension plan (whether or not tax-qualified), supplemental retirement plan or similar plan or arrangement. In addition, from and after the effective time of the merger, Veeco will, or will cause the surviving corporation, to assume, honor and continue until December 31, 2017, or, if sooner, until all obligations thereunder have been satisfied, all of Ultratech's employment, severance, bonus, incentive compensation, commission, change in control, retention and termination plans and agreements, in each case, as in effect at the effective time of the merger, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by the merger agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable law or with the consent of the applicable Ultratech Employee.

        Veeco will use commercially reasonable efforts to waive, or will cause to be waived, all limitations as to preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements under any Ultratech employee benefit plan in which the continuing employees may be eligible to participate after the effective time and provide each continuing employee with credit for any co-payments and deductibles paid during the plan year in which the effective time occurs in satisfying any applicable deductible or out-of-pocket requirements under any Ultratech welfare benefit plan in which the continuing employees may be eligible to participate after the effective time.

        Veeco has also agreed to terminate the Ultratech Retirement Savings Plan (the "Ultratech 401(k) Plan"), effective as of no later than the day immediately preceding the closing of the merger. However, Veeco may, in its sole and absolute discretion, make an election to sponsor and maintain the Ultratech 401(k) Plan by providing Ultratech with written notice three business days before the effective time of the merger.

Directors' and Officers' Indemnification and Insurance

        Veeco has agreed, and has agreed to cause the surviving corporation to agree, that all rights to exculpation and indemnification from liabilities for acts or omissions occurring at or prior to the effective time and rights to advancement of expenses relating thereto now existing in favor of any person who is or has been at any time prior to the date of the effective time, a present or former director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of Ultratech, any of its subsidiaries or any of their respective predecessors (each, an "indemnified person") as provided in their respective articles of incorporation or bylaws or other organizational documents or in any other written agreement between Ultratech and an indemnified person containing any express indemnification provisions, between such indemnified persons and Ultratech or any of its subsidiaries that will survive the merger. Additionally, for a period of six years from the effective time, Veeco has agreed not to, and has agreed to cause the surviving corporation not to amend, repeal or otherwise modify such rights as provided in Ultratech's or any if its subsidiaries' articles of incorporation, bylaws, similar organizational documents or written agreement containing any express indemnification provisions between such indemnified persons and Ultratech or any of its subsidiaries in effect immediately prior to the effective time in any manner that would adversely affect any right thereunder of any such indemnified person.

        For six years after the effective time, Veeco has agreed to, and has agreed to cause the surviving corporation to, indemnify and hold harmless all indemnified persons to the fullest extent permitted by the DGCL and any other applicable law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a "claim"), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the indemnified person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of Ultratech, any of its subsidiaries or any of their respective predecessors or (ii) the merger agreement or any of the transactions contemplated thereby, whether in any case asserted or arising before, on or after the effective time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each indemnified person to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual claim. Neither Veeco nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any threatened or actual claim for which indemnification could be sought by an indemnified person hereunder, unless such settlement, compromise or consent includes an unconditional release of such indemnified person from all liability arising out of such claim or such indemnified person otherwise consents in writing to such settlement, compromise or consent. Veeco and the surviving corporation agree to cooperate with an indemnified person in the defense of any matter for which such indemnified person could seek indemnification hereunder.

        Prior to the effective time, Ultratech has agreed to, or if Ultratech is unable to, Veeco will cause the surviving corporation as of the effective time to, obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of Ultratech's existing directors' and officers' insurance policies and Ultratech's existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time (including claims with respect to the adoption of the merger agreement and the consummation of the transactions contemplated thereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Ultratech's existing policies; provided that Ultratech will give Veeco a reasonable opportunity to participate in the selection of such "tail" insurance policy and must in good faith consider any comments by Veeco with respect thereto; and provided that the premium per annum payable for such "tail" insurance policy does not exceed 300% of the amount per annum Ultratech paid in its last full fiscal year and if the cost for such "tail" insurance policy exceeds such amount, then Ultratech will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Litigation Related to the Transaction

        Prior to the effective time or the termination of the merger agreement, Ultratech has agreed (subject to certain exceptions) not to settle any stockholder litigation against Ultratech and/or its directors and/or officers relating to the transactions contemplated by the merger agreement, including the merger, without Veeco's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

 Stock Exchange Listing and Delisting

        The merger agreement provides that Ultratech will cooperate with Veeco and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under any applicable law and the rules and policies of Nasdaq to enable the delisting by the surviving corporation of Ultratech's common stock from Nasdaq and the termination of the registration of Ultratech's common stock under the Exchange Act as promptly as possible after the effective time. Additionally, the merger agreement provides that prior to the effective time, Veeco will file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to the shares of Veeco common stock to be issued in the merger, and will cause the shares of Veeco common stock to be issued in the merger to be reserved for issuance in connection with the merger to be approved for listing on the Nasdaq, subject to official notice of issuance.

Financing

        Veeco and Merger Subsidiary have represented and warranted that (assuming the accuracy of Ultratech's representations related to available cash of Ultratech in the United States at closing) they have available, and will have available at or promptly after the effective time, cash or other sources of immediately available funds in an amount, together with the available cash of Ultratech in the United States at closing, sufficient to enable Veeco to satisfy all of Veeco's and Merger Subsidiary's obligations under the merger agreement. The closing is not subject to a financing condition.

Other Covenants

        The merger agreement also contains other covenants relating to access to information, publicity, and notices of certain events.

Conditions to Closing

        The obligations of Ultratech, Veeco and Merger Subsidiary to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law and other than the first condition below with respect to stockholder approval and adoption of the merger agreement which may not be waived by any party) at or prior to the effective time of each of the following conditions:

  •
  adoption of the merger agreement the affirmative vote of the holders of at least a majority of the outstanding shares of Ultratech common stock entitled to vote at the special meeting;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other judgment that has been issued by any court of competent jurisdiction is pending or in effect that enjoins or otherwise prohibits the consummation of the merger;

  •
  the receipt of all required approvals and the expiration or termination of any applicable waiting period (or extensions thereof) applicable to the merger under the HSR Act;

  •
  the Form S-4 having become effective under the Securities Act and the Form S-4 not being the subject of any stop order suspending the effectiveness of the Form S-4 issued by the SEC or proceedings initiated by the SEC in connection with any stop order; and

  •
  the shares of Veeco common stock issuable in connection with the merger having been authorized for listing on Nasdaq, subject to official notice of issuance.

        The obligations of Veeco and Merger Subsidiary to effect the merger are subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the effective time of the following further conditions:

  •
  the performance by Ultratech in all material respects of its obligations under the merger agreement required to be performed at or prior to the effective time;

  •
  (i) the representations and warranties of Ultratech (other than certain representations with respect to corporate existence and power, corporate authorization, capitalization, finders' fees, available cash, and antitakeover statutes) contained in the merger agreement are true and correct in all respects (without giving effect to any limitation indicated by the words or phrases "Company Material Adverse Effect," "in all material respects," "material," or "materially" in such representations or warranties) as of the date of the merger agreement and as of the date on which the closing takes place as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a "Company Material Adverse Effect", (ii) certain representations and warranties of Ultratech contained in the merger agreement with respect to capitalization are true and correct (other than de minimis inaccuracies) as of the date of the merger agreement and as of the date on which the closing takes place as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date), (iii) the representations and warranties of Ultratech contained in the merger agreement with respect to corporate existence and power, corporate authorization, finders' fees and antitakeover statutes are true and correct in all material respects as of the date of the merger agreement and as of the date on which the closing takes place as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date) and (iv) the representations and warranties of Ultratech contained in the merger agreement with respect to Ultratech and its subsidiaries having $180 million in cash on hand in the United States that is not subject to certain restrictions are true and correct in all respects as of the date of the merger agreement and as of the date on which the closing takes place as if made at and as of such time;

  •
  since February 2, 2017, a "Company Material Adverse Effect" (as defined in the Merger Agreement and described under "—Material Adverse Effect") shall not have occurred; and

  •
  the delivery by Ultratech to Veeco of a certificate, dated as of the date on which the closing takes place and signed by the chief executive officer or another senior officer of Ultratech, certifying that the conditions set forth in the above bullets have been satisfied.

        The obligation of Ultratech to effect the merger is further subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the effective time of the following further conditions:

  •
  the performance by each of Veeco and Merger Subsidiary in all material respects of its obligations under the merger agreement required to be performed at or prior to the effective time;

  •
  the representations and warranties of Veeco and Merger Subsidiary (other than certain representations with respect to corporate existence and power, corporate authorization, capitalization, financing, certain arrangements and finders' fees) contained in the merger agreement are true and correct in all respects (without giving effect to any limitation indicated by the words or phrases "Parent Material Adverse Effect," "in all material respects," "material," or "materially" in such representations or warranties) as of the date of the merger agreement and as of the date on which the closing takes place as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a "Parent Material Adverse Effect", (ii) certain representations and warranties of Veeco and Merger Subsidiary contained in the merger agreement with respect to capitalization are true and correct (other than de minimis inaccuracies) as of the date of the merger agreement and as of the date on which the closing takes place as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date) and (iii) the representations and warranties of Veeco and Merger Subsidiary contained in the merger agreement with respect to corporate existence and power, corporate authorization, financing, certain arrangements and finders' fees are true and correct in all material respects as of the date of merger agreement and as of the date on which the closing takes place as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date);

  •
  since February 2, 2017, a "Parent Material Adverse Effect" (as defined in the Merger Agreement and described under "—Material Adverse Effect") shall not have occurred; and

  •
  the delivery by Veeco to Ultratech of a certificate, dated as of the date on which the closing takes place and signed by the chief executive officer or another senior officer of Veeco, certifying that the conditions set forth in the above bullets have been satisfied.

        The merger agreement provides that neither party may rely on the failure of any condition to closing to be satisfied if such failure was caused by that party's failure to comply with its obligations under the merger agreement.

Termination of the Merger Agreement

Mutual Termination Right

        The merger agreement may be terminated and abandoned at any time prior to the effective time by the mutual written agreement of the Ultratech and Veeco.

Termination Rights Exercisable by Either Ultratech or Veeco

        The merger agreement may also be terminated by either Ultratech or Veeco upon written notice to the other party if:

  •
  the merger has not been consummated on or before the date that is 270 days after the date of the merger agreement (such date, as it may be extended pursuant to the merger agreement, the "end date"); provided that this termination right will not be available to any party whose breach of any provision of the merger agreement has been the primary cause of, or primarily resulted in, the failure of the merger to be consummated on by the end date;

  •
  any restraint issued by any court of competent jurisdiction shall be in effect that permanently enjoins or otherwise permanently prohibits the consummation of the merger, and such restraint has become final and non-appealable; provided that the right to terminate the merger agreement pursuant to this termination right will not be available to any party unless such party is in material compliance with its obligations described in the section entitled "The Merger Agreement—Reasonable Best Efforts to Consummate the Merger; Regulatory Filings" beginning on page 114 of this proxy statement/prospectus; or

  •
  if the special meeting (including any adjournment or postponement thereof) has concluded and the approval of the merger agreement by Ultratech's stockholders has not been obtained; provided that this termination right will not be available to Ultratech if the failure to obtain the approval of Ultratech's stockholders was due to Ultratech's failure to perform any of its obligations under the merger agreement or a breach of the Support Agreement described in the section entitles "The Support Agreement" beginning on page 124 of this proxy statement/prospectus by any party thereto other than Veeco.

Termination Rights of Veeco

        Veeco may also terminate the merger agreement upon written notice to Ultratech if:

  •
  prior to obtaining the Ultratech stockholder approval, the Ultratech board has failed to make its recommendation in favor of the merger in the preliminary version of this proxy statement/prospectus, failed to include its recommendation of the merger in this proxy statement/prospectus at all times after the filing of the preliminary proxy statement/prospectus, failed to publicly reaffirm its recommendation in favor of the merger in accordance with the merger agreement or effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement; or

  •
  Ultratech has breached or failed to perform any of its representations, warranties, covenants or other agreements under the merger agreement, which breach or failure would result in a failure of certain of the conditions to the consummation of the merger and such breach cannot be cured, or if capable of cure, has not been cured, by the date that is two business days before the end date; provided that this termination right will not be available to Veeco if Veeco's breach of provision of the merger agreement would cause certain of the conditions to the merger set forth in the merger agreement not to be satisfied.

Termination Rights of Ultratech

        Ultratech may also terminate the merger agreement upon written notice to Veeco if:

  •
  prior to receipt of the Ultratech stockholder approval if, concurrently with such termination, Ultratech (i) enters into an alternative acquisition agreement that constitutes a superior proposal in accordance with the terms of the merger agreement and (ii) pays to Veeco a termination fee of $26.5 million; or

  •
  Ultratech has breached or failed to perform any of its representations, warranties, covenants or other agreements under the merger agreement, which breach or failure would result in a failure of certain of the conditions to the consummation of the merger and such breach cannot be cured, or if capable of cure, has not been cured, by the date that is two business days before the end date; provided that this termination right will not be available to Ultratech if Ultratech's breach of provision of the merger agreement would cause certain of the conditions to the merger set forth in the merger agreement not to be satisfied.

Effect of Termination

        In the event of a termination as described above under the section entitled "—Termination of the Merger Agreement" beginning on page 120 of this proxy statement/prospectus, the Merger Agreement will become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to the merger agreement except for certain sections of the merger agreement, including provisions regarding termination, notices, termination fees and expenses, governing law, consent to jurisdiction, waiver of jury trials and specific performance. In addition, the confidentiality agreement entered into between Veeco and Ultratech will survive any termination of the merger agreement. Termination of the merger agreement will not relieve or release Ultratech or Veeco from any liabilities or damages arising out of such party's fraud or willful breach of any provision of the merger agreement.

 Termination Fee Payable by Ultratech

        Ultratech will be required to pay Veeco a termination fee of $26.5 million in cash in the following circumstances:

  •
  in the event the merger agreement is terminated by Veeco prior to obtaining the Ultratech stockholder approval because the Ultratech board has failed to make its recommendation in favor of the merger in the preliminary version of this proxy statement/prospectus, failed to include its recommendation of the merger in this proxy statement/prospectus at all times after the filing of the preliminary proxy statement/prospectus, failed to publicly reaffirm its recommendation in favor of the merger in accordance with the merger agreement or effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement;

  •
  in the event the merger agreement is terminated by Ultratech prior to receipt of the Ultratech stockholder approval in order for Ultratech to enter into an alternative acquisition agreement that constitutes a superior proposal; or

  •
  if after the date of the merger agreement, (1) any "qualifying transaction" (which is an acquisition proposal, measured at a 50% threshold rather than a 20% threshold) is publicly made or announced and not withdrawn on or prior to the date that is five business days before the date of the special meeting and (2) thereafter (a) Ultratech or Veeco terminates the merger agreement because the Ultratech stockholder approval has not been obtained, (b) Veeco terminates the merger agreement because the merger has not been consummated on or before the end date or (c) Veeco terminates the merger agreement because Ultratech has breached or failed to perform any of its representations, warranties, covenants or other agreements under the merger agreement, which breach or failure would result in a failure of certain of the conditions to the consummation of the merger and such breach cannot be cured, or if capable of cure, has not been cured, by the date that is two business days before the end date, and (3) within twelve months of the termination of the merger agreement, Ultratech consummates a transaction regarding, or executes a definitive agreement with respect to, an qualifying transaction (whether or not it is the same qualifying transaction originally made or publicly announced prior to the special meeting).

        In no event will Ultratech be obligated to pay such $26.5 million termination fee on more than one occasion.

Fees and Expenses

        Other than as described above in connection with the termination fee that may be payable by Ultratech, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs or expenses.

Amendments; Waivers

        At any time prior to the effective time, the parties may amend or waive any provision of the merger agreement if such amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, except that after the Ultratech stockholder approval has been obtained, the merger agreement does not permit any amendment or waiver that by applicable law requires further approval by the stockholders of Ultratech without such approval having been obtained.

 Governing Law and Venue; Waiver of Jury Trial

        The parties agreed that the merger agreement will be governed by Delaware law, without regard to the conflicts of law rules of the State of Delaware. Each party agreed to irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court in Wilmington, Delaware for purposes of any suit, action or other proceeding arising out of the merger agreement, the other agreements contemplated by the merger agreement or the transactions contemplated thereby. Each party agreed to commence any action, suit or proceeding relating to the merger agreement either in the United States District Court in Wilmington, Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Court of Chancery of the State of Delaware, New Castle County. Each party further irrevocably waived any right such party may have to a trial by jury with respect to any action, suit or proceeding arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

Specific Performance; Exclusive Remedy

        The merger agreement provides that the parties have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of the merger agreement (including failing to take such actions as are required of them hereunder to consummate the merger and the other transactions contemplated by the merger agreement) in accordance with its specified terms or otherwise breach such provisions. The merger agreement further provides that Ultratech and Veeco are entitled to seek to compel the other party to specifically perform its obligations under the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

        The merger agreement also provides that upon the any termination of the merger agreement under circumstances in which the termination fee is payable and such termination fee is paid in full, Veeco will be precluded from any other remedy against Ultratech, and neither Veeco nor Merger Subsidiary may seek to obtain any other recovery or damages of any kind in connection with the merger agreement or the merger.

THE SUPPORT AGREEMENT

        The following is a summary of the material terms and conditions of the Support Agreement. This summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you.

        In connection with the merger, the supporting stockholders entered into the Support Agreement on February 2, 2017 with Veeco, pursuant to which at all times during the period commencing on the date of the Support Agreement and continuing until the first to occur of (i) the effective time, (ii) the date and time of termination of the merger agreement, and (iii) the date and time, if any, at which the Ultratech board makes a change in recommendation (such time, the "support period"), each supporting stockholder agreed to, among other things, at every meeting of the stockholders of Ultratech (and at every adjournment or postponement thereof) called to seek, and in every other circumstance in which a vote, action, written consent resolution or other approval of the Ultratech stockholders is proposed seeking, the Ultratech stockholder approval, approval of the merger, adoption of the merger agreement, or approval or any other transaction document related to the merger or any other transaction pursuant to or contemplated by the merger agreement, and any matter that would reasonable be expected to facilitate the consummation of the merger, (A) if a meeting is held, appear at such meeting or otherwise cause such supporting stockholder's shares of Ultratech common stock, including any shares acquired by such supporting stockholder after the date of the Support Agreement (collectively, the "subject shares") to be counted as present at such meeting for purposes of establishing a quorum and (B) vote (or cause to be voted) the subject shares (1) in favor of granting the Ultratech stockholder approval, approving the merger, adopting the merger agreement, and approving any other transaction document, any other transaction pursuant to or contemplated by the merger agreement, and any other matter that could reasonably be expected to facilitate the consummation of the merger and (2) against any acquisition proposal (other than the merger agreement and the merger) and any other matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the consummation of the merger or any of the transactions contemplated by the merger agreement.

        The supporting stockholders also agreed, from the date of the Support Agreement until the earlier of the expiration of the support period and obtaining the Ultratech stockholder approval, subject to certain exceptions, not to (i) sell, transfer, exchange, pledge or otherwise dispose of any of the subject shares other than pursuant to the merger, (ii) enter into any voting arrangement, whether by proxy, power of attorney, voting agreement, voting trust or otherwise, with respect to the subject shares, (iii) enter into any swap or similar arrangement that transfers the economic consequences of ownership of the subject shares or (iv) make any offer or enter into any agreement providing for any of the foregoing actions. Further, during the support period, each supporting stockholder has agreed to grant to Veeco (and any designee of Veeco) an irrevocable proxy under the DGCL under certain circumstances to vote and to exercise all voting and consent rights of such supporting stockholder with respect to, the subject shares owned beneficially or of record by such supporting stockholder.

        As of the close of business on                        , 2017, the supporting stockholders owned in the aggregate            shares of Ultratech common stock (not including any shares of Ultratech common stock subject to Ultratech stock options or Ultratech RSUs), all of which are subject to the Support Agreement, representing approximately            % of the shares of Ultratech common stock outstanding as of such date.

        The Support Agreement will terminate on the earlier of (i) the effective time and (ii) the termination of the merger agreement.

        Each supporting stockholder has entered into the Support Agreement solely in such supporting stockholder's capacity as stockholder of Ultratech and not in any other capacity.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (each as defined below) of Ultratech common stock who exchange shares of Ultratech common stock for the transaction consideration pursuant to the merger. This discussion is for general information only and is not tax advice. It does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Ultratech common stock in light of their particular facts and circumstances. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein.

        This discussion is limited to such holders who hold their Ultratech common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment), only and does not purport to address or consider all of the U.S. federal income tax consequences that may be relevant or applicable to holders of Ultratech common stock in light of their particular facts and circumstances. For instance, this discussion does not apply to holders of Ultratech common stock that are subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a "functional currency" other than the U.S. dollar, holders who hold shares of Ultratech common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, "controlled foreign corporations," "passive foreign investment companies," holders who exercise dissenters' rights, except to the extent described below, holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of such holder's Ultratech common stock pursuant to the merger) 5% or more of the Ultratech common stock, and holders who acquired their shares of Ultratech common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan). This discussion also does not address the tax consequences of the merger for holders of stock options and other equity-based awards with respect to Ultratech common stock. This discussion does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws or under the unearned income Medicare contribution tax that may be relevant or applicable to a particular holder in connection with the merger.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Ultratech common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of Ultratech common stock should consult their tax advisors regarding the tax consequences of the merger to them.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of shares of Ultratech common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (a) if a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of shares of Ultratech common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

        THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO A BENEFICIAL OWNER OF SHARES OF ULTRATECH COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES OF ULTRATECH COMMON STOCK TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

        A U.S. Holder's receipt of shares of Veeco common stock and cash for shares of Ultratech common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives shares of Veeco common stock and cash in exchange for shares of Ultratech common stock in the merger will recognize gain or loss equal to the difference, if any, between (a) the sum of (i) the fair market value of the shares of Veeco common stock (determined at the time the merger is effective) and (ii) the amount of cash received, and (b) the holder's adjusted tax basis in the Ultratech shares exchanged for the right to receive the shares of Veeco common stock and cash in the merger. A U.S. Holder's adjusted tax basis will generally equal the price the U.S. Holder paid for such shares. Gain or loss will be determined separately for each block of shares of Ultratech common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder's holding period for the shares is more than one year at the effective time of the merger. Long-term capital gain recognized by a non-corporate holder generally is subject to tax at a reduced rate. There are limitations on the deductibility of capital losses.

        A U.S. Holder's holding period in the shares of Veeco common stock received begins the day after the date on which the Merger becomes effective. The U.S. Holder's basis in the Veeco common stock received will be equal to its fair market value at the time the merger is effective.

        THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR BENEFICIAL OWNERS OF SHARES OF ULTRATECH COMMON STOCK. BENEFICIAL OWNERS OF SHARES OF ULTRATECH COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF VEECO COMMON STOCK AND CASH FOR THEIR SHARES ULTRATECH COMMON STOCK PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

 U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders

        In general, the merger to Non-U.S. Holders that receive a combination of shares of Veeco common stock and cash in exchange for shares of Ultratech common stock pursuant to the merger will not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the merger unless:

  •
  such gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States);

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met; or

  •
  Ultratech was a "United States real property holding corporation" ("USRPHC") within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes within the five years preceding the merger and the Non-U.S. Holder owned, actually or constructively, more than 5% of the Ultratech common stock at any time during the five year period preceding the merger. In general, the company would be a USRPHC if interests in U.S. real estate comprised most of its assets. Although there can be no assurances in this regard, Ultratech does not believe it is, or has been during the five years preceding the merger, a USRPHC for U.S. federal income tax purposes.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its "effectively connected earnings and profits" for the taxable year, subject to certain adjustments.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the Non-U.S. Holder.

        Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of the merger.

Information Reporting and Backup Withholding

        Payments to a U.S. Holder of Ultratech common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations and Non-U.S. Holders) are exempt from backup withholding. Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a holder's U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

        THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER. ALL HOLDERS OF ULTRATECH COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING TAX REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

 ACCOUNTING TREATMENT

        Veeco prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. Veeco will be treated as the acquiror for accounting purposes. Veeco will record assets acquired, including identifiable intangible assets, and liabilities assumed from Ultratech at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 1—"Basis of Pro Forma Presentation" under "Unaudited Pro Forma Condensed Combined Financial Information—Notes to Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 25) over the net fair value of such assets and liabilities will be recorded as goodwill.

        The financial condition and results of operations of Veeco after completion of the merger will reflect Ultratech after completion of the merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Ultratech. The earnings of Veeco following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets, including certain trademarks, and goodwill will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Veeco determines that tangible or intangible assets (including goodwill) are impaired, Veeco would record an impairment charge at that time.

ULTRATECH SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to beneficial ownership of Ultratech common stock as of March 1, 2017 (unless otherwise stated in the footnotes) by (i) all persons known to the Company who are or who may be deemed beneficial owners of five percent (5%) or more of the Company's common stock based solely on a review of Form 4, Schedule 13G and Schedule 13D filings with the Securities and Exchange Commission since January 1, 2017, (ii) each director of the Company, (iii) the named executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Ultratech, Inc., 3050 Zanker Road, San Jose, CA, 95134. Unless otherwise indicated, each of the security holders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Except as otherwise indicated in the footnotes to the table or for shares of common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as securities for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned(1)
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	3,093,715	11.37%
Double Black Diamond Offshore Ltd.(3)	1,339,830
Black Diamond Relative Value Offshore Ltd(3)	1,000,625
Black Diamond Relative Value Cayman, L.P.(3)	182,634
Black Diamond Offshore Ltd.(3)	52,008
Black Diamond SRI Offshore Ltd.(3)	44,200
Carlson Capital, L.P.(3) Asgard Investment Corp. II Asgard Investment Corp. Mr. Clint D. Carlson 2100 McKinney Avenue, Suite 1800 Dallas, TX 75201	2,643,986	9.72%
The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	2,119,137	7.79%
Frontier Capital Management Co., LLC(5) 99 Summer Street Boston, MA 02110	1,944,755	7.15%
Dimensional Fund Advisors LP(6) Building One 6300 Bee Cave Road Austin, TX 78746	1,741,202	6.40%
Adage Capital Partners, L.P.(7) Adage Capital Partners GP, L.L.C. Adage Capital Advisors, L.L.C. Mr. Robert Atchison Mr. Philip Gross 200 Clarendon Street, 52nd Floor, Boston, MA 02116	1,664,721	6.12%
Arthur W. Zafiropoulo(8)	836,709	3.01%

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Bruce R. Wright(9)	460,243	1.69%
Tammy Landon(10)	64,469	*
Dave Ghosh(11)	81,922	*
Michael Child	32,180	*
Dennis R. Raney	45,500	*
Henri Richard	43,000	*
Ronald Black	0	*
Beatriz V. Infante	0	*
Paramesh Gopi	0	*
All current directors and executive officers as a group (10 persons)	1,564,023	5.75%

*
Less than one percent (1%) of the outstanding common stock.

(1)
Percentage of ownership is based on 27,205,949 of common stock issued and outstanding on March 1, 2017. This percentage also takes into account the common stock to which such individual or entity has the right to acquire beneficial ownership within sixty (60) days after March 1, 2017, including, but not limited to, through the exercise of options or pursuant to outstanding RSUs; however, such common stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended.

(2)
Information regarding BlackRock, Inc. is based on its Schedule 13G/A filed with the Securities and Exchange Commission on January 17, 2017.

(3)
Information regarding Double Black Diamond Offshore Ltd., Black Diamond Relative Value Offshore Ltd, Black Diamond Relative Value Cayman, L.P., Black Diamond Offshore Ltd., Black Diamond SRI Offshore Ltd., Carlson Capital L.P., Asgard Investment Corp. II and Asgard Investment Corp. are based on their Schedule 13D/A filed with the Securities and Exchange Commission on July 27, 2016.

(4)
Information regarding The Vanguard Group, Inc. is based on its Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2017.

(5)
Information regarding Frontier Capital Management Co. LLC is based on its Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2017.

(6)
Information regarding Dimensional Fund Advisors LP is based on its Schedule 13G filed with the Securities and Exchange Commission on February 9, 2017.

(7)
Information regarding Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C. and Adage Capital Advisors, L.L.C is based on their Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2017.

(8)
Consists of (i) 220,323 shares held in the name of Arthur W. Zafiropoulo, trustee of the Separate Property Trust, dated July 20, 1998, for the benefit of Arthur W. Zafiropoulo, (ii) 457,386 shares held in the name of Arthur W. Zafiropoulo for the benefit of Arthur W. Zafiropoulo and Lisa Zafiropoulo Joint Account, (iii) 155,000 shares of the Company's common stock subject to options which are currently exercisable or will become exercisable within 60 days after March 31, 2017, and (iv) 4,000 shares of the Company's common stock subject to RSUs which are currently exercisable or will become exercisable within 60 days after March 1, 2017.

(9)
Includes (i) 339,328 shares of the Company's common stock subject to options, which are currently exercisable or will become exercisable within 60 days after March 31, 2017 and (ii) 2,000 shares of the Company's common stock subject to RSUs, which are currently exercisable or will become exercisable within 60 days after March 1, 2016.

(10)
Includes (i) 60,471 shares of the Company's common stock subject to options, which are currently exercisable or will become exercisable within 60 days after March 1, 2017.

(11)
Includes (i) 76,550 shares of the Company's common stock subject to options, which are currently exercisable or will become exercisable within 60 days after March 1, 2017.

 DESCRIPTION OF VEECO CAPITAL STOCK

        The following summary of Veeco's capital stock and certain provisions of Delaware law are qualified in their entirety by reference to the Veeco charter and the Veeco bylaws, which are incorporated herein by reference into this proxy statement/prospectus, and the General Corporation Law of the State of Delaware. See "Where You Can Find More Information" for more information about the documents incorporated by reference into this proxy statement/prospectus.

General

        Veeco is authorized to issue 120,000,000 shares of common stock, par value $0.01 per share, of which approximately 40,573,961 shares were outstanding on February 28, 2017. Veeco's common stock trades on The NASDAQ Global Select Market under the symbol "VECO."

Voting and Other Rights

        Holders of Veeco's common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Veeco's common stock are not entitled to cumulate votes for the election of directors. In general, a majority of votes cast on a matter is sufficient to take action upon routine matters; however, the election of directors requires a plurality of votes cast.

        In the event of Veeco's liquidation, dissolution or winding up, holders of Veeco's common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any preferred stock then outstanding.

        Veeco's common stock does not have any preemptive rights, redemption privileges, sinking fund privileges, or conversion rights and is not subject to further calls or assessments by Veeco. All the outstanding shares of Veeco's common stock are validly issued, fully paid, and nonassessable.

Anti-Takeover Provisions

        Provisions of Delaware law, the Veeco charter and Veeco bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions include:

  •
  "blank check" preferred stock,

  •
  a classified board of directors, and

  •
  certain certificate of incorporation and bylaw provisions.

        The Veeco board has the authority to issue up to 500,000 shares of preferred stock and to fix the rights (including voting rights), preferences and privileges of these shares ("blank check" preferred). Such preferred stock may have rights, including economic rights, senior to Veeco's common stock. As a result, the issuance of the preferred stock could have a material adverse effect on the price of Veeco's common stock and could make it more difficult for a third party to acquire a majority of Veeco's outstanding common stock.

        The Veeco board is divided into three classes with each class serving a staggered three-year term. The existence of a classified board will make it more difficult for Veeco's shareholders to change the composition (and therefore the policies) of the Veeco board in a relatively short period of time.

        Veeco has adopted certain certificate of incorporation and bylaw provisions which may have anti-takeover effects. These include: (a) requiring certain actions to be taken at a meeting of shareholders rather than by written consent, (b) limiting the maximum number of directors, and (c) providing that directors may be removed only for "cause." These measures and those described above may have the effect of delaying, deferring or preventing a takeover or other change in control of Veeco that a holder of Veeco's common stock might consider in its best interest.

        In addition, Veeco is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination, including mergers and asset sales, with an interested stockholder (generally, a 15% or greater stockholder) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The operation of Section 203 may have anti-takeover effects, which could delay, defer or prevent a takeover attempt that a holder of Veeco's common stock might consider in its best interest.

Dividends

        Veeco has not paid dividends on Veeco's common stock. Veeco intends to retain future earnings for the development of Veeco's business and, therefore, does not anticipate that the Veeco board will declare or pay any dividends on the common stock in the foreseeable future. The Veeco board will determine future dividend policy, in its sole discretion, based on Veeco's consolidated results of operations, financial condition, capital requirements and other circumstances.

Transfer Agent

        American Stock Transfer & Trust Company, LLC acts as the transfer agent and registrar for Veeco's common stock.

COMPARISON OF STOCKHOLDERS' RIGHTS

        Veeco and Ultratech are both incorporated under Delaware law. Differences, therefore, between the rights of Veeco stockholders and the rights of Ultratech stockholders result from differences in the companies' respective certificates of incorporation and bylaws. Upon completion of the Merger, the rights of Ultratech stockholders who become holders of Veeco common stock in the Merger will be governed by Delaware law, the Veeco Charter and the Veeco Bylaws.

        The following is a summary of the material differences between the rights of holders of Veeco common stock and the rights of holders of Ultratech common stock, but does not purport to be a complete description of those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. The Veeco Charter, the Veeco Bylaws, the Ultratech Charter and the Ultratech Bylaws are subject to amendment in accordance with their terms. Copies of these governing corporate instruments as currently in effect are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information" beginning on page 142 of this proxy statement/prospectus.

Ultratech	Veeco
Authorized Shares. The aggregate number of shares that Ultratech is authorized to issue is 82,000,000, consisting of (i) 80,000,000 shares of common stock, par value $0.001 per share, and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share.	Authorized Shares. The aggregate number of shares that Veeco is authorized to issue is 120,500,000, consisting of (i) 120,000,000 shares of common stock, par value $0.01 per share, and (ii) 500,000 shares of preferred stock, par value $0.01 per share.
Common Stock. As of December 31, 2016, Ultratech had 31,033,139 issued shares of common stock, of which 26,950,338 shares were outstanding and 4,082,801 shares were held in treasury.	Common Stock. As of December 31, 2016, Veeco had 40,714,790 issued shares of common stock, of which 40,588,194 shares were outstanding and 126,596 shares were held in treasury.

Preferred Stock. The Ultratech Charter authorizes the Ultratech board to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The rights of preferred stockholders may supersede the rights of common stockholders.
Preferred Stock. The Veeco Charter authorizes the Veeco board to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The rights of preferred stockholders may supersede the rights of common stockholders.
As of December 31, 2016, Ultratech does not have any preferred stock issued and outstanding. Ultratech has no current plans to issue any shares of preferred stock.	As of December 31, 2016, Veeco does not have any preferred stock issued and outstanding. Veeco has no current plans to issue any shares of preferred stock.

Ultratech	Veeco
Voting Rights

Under the Ultratech Bylaws, each stockholder is entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise required by law, all matters shall be determined by a majority of the votes cast affirmatively or negatively.
Under the Veeco Bylaws, each stockholder is entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise required by law, all matters shall be determined by a majority of the votes cast affirmatively or negatively; except that a nominee for director shall be elected to the Veeco board if the votes cast for such nominee's election exceed the votes cast against such nominee's election. For this purpose, votes cast shall include votes to withhold authority and exclude abstentions with respect to that director's election. Notwithstanding the immediately preceding sentence, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast.
The Ultratech Charter does not provide for cumulative voting in the election of directors.	The Veeco Charter does not provide for cumulative voting in the election of directors.
Amendments to the Charter

Under the DGCL, a charter amendment requires a board resolution setting forth the amendment proposed and declaring its advisability and approval by a majority of the outstanding stock entitled to vote thereon, and, if applicable, a majority of the outstanding stock of each class entitled to vote thereon, unless the charter requires a greater proportion for approval. The Ultratech Charter does not require a greater proportion for approval.
Under the DGCL, a charter amendment requires a board resolution setting forth the amendment proposed and declaring its advisability and approval by a majority of the outstanding stock entitled to vote thereon, and, if applicable, a majority of the outstanding stock of each class entitled to vote thereon, unless the charter requires a greater proportion for approval. The Veeco Charter does not require a greater proportion for approval.
Amendment to the Bylaws

Under the Ultratech Charter, the Ultratech board may make, alter or repeal any Ultratech Bylaws without the approval of Ultratech stockholders. Under the Ultratech Bylaws, the affirmative vote of a majority of the Ultratech board shall be required to adopt, amend, alter or repeal the Ultratech Bylaws. Under the Ultratech Bylaws, the Ultratech Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the outstanding shares of Ultratech common stock.
Under the Veeco Charter, the Veeco board may make, alter or repeal any Veeco Bylaws without the approval of Veeco stockholders. Under the Veeco Bylaws, the affirmative vote of a majority of the Veeco board shall be required to adopt, amend, alter or repeal the Veeco Bylaws. Under the Veeco Bylaws, the Veeco Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the outstanding shares of Veeco common stock.

Ultratech	Veeco
Special Meetings of Stockholders

The Ultratech Bylaws provide that a special meeting of the stockholders may be called at any time by the Ultratech board, by the chairman of the Ultratech board or by the chief executive officer. A special meeting may not be called by any other person or persons.
The Veeco Bylaws provide that a special meeting of stockholders may be called at any time by the Veeco board, by the chief executive officer, or by the holders of 50% of the outstanding Veeco shares entitled to vote. A special meeting may not be called by any other person or persons.
Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.	Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
Notice of the time and place of every meeting of stockholders must be given in writing not less than 10 but no more than 60 days prior to the meeting.	Notice of the time and place of every meeting of stockholders must be given in writing not less than 10 but no more than 60 days prior to the meeting.
Stockholder Proposals and Nominations

Under the Ultratech Bylaws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Ultratech, and such notice should be in proper form.
Under the Veeco Bylaws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to secretary of Veeco, and such notice should be in proper form.

To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Ultratech not less than 90 calendar days nor more than 120 days prior to the anniversary date of the previous year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder, to be timely, must be received not earlier than the close of business on the 120th calendar day and not later than the 90th calendar day in advance of such annual meeting or ten calendar days following the date on which public announcement of the date of the meeting is first made. In the case of a special meeting, to be timely, such notice must be received at the principal executive offices of Ultratech not earlier than the close of business on the 120th calendar day and not later than the 90th calendar day in advance of such annual meeting or not later than the tenth day following the day on which public announcement of the date of the meeting was made.
To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Veeco not less than 90 calendar days nor more than 120 days prior to the anniversary date of the previous year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder, to be timely, must be received not later than the close of business on the tenth day following the day on which public announcement of the meeting was made. In the case of a special meeting, to be timely, such notice must be received at the principal executive offices of Veeco not later than the tenth day following the day on which public announcement of the date of the meeting was made.

Ultratech	Veeco
To be in proper written form, the stockholder's notice to the secretary must comply with certain requirements further described in Section 2.5(A)(2) of the Ultratech Bylaws.	To be in proper written form, the stockholder's notice to the secretary must comply with certain requirements further described in Section 1.5(e) of the Veeco Bylaws.

No business shall be conducted at an annual meeting except in accordance with the procedures set forth in Section 2.5 of Ultratech's Bylaws. If the chairman of the meeting determines that any business was not properly brought before the meeting, he or she shall so declare at the meeting that any such business was not properly brought before the meeting and shall not be transacted.
No business shall be conducted at an annual meeting except in accordance with the procedures set forth in Section 1.5 of Veeco's Bylaws. If the chairman of the meeting determines that any business was not properly brought before the meeting, he or she shall so declare at the meeting that any such business was not properly brought before the meeting and shall not be transacted.

Nominations for the Ultratech board are also subject to the timing and delivery provisions described above. The stockholder's notice to the secretary must comply with certain requirements further described in Section 2.5(A)(2) of the Ultratech Bylaws.
Nominations for the Veeco board are also subject to the timing and delivery provisions described above. The stockholder's notice to the secretary must comply with certain requirements further described in Section 2.2(d) of the Veeco Bylaws.
Stockholder action by written consent is prohibited by the Ultratech Charter and the Ultratech Bylaws.	Stockholder action by written consent is prohibited by the Veeco Charter and the Veeco Bylaws.
Board of Directors Number of Directors
Ultratech's Bylaws provide that the number of directors will be fixed from time to time by resolution of the Ultratech board.
The Veeco Bylaws provide that the number of directors will be not less than three nor more than eleven members, as determined from time to time by resolution adopted by a majority vote of the directors then serving. No decrease in the number of directors that constitutes the Veeco board may shorten the term of any incumbent director.
The Ultratech board currently consists of seven directors.	The Veeco board currently consists of seven directors.
Classification

The Ultratech board is divided into two classes, designated as Class I and Class II. Under the Ultratech Charter, each director of the class whose term is then expiring is elected at the annual meeting of stockholders for a term of two years.
The Veeco board is divided into three classes, designated as Class I, Class II and Class III. Under the Veeco Charter and Veeco Bylaws, each director of the class whose term is then expiring is elected at the annual meeting of stockholders for a term of three years.

Ultratech	Veeco
Removal

Under Delaware law, any director, directors or the entire Ultratech board may be removed, but only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors.	Under the Veeco Bylaws, any director or the entire Veeco board may be removed, but only for cause, by a vote of the stockholders at a meeting duly called for such purpose.
Vacancies

Under the Ultratech Bylaws, only a majority of the directors then in office, although less than a quorum, shall have power to fill a vacancy or vacancies on the Ultratech board, including any newly created directorship resulting from an increase in the authorized number of directors.
Under the Veeco Bylaws, only a majority of the directors then in office, although less than a quorum, shall have power to fill a vacancy or vacancies on the Veeco board, including any newly created directorship resulting from an increase in the authorized number of directors.
Director Liability and Indemnification

Under the Ultratech Charter, no director will be personally liable to Ultratech or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty, (ii) under DGCL Section 174 (concerning unlawful distributions to stockholders) or (iii) for any transaction from which the director derived an improper personal benefit.
Under the Veeco Charter, no director will be personally liable to Veeco or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under DGCL Section 174 (concerning unlawful distributions to stockholders) or (iv) for any transaction from which the director derived an improper personal benefit.

Ultratech's Bylaws provide that Ultratech will indemnify, to the fullest extent of the DGCL, each of its directors and officers against expenses (including attorney's fees), judgments, fines, settlements and other amounts reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director or officer of Ultratech.
Veeco's Bylaws provide that Veeco will indemnify, to the fullest extent of the DGCL, each of its directors and officers against expenses (including attorney's fees), judgments, fines, settlements and other amounts reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director or officer of Veeco.
Stockholder Rights Plan
Ultratech does not have a stockholder rights plan currently in effect, but under Delaware law, the Ultratech board could adopt such a plan without stockholder approval.	Veeco does not have a stockholder rights plan currently in effect, but under Delaware law, the Veeco board could adopt such a plan without stockholder approval.

Ultratech	Veeco
Business Combinations
The Ultratech charter does not require a supermajority vote of stockholders for any action of stockholders related to business combinations.	The Veeco Charter does not require a supermajority vote of stockholders for any action of stockholders related to business combinations.

The DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" (i.e., a stockholder owning 15% or more of the corporation's voting stock) for three years following the time that the "interested stockholder" becomes such, subject to certain exceptions. Ultratech has not opted out of Section 203 in the Ultratech Charter and is therefore governed by the terms of this provision of the DGCL.
The DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" (i.e., a stockholder owning 15% or more of the corporation's voting stock) for three years following the time that the "interested stockholder" becomes such, subject to certain exceptions. Veeco has not opted out of Section 203 in the Veeco Charter and is therefore governed by the terms of this provision of the DGCL.

 LEGAL MATTERS

        The validity of the shares of Veeco common stock offered by this document will be passed upon by Morrison & Foerster LLP, counsel to Veeco.

EXPERTS

Veeco

        The consolidated financial statements and schedule of Veeco Instruments Inc. as of December 31, 2016 and 2015, and for each of the years in the two-year period ended December 31, 2016 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Veeco Instruments Inc. at December 31, 2014 and for the one year ended December 31, 2014 appearing in Veeco Instruments Inc.'s Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Ultratech

        The consolidated financial statements of Ultratech, Inc. appearing in Ultratech, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2016 (including schedules appearing therein), and the effectiveness of Ultratech, Inc.'s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE ULTRATECH STOCKHOLDER PROPOSALS

        Only such business will be conducted at the special meeting as will have been brought by the Ultratech board before the special meeting pursuant to the attached "Ultratech, Inc. Notice of Special Meeting of Stockholders."

        Ultratech held its 2016 annual meeting of stockholders (the "2016 Annual Meeting") on July 19, 2016. It is not expected that Ultratech will hold an annual meeting of stockholders for 2017 unless the merger is not completed. If the merger is not completed and Ultratech holds an annual meeting of stockholders for 2017, then proposals of stockholders of Ultratech must be submitted as follows:

        Requirements for Stockholder Proposals to Be Considered for Inclusion in Ultratech's Proxy Materials. Stockholders interested in submitting a proper proposal for inclusion in the proxy materials for Ultratech's 2017 annual meeting of stockholders may do so by submitting such proposal in writing to Ultratech's offices located at 3050 Zanker Road, San Jose, California 95134, Attn: Corporate Secretary. To be eligible for inclusion, stockholder proposals must have been received no later than February 13, 2017, and must have otherwise complied with Ultratech's bylaws and the requirements of Rule 14a-8 under the Exchange Act. If Ultratech changes the date of its 2017 annual meeting of stockholders by more than 30 days from the anniversary of the 2016 Annual Meeting, stockholder proposals must be received a reasonable time before Ultratech begins to print and mail its proxy materials for the 2017 annual meeting of stockholders.

        Requirements for Stockholder Business or Nominations to Be Brought Before Ultratech's Annual Meetings. Under the bylaws of Ultratech, Ultratech has an advance notice procedure for stockholders who wish to present certain proposals at one of Ultratech's annual meetings of stockholders, including nominations of persons for election to the Ultratech board and stockholder proposals not otherwise included in Ultratech proxy statement.

        Stockholder proposals, including the nomination of a person for election to the Ultratech board, may not be brought before an annual meeting unless, among other things: (1) written notice of such proposal is delivered to the Corporate Secretary of Ultratech at 3050 Zanker Road, San Jose, California 95134 no earlier than March 21, 2017 and no later than April 20, 2017 (provided, however, that if the 2017 annual meeting of stockholders is held earlier than June 19, 2017 or later than September 27, 2017, proposals must be received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Ultratech and (2) the proposal contains all information specified in the bylaws of Ultratech. A copy of the full text of these bylaw provisions may be obtained by writing to Ultratech's Corporate Secretary at the address above.

        Stockholders may also, during the time permitted for submission of a stockholder proposal for inclusion in Ultratech's proxy statement, submit a recommendation (as opposed to a formal nomination) for a candidate for membership on the Ultratech board by submitting in writing the name and background of such candidate, together with certain other information set forth in the bylaws of Ultratech, to the Chair of the Nominating and Corporate Governance Committee, Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134.

        Ultratech knows of no other matters that will be presented for consideration at the special meeting.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders of Ultratech have notified Ultratech of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact Ultratech at the address identified below. Ultratech will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Attention: Corporate Secretary, Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134.

 OTHER MATTERS

        As of the date of this proxy statement/prospectus, the Ultratech board knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters come before the special meeting or any adjournment or postponement thereof and will be voted upon, the proposed proxy will be deemed to confer authority to the individuals named therein as authorized to vote the shares represented by the proxy as to any matters that may properly come before the meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

        Veeco and Ultratech each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Veeco and Ultratech, who file electronically with the SEC. The address of that website is www.sec.gov.

        Investors may also consult the Veeco and the Ultratech websites for more information about Veeco and Ultratech, respectively. Veeco's website is www.veeco.com. Ultratech's website is www.ultratech.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

        Veeco has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Veeco common stock to be issued to Ultratech stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Veeco and Veeco's common stock. The rules and regulations of the SEC allow Veeco and Ultratech to omit certain information included in the registration statement from this proxy statement/prospectus.

        In addition, the SEC allows Veeco and Ultratech to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that Veeco has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Veeco, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended.

  •
  Veeco's Current Reports on Form 8-K filed with the SEC on January 10, 2017, January 18, 2017, January 30, 2017, February 2, 2017, February 3, 2017, February 16, 2017, February 17, 2017, and February 21, 2017 (other than the portions of such documents not deemed to be filed).

  •
  the description of Veeco's common stock contained in Veeco's registration statement on Form 8-A, filed with the Commission under Section 12 of the Exchange Act on November 18, 1994, including any amendment or report filed for the purpose of updating such description.

        In addition, Veeco incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC through the SEC's website at the address described above, or Veeco will provide you with copies of these documents, without charge, upon written or oral request to: Veeco Instruments Inc., Attention: Secretary, Terminal Drive, Plainview, NY 11803, or by telephone at 1-516-677-0200.

        This proxy statement/prospectus also incorporates by reference the documents listed below that Ultratech has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Ultratech, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended.

  •
  Ultratech's Current Reports on Form 8-K filed with the SEC on February 3, 2017 and February 21, 2017 (other than the portions of such documents not deemed to be filed).

        In addition, Ultratech incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC through the SEC's website at the address described above, or Ultratech will provide you with copies of these documents, without charge, upon written or oral request to:

Ultratech, Inc.
3050 Zanker Road,
San Jose, California 95134
Telephone number: (408) 321-8835

        In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference into this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED                         , 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF SUCH INCORPORATED DOCUMENT. NEITHER OUR MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO ULTRATECH STOCKHOLDERS NOR THE ISSUANCE BY VEECO OF SHARES OF VEECO COMMON STOCK PURSUANT TO THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

Execution Version

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

February 2, 2017

among

ULTRATECH, INC.,

VEECO INSTRUMENTS INC.

and

ULYSSES ACQUISITION SUBSIDIARY CORP.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 2, 2017 among Ultratech, Inc., a Delaware corporation (the "Company"), Veeco Instruments Inc., a Delaware corporation ("Parent"), and Ulysses Acquisition Subsidiary Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

W I T N E S S E T H:

        WHEREAS the parties hereto intend to effect a merger in which Merger Subsidiary will be merged with and into the Company (the "Merger"), in accordance with the applicable provisions of Delaware Law, with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;

        WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have adopted a resolution approving, and declaring it advisable that the respective stockholders of the Company and Merger Subsidiary approve, this Agreement (including the Merger on the terms and subject to the conditions set forth in this Agreement);

        WHEREAS, the Board of Directors of Parent has adopted a resolution approving and declaring advisable this Agreement and the transactions contemplated hereby (including the issuance of the shares of Parent Common Stock in connection with the transactions completed hereby);

        WHEREAS, Parent, as the sole stockholder of Merger Subsidiary, has adopted a resolution approving and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger); and

        WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain stockholders of the Company are entering into a support agreement in substantially the form attached hereto as Exhibit A (the "Support Agreement").

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        Section 1.01.    Definitions.

        (a)   As used herein, the following terms have the following meanings:

        "1933 Act" means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

        "1934 Act" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

        "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer or proposal of any Third Party relating to (i) any acquisition or purchase, direct or indirect, of assets (including Company Subsidiary Securities) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the consolidated revenues or earnings of the Company are attributable or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, statutory share exchange, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

        "Applicable Law" means, with respect to any Person, any federal, state or local statute, law (including common law), ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon and applicable to such Person.

        "Business" means the business of the Company and its Subsidiaries as currently conducted, including the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution and/or provision of any and all Company Products.

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in the states of California or New York are authorized or required by Applicable Law to close.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 2015 and the notes thereto set forth in the Company's Form 10-K filed with the SEC for the fiscal year ended December 31, 2015.

        "Company Balance Sheet Date" means December 31, 2015.

        "Company Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

        "Company Material Adverse Effect" means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which has a materially adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing resulting from (A) changes after the date of this Agreement in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (B) changes after the date of this Agreement generally affecting the industry in which the Company and its Subsidiaries operate or to the industries to which the Company and its Subsidiaries sell their products, solutions and services, including changes in interest and exchange rates, in the United States or any other jurisdiction in which the Company or its Subsidiaries operate, (C) changes after the date of this Agreement as to geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity, (D) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, quarantine restrictions, weather conditions or other natural or man-made disaster or other force majeure event, (E) changes in Applicable Law or GAAP, (F) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date hereof, or changes or prospective changes in the market price or trading volume of the securities of the Company or the credit rating of Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the negotiation, announcement, pendency or consummation of the transactions contemplated by this Agreement, including the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, and including any negative impact on relationships with customers due to the announcement, pendency or consummation of the transactions contemplated by this Agreement or the identity of Parent as the acquirer of the Company, and (H) any action taken or not taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or Merger Subsidiary; except, in the case of clauses (A) through (E), to the extent having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

        "Company Owned IP" means any and all Intellectual Property that is owned by the Company or any of its Subsidiaries (including any and all Company Registered IP).

        "Company Products" means all products or services produced, marketed, licensed, sold, distributed, performed or otherwise made available to third parties by or on behalf of the Company or any Subsidiary.

        "Company Registered IP" means all of the Registered IP owned by the Company or any of its Subsidiaries, excluding any Registered IP that is abandoned, refused, cancelled, expired or withdrawn.

        "Company Stock" means the shares of common stock, par value $0.001 per share, of the Company.

        "Company Stock Plans" means each plan or non-plan award agreement pursuant to which stock options or other equity awards have been granted to employees or other service providers of the Company or its Subsidiaries.

        "Confidentiality Agreement" means the letter agreement between Parent and the Company dated October 9, 2016.

        "Contract" means any legally binding contract, agreement, note, bond, indenture, lease, license, or other written agreement that is in force and effect as of the date of this Agreement.

        "Delaware Law" means the DGCL.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Environmental Laws" means any Applicable Laws relating to the protection of the environment or, solely as it relates to exposure to hazardous or toxic substances, human health.

        "Environmental Permits" means all Permits required by Environmental Laws for the operation of the business of the Company or any of its Subsidiaries as currently conducted.

        "Equity Award Merger Consideration" means the sum of (a) the Cash Consideration, plus (b) the product of (i) the Stock Consideration multiplied by (ii) the Parent Measurement Price.

        "Equity Conversion Ratio" means the quotient obtained by dividing: (i) the sum of (a) the Stock Consideration multiplied by the Parent Measurement Price, plus (b) the Cash Consideration; by (ii) the Parent Measurement Price.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Authority" means any transnational, domestic or foreign, federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Hazardous Substance" means any toxic, radioactive or otherwise hazardous substance, waste or material that in relevant form and concentration is regulated under any Environmental Law.

        "Intellectual Property" means any or all of the following and all rights in: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), trade secrets, know how, databases, business methods, technical data and customer lists and other proprietary information; (iii) all copyrights and copyright registrations, including in software, throughout the world, mask works and mask work registrations; (iv) all industrial designs and any registrations and applications therefor throughout the world; and (v) all trade names, logos, common law trademarks and service marks, domain names, URLs, and trademark and service mark registrations and applications therefor throughout the world.

        "International Plan" means any Company Employee Plan that is maintained by the Company or any of its Subsidiaries primarily for the benefit of current or former employees of the Company or any of its Subsidiaries residing outside of the United States.

        "knowledge" of any Person that is not an individual means the actual knowledge of such Person's executive officers; provided, however, that "knowledge" of the Company means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter after reasonable inquiry of such individual's direct reports.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than a Permitted Lien.

        "Nasdaq" means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for the Company Stock or Parent Common Stock, as applicable, then "Nasdaq" shall be deemed to mean the principal U.S. national securities exchange registered under the 1934 Act on which the Company Stock or Parent Common Stock, as applicable, is then traded.

        "OFAC" means the U.S. Department of Treasury, Office of Foreign Assets Control.

        "Open Source Materials" means any software or other material that is distributed as "open source software" or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (http://www.opensource.org)).

        "Orders" means any judgment, order or decree of a Governmental Authority of competent jurisdiction.

        "Parent Common Stock" means the common stock of Parent, par value $0.01 per share.

        "Parent Disclosure Letter" means the disclosure letter dated the date hereof regarding this Agreement that has been provided by Parent and Merger Subsidiary to the Company.

        "Parent Material Adverse Effect" (i) any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which has a materially adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing resulting from (A) changes after the date of this Agreement in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (B) changes after the date of this Agreement generally affecting the industry in which Parent and its

Subsidiaries operate or to the industries to which Parent and its Subsidiaries sell their products, solutions and services, including changes in interest and exchange rates, in the United States or any other jurisdiction in which the Company or its Subsidiaries operate, (C) changes after the date of this Agreement as to geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity, (D) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, quarantine restrictions, weather conditions or other natural or man-made disaster or other force majeure event, (E) changes in Applicable Law or GAAP, (F) the failure of Parent or its Subsidiaries to meet any internal or published projections, forecasts, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date hereof, or changes or prospective changes in the market price or trading volume of the securities of Parent or the credit rating of Parent (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the negotiation, announcement, pendency or consummation of the transactions contemplated by this Agreement, including the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, and including any negative impact on relationships with customers due to the announcement, pendency or consummation of the transactions contemplated by this Agreement or the identity of the Company as the target of Parent, and (H) any action taken by the Parent or any of its Subsidiaries at the written request, or with the written consent, of the Company; except, in the case of clauses (A) through (E), to the extent having a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) or (ii) any change, effect, event or occurrence that prevents or materially impedes, materially interferes with, materially hinders or materially delays or would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay (A) the consummation by Parent or Merger Subsidiary of the Merger or any of the other transactions contemplated by this Agreement or (B) the material compliance by Parent or Merger Subsidiary with its obligations under this Agreement.

        "Parent Measurement Price" means the volume weighted average trading price of Parent Common Stock on the Parent Stock Exchange for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.

        "Parent Owned IP" means any and all Intellectual Property that is owned by Parent or any of its Subsidiaries (including any and all Parent Registered IP).

        "Parent Registered IP" means all of the Registered IP owned by Parent or any of its Subsidiaries.

        "Parent Stock Exchange" means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for Parent Common Stock, then "Parent Stock Exchange" shall be deemed to mean the principal U.S. national securities exchange registered under the 1934 Act on which Parent Common Stock is then traded.

        "Permits" means all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities.

        "Permitted Liens" means (i) Liens for Taxes that are not due and payable, or that are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established on the Company financial statements in accordance with GAAP, (ii) mechanics', carriers', workmen's, warehousemen's, repairmen's or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, (iv) zoning, building and other similar codes and regulations, (v) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents,(vi) any conditions that would be disclosed by a current, accurate survey or physical inspection, (vii) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, (viii) non-exclusive licenses granted under Intellectual Property and (ix) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries, on a consolidated basis, as currently conducted.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Registered IP" means all registered Intellectual Property and applications therefor.

        "Release" means any release, spill, emission, leaking, dumping, injection, pouring, disposal or discharge into or through the environment.

        "Representative" means, with respect to any Person, such Person's directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the United States Securities and Exchange Commission.

        "Specified Company SEC Documents" means (i) the Company's Annual Reports on Form 10-K, (ii) the Company's Quarterly Reports on Form 10-Q, (iii) the Company's Proxy Statements on Form DEF-14A and (iv) the Company's Current Reports on Form 8-K, in each case filed since January 1, 2015 and before the date of this Agreement, in each case together with any exhibits and schedules thereto and other information incorporated by reference therein.

        "Specified Parent SEC Documents" means (i) Parent's Annual Reports on Form 10-K, (ii) Parent's Quarterly Reports on Form 10-Q, (iii) Parent's Proxy Statements on Form DEF-14A and (iv) Parent's Current Reports on Form 8-K, in each case filed since January 1, 2015 and before the date of this Agreement, in each case together with any exhibits and schedules thereto and other information incorporated by reference therein.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

        "Tax" means any tax or other governmental assessment or charge of a similar character payable to a Governmental Authority (including tax withholding or collection on amounts paid or received any Person), together with any additions to tax, and any interest or penalty in respect of the foregoing.

        "Tax Return" means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report) filed or required to be filed with any Taxing Authority.

        "Taxing Authority" means any Governmental Authority (domestic or foreign) responsible for the administration, determination or collection of any Tax.

        "Third Party" means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

        "US Plan" means any Company Employee Plan that is not an International Plan.

        (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plans	Section 7.05(e)
Acceptable Confidentiality Agreement	Section 6.03(h)(i)
Adverse Recommendation Change	Section 6.03(a)
Agreement	Preamble
Anti-Corruption Laws	Section 4.23(a)
Antitrust Laws	Section 8.01(b)
Appraisal Shares	Section 2.04
Available Cash	Section 4.26
Cash Consideration	Section 2.02(a)
Certificates	Section 2.03(a)
Claim	Section 7.04(b)
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
Company	Preamble
Company Acquisition Agreement	Section 6.03(f)
Company Board Recommendation	Section 4.02(b)
Company Material Contract	Section 4.21(b)
Company Employee Plan	Section 4.17(a)
Company Employees	Section 7.05(a)
Company Preferred Stock	Section 4.05(a)
Company Representatives	Section 6.03(a)
Company RSU	Section 2.05(b)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Stock Option	Section 2.05(a)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02
Company Subsidiary Securities	Section 4.06(c)
Company Termination Fee	Section 11.04(b)(i)
Company Unvested RSU	Section 2.05(c)
Company Vested RSU	Section 2.05(b)
Company Vested RSU Merger Consideration	Section 2.05(c)
Converted RSUs	Section 2.05(c)
Detriment	Section 8.01(c)
Divestiture Action	Section 8.01(c)
Effective Time	Section 2.01(c)
End Date	Section 10.01(b)(i)
Exchange Agent	Section 2.03(a)
Export Approvals	Section 4.23(c)
Foreign Antitrust Laws	Section 4.03
Form S-4	Section 4.09(a)
Indemnified Person	Section 7.04(a)
Internal Controls	Section 4.07(e)

Term	Section
Lease	Section 4.14(b)
Major Customer	Section 4.22
Major Supplier	Section 4.22
Maximum Tail Premium	Section 7.04(c)
Merger	Recitals
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
Multiemployer Plan	Section 4.17(c)
Parent	Preamble
Parent Employee Plan	Section 5.16(a)
Parent Preferred Stock	Section 5.05(a)
Parent RSUs	Section 5.05(a)
Parent SEC Documents	Section 5.07(a)
Parent Securities	Section 5.05(b)
Parent Stock Plans	Section 5.05(a)
Parent Stock Options	Section 5.05(a)
Payment Fund	Section 2.03(b)
Proxy Statement/Prospectus	Section 4.09(a)
Reference Time	Section 4.05(a)
Restraints	Section 9.01(b)
Stock Consideration	Section 2.02(a)
Superior Proposal	Section 6.03(h)(ii)
Support Agreement	Recitals
Surviving Corporation	Section 2.01(a)
Uncertificated Shares	Section 2.03(a)

        Section 1.02.    Other Definitional and Interpretative Provisions.    The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, and the article and section and other titles, headings and captions herein, are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word "will" shall be construed to have the same meaning as the word "shall". Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or thing extends, and such shall not mean simply "if". The word "or" shall not be exclusive. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrase "date hereof" or "date of this Agreement" shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of "Business Day" and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which San Jose, California is located. References to "law", "laws" or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in this Agreement to "dollars" or "$" shall be to U.S. dollars.

ARTICLE 2
THE MERGER

        Section 2.01.    The Merger.

        (a)   On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Delaware Law, Merger Subsidiary shall be merged with and into the Company in the Merger, whereupon, the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent.

        (b)   Subject to the provisions of Article 9, the closing of the Merger (the "Closing") shall take place at the offices of O'Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025 at 6:00 a.m. Menlo Park, California time, as soon as possible, but in any event no later than one Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree consistent with Delaware Law (the date on which the Closing occurs, the "Closing Date").

        (c)   At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be specified in the certificate of merger).

        (d)   From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

        Section 2.02.    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

        (a)   except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (x) $21.75 in cash, without interest (the "Cash Consideration") and (y) 0.2675 of a share of Parent Common Stock (the "Stock Consideration" and, together with the Cash Consideration the "Merger Consideration"). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each share shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

        (b)   each share of Company Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

        (c)   each share of Company Stock held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.001 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the Company immediately prior to the Effective Time; and

        (d)   each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        Section 2.03.    Surrender and Payment.

        (a)   Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging for the Merger Consideration (A) certificates representing shares of Company Stock (the "Certificates") or (B) uncertificated shares of Company Stock (the "Uncertificated Shares"). Promptly after the Effective Time (but in no event later than two Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal (in a form that was reasonably acceptable to the Company prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

        (b)   Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. On the Closing Date, at or promptly following the Effective Time or in the case of payments pursuant to Section 2.04, when ascertained, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Stock, cash and shares of Parent Common Stock in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the "Payment Fund"). The cash in the Payment Fund shall, pending its disbursement to the holders of Company Stock, be invested by the Exchange Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard and Poor's Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks reasonably acceptable to the Company; provided that no such investment or losses shall affect the amounts payable to such holders of Company Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Exchange Agent that are lost through any investment so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Exchange Agent to pay the Merger Consideration. Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent and the Surviving Corporation. Except as contemplated by Section 2.03(e) hereof, the Payment Fund shall not be used for any other purpose.

        (c)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

        (d)   After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

        (e)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock two years after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

        (f)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04 in respect of any Appraisal Shares shall be returned to Parent, upon demand.

        (g)   The shares of Parent Common Stock constituting part of the Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is otherwise required under Applicable Law. No interest shall be paid or accrued on the Merger Consideration.

        (h)   No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered share of Company Stock with respect to shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such share of Company Stock until such holder shall surrender such share of Company Stock in accordance with this Article 2. After the surrender of any such share of Company Stock in accordance with this Article 2, such holder thereof entitled to receive shares of Parent Common Stock shall be entitled to receive any such dividends or other distributions, without interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Parent Common Stock issuable to such holder in respect of such share of Company Stock.

        Section 2.04.    Appraisal Shares.    Notwithstanding Section 2.02, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights in respect of such shares in accordance with the DGCL (such shares being referred to collectively as the "Appraisal Shares" until such time as such holder fails to perfect, withdraws or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the DGCL; provided that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder's right to appraisal pursuant to the DGCL, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands under the DGCL consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or voluntarily offer to settle or settle, any such demands.

        Section 2.05.    Company Equity Awards.

        (a)   At or immediately prior to the Effective Time, each option to purchase shares of Company Stock outstanding under any Company Stock Plan (a "Company Stock Option") shall be fully vested and, at the Effective Time, canceled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Equity Award Merger Consideration, over (B) the exercise price per Share subject to such cancelled Company Stock Option, without interest (such amounts payable hereunder, the "Option Payments"). Any such Company Stock Option with respect to which the exercise price per Share subject thereto is greater than the Equity Award Merger Consideration shall be cancelled in exchange for no consideration. Parent shall cause the Surviving Corporation to pay the Option Payments to the holder of the applicable Company Stock Option at or reasonably promptly after the Effective Time (but in no event later than three Business Days after the Effective Time).

        (b)   At or immediately prior to the Effective Time, each award of restricted stock units with respect to shares of Company Stock granted under a Company Stock Plan (each, a "Company RSU") that is outstanding and vested immediately prior to the Effective Time (including those Company RSUs that become vested by their terms immediately prior to or as of the Effective Time) (each, a "Company Vested RSU") shall be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of Company Stock subject to such Company Vested RSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Merger Consideration (such amount, the "Company Vested RSU Merger Consideration"). Parent shall cause the Surviving Corporation to pay the Company Vested RSU Merger Consideration to the holder of the applicable Company Vested RSU at or reasonably promptly after the Effective Time (but in no event later than three Business Days after the Effective Time).

        (c)   Effective as of the Effective Time, each Company RSU that is not a Company Vested RSU (each, a "Company Unvested RSU") shall be assumed by Parent and converted into that number of restricted stock units of Parent Common Stock, rounded down to the nearest whole share ("Converted RSUs"), equal to the product of (x) the number of shares of Company Stock subject to such Company Unvested RSU and (y) the Equity Conversion Ratio. Any Converted RSUs issued pursuant to this Section 2.05(c) shall otherwise be subject to the same terms and conditions (modified as appropriate to reflect the assumption) as were applicable under such Company Unvested RSU; provided, that all references to the "Company" in the applicable Company Stock Plans and award agreements will be references to Parent.

        (d)   Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.05. The Company shall provide that, following the Effective Time, no holder of any Company Stock Option or Company RSU shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof.

        (e)   As soon as practicable after the Effective Time, Parent shall deliver to the holder of each Converted RSU appropriate notices setting forth the number of shares of Parent Common Stock subject to such award then held by each such holder, as adjusted pursuant to this Section 2.05.

        Section 2.06.    Withholding Rights.    Each of the Exchange Agent, Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, withholds any such amounts and properly pays such amounts over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Person in respect of which such withholding was made.

        Section 2.07.    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

        Section 2.08.    Adjustments.    If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options or the vesting of restricted share units outstanding as of the date hereof to purchase shares of Company Stock granted under the Company's stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class as a result of a reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Stock Consideration to be delivered pursuant to Section 2.02.

        Section 2.09.    No Fractional Share.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for a fractional share of Parent Common Stock shall be issued in the Merger or pursuant to Section 2.05. Each holder of shares of Company Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all shares of Company Stock owned by such holder at the Effective Time to be converted into Parent Common Stock pursuant to this Article 2) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.09, in lieu of such fractional share, an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Measurement Price. The parties acknowledge that payment of cash in lieu of issuing certificates or scrip for a fractional share was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to

Parent that otherwise would be caused by the issuance of a fractional share. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

ARTICLE 3
ORGANIZATIONAL DOCUMENTS OF THE SURVIVING CORPORATION

        Section 3.01.    Surviving Corporation.

        (a)   Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law.

        (b)   Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law.

        Section 3.02.    Directors and Officers.    From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Delaware Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to Section 11.05, except as disclosed in the Specified Company SEC Documents (excluding any disclosures set forth in any "risk factor" or "forward-looking statements" sections) or as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and the Merger Subsidiary that:

        Section 4.01.    Corporate Existence and Power.

        (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

        (b)   The Company has (i) all corporate powers and (ii) all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except in the case of clause (ii) where failure to have those licenses, authorizations, Permits, consents and approvals, individually and in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, have been made available through filings with the SEC. Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational or governing documents in any material respect.

        Section 4.02.    Corporate Authorization.

        (a)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of

Company Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger (the "Company Stockholder Approval"). Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity).

        (b)   At a meeting duly called and held, the Company's full Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 6.03, to recommend adoption of this Agreement by its stockholders (such recommendation in the preceding clause (iii), the "Company Board Recommendation").

        Section 4.03.    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States ("Foreign Antitrust Laws"), (c) compliance with any applicable requirements of the 1933 Act, 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable rules of Nasdaq and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.04.    Non-contravention.    The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, (i) in the case of clause (b), as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (ii) in the case of each of clauses (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.05.    Capitalization.

        (a)   The authorized capital stock of the Company consists of 80,000,000 shares of Company Stock and 2,000,000 shares of preferred stock, $0.001 par value per share, of the Company ("Company Preferred Stock"). As of 5:00 p.m., California time, on February 1, 2017 (the "Reference Time"), there were (i) 27,022,411 shares of Company Stock outstanding, (ii) an aggregate of 2,232,502 shares of Company Stock subject to outstanding Company Stock Options, (iii) an aggregate of 1,053,740 shares of Company Stock subject to outstanding Company RSUs, (iv) no shares of Company Stock subject to vesting or other lapse restrictions, and (v) no shares of Company Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or other Company Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid. Except as set forth in this Section 4.05 and for changes since the Reference Time resulting from the exercise of Company Stock Options, settlement of Company RSUs outstanding on such date or the grant of stock-based compensation to directors or employees, as of the date hereof, there are no Company Securities outstanding.

        (b)   Except as set forth in this Section 4.05 and for changes since the Reference Time resulting from the exercise of Company Stock Options or settlement of Company RSUs outstanding on such date or grants of Company Stock, Company Stock Options or Company RSUs under the Company Stock Plans, as of the date hereof there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the "Company Securities").

        (c)   Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

        (d)   Except as set forth in this Section 4.05, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

        (e)   There are no voting trusts or other agreements or arrangements to which the Company or any of its Subsidiaries is a party (i) with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries or (ii) that restrict any person from purchasing, selling, pledging or otherwise disposing of any shares of Company Stock, except as required pursuant to Applicable Law.

        Section 4.06.    Subsidiaries.

        (a)   Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization.

        (b)   Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary of the Company is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests. As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

        Section 4.07.    SEC Filings and the Sarbanes-Oxley Act.

        (a)   The Company has on a timely basis filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "Company SEC Documents").

        (b)   No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC or make any similar securities law filing with any other Governmental Authority.

        (c)   As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act complied in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d)   Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, complied in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (e)   The Company and each of its officers is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company's Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting ("Internal Controls") which would adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's Internal Controls.

        (f)    Since January 1, 2014, the Company and its Subsidiaries have established and maintained a system of Internal Controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.

The Company has disclosed, based on its most recent evaluation of Internal Controls over financial reporting prior to the date hereof, to the Company's auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Internal Controls over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls over financial reporting.

        (g)   Since January 1, 2013, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

        Section 4.08.    Financial Statements.    The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents in all material respects (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto), (ii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, (iii) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries in all material respects and (iv) complied, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the 1933 Act and 1934 Act, except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments. As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC). Since the Company Balance Sheet Date, there has been no material change in the Company's accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company's financial statements. The reserves reflected in Company's financial statements included in the Company SEC Documents are in accordance with GAAP and have been calculated in a consistent manner.

        Section 4.09.    Disclosure Documents.

        (a)   The information with respect to the Company and its Subsidiaries that the Company supplies for inclusion in the proxy statement in definitive form relating to the meeting of the stockholders of the Company to be held to vote on the adoption of this Agreement, and any amendments or supplements thereto (the "Proxy Statement/Prospectus"), and the registration statement on Form S-4, and any amendments or supplements thereto (the "Form S-4"), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the 1933 Act of Parent Common Stock to be issued in the Merger, at the time of filing of such documents or any amendments or supplements thereto and at the time of any distribution or dissemination thereof (and, in the case of the Proxy Statement/Prospectus, at the time of the Company Stockholder Approval), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        (b)   The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement/Prospectus based upon information supplied by Parent and Merger Subsidiary or any of their Representatives or Affiliates specifically for use or incorporation by reference therein.

        Section 4.10.    Absence of Certain Changes.

        (a)   From the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice and (ii) there has not been any event, occurrence, development of a state of circumstances or facts that has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent's consent, would constitute a breach of Section 6.01(a), Section 6.01(b), Section 6.01(c)(ii), Section 6.01(e), Section 6.01(f), Section 6.01(h), Section 6.01(i), Section 6.01(k) or, to the extent applicable to such sections, Section 6.01(o).

        Section 4.11.    No Undisclosed Liabilities.    There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and whether due or to become due, other than: (i) liabilities or obligations disclosed, reflected or reserved against in the Company Balance Sheet; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; (iv) liabilities or obligations that would not be required to be reflected or reserved against in the Company Balance Sheet under GAAP and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.12.    Compliance with Laws and Court Orders; Permits.

        (a)   The Company and each of its Subsidiaries are and, since January 1, 2014, have been in compliance with Applicable Law, except for failures to comply that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received written notice of any investigation by any Governmental Authority, and, to the knowledge of the Company, are not under investigation by any Governmental Authority with respect to, Applicable Law. The Company and each of its Subsidiaries has in effect all Permits which are material to the Company or any of its Subsidiaries, and necessary for it conduct its business as presently conducted. The Company is not an "investment company" under the Investment Company Act of 1940.

        (b)   As of the date hereof, there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole.

        Section 4.13.    Litigation.

        (a)   As of the date hereof, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries in their capacity as such for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that are material to the Company and its Subsidiaries, taken as a whole.

        (b)   To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, auditor, accountant, consultant or authorized representative of the Company or any of its Subsidiaries has been discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

        Section 4.14.    Properties.

        (a)   The Company or its Subsidiaries have good title to, or valid leasehold interests in, all material property and material assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, free and clear of all Liens except Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice. Neither the Company nor any Subsidiary owns any real property.

        (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease or sublease (each, a "Lease") under which the Company or any of its Subsidiaries leases or subleases any real property is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, (iii) neither the Company nor any of its Subsidiaries has received any notice in writing that it has breached, violated or defaulted under any Lease, (iv) the Company's or its Subsidiaries' possession and quiet enjoyment of the leased real property under each Lease has not been disturbed, and, to the knowledge of the Company, there are no material disputes with respect to such Lease; and (v) there are no Liens on the estate created by any Lease other than Permitted Liens. The Company has delivered to Parent a true and complete copy of each Lease.

        Section 4.15.    Intellectual Property.

        (a)   The Company and/or its Subsidiaries have valid title and sole and exclusive ownership interest in the Company Owned IP, free and clear of any Liens (other than Permitted Liens).

        (b)   The Company and its Subsidiaries own, license or otherwise have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, except as would not reasonably be expected to result in a material liability for or restriction on the Company and its Subsidiaries, taken as a whole.

        (c)   As of the date of this Agreement, there are no legal disputes or claims pending or, to the knowledge of the Company, threatened alleging infringement, misappropriation or any other violation of any Intellectual Property of any Third Party by the Company or any of its Subsidiaries that would reasonably be expected to result in, a material liability for or restriction on the Company and its Subsidiaries, taken as a whole.

        (d)   To the knowledge of the Company, none of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, except for such infringements, misappropriations or violations that would not reasonably be expected to result in, a material liability for the Company and its Subsidiaries, taken as a whole.

        (e)   To the knowledge of the Company, no Company Owned IP has been infringed, misappropriated or otherwise violated by any Third Party, except for such infringements,

misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (f)    Section 4.15(f) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Company Registered IP. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain the Company Registered IP, and (ii) to the knowledge of the Company, none of the issued Company Registered IP has been adjudged invalid or unenforceable in whole or in part.

        (g)   Section 4.15(g) of the Company Disclosure Letter contains a complete and accurate list as of the date of this Agreement of all material support, funding, resources or assistance from any Governmental Authority funding source that the Company or any of its Subsidiaries have received in connection with the development, design, testing, modification, manufacture, use, sale, reproduction, marketing, distribution, support or maintenance of any Company Products offered or under development by the Company or any Subsidiary, other than customer agreements entered in the ordinary course of business consistent with past practice. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with all of the applicable terms of any such support, funding, resources or assistance.

        (h)   None of the Company or its Subsidiaries is in breach of any of the material terms or conditions of any license to any Open Source Materials.

        (i)    To the knowledge of the Company, there has been no unauthorized access, disclosure or use of any trade secrets, know-how or confidential or other proprietary information that is material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have taken reasonable and appropriate steps to protect the trade secrets in the Company Owned IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality.

        (j)    Except as would not reasonably be expected to have a Company Material Adverse Effect, there has been no material failure, breakdown, loss or impairment of, or, to the knowledge of the Company, any unauthorized access to or unauthorized use of, any information technology systems of the Company or any of its Subsidiaries that has resulted in a disruption or interruption in the operation of the business of the Company or any of its Subsidiaries or that has resulted in unauthorized disclosure of any confidential information of the Company or any Subsidiary, or personally identifiable information, to any unauthorized person. The Company and its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures.

        (k)   Except as would not reasonably be expected to result in a material liability for the Company and its Subsidiaries, taken as a whole, (i) the Company and each Subsidiary have complied in all material respects with all Applicable Laws and applicable contractual and legal requirements pertaining to information privacy and security, (ii) since January 1, 2013, to the knowledge of the Company, there has been no material release of personally identifiable information by the Company or any Subsidiary of the Company in breach of either (x) a Contract to which the Company or any Subsidiary of the Company is bound or (y) Applicable Law, and (iii) none of the Company or any Subsidiary has been notified that they are the subject of any regulatory investigation, enforcement action or similar action or proceeding alleging breach of data security or privacy obligations.

        (l)    The Company and its Subsidiaries have obtained from all parties (including employees and current or former consultants and subcontractors) who have created any material portion of, or otherwise who would have any material rights in or to, any material Company Owned IP, written assignments thereof. None of the Company or any Subsidiary has received in writing any claim from any employee or individual independent contractor challenging or disputing the Company's or its

Subsidiaries' ownership of the Company Owned IP (including any Intellectual Property purported to be owned by the Company or any Subsidiary), or challenging or disputing any agreement with the Company or a Subsidiary of the Company relating to ownership of any Intellectual Property.

        Section 4.16.    Taxes.

        (a)   All material Tax Returns required by Applicable Law to have been filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in accordance with all Applicable Law, and all such material Tax Returns were, at the time of filing, true and complete in all material respects.

        (b)   The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes required to have been paid, other than such Taxes that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on the Company financial statements, in accordance with GAAP.

        (c)   Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period on assessment of any income or franchise Tax, which period (after giving effect to such extension or waiver) has not yet expired.

        (d)   There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company's knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax Return, Tax liability or Tax asset attribute that may be relevant to the determination of any future Tax liability of the Company or its Subsidiaries.

        (e)   Neither the Company nor any of its Subsidiaries is or will be liable for Taxes of any other Person (i) by reason of having been a member of a consolidated, combined, unitary or other similar group for Tax purposes, (ii) by reason of any contract or other arrangement, other than a commercial contract or arrangement not primarily relating to Taxes, or (iii) as successor or transferee.

        (f)    No Subsidiary of the Company owns any shares of Company Stock.

        (g)   The Company has properly and timely documented its transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any similar provision of Applicable Law.

        (h)   During the two-year period ending on the date hereof, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

        Section 4.17.    Employee Benefit Plans.

        (a)   Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Company Employee Plan. "Company Employee Plan" means each "employee benefit plan," as defined in Section 3(3) of ERISA and each other material employment, severance or similar Contract, plan, practice, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries has any liability, other than (i) any Multiemployer Plan and (ii) any plan, policy, program, arrangement or understanding mandated by Applicable Law. Copies of the material Company Employee Plans (and, if applicable, related administrative service agreements and insurance policies) and all material amendments thereto have been made available to Parent together with, if any, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan.

        (b)   Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Company Employee Plan subject to Title IV of ERISA.

        (c)   Neither the Company nor any of its ERISA Affiliates contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

        (d)   Each US Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, no revocation of any such determination letter has been threatened by any Governmental Authority. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letter with respect to each such US Plan.

        (e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each US Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations including ERISA and the Code, which are applicable to such US Plan.

        (f)    Except as required by Applicable Law, expressly provided in this Agreement or any collective bargaining agreement, works council or other Contract with a labor union or employee organization, the consummation of the transactions contemplated by this Agreement will not (either alone or together with a termination of employment, to the extent such termination of employment alone would not trigger such benefit) (i) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay, or (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan. No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the Taxes required by Section 4999 of the Code.

        (g)   Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except (i) benefits in the nature of severance pay with respect to one or more of the employment agreements identified on Section 4.17(a) of the Company Disclosure Letter, (ii) coverage or benefits as required under Section 4980B of the Code or any other Applicable Law or any collective bargaining agreement, works council or other Contract with a labor union or employee organization or (iii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (h)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no action, suit, investigation, audit or proceeding pending against or, to the knowledge of the Company, threatened against, any Company Employee Plan before any Governmental Authority, other than routine claims for benefits.

        (i)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each International Plan has been maintained in compliance respects with its terms and with the requirements prescribed by any and all applicable statutes, Orders, rules and regulations (including any special provisions relating to qualified plans in a jurisdiction where such plan was intended so to qualify) and in good standing with applicable regulatory authorities and

(ii) each International Plan intended to be funded or book reserved is fully funded or book reserved, as appropriate, based on reasonable actuarial assumptions.

        (j)    The Company has made available to Parent a complete and correct list as of the Reference Time of each outstanding Company Stock Option and Company RSU, including, with respect to each such award, (i) the grant date, (ii) the name of the holder thereof, (iii) the number of shares of Company Stock subject to such award, (iv) the exercise price or purchase price per share, if any, (v) the number of vested and unvested shares of Company Stock subject to such award, (vi) a description of any applicable vesting terms, (vii) the expiration date, if any, and (viii) with respect to Company Stock Options, whether the option is intended to constitute an incentive stock option under Section 422 of the Code or a nonqualified stock option.

        Section 4.18.    Labor and Employment Matters.

        (a)   As of the date of this Agreement, no current director or officer (or person performing similar management functions), key employee or group of employees of the Company has provided written notice that, he, she or they intend to terminate his, her or their employment or director relationship.

        (b)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor union or works council with respect to its employees. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries or (iii) lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to such employees, and, for the past two years, there has not been any such action.

        (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is in compliance in all material respects with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of employees as exempt or non-exempt and of workers as independent contractors and consultants), wages (including the payment of overtime), hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act.

        (d)   There are no complaints, charges or claims against the Company pending or to the knowledge of the Company, threatened with any Governmental Authority arising out of, in connection with or otherwise relating to the employment or termination of employment, classification of any individual as exempt or non-exempt, classification of any individual as an employee or non-employee, or failure to employ by any Company Entity, of any individual, except as would not reasonably be expected to result in a material liability for the Company and its Subsidiaries, taken as a whole. There has been no "mass layoff" or "plant closing" (as defined by WARN) with respect to the Company or its Subsidiaries within the six (6) months prior to the Closing.

        Section 4.19.    Insurance.    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

        Section 4.20.    Environmental Matters.    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

        (a)   as of the date hereof, (x) no action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person, in each case that alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law, and (y) there is no judgment, decree, injunction or order of any Governmental Authority issued under any Environmental Law outstanding against the Company or any of its Subsidiaries;

        (b)   the Company and its Subsidiaries are and, since January 1, 2014, have been in compliance with all Environmental Laws and all Environmental Permits; and

        (c)   there has been no Release of any Hazardous Substance by the Company or any of its Subsidiaries that has resulted in any obligation to conduct any remedial action of the Company or any of its Subsidiaries under or pursuant to any Environmental Law; and

        (d)   neither the Company nor any of its Subsidiaries is subject to any material indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws or with respect to Hazardous Substances.

        Section 4.21.    Company Material Contracts.

        (a)   Except for this Agreement and any Company Employee Plans, Section 4.21(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each of the following Contracts (other than Contracts described only in paragraph (xii) below) entered into during the three-year period prior to the date hereof to which the Company or any of its Subsidiaries is a party or which bind their respective properties or assets, and except as provided in this Section 4.21(a), to the extent that any such Contract is to be performed in whole or in part or is a Contract under which the Company or its Subsidiaries has any material obligations after the date hereof:

            (i)  each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, and that either (A) provided for payments to the Company of $500,000 or more in the Company's fiscal year ended December 31, 2016 or (B) provides for aggregate payments to the Company after the date hereof of $2,000,000 or more, other than Contracts terminable by the Company or one of its Subsidiaries on no more than 120 days' notice or in connection with an annual renewal without liability or financial obligation to the Company or any of its Subsidiaries;

           (ii)  each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, and that either (A) provided for payments by the Company of $500,000 or more in the Company's fiscal year ended December 31, 2016 or (B) provides for aggregate payments by the Company after the date hereof of $2,000,000 or more, other than Contracts terminable by the Company or one of its Subsidiaries on no more than 120 days' notice or in connection with an annual renewal without liability or financial obligation to the Company or any of its Subsidiaries;

          (iii)  each Contract that contains any provisions restricting the Company or any of its Subsidiaries from (A) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby or

  (B) hiring or soliciting for hire the employees or contractors of any Third Party (other than non-hire and non-solicitation provisions contained in confidentiality agreements), except in the case of each of clauses (A) and (B) for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

          (iv)  each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Owned IP, (C) contains any provision that requires the purchase of all or any portion of the Company's or any of its Subsidiaries' requirements from any Third Party or (D) grants "most favored nation" rights, except in the case of each of clauses (A), (B), (C) and (D) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

           (v)  each Contract pursuant to which the Company or any of its Subsidiaries is granting or is granted any license to Intellectual Property (other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries) consistent with past practice, except for (a) Contracts with current and former employees, contractors, or consultants of the Company or any of its Subsidiaries, (b) nondisclosure agreements, (c) licenses for Open Source Materials, (d) Contracts for "shrink wrap" and other widely available commercial software or services and (e) any other agreements that are not material to the Company and its Subsidiaries, taken as a whole;

          (vi)  each Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $500,000 or (B) between or among any of the Company and its Subsidiaries;

         (vii)  each Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien on properties or other assets of the Company or any of its Subsidiaries, other than any Permitted Liens;

        (viii)  each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business consistent with past practice;

          (ix)  each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of shares, sale of assets or otherwise) for consideration in excess of $500,000, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business consistent with past practice;

           (x)  each partnership, joint venture or other similar Contract or arrangement that is material to the Company and its Subsidiaries, taken as a whole;

          (xi)  each Contract entered into since January 1, 2016 in connection with the settlement or other resolution of any action or proceeding under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or that involved payment by the Company or any of its Subsidiaries of more than $500,000; and

         (xii)  each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act that is not otherwise required to be disclosed pursuant to paragraphs (i) through (xi) above.

        (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Contract disclosed in Section 4.21(a) of the Company Disclosure Letter or required to be disclosed pursuant to Section 4.21(a) (each, a "Company Material Contract") (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors' rights generally and by general principles of equity. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, any notice in writing to terminate or not renew, in whole or in part, any Company Material Contract. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Company Material Contract and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

        (c)   Copies of each Company Material Contract have been filed with the SEC or made available by the Company to Parent.

        Section 4.22.    Customers and Suppliers.    Section 4.22(a) of the Company Disclosure Letter lists the ten largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended September 30, 2016) (each, a "Major Customer"). Section 4.22(b) of the Company Disclosure Letter lists the ten largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended September 30, 2016) (each, a "Major Supplier"). The Company has not received, as of the date of this Agreement, any notice in writing from any Major Customer or Major Supplier that it intends to terminate, or not renew, its relationship with the Company or its Subsidiaries.

        Section 4.23. Compliance with Anti-Corruption and Export Control Laws.

        (a)   Since January 1, 2013, none of the Company or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, violated, or is aware of any action taken that would result in a violation of, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, or any applicable anti-corruption law (collectively, the "Anti-Corruption Laws"), nor (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees, or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (iv) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries or to influence any act or decision of a foreign government official or other person on behalf of the Company or any of its Subsidiaries. No proceeding by or before any Governmental Authority involving the Company, any Subsidiary of the Company or any Affiliate of the Company, or

any of their directors, officers, employees, agents or other persons acting on their behalf, with respect to any Anti-Corruption Law is pending or, to the knowledge of the Company, threatened , nor have any disclosures been submitted to any Governmental Authority with respect to violations of any Anti-Corruption Law by any such person since January 1, 2013.

        (b)   Since January 1, 2013, the Company and each of its Subsidiaries has conducted its import and export transactions in accordance in all material respects with all applicable U.S. import, export and re-export laws and all other applicable import, export and re-export laws in other countries in which the Company or any of its Subsidiaries conduct business, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and executive orders and laws implemented by OFAC.

        (c)   Since January 1, 2013, the Company and its Subsidiaries have obtained all material consents, orders and declarations from, provided all material notices to, and made all material filings with, all Governmental Authorities required for (i) the export, import and re-export of its products, services, software and technologies, and (ii) releases of technologies and software to foreign nationals located in the U.S. and abroad (the "Export Approvals"), and each of the Company and its Subsidiaries is and, since January 1, 2013, has been in compliance in all material respects with the terms of all Export Approvals. There are no pending or, to the knowledge of the Company, threatened, claims against the Company or any of its Subsidiaries with respect to such Export Approvals.

        Section 4.24.    Finders' Fees.    Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

        Section 4.25.    Opinion of Financial Advisor.    The Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger by holders of shares of Company Stock (other than Parent, Merger Subsidiary and holders of Appraisal Shares) is fair, from a financial point of view, to such holders. A signed copy of such opinion will be made available to Parent for information purposes only promptly following the date of this Agreement.

        Section 4.26.    Available Cash.    The Company and its Subsidiaries have, on a consolidated basis, at least $180,000,000 of cash on hand held in the United States (the "Available Cash"). None of the Company nor any of its Subsidiaries is party to any Contract that would materially restrict, impair or impose any material delay, cost, liability or obligation with respect to the contribution of such Available Cash to the Payment Fund.

        Section 4.27.    Antitakeover Statutes.    Assuming the representations and warranties in Section 5.19 are true and correct, the Company has taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from any anti-takeover provision set forth in Delaware Law.

        Section 4.28.    No Additional Representations.    Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent or Merger Subsidiary or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Subsidiary acknowledge the foregoing. Neither the Company nor any other Person will have or be subject to any liability to Parent and Merger Subsidiary, or any other Person resulting from the distribution to the Parent or any of its Affiliates or Representatives, or the Parent's (or any of or any of its Affiliates' or Representatives') use of, any such information, including any information, documents, projections, forecasts, management presentations in expectation of the Merger or the other transactions contemplated hereunder or other material made available to them by the Company or its Representatives, unless any such information is expressly included in a representation or warranty contained in this Article 4.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

        Subject to Section 11.05, except as disclosed in the Specified Parent SEC Documents (excluding any disclosures set forth in any "risk factor" or "forward-looking statements" sections) or as set forth in the Parent Disclosure Letter, Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

        Section 5.01.    Corporate Existence and Power.

        (a)   Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

        (b)   Each of Parent and Merger Subsidiary has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

        (c)   Parent has heretofore made available to the Company complete and correct copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

        Section 5.02.    Corporate Authorization.

        (a)   The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Parent, as sole stockholder of Merger Subsidiary, has approved and adopted this Agreement. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity).

        (b)   Parent's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby (including the issuance of Parent Common Stock to the holders of Company Stock and Company RSUs in connection with Merger) are fair to and in the best interests of the Parent's stockholders and (ii) approved the issuance of Parent Common Stock to the holders of Company Stock and Company RSUs in connection with Merger. The board of directors of Merger Subsidiary has adopted a resolution approving, and declaring it advisable that the stockholders of Subsidiary approve, this Agreement (including the Merger on the terms and subject to the conditions set forth in this Agreement). The stockholder of Merger Subsidiary has adopted a resolution approving and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger on the terms and conditions set forth in this Agreement).

        (c)   No approval, consent or vote of the stockholders of Parent or any of its affiliates or the holders of any other securities of Parent or any of its affiliates (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of Parent or any of its affiliates or the applicable rules of the any exchange on which securities of Parent or any of its affiliates are traded, in order for Parent or any of its affiliates to consummate or effect the transactions contemplated by this Agreement including the Merger, the issuance of the shares of Parent Common Stock in connection with the Merger.

        Section 5.03.    Governmental Authorization.    The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws (including, without limitation, the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the Form S-4 in which the Proxy Statement/Prospectus shall be included), (d) compliance with any applicable rules of Nasdaq and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.04.    Non-contravention.    The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization by which any asset of Parent or any of its Subsidiaries is bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.05.    Capitalization.

        (a)   The authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 500,000 shares of preferred stock, $0.01 par value per share (the "Parent Preferred Stock"). As of 5:00 p.m., California time, on January 31, 2017, there were (i) 40,564,112 shares of Parent Common Stock outstanding, (ii) no shares of Parent Preferred Stock outstanding, (iii) an aggregate of 1,574,050 shares of Parent Common Stock subject to outstanding employee stock options (the "Parent Stock Options"), (iv) an aggregate of 643,143 shares of Parent Common Stock subject to outstanding restricted stock units (the "Parent RSUs"), (v) 6,298,871 shares of Parent Common Stock were reserved for issuance under Parent's 2010 Stock Incentive Plan (as amended) and 2013 Inducement Stock Incentive Plan (as amended) (such plans, the "Parent Stock Plans") (including upon exercise of the Parent Stock Options and Parent RSUs), (vi) 666,564 shares were reserved for issuance under Parent's Employee Stock Purchase Plan, as amended, (vii) 113,300 shares were held by Parent in its treasury and (viii) based upon the initial conversion ratio for such notes, 8,618,100 shares of Parent Common

Stock issuable upon the conversion of all outstanding convertible notes of Parent, including the 2.70% Convertible Senior Notes due 2023 of Parent. Except as set forth in this Section 5.05(a) and for changes since 5:00 p.m., California time, on January 31, 2017 resulting from the exercise of Parent Stock Options, settlement of Parent RSUs outstanding on such date or the grant of stock-based compensation to directors or employees, as of the date hereof, there are no Parent Securities outstanding. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. The authorized capital stock of Merger Subsidiary consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Subsidiary has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Subsidiary.

        (b)   Except as set forth in this Section 5.05 and for changes since 5:00 p.m., California time, on January 31, 2017 resulting from the exercise of Parent Stock Options, settlement of Parent RSUs outstanding on such date or the grant of stock-based compensation to directors or employees, there are no (i) outstanding shares of capital stock or other voting securities of or ownership interests in the Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of Parent, (iii) warrants, calls, options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of Parent (the items in clauses (i) through (iv) being referred to collectively as the "Parent Securities"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.

        (c)   The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

        Section 5.06.    Subsidiaries.    Each Subsidiary of Parent has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary of Parent is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.07.    SEC Filings and the Sarbanes-Oxley Act.

        (a)   Parent has on a timely basis filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the "Parent SEC Documents").

        (b)   No Subsidiary of Parent is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC or make any similar securities law filing with any other Governmental Authority.

        (c)   As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act, complied in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (d)   Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, complied in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        Section 5.08.    Financial Statements.    The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of Parent included or incorporated by reference in the Parent SEC Documents in all material respects (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments).

        Section 5.09.    Information Supplied.    The information supplied or to be supplied by Parent in writing for inclusion in the Form S-4 (including the Proxy Statement/Prospectus) will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, or on the date of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based upon information supplied by the Company or any of its Representatives or advisors specifically for use or incorporation by reference therein.

        Section 5.10.    Absence of Certain Changes.

        (a)   From the Company Balance Sheet Date until the date hereof, (i) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice and (ii) there has not been any event, occurrence, development of a state of circumstances or facts that has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (b)   From the Company Balance Sheet Date until the date hereof, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company's consent, would constitute a breach of Section 7.01(a), Section 7.01(b)(ii), Section 7.01(d), Section 7.01(e), Section 7.01(f) or, to the extent applicable to such sections, Section 7.01(h).

        Section 5.11.    No Undisclosed Liabilities.    There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and whether due or to become due, other than: (i) liabilities or obligations disclosed, reflected or reserved against in the Parent Balance Sheet; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; (iv) liabilities or obligations that would not be required to be reflected or reserved against in the

Company Balance Sheet under GAAP and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.12.    Litigation.

        (a)   As of the date hereof, there is no action, suit, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or any present or former officer, director or employee of Parent or any of its Subsidiaries in their capacity as such for whom Parent or any of its Subsidiaries may be liable before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that are material to Parent and its Subsidiaries, taken as a whole.

        (b)   To the knowledge of the Parent, no employee of the Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Parent or any of its Subsidiaries, except as would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. Neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any director, officer, auditor, accountant, consultant or authorized representative of the Parent or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Parent or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

        Section 5.13.    Compliance with Laws and Court Orders; Permits.    Parent and each of its Subsidiaries are and, since January 1, 2014, have been in compliance with, and to the knowledge of Parent are not under investigation by any Governmental Authority with respect to, Applicable Law, except for failures to comply or violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Parent and each of its Subsidiaries has in effect all Permits which are material to Parent and its Subsidiaries taken as a whole, and necessary for it conduct its business as presently conducted, except for such Permits the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is not an "investment company" under the Investment Company Act of 1940.

        Section 5.14.    Intellectual Property.

        (a)   Parent and/or its Subsidiaries have valid title and ownership interest in the material Parent Owned IP, free and clear of any Liens (other than Permitted Liens).

        (b)   To the knowledge of Parent, Parent and its Subsidiaries own, license or otherwise have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, except as would not reasonably be excepted to result in, a material liability for or restriction on the Parent and its Subsidiaries, taken as a whole.

        (c)   As of the date of this Agreement, there are no legal disputes or claims pending or, to the knowledge of Parent, threatened alleging infringement, misappropriation or any other violation of any Intellectual Property of any Third Party by Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect.

        (d)   To the knowledge of Parent, none of Parent or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (e)   To the knowledge of Parent, no Parent Owned IP has been infringed, misappropriated or otherwise violated by any Third Party, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.15.    Taxes.

        (a)   All material Tax Returns required by Applicable Law to have been filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed in accordance with all Applicable Law, and all such material Tax Returns were, at the time of filing, true and complete in all material respects.

        (b)   Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes required to have been paid, other than such Taxes that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on the Parent financial statements in accordance with GAAP.

        (c)   There is no claim, audit, action, suit, proceeding or investigation now pending or, to Parent's knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any material amount of Tax or material Tax asset.

        Section 5.16.    Employee Benefit Plans.

        (a)   "Parent Employee Plan" means each "employee benefit plan," as defined in Section 3(3) of ERISA and each other material employment, severance or similar Contract, plan, practice, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Parent or any of its Subsidiaries and with respect to which Parent or any of its Subsidiaries has any liability, other than (i) any Multiemployer Plan and (ii) any plan, policy, program, arrangement or understanding mandated by Applicable Law.

        (b)   Neither Parent nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Parent Employee Plan subject to Title IV of ERISA.

        (c)   Neither Parent nor any of its ERISA Affiliates contributes to, or has in the past six years contributed to, any Multiemployer Plan.

        Section 5.17.    Financing.    Assuming the accuracy of the representations and warranties of the Company in Section 4.26, Parent has as of the date hereof and will have at or promptly after the Effective Time cash or other sources of immediately available funds in an amount, together with the Available Cash, sufficient to enable Parent to satisfy all of Parent's and Merger Subsidiary's obligations under this Agreement (including the consummation of the Merger pursuant to the terms of this Agreement and the payment of the Merger Consideration for all of the shares of Company Stock, the payment of all consideration payable pursuant to Section 2.06, repayments of indebtedness and the payment of all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement).

        Section 5.18.    Certain Arrangements.    Other than the Support Agreement and to the knowledge of Parent, there are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote or approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

        Section 5.19.    Ownership of Company Securities; DGCL Section 203.    Parent and its subsidiaries do not "own" (as defined in Section 203 of the DGCL), or "beneficially own" (within the meaning of Regulation 13D promulgated under the 1934 Act), any shares of Company Stock, Company Securities or other securities of the Company or any options, warrants or other rights to acquire Company Stock, Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. Neither Parent nor any of its "affiliates" or "associates" (each as defined in Section 203 of the DGCL) is, or has been at any time with the last three years, an "interested stockholder" as defined in Section 203 of the DGCL. Neither Parent nor any of its Subsidiaries has taken, or authorized or permitted any its Representatives to take, any action that would cause Parent or any of its "affiliates" or "associates" (each as defined in Section 203 of the DGCL) thereof to be deemed an "interested stockholder" as defined in Section 203 of the DGCL or otherwise render Section 251 of the DGCL inapplicable to the Merger.

        Section 5.20.    Finders' Fees.    Except for Barclays Capital Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Subsidiary or any of their respective Subsidiaries who is entitled to any fee or commission from Parent, Merger Subsidiary or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

        Section 5.21.    No Additional Representations.    Except for the representations and warranties made by the Parent in this Article 5, neither the Parent nor any other Person makes any other express or implied representation or warranty with respect to the Parent or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its respective Affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and the Company acknowledges the foregoing. Neither the Parent nor any other Person will have or be subject to any liability to the Company, or any other Person resulting from the distribution to the Company or any of its Affiliates or Representatives, or the Company's (or any of or any of its Affiliates' or Representatives') use of, any such information, including any information, documents, projections, forecasts, management presentations in expectation of the Merger or the other transactions contemplated hereunder or other material made available to them by the Parent or its Representatives, unless any such information is expressly included in a representation or warranty contained in this Article 5.

ARTICLE 6
COVENANTS OF THE COMPANY

        Section 6.01.    Conduct of the Company.    Except for matters set forth in Section 6.01 of the Company Disclosure Letter, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and key employees and (iii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 6.01 of the Company Disclosure Letter, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent between the date hereof and the Effective Time, as applicable, the Company shall not, nor shall it permit any of its Subsidiaries to:

        (a)   (i) amend the certificate of incorporation or bylaws of the Company or (ii) amend in any material respect the comparable organizational documents of any Subsidiary of the Company;

        (b)   (i) split, combine or reclassify any shares of its capital stock or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Stock to satisfy Tax obligations with respect to Company Equity Awards granted pursuant to the Company Stock Plans and (C) to the extent permitted by Section 6.01(c), as required by any Company Employee Plan as in effect on the date of this Agreement;

        (c)   (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of, or authorize the issuance, deliverance, sale, grant, pledge, transfer, subjection to any Lien (other than Permitted Liens), encumbrance or disposition of, any Company Securities or Company Subsidiary Securities, or grant any Company Equity Awards (or other equity or equity-linked incentive awards), other than the issuance of (A) any shares of Company Stock upon the exercise of Company Stock Options or settlement of Company RSUs that are outstanding on the date of this Agreement, in each case in accordance with their terms on the date of this Agreement, (B) the issuance of shares of Company Stock as required by any Company Employee Plan as in effect on the date of this Agreement, and (C) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, or (ii) amend any term of any Company Security or any Company Subsidiary Security;

        (d)   incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget as set forth in Section 6.01(d) of the Company Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $500,000 in the aggregate, in each case, for each fiscal quarterly period;

        (e)   adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

        (f)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or lease, directly or indirectly, any properties, interests or businesses, or any assets or securities in connection with the acquisition of properties, interests or businesses, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries would exceed $1,000,000;

        (g)   (i) sell, lease, exclusively license, exchange, swap or otherwise transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on, any of the Company's or its Subsidiaries' assets, properties, interests or businesses if the aggregate amount of consideration paid or transferred to the Company and its Subsidiaries would exceed $1,000,000 for each fiscal quarterly period, or (ii) sell or exclusively license any of the material Company Owned IP, other than, in each of clauses (i) and (ii), (x) pursuant to existing Contracts or commitments that have been disclosed to Parent prior to the date of this Agreement, or (y) sales of Company products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

        (h)   (i) repurchase, prepay, assume, guarantee, incur or otherwise become liable for any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any "keep well" or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than accounts payable in the ordinary course of business consistent with past practice), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (B) accounts receivable and extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business consistent with past practice);

        (i)    enter into any Contract that contains any provisions restricting the Company or any of its Affiliates from competing or engaging in any material respect in any activity or line of business or with any Person or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of so competing or engaging, or which, pursuant to its terms, would reasonably be expected to have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby or enter into, modify, or amend any Contract so as to require disclosure of such Contract pursuant to Section 4.21(a)(vi);

        (j)    except (w) as required by the terms of any Company Employee Plan as in effect on the date of this Agreement, (x) as required by Applicable Law, (y) as disclosed on Section 6.01(j) of the Company Disclosure Letter: (i) hire any new employee to whom a written offer of employment has not previously been made and accepted prior to the date of this Agreement other than the hiring of any non-officer employees in the ordinary course of business with total compensation not exceeding $125,000 individually, (ii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or benefits (including severance benefits) except as may be required pursuant to Contracts in effect on the date hereof, (iii) make any Person a participant in or party to any severance plan or arrangement or grant any increase in any severance, retention or change in control benefits, or (iv) establish, adopt, enter into or amend any Company Employee Plan (other than entering into offer letters that contemplate "at will" employment and that do not provide for retention, change in control, severance or termination benefits) or collective bargaining agreement;

        (k)   make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

        (l)    (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any actions, suits, investigations or proceedings before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) any Governmental Authority, in excess of $250,000 in any individual case, other than as required by their terms as in effect on the date of this Agreement and other than with respect to any such actions, suits, investigations or proceedings reserved against on the Company Balance Sheet (for amounts not in excess of such reserves); provided that the payment, discharge, settlement or satisfaction of any such actions, suits, investigations or proceedings does not include any material obligations (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing, or (ii) waive, relinquish, release, grant, transfer or assign any right in connection with any such actions, suits, investigations or proceedings with a value of more than $500,000 in any individual case; or

        (m)  make or change any material Tax election, file any amended Tax Return affecting any material Tax liability or attribute, settle or compromise any Tax audit or other proceeding for an amount materially in excess of the amount accrued or reserved therefor in the Company's financial statements included in the Company SEC Documents, compromise or surrender any material Tax refund or credit, change any method of Tax accounting, in each case other than as required by Law;

        (n)   (i) modify, amend, terminate or waive any material rights under any Company Material Contract, other than in the ordinary course consistent with past practice, or (ii) enter into any contract that, if in effect on the date hereof, would have constituted a Company Material Contract, other than in the ordinary course consistent with past practice; or

        (o)   agree, authorize or commit to do any of the foregoing;

provided, however, that Parent may not unreasonably withhold, condition or delay its consent to any of the actions described in Sections 6.01(d), 6.01(g), 6.01(h), 6.01(l), 6.01(m) or 6.01(n). Nothing contained in this Agreement shall give the Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

        Section 6.02.    Company Stockholder Meeting.    The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement/Prospectus by the SEC for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Stockholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) as otherwise required by Applicable Law or (iii) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement/Prospectus, there are insufficient shares of Company Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting. Subject to Section 6.03, the Board of Directors of the Company shall (A) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company's stockholders, (B) use its reasonable best efforts to obtain the Company Stockholder Approval and (C) otherwise comply with all legal requirements applicable to such meeting.

        Section 6.03.    Company Acquisition Proposals.

        (a)   Subject to Section 6.03(b), Section 6.03(c) Section 6.03(d) and Section 6.03(f), (i) the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors retained by the Company or its Subsidiaries (collectively, "Company Representatives") not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any non-public information or access relating to the Company or any of its Subsidiaries to, any Third Party with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any agreement in principle, letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal and (ii) except as otherwise provided in this Section 6.03, the Board of Directors of the Company shall not fail to make and shall not withdraw, withhold, qualify or modify, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, or approve, endorse or recommend or publicly propose to approve, endorse or recommend, an Acquisition Proposal (any of the foregoing in this clause (ii), an "Adverse Recommendation Change"; provided, that, for the avoidance of doubt, none of (1) actions contemplated by Section 6.03(a) or 6.03(b), (2) the determination by the Board of Directors in accordance with this Section 6.03 that an Acquisition Proposal constitutes a Superior Proposal or (3) the delivery by the Company of the notices to Parent required by this Section 6.03 shall, in and of itself, constitute an Adverse Recommendation Change). The Company will be liable for any breach of this Section 6.03 by any Company Representatives as if such breach had been committed by the Company. The Company shall immediately cease any discussions or negotiations with any person with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal and promptly after the date hereof terminate access to any Third Party or its Representatives to any electronic data room maintained by the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement and request that any such person promptly return or destroy all confidential information concerning the Company and its Subsidiaries to the extent permitted pursuant to a confidentiality agreement with such person. The Company and its Subsidiaries shall not release any Third Party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (y) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party except, with respect to clause (x), (A) to the extent that prior to the receipt of the Company Stockholder Approval the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal counsel, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law or (B) to the extent that any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party includes a "fallaway" or other similar provision that causes such standstill provision to be released, waived, modified or amended as a result of the Company entering into this Agreement in and of itself.

        (b)   Notwithstanding Section 6.03(a), if at any time prior to obtaining the Company Stockholder Approval, the Company or any of the Company Representatives has received an unsolicited written, bona fide Acquisition Proposal from any Third Party that did not result from a breach of this Section 6.03 and that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, would reasonably be expected to result in a Superior Proposal, then the Company, directly or indirectly through the Company Representatives, may, on the terms provided in this Section 6.03, (i) engage in negotiations or discussions with such Third Party and its Representatives related to such written Acquisition Proposal, and (ii) furnish to such Third Party or its Representatives non-public information and access relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that, prior to or concurrently with the time it is made available to such Third Party, the Company shall make available to Parent (including by notifying Parent that such information has been posted to an electronic data room to which Parent and its Representatives have access) any information relating to the Company or its Subsidiaries that is made available to such Third Party.

        (c)   Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, if the Company and the Company Representatives are in material compliance with Section 6.03, and if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and taking into account the discussions with Parent outlined below, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law, the Board of Directors of the Company may, at any time prior to the receipt of the Company Stockholder Approval, make an Adverse Recommendation Change in response to any fact, event, change, development or set of circumstances that materially affects the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole that (A) does not involve or relate to an Acquisition Proposal or to Parent or any of its Affiliates or its or their respective Representatives and (B) (i) is not known and was not reasonably discoverable or foreseeable to the Board of Directors of the Company as of the date hereof or (ii) the consequences of which were not reasonably discoverable or foreseeable to the Board of Directors of the Company as of the date hereof (an "Intervening Event"); provided that in each case: (x) the Company provides Parent three (3) Business Days' prior written notice of its intention to take such action, which notice shall include reasonable detail with respect to any such facts, events, changes, developments or set of circumstances underlying such action; (y) during such three (3) Business Day period described in clause (x), the Company considers in good faith and discusses with Parent and its Representatives (if Parent desires to discuss) any adjustments or modifications to the terms of this

Agreement; and (z) at the end of the three (3) Business Day period described in clause (x), the Board of Directors of the Company determines in good faith after consultation with its financial advisor and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed in writing by Parent during the period described in clause (x)) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law, provided that, for the avoidance of doubt, any determination by the Company Board of Directors after the date of this Agreement that the per share Merger Consideration payable in the Merger is not sufficient shall not in and of itself constitute an Intervening Event and in no event shall such Intervening Event result from a change in the trading price of the Parent Common Stock or Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change in the trading price of Company Common Stock may be taken into account in determining whether there has been an Intervening Event). The Company shall notify Parent in writing within one (1) Business Day after any Adverse Recommendation Change.

        (d)   In addition, nothing contained herein shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal; or (ii) making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law; provided, that in the case of the foregoing clauses (i) or (ii), any such action taken or statement made that contains an Adverse Recommendation Change shall be subject to the provisions of this Section 6.03.

        (e)   The Company shall (i) notify Parent orally and in writing promptly (but in no event later than forty-eight (48) hours) after receipt by the Company of any Acquisition Proposal, which notice shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal and (ii) keep Parent reasonably informed promptly (but in no event later than forty-eight (48) hours) after any material developments, discussions or negotiations regarding any Acquisition Proposal and shall provide to Parent promptly (but in no event later than forty-eight (48) hours) after receipt thereof of copies of all proposed transaction agreements or proposal letters or similar materials (and any attachments, annexes, exhibits, schedules and other similar materials in connection therewith) sent or provided to the Company or any of its Subsidiaries that describe any material terms or conditions of any Acquisition Proposal.

        (f)    Notwithstanding anything contained in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and in response to an unsolicited, written, bona fide Acquisition Proposal that did not result from a breach of Section 6.03, that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law, then the Board of Directors of the Company may make an Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 10.01(d)(i) (provided that, substantially concurrently with such termination the Company enters into a definitive agreement with respect to such Superior Proposal (a "Company Acquisition Agreement")); provided, that, prior to taking any such action the Company has complied in all material respects with this Section 6.03(f). Further, the Board of Directors of the Company shall not make an Adverse Recommendation Change (or terminate this Agreement pursuant to Section 10.01(d)(i)) pursuant to this Section 6.03(f) in response to an Acquisition Proposal, unless (i) the Company promptly notifies Parent in writing, at least three Business Days before taking such action, of the determination of the Board of Directors of the Company that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making such Superior Proposal (it being understood that each time any material revision or material amendment to the terms of the Acquisition Proposal determined to be a Superior Proposal is made, the initial three (3) Business Day period shall be extended for an additional two (2) Business Days after notification of such material revision or material amendment in accordance with Section 6.03(e) and this Section 6.03(f) to Parent) and (ii) the Board of Directors of the Company (A) shall have considered in good faith and discussed with Parent (if Parent desires to discuss) any adjustments or modifications to this Agreement proposed by Parent and (B) shall have determined in good faith, at the end of the period set forth in clause (i) and after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal would continue to constitute a Superior Proposal if any adjustments or modifications to the terms of this Agreement proposed in writing by Parent were to be given effect. For the avoidance of doubt, any change to the financial or other material terms of a Superior Proposal shall require a new notice to Parent and a new two (2) Business Day period and discussions process under this Section 6.03(f).

        (g)   The Board of Directors of the Company shall reaffirm publicly the Company Board Recommendation to the Company's stockholders within ten (10) Business Days of Parent's written request to do so, made at any time that an Acquisition Proposal has been made to the Company, has been publicly announced and is pending; provided that Parent shall be entitled to make such a written request for reaffirmation, and the Board of Directors of the Company shall only be required to make such reaffirmation, on only one occasion with respect to any one Acquisition Proposal (with each material revision or material amendment to the price or terms of such Acquisition Proposal triggering one additional Parent right to request reaffirmation).

        (h)   As used in this Agreement:

          (i)    "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

           (ii)  "Superior Proposal" means a bona fide, written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or at least a majority of the consolidated assets of the Company and its Subsidiaries and that the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Acquisition Proposal (including the timing and likelihood of consummation of such proposal, taking into account all legal, regulatory and other aspects of the proposal), would be reasonably likely to be consummated in accordance with its terms and that, if consummated, would result in a transaction more favorable to the Company's stockholders (solely in their capacity as such) from a financial point of view than the Merger (taking into account any irrevocable written proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(f)).

        Section 6.04.    Access to Information.    From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall during normal business hours (a) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the offices, properties, books and records of such party and (b) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in such access; provided, however, that Parent will not be permitted to conduct any environmental sampling or analysis without the Company's prior written consent. Any access pursuant to this Section 6.04 shall be conducted under supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company.

 ARTICLE 7
COVENANTS OF PARENT AND MERGER SUBSIDIARY

        Section 7.01.    Conduct of Parent.    Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement. Except for matters set forth in Section 7.01 of Parent Disclosure Letter, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and key employees and (iii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 7.01 of Parent Disclosure Letter, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the Effective Time, as applicable, Parent shall not, nor shall it permit any of its Subsidiaries to:

        (a)   (i) amend in any material respect the certificate of incorporation or bylaws of Parent or (ii) amend in any material respect the comparable organizational documents of any Subsidiary of Parent;

        (b)   (i) split, combine or reclassify any shares of its capital stock or (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of Parent or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent;

        (c)   issue, deliver, grant or sell, or authorize the issuance, deliverance, grant or sale of, any Parent Securities other than the issuance of (i) any Parent Securities pursuant to any Parent Stock Plans, (ii) any shares of Parent Common Stock upon the exercise, settlement or conversion of any outstanding Parent Securities, (iii) the issuance of shares of Parent Stock as required or permitted by any Parent Employee Plan or (iv) any Parent Subsidiary Securities to Parent or any other Subsidiary of Parent;

        (d)   adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to Parent or any of its Subsidiaries (other than the dissolution of any inactive Subsidiary of Parent and reorganizations solely among Subsidiaries of Parent);

        (e)   make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

        (f)    merge or consolidate with any other Person or acquire a material amount of the stock or assets of any other Person or effect any business combination, recapitalization, stock issuance, reorganization or other similar transaction (other than the Merger) if such action would reasonably be expected to (i) materially delay, interfere with or prevent the Closing or (ii) materially change or materially alter the nature of the business of Parent conducted as of the date hereof;

        (g)   engage in any action or activity that would require Parent to obtain the approval of its stockholders in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing; or

        (h)   agree, authorize or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, rights to control or direct the Parent's operations prior to the Effective Time. Prior to the Effective Time, the Parent shall exercise, consistent with the terms of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

        Section 7.02.    Obligations of Merger Subsidiary.    Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and consummate the Merger on the terms and conditions set forth in this Agreement. Immediately after the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Subsidiary, shall approve and adopt this Agreement (including the Merger) in such capacity.

        Section 7.03.    Parent Owned Shares.    Parent shall vote or cause to be voted all shares of Company Stock beneficially owned by it or any of its Affiliates in favor of approval of this Agreement at the Company Stockholder Meeting.

        Section 7.04.    Indemnification and Insurance.    Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, as follows:

        (a)   All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an "Indemnified Person") as provided in the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the organizational documents of any Subsidiary of the Company or any indemnification agreement, or other written agreement between the Company and an Indemnified Person containing any express indemnification provisions, between such Indemnified Person and the Company or any of its Subsidiaries shall survive the Merger and, for a period of six (6) years, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

        (b)   For six years after the Effective Time, Parent and the Surviving Corporation (jointly and severally) shall indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by Delaware Law and any other Applicable Law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a "Claim"), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law upon receipt of any undertaking required by Applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

        (c)   Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies; provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such "tail" insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided that the premium per annum payable for such "tail" insurance policy shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year (such maximum amount, the "Maximum Tail Premium") and if the cost for such "tail" insurance policy exceeds the Maximum Tail Premium, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium.

        (d)   If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys of all or substantially all of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.04 (including this Section 7.04(d)).

        (e)   The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation and bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.04 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

        (f)    Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.04.

        Section 7.05.    Employee Matters.

        (a)   With respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue in employment with Parent or one of its Subsidiaries (including, following the Closing, the Surviving Corporation) ("Company Employees"), Parent shall, or shall cause the Surviving Corporation to (i) for a period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee's employment with Parent, the Surviving Corporation and their Affiliates), provide base salaries or base wage levels at least equal to what the Company Employees were receiving from the Company or its Subsidiaries immediately before the Closing, and (ii) for a period from and after the Effective Time until December 31, 2017 (or, if earlier, the termination of the applicable Company Employee's employment with Parent, the Surviving Corporation and their Affiliates), provide health and welfare benefits that, taken as a whole, are substantially comparable in the aggregate to the health and welfare benefits provided by the Company or its

Subsidiaries to the Company Employee immediately prior to the Effective Time (or, if more favorable to the Company Employee, substantially comparable in the aggregate to the health and welfare benefits provided to similarly situated employees of Parent and its Affiliates).

        (b)   Without limiting the generality of Section 7.05(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume, honor and continue until December 31, 2017, or, if sooner, until all obligations thereunder have been satisfied, all of the Company's employment, severance, bonus, incentive compensation, commission, change in control, retention and termination plans and agreements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with Applicable Law or with the consent of the applicable Company Employee.

        (c)   With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates with respect to any Company Employee (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, such Company Employee's service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Company Employee Plans) shall be treated as service with Parent, the Surviving Corporation or their Affiliates to the extent such service was recognized under the corresponding Company Employee Plan in which such Company Employee participated prior to the Closing; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or for purposes of benefit accrual under any defined benefit pension plan (whether or not tax-qualified), supplemental retirement plan or similar plan or arrangement.

        (d)   Parent shall use its commercially reasonable efforts to waive, or shall cause the Surviving Corporation or any of its Affiliates to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Parent, the Surviving Corporation or any of their Affiliates in which any Company Employee (or the dependents of any eligible employee) will be eligible to participate from and after the Effective Time. Parent shall use its commercially reasonable efforts to recognize, or shall cause the Surviving Corporation or any of its Affiliates to recognize, the dollar amount of all payments incurred by each Company Employee (and his or her eligible dependents) under any applicable Company Employee Plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible, co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans in which such Company Employee will be eligible to participate from and after the Effective Time.

        (e)   The Company shall take (or cause to be taken) all actions necessary and appropriate to terminate: (a) all Company Employee Plans that contain a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the "401(k) Plans"), with such termination of the 401(k) Plans to be effective no later than the day immediately preceding the Closing Date; (b) all Company Employee Plans set forth on Schedule 7.05(d); provided, however, that Parent may, in its sole and absolute discretion, make an election to sponsor and maintain any 401(k) Plan by providing the Company with written notice of such election at least three Business Days before the Effective Time. With respect to each Company Employee Plan to be terminated as described in this Section 7.05(e), the Company shall deliver to Parent, no later than the day immediately preceding the Closing Date, evidence that the Company's board of directors has validly adopted resolutions to terminate such Company Employee Plan (the form and substance of which shall be subject to review and approval of Parent). If the distributions of assets from the trust of a 401(k) Plan that is terminated are reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and fees and provide such estimate in writing to Parent at least three Business Days prior to the Effective Time.

        (f)    Nothing in this Section 7.05 shall, or shall be construed so as to, (i) create any right in any Person, including any employees, former employees, any participant in any Company Employee Plan or any dependent or beneficiary thereof, (ii) create any right to continued employment or other service with Parent, Company, the Surviving Corporation or any of their Affiliates, (iii) modify or amend the provisions of a Company Employee Plan or require Parent or any of its Affiliates to adopt or maintain, or restrict Parent or any of its Affiliates from terminating, employee benefit plan or arrangement of Parent or any of its Affiliates, (iv) prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any employee or other service provider of the Company or any Subsidiary thereof at any time following the Closing, or to change any terms and conditions of the employment or other service of such service providers at any time following the Closing, or (v) create any third party rights in any such current or former service provider of the Company or any Subsidiary thereof (or any beneficiary or dependent thereof). For purposes of clarity, however, nothing in this section is intended to adversely affect any independent contractual right of a Company Employee without his/her consent thereto.

        Section 7.06.    No Impeding Actions.    Each of Parent and Merger Subsidiary agrees that, from the date hereof to the Effective Time, it shall not, and it shall cause its Subsidiaries not to: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Subsidiary to consummate the Merger or the other transactions contemplated under this Agreement.

        Section 7.07.    Filing of Form S-8.    Parent agrees to file no later than ten (10) Business Days after the Effective Time a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock issuable with respect to Converted RSUs and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted RSUs assumed or granted in accordance with this Agreement remain outstanding. Parent shall at times ensure that there will remain a sufficient number of unissued shares of Parent Common Stock to meet its share issuance obligations in connection with the Company Unvested RSUs. Parent shall also use its reasonable best efforts to take any action required to be taken by it under any applicable state securities laws in connection with the conversion of the Company Unvested RSUs into Converted RSUs, and the Company shall furnish to Parent any information concerning the Company and holders of the Company RSUs as may be reasonably requested by Parent in connection with any such action. Parent shall take all action necessary to cause the shares of Parent Common Stock to be issuable upon the vesting of the Company Unvested RSUs, to be approved for listing on Nasdaq at or prior to the Effective Time.

ARTICLE 8
COVENANTS OF PARENT, MERGER SUBSIDIARY AND THE COMPANY

        Section 8.01.    Efforts.

        (a)   Subject to the terms and conditions of this Agreement, the Company and Parent shall, and shall cause their respective Affiliates to, cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary consents, approvals or waivers from Third Parties, (ii) preparing and filing as promptly as practicable after the date hereof with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable, (iii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement, (iv) defending or contesting any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby.

        (b)   In furtherance and not in limitation of the foregoing, each of Parent and the Company shall, and shall cause their respective Affiliates to, make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within 5 Business Days after the date hereof), (ii) each other appropriate filing required pursuant to any Foreign Antitrust Law (collectively with the HSR Act, the "Antitrust Laws") as promptly as practicable (and in any event within 15 Business Days after the date hereof), (iii) comply at the earliest practicable date with any request under any of the Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from any Governmental Authority in respect of such filings or such transactions and (iv) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith), and in connection with resolving any investigation or other inquiry of any Governmental Authority under any of the Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall as promptly as practicable inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to Applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any of the Antitrust Laws. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.01 as "outside counsel only". Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

        (c)   The Company and Parent shall, and shall cause their respective Affiliates to, cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (subject to the last sentence of this paragraph): (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the Federal Trade Commission, the Department of Justice, or any attorney general of any state of the United States in connection with any of the foregoing) (each a "Divestiture Action"). In the event Parent agrees to effect a Divestiture Action, the Company and its Subsidiaries shall, upon request by Parent, consent and/or agree as needed in order to effectuate a Divestiture Action to the extent such action relates to the Company or its Subsidiaries or its or their businesses or assets. Further Parent and the Company shall not take, and shall not permit their respective Affiliates to take any action (including the acquisition by it or its Affiliates of any interest in any Person that derives revenues from products, services or lines of business similar to the Company's products, services or lines of business) if such action would make it materially more likely that there would arise any impediments under any Antitrust Law that may be asserted by any Governmental Authority to the consummation of the transactions contemplated hereby as promptly as practicable. In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall, and shall cause its Affiliates to, defend and contest or otherwise resolve the action (with the Company's cooperation). In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall use its reasonable best efforts to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date. The Company shall cooperate with Parent and shall use its reasonable best efforts to assist Parent in resisting and reducing any Divestiture Action. Parent shall, in a manner consistent with the terms and the objective of this Agreement, control and lead all actions, strategy and communications, and make all determinations as to the appropriate course of action and the timing of all actions and communications, with respect to Antitrust Laws, Governmental Authorities and all other related matters, including dealings with Governmental Authorities and any Divestiture Actions or litigation under Antitrust Laws; provided, however, that Parent shall, and shall cause its Affiliates to, to the extent permitted by Applicable Law and Governmental Authority, (i) without causing undue delay or materially impeding Parent's ability to satisfy its obligations in this Section 8.01(c), consult with the Company in advance of any meeting, teleconference or other communication with such Governmental Authority and provide the Company with an opportunity to attend or participate in such meeting, teleconference or other communication, (ii) afford the Company an opportunity to review any written advocacy materials to be submitted to such Governmental Authority in advance of the submission thereof, and (iii) furnish the Company with copies of all written materials received by or on behalf of such party from such Governmental Authority, in each case to the extent permitted by Applicable Law. The Company shall not, without Parent's prior written consent or request, communicate, offer, negotiate, or agree or bind itself or Parent, with any Governmental Authority or other third party regarding any Divestiture Action. Notwithstanding anything to the contrary in this Agreement, however, neither the Company nor any of its Subsidiaries shall propose, consent to, or take any Divestiture Action without prior written consent of Parent, and neither Parent, nor the Company, nor any of their respective Affiliates shall be obligated to consent or commit to any Divestiture Action unless (A) the parties are informed by the Federal Trade Commission, the Department of Justice, or any attorney general of any state of the United States that such actions are demanded and required as a condition to providing approval or resolving proceedings under any Antitrust Law and (B) such actions, considered individually or in the aggregate, would not result in a Detriment. For the purposes of this Section 8.01(c), an action so demanded and required by a Governmental Authority would be deemed to result in a "Detriment" if such action, considered individually or in the aggregate with all other actions so demanded and required by a Governmental Authority would have an adverse impact that is material to (a) the reasonably anticipated benefits to Parent of the transactions contemplated by this Agreement, (b) the business of the Parent and its Subsidiaries, taken as a whole, or (c) the business of the Company and its Subsidiaries, provided, further that in no event shall Parent be required to license any of the Intellectual Property of Parent, the Company or any of their Subsidiaries.

        Section 8.02.    Form S-4; Proxy Statement/Prospectus.

        (a)   As promptly as practicable after the execution of this Agreement, (i) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the shares of Parent Common Stock issuable in the Merger and (ii) Parent and the Company shall cooperate in preparing and cause to be filed with the SEC the Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to (A) have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing and (B) to keep the Form S-4 effective as long as is necessary to consummate the Merger and other transactions contemplated hereby. Each of Parent and the Company shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party on any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement/Prospectus. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such documents or response in advance (including the proposed final version of such document or response). If required by Applicable Law, the Company shall disseminate to its stockholders, as promptly as reasonably practicable, any amendment of or supplement to the Proxy Statement/Prospectus required as a result of such comments.

        (b)   If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company.

        (c)   The Company shall take, in accordance with applicable Law and the Company Organizational Documents, all action necessary to mail the Proxy Statement/Prospectus to the Company's stockholders as promptly as reasonably practicable after the Form S-4 is declared effective by the SEC and to convene the Company Stockholder Meeting as promptly as reasonably practicable after the date of mailing of the Proxy Statement/Prospectus (including setting an appropriate record date for the Company Stockholder Meeting). Unless and until an Adverse Recommendation Change has occurred in accordance with Section 6.03, the Company shall, through the Company Board of Directors, make the Company Board Recommendation, include such Company Board Recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, and shall not submit any other proposal to such holders in connection with the Company Stockholder Meeting without the prior written consent of Parent.

        Section 8.03.    Public Announcements.    Subject to Section 6.03, and unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

        Section 8.04.    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        Section 8.05.    Notices of Certain Events.    Each of the Company and Parent shall promptly notify the other of:

        (a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b)   any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

        (c)   any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

        Section 8.06.    Section 16 Matters.    Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act. Prior to the Effective Time, Parent shall take all reasonable steps intended to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual that, at or following the Closing, may become subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the 1934 Act. Prior to the Effective Time, the Parent shall take all reasonable steps intended to cause the acquisition of Parent Common Stock and Converted RSUs resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is an officer or director of the Company who may become a covered person for purposes of Section 16 of the 1934 Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

        Section 8.07.    Stock Exchange Listing and De-listing; 1934 Act Deregistration.    Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Stock from Nasdaq and the termination of the registration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time. Prior to the Effective Time, Parent shall file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to the shares of Parent Common Stock to be issued in the Merger, and shall cause the shares of Parent Common Stock to be issued in the Merger to be reserved for issuance in connection with the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance.

        Section 8.08.    Transaction Litigation.    Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors and/or officers (and not against Parent and/or its directors and/or officers), relating to the transactions contemplated by this Agreement, including the Merger; provided, however, that the Company (i) shall promptly provide Parent with copies of all proceedings and correspondence relating to such litigation, (ii) shall give Parent the opportunity to participate with the Company regarding the defense or settlement of any such litigation and (iii) unless otherwise permitted by Section 6.01(l), shall not settle any such litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Merger, without Parent's prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

        Section 8.09.    No Control of Other Party's Business.    Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' operations.

ARTICLE 9
CONDITIONS TO THE MERGER

        Section 9.01.    Conditions to the Obligations of Each Party.    The respective obligations of Parent, Merger Subsidiary and the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Company or Parent at or prior to the Effective Time of the following conditions:

        (a)   the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

        (b)   no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction (collectively, "Restraints") shall be pending or in effect enjoining or otherwise prohibiting the consummation of the Merger;

        (c)   all approvals and the expirations or terminations of any applicable waiting period (or extensions thereof) necessary under the HSR Act shall have been obtained or shall have expired or been terminated, as applicable;

        (d)   the Form S-4 shall have been declared effective by the SEC under the 1933 Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated by the SEC; and

        (e)   the shares of Parent Common Stock issuable in connection with the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

        Section 9.02.    Conditions to the Obligations of Parent and Merger Subsidiary.    The respective obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of the following further conditions:

        (a)   the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

        (b)   (i) the representations and warranties of the Company (other than the representations set forth in Section 4.01, Section 4.02, Section 4.05(a), Section 4.05(b), Section 4.24, Section 4.26 and Section 4.27) set forth herein shall be true and correct in all respects (without giving effect to any limitation indicated by the words or phrases "Company Material Adverse Effect," "in all material respects," "material," or "materially" in such representations or warranties) as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 4.05(a) and Section 4.05(b) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date), (iii) the representations and warranties contained in Section 4.01, Section 4.02, Section 4.24 and Section 4.27 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date) and (iv) the representations and warranties contained in Section 4.26 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time;

        (c)   since the date of this Agreement there shall not have occurred a Company Material Adverse Effect; and

        (d)   the Company shall have delivered to Parent a certificate, dated the Closing Date, and signed by the chief executive officer or other senior officer of the Company, certifying to the effect that the conditions set forth in Sections 9.02(a), 9.02(b) and 9.02(c) have been satisfied.

        Section 9.03.    Conditions to the Obligations of the Company.    The obligation of the Company to consummate the Merger is subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of the following further conditions:

        (a)   each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

        (b)   (i) the representations and warranties of Parent and Merger Subsidiary (other than the representations set forth in Section 5.01, Section 5.02, Section 5.05(a), Section 5.17, Section 5.18 and Section 5.20) set forth herein shall be true and correct in all respects (without giving effect to any limitation indicated by the words or phrases "Parent Material Adverse Effect," "in all material respects," "material," or "materially" in such representations or warranties) as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 5.05(a) shall be true and correct (other than de minimis inaccuracies) as of the date of this

Agreement and at and as of the Closing Date as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date) and (iii) the representations and warranties of Parent and Merger Subsidiary set forth in Section 5.01, Section 5.02, Section 5.17, Section 5.18 and Section 5.20 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date);

        (c)   since the date of this Agreement there shall not have occurred a Parent Material Adverse Effect; and

        (d)   Parent shall have delivered to the Company a certificate, dated the Closing Date, and signed by the chief executive officer or other senior officer of Parent, certifying to the effect that the conditions set forth in Sections 9.03(a), 9.03(b) and 9.03(c) have been satisfied.

        Section 9.04.    Frustration of Closing Conditions.    None of Parent or Merger Subsidiary, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by the failure of Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, to perform any of its obligations under this Agreement, to act in good faith or to use its best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.01.

ARTICLE 10
TERMINATION

        Section 10.01.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

        (a)   by mutual written agreement of the Company and Parent; or

        (b)   by either the Company or Parent, upon written notice to the other party, if:

            (i)  the Merger has not been consummated on or before the date that is 270 days after the date hereof (as such date may be extended pursuant Section 11.13, the "End Date"); provided, however, that if the date on which the End Date, as it may be extended, would occur is not a Business Day, then the End Date shall be further extended to be the next following Business Day; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by the End Date (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

           (ii)  if any Restraint shall be in effect permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and such Restraint shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party unless such party is in material compliance with its obligations under Section 8.01 of this Agreement (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

          (iii)  if the Company Stockholder Meeting (including any adjournment or postponement thereof) shall have concluded, and the Company Stockholder Approval shall not have been obtained; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(iii) shall not be available to the Company if the failure to obtain the Company Stockholder Approval was due to the Company's failure to perform any of its obligations under this Agreement or a breach of the Support Agreement by any party thereto other than Parent; or

        (c)   by Parent, upon written notice to the Company, if:

            (i)  prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company has (A) failed (1) to make the Company Board Recommendation in the preliminary Proxy Statement, (2) at all times (after the filing of the preliminary Proxy Statement) to include the Company Board Recommendation in the Proxy Statement or (3) to publicly reaffirm the Company Board Recommendation in accordance with Section 6.03(g) or (B) effected an Adverse Recommendation Change, whether or not permitted by the terms of this Agreement; or

           (ii)  the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.01 or 9.02, and (B) cannot be cured, or if capable of cure, has not been cured by the date that is two (2) Business Days prior to the End Date; provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent's breach of any provision of this Agreement would cause the conditions set forth in Sections 9.01 or 9.03 not to be satisfied; or

        (d)   by the Company, upon written notice to Parent, if:

            (i)  prior to receipt of the Company Stockholder Approval and concurrently with such termination, the Company enters into a Company Acquisition Agreement pursuant to and in accordance with Section 6.03(f); provided that the Company pays the Termination Fee payable pursuant to Section 11.04(b)(ii); or

           (ii)  Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.01 or 9.03, and (B) cannot be cured, or if capable of cure, has not been cured by the date that is two (2) Business Days prior to the End Date; provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company's breach of any provision of this Agreement would cause the conditions set forth in Sections 9.01 or 9.02 not to be satisfied.

        Section 10.02.    Effect of Termination.    If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided that (a) the provisions of this Section 10.02 and Sections 11.01, 11.04, 11.07, 11.08, 11.09 and 11.13 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01 and (b) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

ARTICLE 11
MISCELLANEOUS

        Section 11.01.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or email (provided, that such email states that it is a notice delivered pursuant to this Section 11.01)) and shall be given, if to Parent or Merger Subsidiary, to:

    Veeco Instruments Inc.
    1 Terminal Drive
    Plainview, New York 11803
    Attention: General Counsel
    Facsimile No.:
    Email:

        with a copy to (which shall not constitute notice):

    Morrison & Foerster LLP
    1650 Tysons Boulevard, Suite 400
    McLean, Virginia 22102
    Attention: Thomas J. Knox, Esq.
    Facsimile No.: (703) 760-7777
    Email: tknox@mofo.com

        if to the Company, to:

    Ultratech, Inc.
    3050 Zanker Road
    San Jose, California 95134
    Attention: Bruce Wright, Chief Financial Officer
    Facsimile No.: (408) 577-3376
    Email: bwright@ultratech.com

        with a copy to (which shall not constitute notice):

    O'Melveny & Myers LLP
    2765 Sand Hill Road
    Menlo Park, California 94025
    Attention: Warren T. Lazarow, Esq. and David Makarechian, Esq.
    Facsimile No.: (650) 473-2061; (650) 473-2061
    Email: wlazarow@omm.com; dmakarechian@omm.com

or to such other address or facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient.

        Section 11.02.    Non-Survival of Representations and Warranties.    The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

        Section 11.03.    Amendments and Waivers.

        (a)   Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that by Applicable Law requires further approval by the stockholders of the Company without such approval having been obtained.

        (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

        Section 11.04.    Expenses.

        (a)    General.    Except as otherwise provided in this Section 11.04, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

        (b)    Company Termination Fee.

            (i)  If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall pay an amount equal to $26,500,000 (the "Company Termination Fee") to Parent in immediately available funds within two (2) Business Days after such termination.

           (ii)  If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay the Company Termination Fee to Parent in immediately available funds substantially concurrently with such termination.

          (iii)  If (A) after the date of this Agreement, an Acquisition Proposal shall have been publicly made or announced (and such Acquisition Proposal is not withdrawn on or prior to the date that is 5 Business Days prior to the date of the Company Stockholder Meeting), (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(b)(i) or 10.01(c)(ii), and (C) within twelve months after such termination, the Company consummates a transaction regarding, or executes a definitive agreement with respect to, an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to in clause (A)), then the Company shall pay to Parent the Company Termination Fee by wire transfer of same-day funds on the date of execution of such definitive agreement. For purposes of Section 11.04(b), all references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%".

        (c)   Each of the Company, Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 11.04 and such Company Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company at law or in equity or otherwise, and none of Parent or Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company's Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

        Section 11.05.    Disclosure Letter References.    Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the relevant party that are contained in the corresponding Section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof, is reasonably apparent. The Company Disclosure Letter and the Parent Disclosure Letter are incorporated by reference into and made a part of this Agreement. The mere inclusion of an item in the Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

        Section 11.06.    Binding Effect; Benefit; Assignment.

        (a)   The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except as provided in Section 7.04 and except for Sections 2.02, 2.03 and 2.05 (which shall be enforceable, after the Closing, by holders of Company Stock, Company Stock Options and Company RSUs), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

        (b)   No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that (i) Parent or Merger Subsidiary may transfer or assign all (but not less than all) of its rights and obligations under this Agreement to one of its wholly owned Subsidiaries at any time and (ii) Parent may transfer shares of capital stock of Merger Subsidiary to a direct or indirect wholly owned subsidiary of Parent; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

        Section 11.07.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

        Section 11.08.    Consent to Jurisdiction.    Each of Parent, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) the United States District Court in Wilmington, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby. Each of Parent, Merger Subsidiary and the Company agrees to commence any action, suit or proceeding relating hereto either in the United States District Court in Wilmington, Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Court of Chancery of the State of Delaware, New Castle County. Each of Parent, Merger Subsidiary and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.08. Each of Parent, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, New Castle County, or (ii) the United States District Court in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law; provided, however, that nothing in the foregoing shall restrict any party's rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any suit, action or proceeding brought in any such court. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.01, and service so made shall be completed when received.

        Section 11.09.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 11.10.    Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by facsimile, ".pdf" format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

        Section 11.11.    Entire Agreement; No Other Representations and Warranties.

        (a)   This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

        (b)   Except for the representations and warranties contained in Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information made available to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Subsidiary or any other Person resulting from the distribution to Parent or Merger Subsidiary, or Parent's or Merger Subsidiary's use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Subsidiary in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article 4.

        (c)   Except for the representations and warranties contained in Article 5, the Company acknowledges that neither Parent nor Merger Subsidiary or any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

        Section 11.12.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 11.13.    Specific Performance.    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.08 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 11.08, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (A) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days or (B) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ULTRATECH, INC.
By:	/s/ ARTHUR W. ZAFIROPOULO
Name: Arthur W. Zafiropoulo Title: Chief Executive Officer
VEECO INSTRUMENTS INC.
By:	/s/ JOHN R. PEELER
Name: John R. Peeler Title: Chief Executive Officer
ULYSSES ACQUISITION SUBSIDIARY CORP.
By:	/s/ JOHN R. PEELER
Name: John R. Peeler Title: President

[Signature Page to Agreement and Plan of Merger]

ANNEX B

February 1, 2017

The Board of Directors
Ultratech, Inc.
3050 Zanker Road
San Jose, CA 95134

Members of the Board of Directors:

        We understand that Ultratech, Inc. ("Ultratech") proposes to enter into an Agreement and Plan of Merger (the "Agreement"), among Ultratech, Veeco Instruments Inc. ("Veeco") and Ulysses Acquisition Subsidiary Corp., a wholly owned subsidiary of Veeco ("Merger Sub"), pursuant to which, among other things, Merger Sub will merge with and into Ultratech (the "Merger") and each outstanding share of the common stock, par value $0.001 per share, of Ultratech ("Ultratech Common Stock"), other than Appraisal Shares (as defined in the Agreement) and shares held by Veeco and Merger Sub, will be converted into the right to receive (i) $21.75 in cash (the "Cash Consideration") and (ii) 0.2675 of a share (such number of shares, the "Stock Consideration" and, together with the Cash Consideration, the "Consideration") of the common stock, par value $0.01 per share, of Veeco ("Veeco Common Stock"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of Ultratech Common Stock (other than Veeco, Merger Sub and holders of Appraisal Shares) of the Consideration to be received by such holders in the Merger.

        In connection with this opinion, we have, among other things:

  (i)
  reviewed certain publicly available business and financial information relating to Ultratech and Veeco;

  (ii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Ultratech furnished to or discussed with us by the management of Ultratech, including certain financial forecasts relating to Ultratech prepared by the management of Ultratech (such forecasts, "Ultratech Forecasts");

  (iii)
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Veeco furnished to or discussed with us by the management of Veeco, including certain financial forecasts relating to Veeco prepared by the management of Veeco (such forecasts, "Veeco Forecasts");

  (iv)
  discussed the past and current business, operations, financial condition and prospects of Ultratech with members of senior management of Ultratech, and discussed the past and current business, operations, financial condition and prospects of Veeco with members of senior managements of Ultratech and Veeco;

The Board of Directors Ultratech, Inc. Page 2

Merrill Lynch, Pierce, Fenner & Smith Incorporated

  (v)
  reviewed the potential pro forma financial impact of the Merger on the future financial performance of Veeco, including the potential effect on Veeco's estimated earnings per share;

  (vi)
  reviewed the trading histories for Ultratech Common Stock and Veeco Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

  (vii)
  compared certain financial and stock market information of Ultratech and Veeco with similar information of other companies we deemed relevant;

  (viii)
  compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

  (ix)
  considered the results of our efforts on behalf of Ultratech to solicit, at the direction of Ultratech, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Ultratech;

  (x)
  reviewed a draft, dated January 31, 2017, of the Agreement (the "Draft Agreement"); and

  (xi)
  performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Ultratech and Veeco that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Ultratech Forecasts, we have been advised by Ultratech, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Ultratech as to the future financial performance of Ultratech. With respect to the Veeco Forecasts, we have been advised by Veeco that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Veeco as to the future financial performance of Veeco and other matters covered thereby. As you are aware, we have not been provided with, and we did not have access to, financial forecasts relating to Veeco or estimates of cost savings anticipated to result from the Merger, in each case, prepared by, or approved for our use by, the management of Ultratech. Accordingly, we have not performed any financial analysis on Veeco on a standalone basis or pro forma for the consummation of the Merger, except that we have utilized Wall Street research analyst estimates to perform an illustrative analysis of Veeco pro forma for the consummation of the Merger. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Ultratech or Veeco, nor have we made any physical inspection of the properties or assets of Ultratech or Veeco. We have not evaluated the solvency or fair value of Ultratech or Veeco under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Ultratech, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Ultratech, Veeco or the contemplated benefits of the Merger. We also have assumed, at the direction of Ultratech, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

The Board of Directors Ultratech, Inc. Page 3

Merrill Lynch, Pierce, Fenner & Smith Incorporated

        We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Consideration or the Merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Ultratech Common Stock (other than Veeco, Merger Sub and holders of Appraisal Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Ultratech or in which Ultratech might engage or as to the underlying business decision of Ultratech to proceed with or effect the Merger. In addition, we are not expressing any view or opinion with respect to, and have relied, at the direction of Ultratech, upon the assessments of representatives of Ultratech regarding, legal, regulatory, accounting, tax and similar matters relating to Ultratech, Veeco and the Merger (including the contemplated benefits of the Merger) as to which we understand that Ultratech obtained such advice as it deemed necessary from qualified professionals. We are also not expressing any opinion as to what the value of Veeco Common Stock actually will be when issued or the prices at which Ultratech Common Stock or Veeco Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

        We have acted as financial advisor to Ultratech in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Ultratech has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

        We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Ultratech, Veeco and certain of their respective affiliates.

        We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Ultratech and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a manager for a share repurchase program of Ultratech and (ii) having provided or providing certain treasury management products and services to Ultratech and/or certain of its affiliates.

The Board of Directors Ultratech, Inc. Page 4

Merrill Lynch, Pierce, Fenner & Smith Incorporated

        In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Veeco and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain letters of credit of Veeco and/or certain of its affiliates, (ii) having provided or providing certain foreign exchange and other trading services to Veeco and/or certain of its affiliates and (iii) having provided or providing certain treasury management products and services to Veeco and/or certain of its affiliates.

        It is understood that this letter is for the benefit and use of the Board of Directors of Ultratech (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

        Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Ultratech Common Stock (other than Veeco, Merger Sub and holders of Appraisal Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.